Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.,

SDTS ASSETCO, L.L.C.,

SHARYLAND UTILITIES, L.P.,

SU ASSETCO, L.L.C.,

ONCOR ELECTRIC DELIVERY COMPANY LLC

and

ONCOR ASSETCO LLC

Dated as of July 21, 2017

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SCHEDULES:

Schedule 1 — Definitions

Schedule 1.05(c) — Applicable Asset Identification Information

Schedule 3.02(a)(iii) — Material Terms of Fiber Sharing License

Schedule 7.06(d)(i) — Terms of SU/SDTS Rate Case Dismissal

Schedule 7.06(d)(ii) — Terms of Oncor Rate Case Settlement

Schedule 8.03(f) — Certain Holders of SDTS Senior Secured Notes

Schedule 12.02(a) — Offered Employees

Schedule 12.02(c) — Temporary Employees

Schedule 12.02(d) — Oncor Benefit Plans

EXHIBITS:

Exhibit A — SU Pre-Closing Merger Agreement

Exhibit B — Form of SDTS Pre-Closing Merger Agreement

Exhibit C — Applicable Transmission Systems

Exhibit D — Oncor Pre-Closing Contribution Agreement

Exhibit E — Form of Transmission Tower Design License Agreement

Exhibit F — Form of Transition Services Agreement

Exhibit G — Regulatory Conditions

Exhibit H — Form of Interconnection Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 21, 2017, by and among Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”), Sharyland Utilities, L.P., a Texas limited partnership (“SU”), SU AssetCo, L.L.C., a Texas limited liability company (“SU AssetCo”), Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), and Oncor AssetCo LLC, a Texas limited liability company (“Oncor AssetCo”) and will be entered into, upon the formation of such entity in accordance with Section 1.01, by SDTS AssetCo, L.L.C., a Texas limited liability company that will be a wholly owned subsidiary of SDTS (“SDTS AssetCo”).

RECITALS

WHEREAS, SU is engaged in the electric distribution business in and around Stanton and McAllen, Texas (the “Stanton/McAllen Distribution Business”) and the electric distribution and transmission business in and around Brady and Celeste, Texas (the “Brady/Celeste Business” and, together with the Stanton/McAllen Distribution Business, the “Subject SU Businesses”) and owns certain assets that relate to the Subject SU Businesses, which are more particularly described in the SU Pre-Closing Merger Agreement (as defined below) and include the Regulatory Asset (as defined below) (the “SU Assets”);

WHEREAS, SDTS owns certain real property and other assets that it leases to SU pursuant to the existing leases between the parties, as amended, supplemented or consolidated from time to time (each, an “SU/SDTS Lease”) and that are used by SU in connection with the conduct of the Subject SU Businesses, which are more particularly described in the SDTS Pre-Closing Merger Agreement (as defined below) (the “SDTS Assets”);

WHEREAS, as of July 21, 2017, SU and SU AssetCo entered into an Agreement and Plan of Merger (the “SU Pre-Closing Merger Agreement”), a copy of which is attached as Exhibit A hereto, upon the terms and conditions of which SU has agreed to allocate the SU Assets and certain related liabilities, as more particularly described in the SU Pre-Closing Merger Agreement (the “SU Liabilities” and, together with the SU Assets, the “SU Package”), to SU AssetCo;

WHEREAS, upon the date of formation of SDTS AssetCo in accordance with Section 1.01, SDTS and SDTS AssetCo will enter into an Agreement and Plan of Merger (the “SDTS Pre-Closing Merger Agreement”), in the form attached as Exhibit B hereto (with such changes, if any, as are agreed upon in writing by SDTS and Oncor), upon the terms and subject to the conditions of which SDTS will agree to allocate the SDTS Assets and certain related liabilities, as more particularly described in the SDTS Pre-Closing Merger Agreement (the “SDTS Liabilities” and, together with the SDTS Assets, the “SDTS Package”), to SDTS AssetCo;

WHEREAS, Oncor desires to acquire the SDTS Package and SDTS is willing, through the consummation of the transactions contemplated by the SDTS Pre-Closing Merger Agreement and the merger of SDTS AssetCo and Oncor provided for in this Agreement (the “SDTS Merger”), to allocate the SDTS Package to Oncor, in each case upon the terms and subject to the conditions set forth therein and herein;

WHEREAS, Oncor desires to acquire the SU Package and SU is willing, through the consummation of the transactions contemplated by the SU Pre-Closing Merger Agreement and the merger of SU AssetCo and Oncor provided for in this Agreement (the “SU Merger”), to allocate the SU Package to Oncor, in each case upon the terms and subject to the conditions set forth therein and herein;

WHEREAS, Oncor owns and operates the electric transmission systems described in Exhibit C hereto (the “Applicable Transmission Systems”);

WHEREAS, as of July 21, 2017, Oncor and Oncor AssetCo entered into a Contribution Agreement (the “Oncor Pre-Closing Contribution Agreement”), a copy of which is attached as Exhibit D hereto, upon the terms and subject to the conditions of which Oncor has agreed to contribute and transfer to Oncor AssetCo all of the properties and assets owned by Oncor that relate to the Applicable Transmission Systems (the “Oncor T Assets”) and Oncor AssetCo has agreed to assume certain related liabilities, as more particularly described in the Oncor Pre-Closing Contribution Agreement (the “Oncor T Liabilities” and, together with the Oncor T Assets, the “Oncor T Package”);

WHEREAS, SDTS desires to acquire the Oncor T Package and Oncor is willing, through the consummation of the transactions contemplated by the Oncor Pre-Closing Contribution Agreement and the merger of Oncor AssetCo and SDTS provided for in this Agreement (the “Oncor Merger”), to transfer and allocate the Oncor T Package to SDTS, in each case upon the terms and subject to the conditions set forth therein and herein;

WHEREAS, SU, SDTS, Oncor and the other Persons named therein have entered into a Stipulation Regarding STM Application (as defined below) that has become effective prior to or concurrently with the execution and delivery of this Agreement;

WHEREAS, the members of SDTS have approved this Agreement and the Transactions;

WHEREAS, SDTS, as the sole member of SDTS AssetCo, will approve this Agreement and the Transactions prior to the execution of the Joinder Agreement by SDTS AssetCo;

WHEREAS, (i) each of the general partner and limited partner of SU and (ii) SU, as the sole member of SU AssetCo, have approved this Agreement and the Transactions;

WHEREAS, (i) the Board of Directors of Oncor, (ii) Oncor Holdings (as defined below), (iii) EFIH (as defined below) (subject, in the case of EFIH, to obtaining the Bankruptcy Court Approval (as defined below)) and (iv) Oncor, as the sole member of Oncor AssetCo have approved this Agreement and the Transactions; and

WHEREAS, certain capitalized and other terms used herein without definition have the respective meanings set forth in Schedule 1 hereto;

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, intending to be legally bound, as follows:

ARTICLE I

SDTS/Oncor Transactions

Section 1.01. SDTS Pre-Closing Merger. No later than five business days prior to the Closing Date, (i) SDTS shall cause SDTS AssetCo to be formed under the Laws of the State of Texas, (ii) SDTS shall cause SDTS AssetCo to execute the Joinder Agreement and deliver a copy of such agreement to Oncor and (iii) SDTS shall enter into, and cause SDTS AssetCo to enter into, the SDTS Pre-Closing Merger Agreement. Immediately prior to the Closing, SDTS and SDTS AssetCo shall consummate the merger of SDTS and SDTS AssetCo (the “SDTS Pre-Closing Merger”), and shall thereby cause the SDTS Package to be allocated to SDTS AssetCo. The SDTS Pre-Closing Merger shall be consummated pursuant to the terms of the SDTS Pre-Closing Merger Agreement, and neither SDTS nor SDTS AssetCo shall amend or modify the terms of such agreement without the prior written consent of Oncor and SU.

Section 1.02. Oncor Pre-Closing Contribution. Immediately prior to the Closing, Oncor and Oncor AssetCo shall consummate the transactions contemplated by the Oncor Pre-Closing Contribution Agreement (the “Oncor Pre-Closing Contribution”), and shall thereby cause the Oncor T Package to be contributed and transferred to Oncor AssetCo. The Oncor Pre-Closing Contribution shall be consummated pursuant to the terms of the Oncor Pre-Closing Contribution Agreement, and neither Oncor nor Oncor AssetCo shall amend or modify the terms of such agreement without the prior written consent of SDTS and SU.

Section 1.03. SDTS Merger.

(a) Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the TBOC and DLLCA, at the SDTS Merger Effective Time, SDTS AssetCo shall be merged with and into Oncor. As a result of the SDTS Merger, the separate existence of SDTS AssetCo shall cease and Oncor shall continue as the surviving entity in the SDTS Merger (the “SDTS Merger Surviving Entity”).

(b) Merger Certificates. As soon as practicable on the Closing Date, SDTS, SDTS AssetCo and Oncor shall cause the SDTS Merger to be consummated by filing (i) a certificate of merger relating to the SDTS Merger (the “Texas SDTS Merger Certificate”) with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, the TBOC and (ii) a certificate of merger relating to the SDTS Merger (the “Delaware SDTS Merger Certificate” and, together with the Texas SDTS Merger Certificate, the “SDTS Merger Certificates”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA. The SDTS Merger shall become effective at such time as SDTS and Oncor shall agree and as shall be specified in the SDTS Merger Certificates; provided that the effective time of the SDTS Merger (the “SDTS Merger Effective Time”) shall occur on the Closing Date, after the SDTS Pre-Closing Merger and Oncor Pre-Closing Contribution, and concurrently with the Oncor Merger Effective Time and the SU Merger Effective Time.

(c) Effects of the Merger. At the SDTS Merger Effective Time, the SDTS Merger shall have the effects provided for in this Agreement and in the applicable provisions of the TBOC, the DLLCA and other applicable Law. Without limiting the generality of the foregoing, at the SDTS Merger Effective Time, all the property, rights, privileges, powers and franchises of SDTS AssetCo and Oncor shall vest or continue to vest in the SDTS Merger Surviving Entity, and all debts, liabilities and duties of SDTS AssetCo and Oncor shall become or shall continue to be the debts, liabilities and duties of the SDTS Merger Surviving Entity.

(d) Surviving Entity LLC Agreement. At the SDTS Merger Effective Time, by virtue of the SDTS Merger, the limited liability company agreement of Oncor as in effect immediately prior to the SDTS Merger Effective Time (the “Oncor LLC Agreement”) shall continue to be the limited liability company agreement of the SDTS Merger Surviving Entity, until thereafter amended in accordance with the applicable provisions of the Oncor LLC Agreement and the DLLCA.

(e) Equity Interests. At the SDTS Merger Effective Time, by virtue of the SDTS Merger and without any action on the part of the parties, (i) the Equity Interests in SDTS AssetCo outstanding immediately prior to the SDTS Merger Effective Time shall be converted into and shall represent the right to receive the consideration set forth in Section 1.05(a) and, as of such time, all such Equity Interests shall be cancelled and cease to be outstanding and (ii) all of the Equity Interests in Oncor outstanding immediately prior to the SDTS Merger Effective Time shall remain outstanding in accordance with the terms of the Oncor LLC Agreement and shall not be affected by the SDTS Merger.

Section 1.04. Oncor Merger.

(a) Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the TBOC, at the Oncor Merger Effective Time, Oncor AssetCo shall be merged with and into SDTS. As a result of the Oncor Merger, the separate existence of Oncor AssetCo shall cease and SDTS shall continue as the surviving entity in the Oncor Merger (the “Oncor Merger Surviving Entity”).

(b) Certificate of Merger. As soon as practicable on the Closing Date, Oncor, Oncor AssetCo and SDTS shall cause the Oncor Merger to be consummated by filing a certificate of merger relating to the Oncor Merger (the “Oncor Merger Certificate”) with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, the TBOC. The Oncor Merger shall become effective at such time as SDTS and Oncor shall agree and as shall be specified in the Oncor Merger Certificate; provided that the effective time of the Oncor Merger (the “Oncor Merger Effective Time”) shall occur on the Closing Date, after the SDTS Pre-Closing Merger and Oncor Pre-Closing Contribution, and concurrently with the SDTS Merger Effective Time and the SU Merger Effective Time.

(c) Effects of the Merger. At the Oncor Merger Effective Time, the Oncor Merger shall have the effects provided for in this Agreement and in the applicable provisions of the TBOC and other applicable Law. Without limiting the generality of the foregoing, at the Oncor Merger Effective Time, all the property, rights, privileges, powers and franchises of Oncor AssetCo and SDTS shall vest or continue to vest in the Oncor Merger Surviving Entity, and all debts, liabilities and duties of Oncor AssetCo and SDTS shall become or continue to be the debts, liabilities and duties of the Oncor Merger Surviving Entity.

(d) Surviving Entity LLC Agreement. At the Oncor Merger Effective Time, by virtue of the Oncor Merger, the limited liability company agreement of SDTS as in effect immediately prior to the Oncor Merger Effective Time (the “SDTS LLC Agreement”) shall continue to be the limited liability company agreement of the Oncor Merger Surviving Entity, until thereafter amended in accordance with the applicable provisions of the SDTS LLC Agreement and the TBOC.

(e) Equity Interests. At the Oncor Merger Effective Time, by virtue of the Oncor Merger and without any action on the part of the parties, (i) the Equity Interests in Oncor AssetCo outstanding immediately prior to the Oncor Merger Effective Time shall be converted automatically into and shall represent the right to receive the consideration set forth in Section 1.05(b) and, as of such time, all such Equity Interests shall be cancelled and cease to be outstanding and (ii) all of the Equity Interests in SDTS outstanding immediately prior to the SDTS Merger Effective Time shall remain outstanding in accordance with the terms of the SDTS LLC Agreement and shall not be affected by the Oncor Merger.

Section 1.05. Merger Consideration.

(a) SDTS Merger. As a result of the SDTS Merger, Oncor shall be obligated to pay and SDTS shall be entitled to receive consideration in an amount equal to the SDTS Package Target Amount (substantially all of which amount SDTS has elected to cause to be reinvested in, and which obligation shall be deemed satisfied to the extent of the transfer to SDTS of, the Oncor T Package pursuant to the Oncor Merger), with the remainder of such amount and obligation being satisfied through the payment of the Cash Payment Amount), plus or minus (as the case may be) the amounts payable in respect of the SDTS Package as a result of the adjustments provided in Section 1.05(f) and Section 1.06(g) (as so adjusted, the “Final SDTS Package Amount”). For purposes of this Agreement, the value of the SDTS Package (the “SDTS Package Amount”) will be determined pursuant to this Section 1.05 and Section 1.06 based on the Net Book Value as of the SDTS Merger Effective Time of the land, easements, rights of way, other real property interests, property, plant and equipment and other assets included in the SDTS Package. The parties agree that, as of the date of this Agreement, (i) their agreed estimate of the Net Book Value of the SDTS Package, excluding the SDTS Working Capital Package, as of the Closing Date is $400,718,954 (the “SDTS Net Book Value Target”), (ii) their agreed target for the Net Book Value of the SDTS Working Capital Package as of the Closing Date is $179,277 (the “SDTS Net Working Capital Target”) and (iii) the target value for the SDTS Package as a whole as of the Closing Date is $400,898,231 (the “SDTS Package Target Amount”), which equals the sum of the SDTS Net Book Value Target and the SDTS Net Working Capital Target.

(b) Oncor Merger. As a result of the Oncor Merger, SDTS shall be obligated to pay and Oncor shall be entitled to receive consideration in an amount equal to the Oncor T Package Target Amount (which amount Oncor has elected to cause to be reinvested in, and which obligation shall be deemed satisfied in full by the transfer to Oncor of, the SDTS Package pursuant to the SDTS Merger), plus or minus (as the case may be) the amounts payable in respect of the Oncor T Package as a result of the adjustments provided in Section 1.05(f) and Section 1.06(g). For purposes of this Agreement, the value of the Oncor T Package (the “Oncor T Package Amount”) will be determined pursuant to this Section 1.05 and Section 1.06 based on the Net Book Value as of the Oncor Merger Effective Time of the land, easements, rights of way, other real property interests, property, plant and equipment included in the Oncor T Assets. The parties agree that, as of the date of this Agreement, (i) their agreed estimate of the Oncor T Package Amount, excluding the Oncor Working Capital Package, as of the Closing Date is $383,064,253 (the “Oncor Net Book Value Target”), (ii) their agreed target for the Net Book Value of the Oncor Working Capital Package as of the Closing Date is $(3,242,703) (the “Oncor Net Working Capital Target”) and (iii) the target value for the Oncor T Package as a whole as of the Closing Date is $379,821,550 (the “Oncor T Package Target Amount”), which (A) equals the sum of the Oncor Net Book Value Target and the Oncor Net Working Capital Target and (B) is equal to the parties’ agreed estimate of the SDTS Package Target Amount set forth in (a), less the Cash Payment Amount.

(c) SDTS Estimated Closing Statement. No later than 5 business days prior to the Closing Date, SDTS shall deliver to Oncor a statement (the “SDTS Estimated Closing Statement”), which statement will (i) attach an estimated schedule of assets and liabilities included in the SDTS Package as of the SDTS Merger Effective Time (the “SDTS Package Schedule”), which schedule shall include the applicable account and identifying information set forth in Schedule 1.05(c) hereto (the “Applicable Asset Identification Information”) (ii) set forth an estimate of the Net Book Value of the SDTS Package, excluding the SDTS Working Capital Package, as of the SDTS Merger Effective Time (the “SDTS Net Book Value Estimate”), which will be prepared on the basis of the SDTS Package Schedule and in accordance with the historical accounting principles, practices, and methodologies of SDTS reflected in its most recent audited financial statements (the “SDTS Accounting Principles”) and (iii) set forth an estimate of the Net Book Value of the SDTS Working Capital Package as of the SDTS Merger Effective Time (the “SDTS Net Working Capital Estimate”), which will be prepared on the basis of the SDTS Package Schedule and in accordance with the SDTS Accounting Principles.

(d) Oncor Estimated Closing Statement. No later than 5 business days prior to the Closing Date, Oncor shall deliver to SDTS a statement (the “Oncor Estimated Closing Statement” and, together with the SDTS Estimated Closing Statement, the “Estimated Closing Statements”), which statement will (i) attach an estimated schedule of assets and liabilities included in the Oncor T Package as of the Oncor Merger Effective Time (the “Oncor T Package Schedule”), which schedule shall include the Applicable Asset Identification Information, (ii) set forth an estimate of the Net Book Value of the Oncor T Package, excluding the Oncor Working Capital Package, as of the Oncor Merger Effective

Time (the “Oncor Net Book Value Estimate”), which will be prepared on the basis of the Oncor T Package Schedule and in accordance with the historical accounting principles, practices, and methodologies of Oncor reflected in its most recent audited financial statements (the “Oncor Accounting Principles”) and (iii) set forth an estimate of the Net Book Value of the Oncor Working Capital Package as of the Oncor Merger Effective Time (the “Oncor Net Working Capital Estimate”), which will be prepared on the basis of the Oncor T Package Schedule and in accordance with the Oncor Accounting Principles.

(e) Access. At all times after the delivery by either SDTS or Oncor (for purposes of this Section 1.05, the “Delivering Party”) of the applicable Estimated Closing Statement to the other party (for purposes of this Section 1.05, the “Receiving Party”) and prior to the Closing, the Delivering Party shall give the Receiving Party such access, during normal business hours, to the books and records (including relevant contracts, regulatory documents and filings) and the accounting and other appropriate personnel of the Delivering Party, as the Receiving Party may reasonably request in order to enable the Receiving Party to evaluate and verify the amounts set forth in the applicable Estimated Closing Statement. If either Receiving Party disagrees with any amounts set forth in the applicable Estimated Closing Statement, SDTS and Oncor shall work together in good faith to resolve any such disputes, and any changes to the amounts set forth in such Estimated Closing Statement that are agreed upon in writing by SDTS and Oncor prior to or at the Closing shall be substituted for the amounts set forth in such Estimated Closing Statement. If any dispute with respect to amounts set forth in an Estimated Closing Statement is not resolved prior to the Closing, then the amounts set forth in such Estimated Closing Statement shall be binding on SDTS and Oncor solely for purposes of the Closing (but shall be subject to adjustment after the Closing in accordance with the provisions of Section 1.06).

(f) Closing Adjustments. At the Closing, SDTS or Oncor, as applicable, shall make the following adjusting payment in cash:

(i) if the sum of (A) the SDTS Net Book Value Estimate and (B) the SDTS Net Working Capital Estimate (the “SDTS Closing Estimated Amount”) is greater than the sum of (A) the Oncor Net Book Value Estimate, the (B) the Oncor Net Working Capital Estimate and (C) the Cash Payment Amount (the “Oncor Closing Estimated Amount”), Oncor shall pay SDTS an amount equal to (x) the SDTS Closing Estimated Amount, minus (y) the Oncor Closing Estimated Amount; or

(ii) if the SDTS Closing Estimated Amount is less than the Oncor Closing Estimated Amount, SDTS shall pay Oncor an amount equal to (x) the Oncor Closing Estimated Amount, minus (y) the SDTS Closing Estimated Amount.

Section 1.06. Post-Closing Adjustments.

(a) Final Oncor AssetCo Statement. No later than 45 days after the Closing Date, Oncor shall deliver to SDTS a statement (the “Final Oncor AssetCo Statement”), which statement will (i) attach a schedule of assets and liabilities included in the Oncor T Package as of the Oncor Merger Effective Time (the “Final Oncor AssetCo Schedule”), which will include the Applicable Asset Identification Information, be prepared in accordance with the Oncor Accounting Principles and give effect to the consummation of the Oncor Pre-Closing Contribution immediately prior to the Oncor Merger Effective Time, and (ii) set forth a proposed calculation of the Net Book Value of the Oncor T Package, excluding the Oncor Working Capital Package, as of the Oncor Merger Effective Time, which will be prepared on the basis of the Final Oncor AssetCo Schedule and in accordance with the Oncor Accounting Principles, and (iii) set forth a proposed calculation of the Net Book Value of the Oncor Working Capital Package as of the Oncor Merger Effective Time, which will be prepared on the basis of the Final Oncor AssetCo Schedule and in accordance with the Oncor Accounting Principles.

(b) Final SDTS AssetCo Statement. No later than 45 days after the Closing Date, SDTS shall deliver to Oncor a statement (the “Final SDTS AssetCo Statement” and, together with the Final Oncor AssetCo Statement, the “Final Statements”), which statement will (i) attach a schedule of assets and liabilities included in the SDTS Package as of the SDTS Merger Effective Time (the “Final SDTS AssetCo Schedule”), which will include the Applicable Asset Identification Information, be prepared on a basis consistent with the SDTS Accounting Principles and give effect to the consummation of the SDTS Pre-Closing Merger immediately prior to the SDTS Merger Effective Time, (ii) set forth a proposed calculation of the Net Book Value of the SDTS Package, excluding the SDTS Working Capital Package, as of the SDTS Merger Effective Time, which will be prepared on the basis of the Final SDTS AssetCo Schedule and in accordance with the SDTS Accounting Principles, and (iii) set forth a proposed calculation of the Net Book Value of the SDTS Working Capital Package as of the SDTS Merger Effective Time, which will be prepared on the basis of the Final SDTS AssetCo Schedule and in accordance with the SDTS Accounting Principles.

(c) Access. From the date of delivery of each Final Statement until the determination of the final adjustments provided for in this Section 1.06, the party delivering such Final Statement (for purposes of this Section 1.06, the “Delivering Party”) shall give the party receiving such Final Statement (for purposes of this Section 1.06, the “Receiving Party”) such access during normal business hours, to the books and records (including relevant contracts, regulatory documents and filings) and the accounting and other appropriate personnel of the Delivering Party as the Receiving Party may reasonably request in order to enable the Receiving Party to evaluate and verify the amounts set forth in the applicable Final Statement.

(d) Disputes. Each Receiving Party shall be entitled to dispute any amounts set forth in the Final Statement received by it if such Receiving Party delivers a written notice (an “Objection Notice”) to the Delivering Party no later than the end of the period of 45 days (the “Objection Period”) commencing on the date upon which the last of the Final Statements is delivered pursuant to Section 1.06(a) or (b) in which the Receiving Party objects to one or more such amounts. The Objection Notice shall identify the amounts to which the Receiving Party is objecting (each, a “Disputed Amount”) and include a brief statement as to the basis for the objections of the Receiving Party thereto. If a Receiving Party does not deliver an Objection Notice to the Delivering Party during the Objection Period or if a Receiving Party provides written notice accepting the Final Statement delivered to it, such Final Statement shall become final and binding and the Receiving Party shall not be entitled to dispute any amounts set forth therein. In addition, the items in a Final Statement that are not the subject of a timely Objection Notice shall be deemed accepted and be final and binding after the end of the Objection Period.

(e) Negotiation Period. If a Receiving Party delivers an Objection Notice with respect to the Final Statement received by it to the Delivering Party in a timely manner in accordance with Section 1.06(d), SDTS and Oncor shall attempt in good faith to agree upon each Disputed Amount during the period ending 30 days after the end of the Objection Period (the “Negotiation Period”). If SDTS and Oncor agree in writing prior to the expiration of the Negotiation Period on any Disputed Amount, the payment provided for in Section 1.06(g) shall be based upon the agreed amount.

(f) Dispute Resolution. If SDTS and Oncor do not agree in writing prior to the end of the Negotiation Period on any Disputed Amounts, each of SDTS and Oncor shall submit to the other, by 5:00 p.m., Central time, on the fifth business day after the expiration of the Negotiation Period, a statement setting forth its calculation of each remaining Disputed Amount (each, an “Arbiter Objection Statement”), it being understood that if either such party fails to deliver an Arbiter Objection Statement by such time and date, such party shall be deemed to have accepted and agreed to the Arbiter Objection Statement submitted by the other party (with the same effect as if the amounts set forth in such statement had been agreed upon by the parties pursuant to paragraph (e) above). All Disputed Amounts set forth in any Arbiter Objection Statement shall be submitted to the Final Arbiter, which firm shall make a final and binding determination as to all Disputed Amounts as promptly as practicable after its appointment. In determining the proper calculation of any Disputed Amounts, the Final Arbiter shall be bound by the terms of this Section 1.06 and may not increase the amount of any item in dispute above the highest amount set forth in the Arbiter Objection Statements nor decrease such amount below the lowest amount set forth in the Arbiter Objection Statements. To the extent practicable, the Final Arbiter shall make its determination as to all Disputed Amounts at the same time as it makes its determination as to any amounts in dispute pursuant to Section 2.04(e), so that all disputes under this Section 1.06 and Section 2.04 are resolved concurrently. The Final Arbiter shall send its written determination of all Disputed Amounts to SDTS and Oncor, and such determination shall be final and binding on each such party, absent fraud or manifest error. The fees and expenses of the Final Arbiter under this Section 1.06(f) shall be borne equally, with one-half being paid by SDTS and one-half being paid by Oncor. The Final Arbiter may not award damages, interest or penalties to any party with respect to any matter.

(g) Adjustment Payments. No later than five days after (x) each Final Statement shall have become final and binding in accordance with Section 1.06(d) or (y) an agreement between SDTS and Oncor with respect to or a final and binding determination of all Disputed Amounts shall have been reached or made pursuant to Section 1.06(e) or (f), SDTS and Oncor shall make the following adjusting payments in cash:

(i)	With respect to the SDTS Package:

(A) if the sum of (1) the Net Book Value of the SDTS Package, excluding the SDTS Working Capital Package, as finally determined pursuant to this Section 1.06, and (2) the Net Book Value of the SDTS Working Capital Package, as finally determined pursuant to this Section 1.06 (the “Final SDTS Amount”), is greater than the SDTS Closing Estimated Amount, Oncor shall pay to SDTS an amount equal to (x) the Final SDTS Amount, minus (y) the SDTS Closing Estimated Amount; or

(B) if the Final SDTS Amount is less than the SDTS Closing Estimated Amount, SDTS shall pay to Oncor an amount equal to (x) the SDTS Closing Estimated Amount, minus (y) the Final SDTS Amount.

(ii)	With respect to the Oncor T Package:

(A) if the sum of (1) the Net Book Value of the Oncor T Package, excluding the Oncor Working Capital Package, as finally determined pursuant to this Section 1.06, (2) the Net Book Value of the Oncor Working Capital Package, as finally determined pursuant to this Section 1.06, and (3) the Cash Payment Amount (the “Final Oncor Amount”) is greater than the Oncor Closing Estimated Amount, SDTS shall pay to Oncor an amount equal to (x) the Final Oncor Amount, minus (y) the Oncor Closing Estimated Amount; or

(B) if the Final Oncor Amount is less than the Oncor Closing Estimated Amount, Oncor shall pay to SDTS an amount equal to (x) the Oncor Closing Estimated Amount, minus (y) the Final Oncor Amount.

The parties agree that the foregoing payments described in subparagraphs (g)(i) and (g)(ii) above shall be aggregated and, if applicable, shall be netted against each other so that only one payment is made by either SDTS or Oncor, as applicable, pursuant to this Section 1.06(g).

ARTICLE II

SU/Oncor Transactions

Section 2.01. SU Pre-Closing Merger. Immediately prior to the Closing, SU and SU AssetCo shall consummate the merger of SU and SU AssetCo (the “SU Pre-Closing Merger”), and shall thereby cause the SU Package to be allocated to SU AssetCo. The SU Pre-Closing Merger shall be consummated pursuant to the terms of the SU Pre-Closing Merger Agreement, and neither SU nor SU AssetCo shall amend or modify the terms of such agreement without the prior written consent of Oncor and SDTS.

Section 2.02. SU Merger.

(a) Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the TBOC and DLLCA, at the SU Merger Effective Time, SU AssetCo shall be merged with and into Oncor. As a result of the SU Merger, the separate existence of SU AssetCo shall cease and Oncor shall continue as the surviving entity in the SU Merger (the “SU Merger Surviving Entity”).

(b) Merger Certificates. As soon as practicable on the Closing Date, SU, SU AssetCo and Oncor shall cause the SU Merger to be consummated by filing (i) a certificate of merger relating to the SU Merger (the “Texas SU Merger Certificate”) with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, the TBOC and (ii) a certificate of merger relating to the SU Merger (the “Delaware SU Merger Certificate” and, together with the Texas SU Merger Certificate, the “SU Merger Certificates”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA. The SU Merger shall become effective at such time as SU and Oncor shall agree and as shall be specified in the SU Merger Certificates; provided that the effective time of the SU Merger (the “SU Merger Effective Time”) shall occur on the Closing Date, after the SU Pre-Closing Merger, and concurrently with the SDTS Merger Effective Time and the Oncor Merger Effective Time.

(c) Effects of the Merger. At the SU Merger Effective Time, the SU Merger shall have the effects provided for in this Agreement and in the applicable provisions of the TBOC, the DLLCA and other applicable Law. Without limiting the generality of the foregoing, at the SU Merger Effective Time, all the property, rights, privileges, powers and franchises of SU AssetCo and Oncor shall vest or continue to vest in the SU Merger Surviving Entity, and all debts, liabilities and duties of SU AssetCo and Oncor shall become or shall continue to be the debts, liabilities and duties of the SU Merger Surviving Entity.

(d) Surviving Entity LLC Agreement. At the SU Merger Effective Time, by virtue of the SU Merger, the Oncor LLC Agreement shall continue to be the limited liability company agreement of the SU Merger Surviving Entity, until thereafter amended in accordance with the applicable provisions of the Oncor LLC Agreement and the DLLCA.

(e) Equity Interests. At the SU Merger Effective Time, by virtue of the SU Merger and without any action on the part of the parties, (i) the Equity Interests in SU AssetCo outstanding immediately prior to the SU Merger Effective Time shall be converted into and shall represent the right to receive the consideration set forth in Section 2.03(a) and, as of such time, all such Equity Interests shall be cancelled and cease to be outstanding and (ii) all of the Equity Interests in Oncor outstanding immediately prior to the SU Merger Effective Time shall remain outstanding in accordance with the terms of the Oncor LLC Agreement and shall not be affected by the SU Merger.

Section 2.03. Merger Consideration.

(a) SU Merger. As a result of the SU Merger, Oncor shall be obligated to pay and SU shall be entitled to receive cash consideration in an amount determined pursuant to this Section 2.03 and Section 2.04. For purposes of estimation only, the parties agree that, as of the date of this Agreement, (i) their agreed estimate of the Net Book Value of the SU Package, excluding the SU Working Capital Package and the Regulatory Asset, as of the Closing Date is $8,667,403, (ii) their agreed target for the Net Book Value of the SU Working Capital Package as of the Closing Date is $(4,810,127) and (iii) their agreed target value for the SU Package, excluding the Regulatory Asset, as a whole as of the Closing Date is $3,857,276, which equals the sum of the target amounts set forth in clauses (i) and (ii).

(b) SU Estimated Closing Statement. No later than 5 business days prior to the Closing Date, SU shall deliver to Oncor a statement (the “SU Estimated Closing Statement”), which statement will (i) attach an estimated schedule of assets and liabilities included in the SU Package as of the SU Merger Effective Time (the “SU Package Schedule”), which schedule shall include the Applicable Asset Identification Information, (ii) set forth an estimate of the Net Book Value of the SU Package, excluding the SU Working Capital Package and the Regulatory Asset, as of the SU Merger Effective Time (the “SU Net Book Value Estimate”), which will be prepared on the basis of the SU Package Schedule and in accordance with the historical accounting principles, practices and methodologies of SU reflected in its most recent audited financial statements (the “SU Accounting Principles”), (iii) set forth an estimate of the Net Book Value of the SU Working Capital Package as of the SU Merger Effective Time (the “SU Net Working Capital Estimate”), which will be prepared on the basis of the SU Package Schedule and in accordance with the SU Accounting Principles and (iv) set forth an estimate of the Regulatory Asset Payment Amount as of the SU Merger Effective Time.

(c) Access. At all times after the delivery by SU of the SU Estimated Closing Statement to Oncor and prior to the Closing, SU shall give Oncor such access, during normal business hours, to the books and records (including relevant contracts, regulatory documents and filings) and the accounting and other appropriate personnel of SU as Oncor may reasonably request in order to enable Oncor to evaluate and verify the amounts set forth in the SU Estimated Closing Statement. If Oncor disagrees with any amounts set forth in the SU Estimated Closing Statement, the parties shall work together in good faith to resolve any such disputes, and any changes to the amounts set forth in such SU Estimated Closing Statement that are agreed upon in writing by SU and Oncor prior to or at the Closing shall be substituted for the amounts set forth in such SU Estimated Closing Statement. If any dispute with respect to amounts set forth in the SU Estimated Closing Statement is not resolved prior to the Closing, then the amounts set forth in such SU Estimated Closing Statement shall be binding on SU and Oncor solely for purposes of the Closing (but shall be subject to adjustment after the Closing in accordance with the provisions of Section 2.04).

(d) SU Closing Payment. At the Closing, Oncor shall pay to SU an amount in cash equal to the sum of the SU Net Book Value Estimate, the SU Net Working Capital Estimate and the Regulatory Asset Payment Amount (the “SU Closing Payment”).

Section 2.04. Post-Closing Adjustments.

(a) Final SU AssetCo Statement. No later than 45 days after the Closing Date, SU shall deliver to Oncor a statement (the “Final SU AssetCo Statement”), which statement will (i) attach an a schedule of assets and liabilities included in the SU Package as of the SU Merger Effective Time (the “Final SU AssetCo Schedule”), which will include the Applicable Asset Identification Information, be prepared on a basis consistent with the SU Accounting Principles and give effect to the consummation of the SU Pre-Closing Merger immediately prior to the SU Merger Effective Time, (ii) set forth a proposed calculation of the Net Book Value of the SU Package, excluding the SU Working Capital Package and the Regulatory Asset, as of the SU Merger Effective Time, which will be prepared on the basis of the Final SU AssetCo Schedule and in accordance with the SU Accounting Principles, (iii) set forth a proposed calculation of the Net Book Value of the SU Working Capital

Package as of the SU Merger Effective Time, which will be prepared on the basis of the Final SU AssetCo Schedule and in accordance with the SU Accounting Principles, and (iv) set forth a proposed calculation of the Regulatory Asset Payment Amount as of the SU Merger Effective Time, which will be prepared on the basis of the Final SU AssetCo Schedule and in accordance with the SU Accounting Principles.

(b) Access. From the date of delivery of the Final SU AssetCo Statement until the determination of the final adjustments provided for in this Section 2.04, SU shall give Oncor such access during normal business hours, to the books and records (including relevant contracts, regulatory documents and filings) and the accounting and other appropriate personnel of SU as Oncor may reasonably request in order to enable Oncor to evaluate and verify the amounts set forth in the Final SU AssetCo Statement.

(c) Disputes. Oncor shall be entitled to dispute any amounts set forth in the Final SU AssetCo Statement if Oncor delivers a written notice (an “SU Objection Notice”) to SU no later than the end of the period of 45 days (the “SU Objection Period”) commencing on the date upon which the Final SU AssetCo Statement is delivered pursuant to Section 2.04(a) in which Oncor objects to one or more such amounts. The SU Objection Notice shall identify the amounts to which Oncor is objecting (each, an “SU Disputed Amount”) and include a brief statement as to the basis for the objections of Oncor thereto. If Oncor does not deliver an SU Objection Notice to SU during the SU Objection Period or if Oncor provides written notice accepting the Final SU AssetCo Statement, such Final SU AssetCo Statement shall become final and binding and Oncor shall not be entitled to dispute any amounts set forth therein. In addition, the items in the Final SU AssetCo Statement that are not the subject of a timely SU Objection Notice shall be deemed accepted and be final and binding after the end of the SU Objection Period.

(d) Negotiation Period. If Oncor delivers an SU Objection Notice with respect to the Final SU AssetCo Statement to SU in a timely manner in accordance with Section 2.04(c), SU and Oncor shall attempt in good faith to agree upon each SU Disputed Amount during the period ending 30 days after the end of the SU Objection Period (the “SU Negotiation Period”). If SU and Oncor agree in writing prior to the expiration of the SU Negotiation Period on any SU Disputed Amount, the payment provided for in Section 2.04(f) shall be based upon the agreed amount.

(e) Dispute Resolution. If SU and Oncor do not agree in writing prior to the end of the SU Negotiation Period on any SU Disputed Amounts, each of SU and Oncor shall submit to the other, by 5:00 p.m., Central time, on the fifth business day after the expiration of the SU Negotiation Period, a statement setting forth its calculation of each remaining SU Disputed Amount (each, an “SU Arbiter Objection Statement”), it being understood that if either SU or Oncor fails to deliver an SU Arbiter Objection Statement by such time and date, such party shall be deemed to have accepted and agreed to the SU Arbiter Objection Statement submitted by the other party (with the same effect as if the amounts set forth in such statement had been agreed upon by the parties pursuant to paragraph (d) above). All SU Disputed Amounts set forth in any SU Arbiter Objection Statement shall be submitted to the Final Arbiter, which firm shall make a final and binding determination as to all SU Disputed Amounts as promptly as practicable after its appointment. In determining the proper calculation of any Disputed Amounts, the Final

Arbiter shall be bound by the terms of this Section 2.04 and may not increase the amount of any item in dispute above the highest amount set forth in the SU Arbiter Objection Statements nor decrease such amount below the lowest amount set forth in the SU Arbiter Objection Statements. To the extent practicable, the Final Arbiter shall make its determination as to all SU Disputed Amounts at the same time as it makes its determination as to any amounts in dispute pursuant to Section 1.06(f), so that all disputes under Section 1.06 and this Section 2.04 are resolved concurrently. The Final Arbiter shall send its written determination of all SU Disputed Amounts to SU and Oncor, and such determination shall be final and binding on each such party, absent fraud or manifest error. The fees and expenses of the Final Arbiter under this Section 2.04(e) shall be borne equally, with one-half being paid by SU and one-half being paid by Oncor. The Final Arbiter may not award damages, interest or penalties to any party with respect to any matter.

(f) Adjustment Payments. No later than five days after (x) the Final SU Statement shall have become final and binding in accordance with Section 2.04(c) or (y) an agreement between SU and Oncor with respect to or a final and binding determination of all SU Disputed Amounts shall have been reached or made pursuant to Section 2.04(d) or (e), SU or Oncor, as applicable, shall make the following adjusting payment in cash:

(i) if the sum of (1) the Net Book Value of the SU Package, excluding the SU Working Capital Package and the Regulatory Asset, as finally determined pursuant to this Section 2.04, (2) the Net Book Value of the SU Working Capital Package, and (3) the Regulatory Asset Payment Amount, as finally determined pursuant to this Section 2.04 (the “Final SU Amount”), is greater than the SU Closing Payment, Oncor shall pay to SU an amount equal to (x) the Final SU Amount, minus (y) the SU Closing Payment; or

(ii) if the Final SU Amount is less than SU Closing Payment, SU shall pay to Oncor an amount equal to (x) the SU Closing Payment, minus (y) the Final SU Amount.

ARTICLE III

Closing

Section 3.01. Closing. The closing of the SDTS Merger, the Oncor Merger and the SU Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201. The Closing shall occur at 9:00 a.m., Central time, on the second business day following the day on which the last of the conditions of the parties with respect to the Closing set forth in Article VIII is satisfied or waived in accordance with this Agreement (other than any conditions to be satisfied through the making of payments or the delivery of documents at the Closing, which conditions must nonetheless be satisfied or waived in order for the applicable parties to be obligated to consummate the Transactions), or at such other time and date as the parties may agree. The date upon which the Closing takes place in accordance with the provisions of this Section 3.01 is referred to herein as the “Closing Date”.

Section 3.02. Closing Payments and Deliveries.

(a) At the Closing, SDTS shall deliver, or cause to be delivered, to Oncor each of the following:

(i) any payment to which Oncor is entitled pursuant to Section 1.05(f) (to the extent not satisfied by subtracting such amount from the Cash Payment Amount as provided in Section 3.02(c)(i)), by wire transfer of immediately available funds to such account as Oncor shall have specified to SDTS at least 24 hours prior to Closing;

(ii) release letters or other evidence satisfactory to Oncor evidencing the release of Liens (other than Permitted Encumbrances) on the SDTS Assets;

(iii) a counterpart of the Fiber License Agreement, as to which the parties will use commercially reasonable efforts to negotiate in a reasonable and customary form following the date of this Agreement, but prior to Closing (the “Fiber Sharing License”), dated as of the Closing Date, duly executed by SDTS; provided that such Fiber Sharing License shall be consistent in all material respects with terms set forth on Schedule 3.02(a)(iii) attached hereto;

(iv) a counterpart of the 345 kV Transmission Tower Design License Agreement, in the form attached as Exhibit E hereto (the “Transmission Tower Design License Agreement”), dated as of the Closing Date, duly executed by SDTS;

(v) a counterpart of a license agreement, as to which the parties will use commercially reasonable efforts to negotiate in a reasonable and customary form following the date of this Agreement, but prior to Closing, which will evidence the right of SDTS to use, at no cost and for a perpetual term, the property used as of the date hereof for storage of a mobile station (the “Mobile Substation License Agreement”), dated as of the Closing Date, duly executed by SDTS;

(vi) a counterpart of a joint use agreement, as to which the parties will use commercially reasonable efforts to negotiate in a reasonable and customary form following the date of this Agreement, but prior to Closing, which sets forth the rights and obligations of SDTS and Oncor with respect to properties and assets upon which assets of both of the parties are located, including addressing each party’s access to applicable substations (to the extent not addressed by the Interconnection Agreement) and which party will be responsible for maintenance of applicable Easements (the “Joint Use Agreement”), dated as of the Closing Date, duly executed by SDTS;

(vii) a duly executed FIRPTA certification which complies with Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) certifying as to SDTS’s (or SDTS’s regarded owner for U.S. federal income Tax purposes, if SDTS is a disregarded entity for U.S. federal income Tax purposes) non-foreign status;

(viii) a certificate of appropriate officers of SDTS, dated as of the Closing Date, to the effect that the conditions in Section 8.02(b)(i) and Section 8.02(c)(i) have been satisfied;

(ix) a certificate of appropriate officers of SDTS, dated as of the Closing Date, to the effect that (A) the consent adopted by the members of SDTS authorizing this Agreement and the Transactions was duly adopted and is in full force and effect on the Closing Date and (B) the authorized representatives of SDTS executing this Agreement and the applicable Ancillary Agreements are duly authorized to execute the same on behalf of SDTS;

(x) a certificate of appropriate officers of SDTS AssetCo, dated as of the Closing Date, to the effect that (A) the consent adopted by the sole member of SDTS AssetCo authorizing this Agreement and the Transactions was duly adopted and is in full force and effect on the Closing Date and (B) the authorized representatives of SDTS AssetCo executing this Agreement and the applicable Ancillary Agreements are duly authorized to execute the same on behalf of SDTS AssetCo; and

(xi) a certificate from the Secretary of State of the State of Texas, dated within two business days prior to the Closing Date, with respect to the existence of SDTS and SDTS AssetCo.

(b) At the Closing, SU shall deliver, or cause to be delivered, to Oncor each of the following:

(i) release letters or other evidence satisfactory to Oncor evidencing the release of Liens (other than Permitted Encumbrances) on the SU Assets;

(ii) a counterpart of the Interconnection Agreement, dated as of the Closing Date, duly executed by SU;

(iii) a counterpart of the Fiber License Agreement, dated as of the Closing Date, duly executed by SU;

(iv) a counterpart of the Transmission Tower Design License Agreement, dated as of the Closing Date, duly executed by SU;

(v) a counterpart of the Transition Services Agreement, in the form attached as Exhibit F hereto (the “Transition Services Agreement”), dated as of the Closing Date, duly executed by SU;

(vi) a duly executed FIRPTA certification which complies with Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) certifying as to SU’s (or SU’s regarded owner for U.S. federal income Tax purposes, if SU is a disregarded entity for U.S. federal income Tax purposes) non-foreign status;

(vii) a certificate of appropriate officers of SU, dated as of the Closing Date, to the effect that the conditions in Section 8.02(b)(ii) and Section 8.02(c)(ii) have been satisfied;

(viii) a certificate of appropriate officers of SU, dated as of the Closing Date, to the effect that (A) the consent adopted by the general partner and limited partner of SU authorizing this Agreement and the Transactions was duly adopted and is in full force and effect on the Closing Date and (B) the authorized representatives of SU executing this Agreement and the applicable Ancillary Agreements are duly authorized to execute the same on behalf of SU;

(ix) a certificate of appropriate officers of SU AssetCo, dated as of the Closing Date, to the effect that (A) the consent adopted by the sole member of SU AssetCo authorizing this Agreement and the Transactions was duly adopted and is in full force and effect on the Closing Date and (B) the authorized representatives of SU AssetCo executing this Agreement and the applicable Ancillary Agreements are duly authorized to execute the same on behalf of SU AssetCo; and

(x) a certificate from the Secretary of State of the State of Texas, dated within two business days prior to the Closing Date, with respect to the existence of SU and SU AssetCo.

(c) At the Closing, Oncor shall deliver, or cause to be delivered, to SDTS each of the following:

(i) the Cash Payment Amount, plus any payment to which SDTS is entitled pursuant to Section 1.05(f) or minus any payment to which Oncor is entitled pursuant to Section 1.05(f), by wire transfer of immediately available funds to such accounts as SDTS shall have specified to Oncor at least 24 hours prior to Closing;

(ii) release letters or other evidence satisfactory to SDTS evidencing the release of Liens (other than Permitted Encumbrances) on the Oncor T Assets;

(iii) a counterpart of the Fiber Sharing License, dated as of the Closing Date, duly executed by Oncor;

(iv) a counterpart of the Transmission Tower Design License Agreement, dated as of the Closing Date, duly executed by Oncor;

(v) a counterpart of the Mobile Substation License Agreement, dated as of the Closing Date, duly executed by Oncor;

(vi) a counterpart of the Joint Use Agreement, dated as of the Closing Date, duly executed by Oncor;

(vii) a duly executed FIRPTA certification which complies with Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) certifying as to Oncor’s (or Oncor’s regarded owner for U.S. federal income Tax purposes, if Oncor is a disregarded entity for U.S. federal income Tax purposes) non-foreign status;

(viii) a certificate of appropriate officers of Oncor, dated as of the Closing Date, to the effect that the conditions in Section 8.03(b) and Section 8.03(c) have been satisfied;

(ix) a certificate of appropriate officers of Oncor, dated as of the Closing Date, to the effect that (A) the consents adopted by the Board of Directors of Oncor and by Oncor Holdings authorizing this Agreement and the Transactions were duly adopted and are in full force and effect on the Closing Date and (B) the authorized representatives of Oncor executing this Agreement and the applicable Ancillary Agreements are duly authorized to execute the same on behalf of Oncor;

(x) a certificate of appropriate officers of Oncor AssetCo, dated as of the Closing Date, to the effect that (A) the consent adopted by the sole member of Oncor AssetCo authorizing this Agreement and the Transactions was duly adopted and is in full force and effect on the Closing Date and (B) the authorized representatives of Oncor AssetCo executing this Agreement and the applicable Ancillary Agreements are duly authorized to execute the same on behalf of Oncor AssetCo;

(xi) a certificate from the Secretary of State of the State of Delaware, dated within two business days prior to the Closing Date, with respect to the existence and good standing of Oncor; and

(xii) a certificate from the Secretary of State of the State of Texas, dated within two business days prior to the Closing Date, with respect to the existence of Oncor AssetCo.

(d) At the Closing, Oncor shall deliver, or cause to be delivered, to SU each of the following:

(i) the SU Closing Payment, by wire transfer of immediately available funds to such accounts as SU shall have specified to Oncor at least 24 hours prior to Closing;

(ii) a counterpart of the Interconnection Agreement, dated as of the Closing Date, duly executed by Oncor;

(iii) a counterpart of the Fiber Sharing License, dated as of the Closing Date, duly executed by Oncor;

(iv) a counterpart of the Transmission Tower Design License Agreement, dated as of the Closing Date, duly executed by Oncor;

(v) a counterpart of the Transition Services Agreement, dated as of the Closing Date, duly executed by Oncor;

(vi) a certificate of appropriate officers of Oncor, dated as of the Closing Date, to the effect that the conditions in Section 8.04(b) and Section 8.04(c) have been satisfied; and

(vii) the same certificates that are described in subparagraphs (c)(ix) through (xi) above.

(e) Upon the delivery of the agreements, certificates and other documents referred to in paragraphs (a), (b), (c) and (d) above, the applicable parties shall cause (i) the SDTS Merger Certificates and the SU Merger Certificates to be filed with the Secretary of State of Texas or the Secretary of State of Delaware, as applicable, and (ii) the Oncor Merger Certificate to be filed with the Secretary of State of the State of Delaware.

ARTICLE IV

Representations and Warranties of SDTS and SDTS AssetCo

Except as set forth in the disclosure schedules related to this Article IV (collectively, the “SDTS Disclosure Schedule”) delivered by SDTS to Oncor prior to or on the date hereof and the documents attached to or incorporated by reference therein, SDTS and (upon its execution of the Joinder Agreement) SDTS AssetCo (collectively, the “SDTS Entities”), jointly and severally, represent and warrant to Oncor as set forth in this Article IV. For clarity, SDTS shall be deemed not to make any representation with respect to SDTS AssetCo, and SDTS AssetCo shall not be deemed to make any representation, until such time as SDTS AssetCo delivers the Joinder Agreement to Oncor pursuant to Section 1.01.

Section 4.01. Organization and Qualification. Each SDTS Entity is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Texas. Each SDTS Entity has all requisite limited liability company power and authority to enable it to own, lease or otherwise hold the SDTS Assets and to conduct the Subject SDTS Operations. Each SDTS Entity is duly qualified or registered as a foreign limited liability company in each jurisdiction (other than the State of Texas) in which the character or location of the SDTS Assets or the nature of the Subject SDTS Operations makes such qualification or registration necessary, except where the failure to be so qualified or registered would not have an SDTS Material Adverse Effect.

Section 4.02. Authority; Execution and Delivery; Enforceability.

(a) Each SDTS Entity has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and the applicable Ancillary Agreements and to consummate the Transactions. Each SDTS Entity has taken all requisite limited liability company action required by its organizational documents or the TBOC or other applicable Law to authorize the execution, delivery and performance of this Agreement and the applicable Ancillary Agreements and to authorize the consummation of the Transactions. Except for any action on the part of a member of an SDTS Entity that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by any member of an SDTS Entity to authorize the execution, delivery and performance of this Agreement or the applicable Ancillary Agreements or to authorize the consummation of the Transactions.

(b) Each SDTS Entity has duly executed and delivered this Agreement and, at the Closing (subject to the satisfaction or waiver of the applicable conditions to the obligations of such SDTS Entity), will have duly executed and delivered each applicable Ancillary Agreement, and this Agreement constitutes, and each applicable Ancillary Agreement, from and after the Closing, will constitute, a legal, valid and binding obligation of such SDTS Entity, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03. No Conflicts or Violations; No Consents or Approvals Required.

(a) The execution and delivery by each SDTS Entity of this Agreement and the applicable Ancillary Agreements does not and will not, and the consummation of the Transactions will not, result in any breach or violation of or constitute a default under (or, in the case of clause (ii) below, give any party to any Contract referred to in such clause, other than an SDTS Entity, the right to cancel or terminate or modify in any material respect the rights or obligations of the parties under) (i) the organizational documents of such SDTS Entity, (ii) any Contract to which such SDTS Entity is a party or is bound or (iii) any Order to which such SDTS Entity is subject or any Law applicable to such SDTS Entity, except for, in the case of clauses (ii) and (iii) above, any such breach, violation or default that would not reasonably be expected to have an SDTS Material Adverse Effect.

(b) Other than the filings, reports and notices and the consents, registrations, approvals, permits and authorizations required to be made or obtained (i) to or from the Secretary of State of the State of Texas or the Secretary of State of the State of Delaware in connection with the filing of the SDTS Merger Certificates and the Oncor Merger Certificate, (ii) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the expiration or earlier termination of applicable waiting periods thereunder, or any other Competition Law, (iii) to or from the Public Utility Commission of Texas (the “PUCT”) pursuant to authority asserted by the PUCT pursuant to the Public Utility Regulatory Act, as amended (“PURA”), or the PUCT’s regulations thereunder, and the approval of the PUCT with respect to the matters identified in the PUCT Filings (the “PUCT Approval”), (iv) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or (v) to or from any Governmental Entity under applicable Environmental Laws, no filings, reports or notices are required to be made by an SDTS Entity with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by an SDTS Entity from, any Governmental Entity in connection with the execution, delivery and performance by such SDTS Entity of this Agreement or any of the applicable Ancillary Agreements or the consummation of the Transactions, except for any of the foregoing which, if not made or obtained, would not have an SDTS Material Adverse Effect.

Section 4.04. Capitalization of SDTS AssetCo. SDTS owns all of the outstanding limited liability company interests in SDTS AssetCo, which constitute all of the authorized or outstanding Equity Interests in such entity. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which SDTS or SDTS AssetCo is or will be obligated to issue or sell any issued or unissued Equity Interests in SDTS AssetCo, and there are no Equity Interests in SDTS AssetCo reserved for issuance for any purpose.

Section 4.05. Subsidiaries. SDTS does not have any Subsidiaries that hold any SDTS Assets or participate in the Subject SDTS Operations (other than SDTS AssetCo).

Section 4.06. Absence of Changes or Events. During the period from January 1, 2017 through the date hereof, except as set forth on Section 4.06 of the SDTS Disclosure Schedule, there has not been:

(a) an SDTS Material Adverse Effect;

(b) any amendment or modification of the organizational documents of any SDTS Entity;

(c) any damage, destruction, loss or casualty to any properties or assets included in the SDTS Assets, which (after taking into account any available insurance coverage or other sources of recovery) is material to the SDTS Package, taken as a whole;

(d) the creation of any Lien on any material properties or assets included in the SDTS Assets, other than a Permitted Encumbrance;

(e) the sale, transfer, lease or other disposition of any material properties or assets included in the SDTS Assets, except in the ordinary course of business;

(f) any material capital expenditures by SDTS with respect to the SDTS Assets or in connection with the Subject SDTS Operations other than those contemplated by the capex forecast with respect to the SDTS Package and the SU Package provided by SDTS and SU to Oncor, a copy of which is attached as Section 4.06(f) of the SDTS Disclosure Schedule (the “SDTS/SU CapEx Forecast”); or

(g) any commitment or agreement to do any of the foregoing.

Section 4.07. Material Contracts.

(a) Other than the SDTS Real Property Agreements (which are addressed in Section 4.08), there are no Contracts included in the SDTS Assets that are material to the SDTS Package or the Subject SDTS Operations.

(b) Other than (i) Contracts related to ordinary course employment, employee or director compensation, or employee or director incentive arrangements and (ii) services agreements between SDTS and SU, there are no Contracts between any of the SDTS Entities, on the one hand, and (x) SU, (y) Hunt Utility Services, LLC or any of its Affiliates or (z) any employee, officer, director or other Affiliate of SDTS, SU or Hunt Utility Services, LLC, on the other hand, that are material to the Subject SDTS Operations.

Section 4.08. Real Property.

(a) Section 4.08(a) of the SDTS Disclosure Schedule sets forth a list as of the date hereof of (i) all real property included in the SDTS Assets (“SDTS Owned Property”), (ii) all real property currently leased or subleased to an SDTS Entity included in the SDTS Assets (“SDTS Leasehold Property” and, together with the SDTS Owned Property, the “SDTS Property”), including the lease and any amendments thereto (each, an “SDTS Lease”) under which such SDTS Leasehold Property is held and (iii) all easements, license agreements (including railroad, pipeline and similar crossing rights), rights of way and lease for rights of way, or other rights in or to the use of real property (collectively, “SDTS Easements” and, together with the SDTS Leases, the “SDTS Real Property Agreements”) included in the SDTS Assets.

(b) As of the date hereof, SDTS has, and at the Closing SDTS AssetCo will have, good and indefeasible fee title to all SDTS Owned Property, free and clear of all Liens other than Permitted Encumbrances. No SDTS Entity has granted to any third party the right to use or access the SDTS Owned Property in any manner that interferes in any material respect with the SDTS Owned Property or the Subject SDTS Operations or otherwise granted to any third party any ownership in any material SDTS Owned Property.

(c) As of the date hereof, SDTS has, and at the Closing SDTS AssetCo will have, valid and enforceable leasehold interests with respect to the SDTS Leasehold Property, free and clear of all Liens other than Permitted Encumbrances, except that the validity and enforceability of the SDTS Leases under which such SDTS Leasehold Property is held are subject to the Enforceability Exceptions.

(d) No consent from any counterparty to any SDTS Real Property Agreement is required in connection with the consummation of the SDTS Merger. To the Knowledge of SDTS, no SDTS Entity is in breach in any material respect or in material default under any SDTS Real Property Agreement to which it is a party. To the Knowledge of SDTS, no counterparty to any of the SDTS Real Property Agreements is in material default of any of its obligations under the applicable SDTS Real Property Agreement.

(e) To the Knowledge of SDTS, there are no developments affecting the SDTS Owned Property or any of the SDTS Real Property Agreements which are pending or threatened, which might materially detract from the value, materially interfere with any present or intended use or materially and adversely affect the fee title of the SDTS Owned Property or any of the SDTS Real Property Agreements.

(f) SDTS has not received written notice from any Person within three years prior to the date of this Agreement asserting that SDTS does not have the right, as a result of title defects or title failures, to use or occupy any portion of the SDTS Property, other than those notices that would not individually, or in the aggregate, reasonably be expected to have an SDTS Material Adverse Effect.

Section 4.09. Ownership; Maintenance of Assets.

(a) As of the date hereof, SDTS has, and at the Closing SDTS AssetCo will have, good and marketable title to, or, in the case of property held under a lease, Contract or other arrangement, a valid leasehold interest in or right to use, all of the personal property, assets and rights included in the SDTS Assets (excluding any SDTS Property, which is addressed exclusively in Section 4.08), whether tangible or intangible, in each case free and clear of all Liens, other than Permitted Encumbrances.

(b) Since July 13, 2010, the SDTS Assets have been maintained consistent with Good Utility Practice in all material respects.

Section 4.10. Legal Proceedings. Section 4.10 of the SDTS Disclosure Schedule sets forth a list of (x) each Legal Proceeding that is pending against any SDTS Entity as of the date hereof (as to which a complaint has been served on an SDTS Entity or of which an SDTS Entity has received written notice) which relates to the SDTS Assets or the Subject SDTS Operations or (y) to the Knowledge of SDTS, each material Legal Proceeding that has been threatened against any SDTS Entity since June 1, 2013 which relates to the SDTS Assets or the Subject SDTS Operations. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of SDTS, threatened against any SDTS Entity since June 1, 2013 that (i) question the validity of this Agreement or any action taken or to be taken by an SDTS Entity in connection with this Agreement, any Ancillary Agreement or the Transactions or (ii) would reasonably be expected to adversely affect in any material respect the ability of an SDTS Entity to perform its obligations under this Agreement or any Ancillary Agreement or consummate the Transactions. No SDTS Entity is subject to any outstanding Order (other than Orders of general applicability to participants in the relevant industry or sector) that would reasonably be expected to have, individually or in the aggregate, an SDTS Material Adverse Effect.

Section 4.11. Environmental Matters.

(a) The Subject SDTS Operations have been conducted, since June 1, 2013, in compliance with all applicable Environmental Laws, except where the failure to so conduct the Subject SDTS Operations would not reasonably be expected to have an SDTS Material Adverse Effect.

(b) As of the date hereof, SDTS holds itself or SU holds on its behalf, and as of the Closing SDTS AssetCo will hold, all Environmental Permits necessary to conduct the Subject SDTS Operations as they are currently conducted, except where the failure to hold such Permits would not reasonably be expected to have an SDTS Material Adverse Effect.

(c) Except as do not affect the SDTS Assets or the Subject SDTS Operations in any material respect and for which Oncor would not be subject to any material liability from acquiring the SDTS Package as a result of the SDTS Merger, since June 1, 2013, no written notification, demand, request for information, citation, complaint, Legal Proceeding or Order has been issued to or filed against any SDTS Entity relating to any alleged material failure to comply with any Environmental Law or the suspension, revocation or non-renewal of any Environmental Permit, except for such notifications, demands, requests, citations, complaints, Legal Proceedings or Orders that have been fully and finally resolved without further material liability on the part of any SDTS Entity.

(d) Since June 1, 2013, no SDTS Entity has generated, treated, stored or disposed of (or arranged for the generation, treatment, storage, or disposal of), and no SDTS Entity has Released, Hazardous Materials in a manner that would reasonably be expected to result in material environmental liability on the part of Oncor following the Closing.

(e) To the Knowledge of SDTS, the SDTS Entities have made available, or caused to be made available, to Oncor copies of all environmental reports or assessments prepared (x) since June 1, 2013 or (y) in connection with the acquisition of assets from Cap

Rock Holding Corporation completed in 2010 that are in the possession or control of any SDTS Entity with respect to compliance by any SDTS Entity with Environmental Laws, the environmental condition of any SDTS Assets, or any environmental liability of any SDTS Entity related to the SDTS Assets or the Subject SDTS Operations (including all Phase I and Phase II Environmental Site Assessment reports, investigations and studies).

(f) Since July 13, 2010, the SDTS Entities have not assumed any material environmental liabilities of another Person that are included in the SDTS Liabilities.

(g) Except as do not affect the SDTS Assets or the Subject SDTS Operations in any material respect and for which Oncor would not be subject to any material liability from acquiring the SDTS Package as a result of the SDTS Merger, to the Knowledge of SDTS, there currently are not and never have been any power generation facilities (other than back-up generation equipment) on any of the SDTS Real Property.

(h) The representations and warranties set forth in this Section 4.11 are the sole and exclusive representations and warranties of the SDTS Entities with respect to matters relating to Environmental Laws or Hazardous Materials.

Section 4.12. Tax Matters.

(a) For the avoidance of doubt, the representations and warranties made in this Section 4.12 (the “SDTS Tax Representations”) are the sole and exclusive representations and warranties made by the SDTS Entities with respect to matters related to Taxes.

(b) All Tax Returns required to have been filed by or with respect to SDTS AssetCo, if any, and all material Tax Returns required to have been filed with respect to the Subject SDTS Operations and the SDTS Assets, have been timely filed (taking into account any extension of time within which to file); all such Tax Returns are complete and accurate in all material respects; and all Taxes required to be paid by SDTS AssetCo, and all material Taxes required to be paid with respect to the Subject SDTS Operations and SDTS Assets, in each case whether or not shown as due on such Tax Returns, have been paid.

(c) All material Taxes required to be withheld or collected and paid in connection with amounts paid or owing to or from any employee, independent contractor or any other third party by SDTS AssetCo or in connection with the Subject SDTS Operations have been withheld or collected and duly paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(d) There are no pending or, to the Knowledge of SDTS, threatened audits, examinations, investigations or other proceedings in respect of (i) Taxes relating to SDTS AssetCo or (ii) Taxes in respect of the Subject SDTS Operations or SDTS Assets.

(e) All deficiencies asserted or assessments made by any Governmental Entity in respect of (i) Taxes relating to SDTS AssetCo and (ii) Taxes in respect of the Subject SDTS Operations or SDTS Assets, in each case, have been fully paid.

(f) There are no Liens for Taxes on any of the SDTS Assets, other than Permitted Encumbrances.

(g) No written agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any Taxes of SDTS AssetCo or Taxes relating to the Subject SDTS Operations or SDTS Assets is in effect.

(h) SDTS AssetCo (i) is not subject to any private letter ruling of the IRS or any comparable rulings of any Governmental Authority, except with respect to the Private Letter Ruling, (ii) has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable state or local tax Law, (iii) has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (iv) has not granted any Person any power of attorney that is currently in force with respect to any material Tax matter or (v) has no liability for the unpaid Taxes of any other Person as a transferee or successor.

(i) At all times since its formation, SDTS AssetCo has been properly classified as an entity that is disregarded as an entity separate from its owner for U.S. Federal income Tax purposes.

Section 4.13. Compliance with Applicable Law; Permits; Filings. In connection with the ownership of the SDTS Assets and the conduct of the Subject SDTS Operations, the SDTS Entities are not in violation of, or default under, any applicable Law or any Permit, except for any such violation or default that would not result in an SDTS Material Adverse Effect. All material Permits required for SDTS to own the SDTS Assets and conduct the Subject SDTS Operations have been obtained and are valid and in full force and effect.

Section 4.14. Insurance. Section 4.14 of the SDTS Disclosure Schedule sets forth a list of the policies of insurance in force covering the SDTS Assets or the Subject SDTS Operations. The insurance policies so listed are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination has been received by any SDTS Entity with respect to any such policy.

Section 4.15. Employee Benefit Matters. None of the SDTS Entities sponsors, maintains, contributes to or has any obligation to contribute to any Employee Benefit Plans. None of the SDTS Entities has any material liabilities or other material obligations under or in respect of any Employee Benefit Plan. None of the SDTS Entities nor any of their respective ERISA Affiliates contribute to or have any obligation to contribute to, or have at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to (i) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or (ii) any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. The representations and warranties set forth in this Section 4.15 are the sole and exclusive representations and warranties of the SDTS Entities with respect to matters relating to employee benefits.

Section 4.16. Labor Matters. None of the SDTS Entities has, or has ever had, any employees or been subject to the terms of any collective bargaining agreement or other Contract with a labor union. The representations and warranties set forth in this Section 4.16 are the sole and exclusive representations and warranties of the SDTS Entities with respect to matters relating to labor and employment.

Section 4.17. Sophisticated Industry Participant; Access to Information. (a) SDTS is an informed and sophisticated entity engaged in the electric transmission and distribution business with sufficient knowledge and experience in investment and financial matters and in such business to be capable of evaluating the risks and merits of the disposition of the SDTS Package and the acquisition of the Oncor T Package. SDTS has been furnished with such documents, materials and other information relating to the Oncor T Package, and has been afforded the opportunity to obtain such additional information and to ask such questions, as it deemed necessary in connection with the acquisition of the Oncor T Package.

(b) SDTS acknowledges that the tax consequences of its disposition of the SDTS Package and acquisition of the Oncor T Package will depend on SDTS’s particular circumstances, and none of Oncor or any of its Affiliates, direct or indirect owners, officers or agents, or any other Person, will be responsible or liable for the tax consequences to SDTS arising from its disposition of the SDTS Package or acquisition of the Oncor T Package (except to the extent that there occurs a breach by the Oncor Entities of the Oncor Tax Representations or their covenants contained in Article XI).

Section 4.18. Brokers and Finders. Neither SDTS Entity has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or any Ancillary Agreement or the Transactions for which any Oncor Entity could have any liability or responsibility whatsoever.

Section 4.19. Energy Regulatory Matters.

(a) SDTS is not a “holding company” under the Public Utility Holding Company Act of 2005 (including the regulations of the FERC thereunder). SDTS is subject to regulation under Texas Law as a “public utility,” an “electric utility” and a “transmission and distribution utility” (as such terms are defined under PURA).

(b) Since January 1, 2015, the SDTS Entities have filed or caused to be filed with each of the PUCT and any other Governmental Entity exercising jurisdiction over any SDTS Entity all material forms, statements, reports, agreements, and documents (including all exhibits, amendments and supplements thereto) required by applicable Law or Order to be filed by such SDTS Entity in connection with the conduct or operation of the Subject SDTS Operations.

Section 4.20. Code Compliance. To the Knowledge of SDTS, (i) none of the SDTS Assets constructed since July 13, 2010 were in material violation of the standards of the then-applicable version of the National Electrical Safety Code (the “NESC”) when constructed, and (ii) none of the SDTS Assets are in a condition or circumstance that would require action to bring such SDTS Assets into compliance with the NESC (after taking into account any “grandfathered” status applicable to the SDTS Assets exempting such assets from compliance with certain provisions of the NESC).

Section 4.21. Intellectual Property. The use and operation of the SDTS Assets as presently used in the Subject SDTS Operations does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party, except for any infringement, misappropriation or violation that would not have an SDTS Material Adverse Effect.

ARTICLE V

Representations and Warranties of SU and SU AssetCo

Except as set forth in the disclosure schedules related to this Article V (collectively, the “SU Disclosure Schedule”) delivered by SU and SU AssetCo to Oncor prior to or on the date hereof and the documents attached to or incorporated by reference therein, SU and SU AssetCo (collectively, the “SU Entities”), jointly and severally, represent and warrant to Oncor as follows:

Section 5.01. Organization and Qualification.

(a) Each SU Entity is a limited partnership or limited liability company, as applicable, that is duly organized, validly existing and in good standing under the Laws of the State of Texas.

(b) Each SU Entity has all requisite limited partnership or limited liability company power and authority, as applicable, to enable it to own, lease or otherwise hold the SU Assets and to conduct the Subject SU Operations. Each SU Entity is duly qualified or registered as a foreign limited partnership or limited liability company, as applicable, in each jurisdiction (other than the State of Texas) in which the character or location of the SU Assets or the nature of the Subject SU Operations makes such qualification or registration necessary, except where the failure to be so qualified or registered would not have an SU Material Adverse Effect.

Section 5.02. Authority; Execution and Delivery; Enforceability.

(a) Each SU Entity has all requisite limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform this Agreement and the applicable Ancillary Agreements and to consummate the Transactions. Each SU Entity has taken all requisite limited partnership or limited liability company action, as applicable, required by its organizational documents or the TBOC or other applicable Law to authorize the execution, delivery and performance of this Agreement and the applicable Ancillary Agreements and to authorize the consummation of the Transactions. Except for any action on the part of a partner or member, as applicable, of an SU Entity that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by any partner or member, as applicable, of an SU Entity to authorize the execution, delivery and performance of this Agreement or the applicable Ancillary Agreements or to authorize the consummation of the Transactions.

(b) Each SU Entity has duly executed and delivered this Agreement and, at the Closing (subject to the satisfaction or waiver of the applicable conditions to the obligations of such SU Entity), will have duly executed and delivered each applicable Ancillary Agreement, and this Agreement constitutes, and each applicable Ancillary Agreement, from and after the Closing, will constitute, a legal, valid and binding obligation of such SU Entity, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03. No Conflicts or Violations; No Consents or Approvals Required.

(a) The execution and delivery by each SU Entity of this Agreement and the applicable Ancillary Agreements does not and will not, and the consummation of the Transactions will not, result in any breach or violation of or constitute a default under (or, in the case of clause (ii) below, give any party to any Contract referred to in such clause, other than an SU Entity, the right to cancel or terminate or modify in any material respect the rights or obligations of the parties under) (i) the organizational documents of such SU Entity, (ii) any Contract to which such SU Entity is a party or is bound or (iii) any Order to which such SU Entity is subject or any Law applicable to such SU Entity, except for, in the case of clauses (ii) and (iii) above, any such breach, violation or default that would not reasonably be expected to have an SU Material Adverse Effect.

(b) Other than the filings, reports and notices and the consents, registrations, approvals, permits and authorizations required to be made or obtained (i) to or from the Secretary of State of the State of Texas or the Secretary of State of the State of Delaware in connection with the filing of the SU Merger Certificates, (ii) under the HSR Act, including the expiration or earlier termination of applicable waiting periods thereunder, or any other Competition Law, (iii) to or from the PUCT pursuant to authority asserted by the PUCT pursuant to PURA, or the PUCT’s regulations thereunder, and the PUCT Approval, (iv) under the Exchange Act, or (v) to or from any Governmental Entity under applicable Environmental Laws, no filings, reports or notices are required to be made by an SU Entity with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by an SU Entity from, any Governmental Entity in connection with the execution, delivery and performance by such SU Entity of this Agreement or any of the applicable Ancillary Agreements or the consummation of the Transactions, except for any of the foregoing which, if not made or obtained, would not have an SU Material Adverse Effect.

Section 5.04. Capitalization of SU AssetCo.

(a) SU owns all of the outstanding limited liability company interests in SU AssetCo, which constitute all of the authorized or outstanding Equity Interests in such entity.

(b) There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which SU or SU AssetCo is or will be obligated to issue or sell any issued or unissued Equity Interests in SU AssetCo, and there are no Equity Interests in SU AssetCo reserved for issuance for any purpose.

Section 5.05. Subsidiaries. SU does not have any Subsidiaries that hold any SU Assets or participate in the Subject SU Operations (other than SU AssetCo).

Section 5.06. Absence of Changes or Events . During the period from January 1, 2017 through the date hereof, except as set forth on Section 5.06 of the SU Disclosure Schedule, there has not been:

(a) an SU Material Adverse Effect;

(b) any amendment or modification of the organizational documents of any SU Entity;

(c) any damage, destruction, loss or casualty to any properties or assets included in the SU Assets, which (after taking into account any available insurance coverage or other sources of recovery) is material to the SU Package, taken as a whole;

(d) the creation of any Lien on any material properties or assets included in the SU Assets, other than a Permitted Encumbrance;

(e) the sale, transfer, lease or other disposition of any material properties or assets included in the SU Assets, except in the ordinary course of business;

(f) any material capital expenditures by SU with respect to the SU Assets or in connection with the Subject SU Operations other than those contemplated by the SDTS/SU CapEx Forecast; or

(g) any commitment or agreement to do any of the foregoing.

Section 5.07. Material Contracts.

(a) Except as set forth on Section 5.07 of the SU Disclosure Schedule, there are no Contracts included in the SU Assets that are material to the SU Package or the Subject SU Operations.

(b) Other than (i) Contracts related to ordinary course employment, employee or director compensation, or employee or director incentive arrangements and (ii) services agreements between SDTS and SU, there are no Contracts between any of the SU Entities, on the one hand, and (x) SDTS, (y) Hunt Utility Services, LLC or any of its Affiliates or (z) any employee, officer, director or other Affiliate of SDTS, SU or Hunt Utility Services, LLC, on the other hand, that are material to the Subject SU Operations.

Section 5.08. Real Property. SU does not own or lease any real property included in the SU Assets.

Section 5.09. Ownership; Maintenance of Assets.

(a) As of the date hereof, SU has, and at the Closing SU AssetCo will have, good and marketable title to, or, in the case of property held under a lease, Contract or other arrangement, a valid leasehold interest in or right to use, all of the personal property, assets and rights included in the SU Assets, whether tangible or intangible, in each case free and clear of all Liens, other than Permitted Encumbrances.

(b) Since July 13, 2010, the SU Assets have been maintained consistent with Good Utility Practice in all material respects.

Section 5.10. Legal Proceedings. Section 5.10 of the SU Disclosure Schedule sets forth a list of (x) each Legal Proceeding that is pending against any SU Entity as of the date hereof (as to which a complaint has been served on an SU Entity or of which an SU Entity has received written notice) which relates to the SU Assets or the Subject SU Operations or (y) to the Knowledge of SU, each material Legal Proceeding that has been threatened against any SU Entity since June 1, 2013 which relates to the SU Assets or the Subject SU Operations. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of SU, threatened against any SU Entity since June 1, 2013 that (i) question the validity of this Agreement or any action taken or to be taken by an SU Entity in connection with this Agreement, any Ancillary Agreement or the Transactions or (ii) would reasonably be expected to adversely affect in any material respect the ability of an SU Entity to perform its obligations under this Agreement or any Ancillary Agreement or consummate the Transactions. No SU Entity is subject to any outstanding Order (other than Orders of general applicability to participants in the relevant industry or sector) that would reasonably be expected to have, individually or in the aggregate, an SU Material Adverse Effect.

Section 5.11. Environmental Matters.

(a) The Subject SU Operations have been conducted, since June 1, 2013, in compliance with all applicable Environmental Laws, except where the failure to so conduct the Subject SU Operations would not reasonably be expected to have an SU Material Adverse Effect.

(b) As of the date hereof, SU holds, and as of the Closing SU AssetCo will hold, all Environmental Permits necessary to conduct the Subject SU Operations as they are currently conducted, except where the failure to hold such Permits would not reasonably be expected to have an SU Material Adverse Effect.

(c) Except as do not affect the SU Assets or the Subject SU Operations in any material respect and for which Oncor would not be subject to any material liability from acquiring the SU Package as a result of the SU Merger, since June 1, 2013, no written notification, demand, request for information, citation, complaint, Legal Proceeding or Order has been issued to or filed against any SU Entity relating to any alleged material failure to comply with any Environmental Law or the suspension, revocation or non-renewal of any Environmental Permit, except for such notifications, demands, requests, citations, complaints, Legal Proceedings or Orders that have been fully and finally resolved without further material liability on the part of any SU Entity.

(d) Since June 1, 2013, no SU Entity has generated, treated, stored or disposed of (or arranged for the generation, treatment, storage, or disposal of), and no SU Entity has Released, Hazardous Materials in a manner that would reasonably be expected to result in material environmental liability on the part of Oncor following the Closing.

(e) To the Knowledge of SU, the SU Entities have made available, or caused to be made available, to Oncor copies of all environmental reports or assessments prepared since June 1, 2013 that are in the possession or control of any SU Entity with respect to compliance by any SU Entity with Environmental Laws, the environmental condition of any SU Assets, or any environmental liability of any SU Entity related to the SU Assets or the Subject SU Operations.

(f) Since July 13, 2010, the SU Entities have not assumed any material environmental liabilities of another Person that are included in the SU Liabilities.

(g) The representations and warranties set forth in this Section 5.11 are the sole and exclusive representations and warranties of the SU Entities with respect to matters relating to Environmental Laws or Hazardous Materials.

Section 5.12. Tax Matters.

(a) For the avoidance of doubt, the representations and warranties made in this Section 5.12 (the “SU Tax Representations”) are the sole and exclusive representations and warranties made by the SU Entities with respect to matters related to Taxes.

(b) All Tax Returns required to have been filed by or with respect to SU AssetCo, if any, and all material Tax Returns required to have been filed with respect to the Subject SU Operations and the SU Assets, have been timely filed (taking into account any extension of time within which to file); all such Tax Returns are complete and accurate in all material respects; and all Taxes required to be paid by SU AssetCo, and all material Taxes required to be paid with respect to the Subject SU Operations and SU Assets, in each case whether or not shown as due on such Tax Returns, have been paid.

(c) All material Taxes required to be withheld or collected and paid in connection with amounts paid or owing to or from any employee, independent contractor or any other third party by SU AssetCo or in connection with the Subject SU Operations have been withheld or collected and duly paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(d) There are no pending or, to the Knowledge of SU, threatened audits, examinations, investigations or other proceedings in respect of (i) Taxes relating to SU AssetCo or (ii) Taxes in respect of the Subject SU Operations or SU Assets.

(e) All deficiencies asserted or assessments made by any Governmental Entity in respect of (i) Taxes relating to SU AssetCo and (ii) Taxes in respect of the Subject SU Operations or SU Assets, in each case, have been fully paid.

(f) There are no Liens for Taxes on any of the SU Assets, other than Permitted Encumbrances.

(g) No written agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any Taxes of SU AssetCo or Taxes relating to the Subject SU Operations or SU Assets is in effect.

(h) SU AssetCo (i) is not subject to any private letter ruling of the IRS or any comparable rulings of any Governmental Authority, (ii) has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable state or local tax Law, (iii) has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (iv) has not granted any Person any power of attorney that is currently in force with respect to any material Tax matter or (v) has no liability for the unpaid Taxes of any other Person as a transferee or successor.

(i) At all times since its formation, SU AssetCo has been properly classified as an entity that is disregarded as an entity separate from its owner for U.S. Federal income Tax purposes.

Section 5.13. Compliance with Applicable Law; Permits; Filings. In connection with the ownership of the SU Assets and the conduct of the Subject SU Operations, the SU Entities are not in violation of, or default under, any applicable Law or any Permit, except for any such violation or default that would not result in an SU Material Adverse Effect. All material Permits required for SU to own the SU Assets and conduct the Subject SU Operations have been obtained and are valid and in full force and effect.

Section 5.14. Insurance. Section 5.14 of the SU Disclosure Schedule sets forth a list of the policies of insurance in force covering the SU Assets or the Subject SU Operations. The insurance policies so listed are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination has been received by any SU Entity with respect to any such policy.

Section 5.15. Employee Benefit Matters.

(a) SU AssetCo does not sponsor, maintain, contribute to or have any obligation to contribute to any Employee Benefit Plans. SU AssetCo does not have any material liabilities or other material obligations under or in respect of any Employee Benefit Plan.

(b) Schedule 5.15(b) of the SU Disclosure Schedule includes a true and complete list of each material Employee Benefit Plan of SU or its Subsidiaries and in which any Offered Employee participates as of the Closing Date (collectively, the “SU Benefit Plans” and each referred to as a “SU Benefit Plan”).

(c) Each SU Benefit Plan intended to be qualified under Section 401(a) of the Code is subject to a determination letter, opinion letter or advisory letter issued by the IRS that is currently in effect.

(d) Neither SU nor any of its ERISA Affiliates contribute to or have any obligation to contribute to, or have at any time within the previous six years contributed to or had an obligation to contribute to, any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(e) Neither SU nor any of its ERISA Affiliates contribute to or have any obligation to contribute to, or have at any time within the previous six years contributed to or had an obligation to contribute to, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(f) Neither SU nor any ERISA Affiliate thereof is subject to any liability under Sections 4069, 4204, 4062(e), 4063 or 4064 of ERISA.

(g) The representations and warranties set forth in this Section 5.15 are the sole and exclusive representations and warranties of the SU Entities with respect to matters relating to employee benefits.

Section 5.16. Labor Matters.

(a) Section 5.16(a) of the SU Disclosure Schedule sets forth the name of each Offered Employee, as of the date hereof, and, with respect to each such individual, his or her: (i) employing entity; (ii) job title and principal location of employment; (iii) base salary or hourly rate of pay; (iv) status as exempt or non-exempt under the FLSA; (v) leave status (including nature and expected duration of any leave); (vi) status as being employed in a positon subject to Federal Motor Carrier Safety Act or Department of Transportation requirements; (vii) relevant dates for any SU Benefit Plans or programs related to workplace safety; (viii) hire date; and (ix) adjusted hire date used by SU to calculate years of service in accordance with, and for purposes of, the SU Benefit Plans (“Years of Service”).

(b) No Business Employee is represented by a labor union or other representative of employees and no SU Entity is a party to, subject to, or bound by, a collective bargaining agreement or any other Contract with a labor union or representative of employees. Since June 1, 2013, there have not been any, strikes, lockouts or work stoppages existing or, to the Knowledge of SU, threatened, with respect to any Business Employees or an SU Entity. To the Knowledge of SU, no union organizing campaign or similar effort is pending or threatened with respect to any Business Employee or an SU Entity.

(c) There is no legal, administrative or other claim, charge, labor dispute, grievance or arbitration proceeding relating to the employment of an Offered Employee with respect to which SU has been served or otherwise received notice and, to the Knowledge of SU, no such legal, administrative or other claim, charge, labor dispute, grievance or arbitration proceeding has been threatened against an SU Entity. Since June 1, 2013, each SU Entity has complied in all material respects with all Laws with respect to its employment of each Offered Employee (including the FLSA and all such Laws regarding wages and hours, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, affirmative action, equal employment opportunity, immigration and safety).

(d) The representations and warranties set forth in this Section 5.16 are the sole and exclusive representations and warranties of the SU Entities with respect to matters relating to labor and employment.

Section 5.17. Sophisticated Industry Participant; Access to Information.

(a) SU is an informed and sophisticated entity engaged in the electric transmission and distribution business with sufficient knowledge and experience in investment and financial matters and in such business to be capable of evaluating the risks and merits of the disposition of the SU Package.

(b) SU acknowledges that the tax consequences of its disposition of the SU Package will depend on SU’s particular circumstances, and none of Oncor or any of its Affiliates, direct or indirect owners, officers or agents, or any other Person, will be responsible or liable for the tax consequences to SU arising from its disposition of the SU Package (except to the extent that there occurs a breach by the Oncor Entities of the Oncor Tax Representations or their covenants contained in Article XI).

Section 5.18. Brokers and Finders.

(a) Neither SU Entity has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or any Ancillary Agreement or the Transactions for which any Oncor Entity could have any liability or responsibility whatsoever.

Section 5.19. Energy Regulatory Matters.

(a) SU is an “associate company” in a “holding company system” as those terms are defined in the Public Utility Holding Company Act of 2005 and FERC’s regulations thereunder which has a currently effective waiver of the accounting, record-retention and reporting requirements thereunder pursuant to 18 C.F.R. § 366.3(c). SU is subject to regulation (i) under Texas Law as a “public utility,” an “electric utility” and a “transmission and distribution utility” (as such terms are defined under PURA and under the ERCOT Protocols as a “Transmission and/or Distribution Service Provider” (as such term is defined in the ERCOT Protocols), and (ii) by FERC, NERC and the TRE as a “user, owner and operator of the bulk-power system” under Section 215 of the Federal Power Act.

(b) Since January 1, 2015, the SU Entities have filed or caused to be filed with each of the PUCT, ERCOT, FERC, NERC, TRE and any other Governmental Entity exercising jurisdiction over any SU Entity all material forms, statements, reports, agreements, and documents (including all exhibits, amendments and supplements thereto) required by applicable Law or Order to be filed by such SU Entity in connection with the conduct or operation of the Subject SU Operations.

Section 5.20. Intellectual Property. The use and operation of the SU Assets as presently used in the Subject SU Operations does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party, except for any infringement, misappropriation or violation that would not have an SU Material Adverse Effect.

ARTICLE VI

Representations and Warranties of Oncor and Oncor AssetCo

Except as set forth in the disclosure schedules related to this Article VI (collectively, the “Oncor Disclosure Schedule”) delivered by Oncor and Oncor AssetCo to SDTS and SU prior to or on the date hereof and the documents attached to or incorporated by reference therein, Oncor and Oncor AssetCo (collectively, the “Oncor Entities”), jointly and severally, represent and warrant to SDTS and SU as follows:

Section 6.01. Organization and Qualification. Oncor is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Oncor AssetCo is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Texas. Each Oncor Entity has all requisite limited liability company power and authority to enable it to own, lease or otherwise hold the Oncor T Assets and to conduct the Subject Oncor Operations. Each Oncor Entity is duly qualified or registered as a foreign limited liability company in each jurisdiction (other than the jurisdiction under the Laws of which it was formed) in which the character or location of the Oncor T Assets or the nature of the Subject Oncor Operations makes such qualification or registration necessary, except where the failure to be so qualified or registered would not have an Oncor Material Adverse Effect.

Section 6.02. Authority; Execution and Delivery; Enforceability.

(a) Subject to obtaining the Bankruptcy Court Approval, each Oncor Entity has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each applicable Ancillary Agreement and to consummate the Transactions. Subject to obtaining the Bankruptcy Court Approval, each Oncor Entity has taken all requisite limited liability company action required by its organizational documents or the DLLCA or the TBOC (as applicable) or other applicable Law to authorize the execution, delivery and performance of this Agreement and the applicable Ancillary Agreements and to authorize the consummation of the Transactions. Except for any action on the part of (x) a member of an Oncor Entity or (y) EFIH, including authorization by EFH of action by EFIH (and in the case of action by both EFH and EFIH, subject to obtaining the Bankruptcy Court Approval), that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by any member of an Oncor Entity, Oncor Holdings, EFIH, EFH or other respective owners to authorize the execution, delivery and performance of this Agreement or the applicable Ancillary Agreements or to authorize the consummation of the Transactions.

(b) Each Oncor Entity has duly executed and delivered this Agreement and, at the Closing (subject to the satisfaction or waiver of the applicable conditions to the obligations of such Oncor Entity) will have duly executed and delivered each applicable Ancillary Agreement, and this Agreement constitutes, and each applicable Ancillary Agreement, from and after the Closing, will constitute, a legal, valid and binding obligation of such Oncor Entity, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.03. No Conflicts or Violations; No Consents or Approvals Required. The execution and delivery by each Oncor Entity of this Agreement and the applicable Ancillary Agreements does not and will not, and the consummation of the Transactions will not, result in any breach or violation of or constitute a default under (or, in the case of clause (ii) below, give any party to any Contract referred to in such clause, other than an Oncor Entity, the right to cancel or terminate or modify in any material respect the rights or obligations of the parties under) (i) the organizational documents of such Oncor Entity, (ii) any Contract to which such Oncor Entity is a party or is bound or (iii) any Order to which such Oncor Entity is subject or any Law applicable to such Oncor Entity, in each case subject to obtaining the Bankruptcy Court Approval, and except for, in the case of clauses (ii) and (iii) above, any such breach, violation or default that would not reasonably be expected to have an Oncor Material Adverse Effect.]

(b) Other than the filings, reports and notices and the consents, registrations, approvals, permits and authorizations required to be made or obtained (i) to or from the Secretary of State of the State of Texas or the Secretary of State of the State of Delaware in connection with the filing of the SDTS Merger Certificates, the SU Merger Certificates or the Oncor Merger Certificate, (ii) under the HSR Act, including the expiration or earlier termination of applicable waiting periods thereunder, or any other Competition Law, (iii) to or from the PUCT pursuant to authority asserted by the PUCT pursuant to PURA, or the PUCT’s regulations thereunder, and the PUCT Approval, (iv) under the Exchange Act or (v) to or from any Governmental Entity under applicable Environmental Laws, no filings, reports or notices are required to be made by an Oncor Entity with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by an Oncor Entity from, any Governmental Entity in connection with the execution, delivery and performance by such Oncor Entity of this Agreement or any of the applicable Ancillary Agreements or the consummation of the Transactions, in each case subject to obtaining the Bankruptcy Court Approval, and except for any of the foregoing which, if not made or obtained, would not have an Oncor Material Adverse Effect.

Section 6.04. Capitalization of Oncor AssetCo. Oncor owns all of the outstanding limited liability company interests in Oncor AssetCo, which constitute all of the authorized or outstanding Equity Interests in such entity. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which Oncor or Oncor AssetCo is or will be obligated to issue or sell any issued or unissued Equity Interests in Oncor AssetCo, and there are no Equity Interests in Oncor AssetCo reserved for issuance for any purpose.

Section 6.05. Subsidiaries. Oncor does not have any Subsidiaries that hold any Oncor T Assets or participate in the Subject Oncor Operations (other than Oncor AssetCo).

Section 6.06. Absence of Changes or Events. During the period from January 1, 2017 through the date hereof, except as set forth on Section 6.06 of the Oncor Disclosure Schedule, there has not been:

(a) an Oncor Material Adverse Effect;

(b) any amendment or modification of the organizational documents of any Oncor Entity;

(c) any damage, destruction, loss or casualty to any properties or assets included in the Oncor T Assets, which (after taking into account any available insurance coverage or other sources of recovery) is material to the Oncor T Package, taken as a whole;

(d) the creation of any Lien on any material properties or assets included in the Oncor T Assets, other than a Permitted Encumbrance;

(e) the sale, transfer, lease or other disposition of any material properties or assets included in the Oncor T Assets, except in the ordinary course of business; or

(f) any commitment or agreement to do any of the foregoing.

Section 6.07. Material Contracts. Other than the Oncor Real Property Agreements (which are addressed in Section 6.08) and as set forth on Section 6.07 of the Oncor Disclosure Schedule, there are no Contracts included in the Oncor T Assets that are material to the Oncor T Package or the Subject Oncor Operations.

Section 6.08. Real Property.

(a) Section 6.08(a) of the Oncor Disclosure Schedule sets forth a list as of the date hereof of (i) all real property included in the Oncor T Assets (“Oncor Owned Property”), (ii) all real property currently leased or subleased to an Oncor Entity included in the Oncor T Assets (“Oncor Leasehold Property” and, together with the Oncor Owned Property, the “Oncor Property”), including the lease and any amendments thereto (each, an “Oncor Lease”) under which such Oncor Leasehold Property is held and (iii) all easements, license agreements (including railroad, pipeline and similar crossing rights), rights of way and lease for rights of way, or other rights in or to the use of real property (collectively, “Oncor Easements” and, together with the Oncor Leases, the “Oncor Real Property Agreements”) included in the Oncor T Assets.

(b) As of the date hereof, Oncor has, and at the Closing Oncor AssetCo will have, good and indefeasible fee title to all Oncor Owned Property, free and clear of all Liens other than Permitted Encumbrances. No Oncor Entity has granted to any third party the right to use or access the Oncor Owned Property in any manner that interferes in any material respect with the Oncor Owned Property or the Subject Oncor Operations or otherwise granted to any third party any ownership in any material Oncor Owned Property.

(c) As of the date hereof, Oncor has, and at the Closing Oncor AssetCo will have, valid and enforceable leasehold interests with respect to the Oncor Leasehold Property, free and clear of all Liens other than Permitted Encumbrances, except that the validity and enforceability of the Oncor Leases under which such Oncor Leasehold Property is held are subject to the Enforceability Exceptions.

(d) No consent from any counterparty to any Oncor Real Property Agreement is required in connection with the consummation of the Oncor Merger. To the Knowledge of Oncor, no Oncor Entity is in breach in any material respect or in material default under any Oncor Real Property Agreement to which it is a party. To the Knowledge of Oncor, no counterparty to any of the Oncor Real Property Agreements is in material default of any of its obligations under the applicable Oncor Real Property Agreement.

(e) To the Knowledge of Oncor, there are no developments affecting the Oncor Owned Property or any of the Oncor Real Property Agreements which are pending or threatened, which might materially detract from the value, materially interfere with any present or intended use or materially and adversely affect the fee title of the Oncor Owned Property or any of the Oncor Real Property Agreements.

(f) Oncor has not received written notice from any Person within three years prior to the date of this Agreement asserting that Oncor does not have the right, as a result of title defects or title failures, to use or occupy any portion of the Oncor Property, other than those notices that would not individually, or in the aggregate, reasonably be expected to have an Oncor Material Adverse Effect.

Section 6.09. Ownership; Maintenance of Assets.

(a) As of the date hereof, Oncor has, and at the Closing Oncor AssetCo will have, good and marketable title to, or, in the case of property held under a lease, Contract or other arrangement, a valid leasehold interest in or right to use, all of the personal property, assets and rights included in the Oncor T Assets (excluding any Oncor Property, which is addressed exclusively in Section 6.08), whether tangible or intangible, in each case free and clear of all Liens, other than Permitted Encumbrances.

(b) Since July 13, 2010, the Oncor T Assets have been maintained consistent with Good Utility Practice in all material respects.

Section 6.10. Legal Proceedings. Section 6.10 of the Oncor Disclosure Schedule sets forth a list of (x) each Legal Proceeding that is pending against any Oncor Entity as of the date hereof (as to which a complaint has been served on an Oncor Entity or of which an Oncor Entity has received written notice) which relates to the Oncor T Assets or the Subject Oncor Operations or (y) to the Knowledge of Oncor, each material Legal Proceeding that has been threatened against any Oncor Entity since June 1, 2013, which relates to the Oncor T Assets or the Subject Oncor Operations. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Oncor, threatened against any Oncor Entity since June 1, 2013 that (i) question the validity of this Agreement or any action taken or to be taken by an Oncor Entity in connection with this Agreement, any Ancillary Agreement or the Transactions or (ii) would reasonably be expected to adversely affect in any material respect the ability of an Oncor Entity to perform its obligations under this Agreement or any Ancillary Agreement or consummate the Transactions. No Oncor Entity is subject to any outstanding Order (other than Orders of general applicability to participants in the relevant industry or sector) that would reasonably be expected to have, individually or in the aggregate, an Oncor Material Adverse Effect.

Section 6.11. Environmental Matters.

(a) The Subject Oncor Operations have been conducted, since June 1, 2013, in compliance with all applicable Environmental Laws, except where the failure to so conduct the Subject Oncor Operations would not reasonably be expected to have an Oncor Material Adverse Effect.

(b) As of the date hereof, Oncor holds, and as of the Closing Oncor AssetCo will hold, all Environmental Permits necessary to conduct the Subject Oncor Operations as they are currently conducted, except where the failure to hold such Permits would not reasonably be expected to have an Oncor Material Adverse Effect.

(c) Except as do not affect the Oncor T Assets or the Subject Oncor Operations in any material respect and for which SDTS would not be subject to any material liability from acquiring the Oncor T Package as a result of the SDTS Merger, since June 1, 2013, no written notification, demand, request for information, citation, complaint, Legal Proceeding or Order has been issued to or filed against any Oncor Entity relating to any alleged material failure to comply with any Environmental Law or the suspension, revocation or non-renewal of any Environmental Permit, except for such notifications, demands, requests, citations, complaints, Legal Proceedings or Orders that have been fully and finally resolved without further material liability on the part of any Oncor Entity.

(d) Since June 1, 2013, no Oncor Entity has generated, treated, stored or disposed of (or arranged for the generation, treatment, storage, or disposal of), and no Oncor Entity has Released, Hazardous Materials in a manner that would reasonably be expected to result in material environmental liability on the part of SDTS following the Closing.

(e) To the Knowledge of Oncor, the Oncor Entities have made available, or caused to be made available, to SDTS copies of all environmental reports or assessments prepared since June 1, 2013 that are in the possession or control of any Oncor Entity with respect to compliance by any Oncor Entity with Environmental Laws, the environmental condition of any Oncor T Assets, or any environmental liability of any Oncor Entity related to the Oncor T Assets or the Subject Oncor Operations (including all Phase I and Phase II Environmental Site Assessment reports, investigations and studies).

(f) Since July 13, 2010, the Oncor Entities have not assumed any material environmental liabilities of another Person that are included in the Oncor T Liabilities.

(g) Except as do not affect the Oncor T Assets or the Subject Oncor Operations in any material respect and for which SDTS would not be subject to any material liability from acquiring the Oncor T Package as a result of the Oncor Merger, to the Knowledge of Oncor, there currently are not and never have been any power generation facilities (other than back-up generation equipment) on any of the Oncor Property.

(h) The representations and warranties set forth in this Section 6.11 are the sole and exclusive representations and warranties of the Oncor Entities with respect to matters relating to Environmental Laws or Hazardous Materials.

Section 6.12. Tax Matters. For the avoidance of doubt, the representations and warranties made in this Section 6.12 (the “Oncor Tax Representations”) are the sole and exclusive representations and warranties made by the Oncor Entities with respect to matters related to Taxes.

(a) All Tax Returns required to have been filed by or with respect to Oncor AssetCo, if any, and all material Tax Returns required to have been filed with respect to the Subject Oncor Operations and the Oncor T Assets, have been timely filed (taking into account any extension of time within which to file); all such Tax Returns are complete and accurate in all material respects; and all Taxes required to be paid by Oncor AssetCo, and all material Taxes required to be paid with respect to the Subject Oncor Operations and Oncor T Assets, in each case whether or not shown as due on such Tax Returns, have been paid.

(b) All material Taxes required to be withheld or collected and paid in connection with amounts paid or owing to or from any employee, independent contractor or any other third party by Oncor AssetCo or in connection with the Subject Oncor Operations have been withheld or collected and duly paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(c) There are no pending or, to the Knowledge of Oncor, threatened audits, examinations, investigations or other proceedings in respect of (i) Taxes relating to Oncor AssetCo or (ii) Taxes in respect of the Subject Oncor Operations or Oncor T Assets.

(d) All deficiencies asserted or assessments made by any Governmental Entity in respect of (i) Taxes relating to Oncor AssetCo and (ii) Taxes in respect of the Subject Oncor Operations and Oncor T Assets, in each case, have been fully paid.

(e) There are no Liens for Taxes on any of the Oncor T Assets, other than Permitted Encumbrances.

(f) No written agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any Taxes of Oncor AssetCo or Taxes relating to the Subject Oncor Operations or Oncor T Assets is in effect.

(g) Oncor AssetCo (i) is not subject to any private letter ruling of the IRS or any comparable rulings of any Governmental Authority, except with respect to the Private Letter Ruling, (ii) has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable state or local tax Law, (iii) has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (iv) has not granted any Person any power of attorney that is currently in force with respect to any material Tax matter or (v) has no liability for the unpaid Taxes of any other Person as a transferee or successor.

(h) At all times since its formation, Oncor AssetCo has been properly classified as an entity that is disregarded as an entity separate from its owner for U.S. Federal income Tax purposes.

Section 6.13. Compliance with Applicable Law; Permits; Filings. In connection with the ownership of the Oncor T Assets and the conduct of the Subject Oncor Operations, the Oncor Entities are not in violation of, or default under, any applicable Law or any Permit, except for any such violation or default that would not result in an Oncor Material Adverse Effect. All material Permits required for Oncor to own the Oncor T Assets and conduct the Subject Oncor Operations have been obtained and are valid and in full force and effect.

Section 6.14. Insurance. Section 6.14 of the Oncor Disclosure Schedule sets forth a list of the policies of insurance in force covering the Oncor T Assets and the Subject Oncor Operations. The insurance policies so listed are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination has been received by any Oncor Entity with respect to any such policy.

Section 6.15. Sophisticated Industry Participant; Access to Information.

(a) Oncor is an informed and sophisticated entity engaged in the electric transmission and distribution business with sufficient knowledge and experience in investment and financial matters and in such business to be capable of evaluating the risks and merits of the disposition of the Oncor T Package and the acquisition of the SDTS Package and SU Package. Oncor has been furnished with such documents, materials and other information relating to the SDTS Package and SU Package, and has been afforded the opportunity to obtain such additional information and to ask such questions, as it deemed necessary in connection with the acquisition of the SDTS Package and SU Package.

(b) Oncor acknowledges that the tax consequences of its disposition of the Oncor T Package and the acquisition of the SDTS Package and SU Package will depend on Oncor’s particular circumstances, and none of SDTS, SU or any of their respective Affiliates, direct or indirect owners, officers or agents, or any other Person, will be responsible or liable for the tax consequences to Oncor arising from its disposition of the Oncor T Package or acquisition of the SDTS Package or SU Package (except to the extent that there occurs a breach by the SDTS Entities or SU Entities of the SDTS Tax Representations or the SU Tax Representations, respectively, or their respective covenants contained in Article XI).

Section 6.16. Brokers and Finders. Neither Oncor Entity has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or any Ancillary Agreement or the Transactions for which any SDTS Entity or SU Entity could have any liability or responsibility whatsoever.

Section 6.17. Energy Regulatory Matters.

(a) Oncor is not a “holding company” under the Public Utility Holding Company Act of 2005 (including the regulations of the FERC thereunder). Oncor is subject to regulation (i) under Texas Law as a “public utility,” an “electric utility” and a “transmission and distribution utility” (as such terms are defined under PURA and under the ERCOT Protocols as a “Transmission and/or Distribution Service Provider” (as such term is defined in the ERCOT Protocols), and (ii) by FERC, NERC and the TRE as a “user, owner and operator of the bulk-power system” under Section 215 of the Federal Power Act.

(b) Since January 1, 2015, the Oncor Entities have filed or caused to be filed with each of the PUCT, ERCOT, FERC, NERC, TRE and any other Governmental Entity exercising jurisdiction over any Oncor Entity all material forms, statements, reports, agreements, and documents (including all exhibits, amendments and supplements thereto) required by applicable Law or Order to be filed by such Oncor Entity in connection with the conduct or operation of the Subject Oncor Operations.

Section 6.18. Code Compliance. To the Knowledge of Oncor, (i) none of the Oncor T Assets constructed since July 13, 2010 were in material violation of the standards of the then-applicable version of the NESC when constructed, and (ii) none of the Oncor T Assets are in a condition or circumstance that would require action to bring such Oncor T Assets into compliance with the NESC (after taking into account any “grandfathered” status applicable to the Oncor T Assets exempting such assets from compliance with certain provisions of the NESC).

Section 6.19. Intellectual Property. The use and operation of the Oncor T Assets as presently used in the Subject Oncor Operations does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party, except for any infringement, misappropriation or violation that would not have an Oncor Material Adverse Effect.

ARTICLE VII

Pre-Closing Covenants

Section 7.01. SDTS Conduct of Business.

(a) Except for matters (i) set forth in Section 7.01 of the SDTS Disclosure Schedule, (ii) approved or consented to by Oncor, (iii) required to comply with applicable Law, (iv) contemplated by the SDTS Pre-Closing Merger Agreement or this Agreement or (v) contemplated by or required to implement the SDTS/SU Capex Forecast, during the period (the “Pre-Closing Period”) commencing on the date of this Agreement and ending on the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX, each SDTS Entity shall conduct the Subject SDTS Operations in all material respects in the ordinary course of business and use commercially reasonable efforts to maintain and preserve its relationships with third parties that are material to such operations.

(b) In addition, except for matters (v) set forth in Section 7.01 of the SDTS Disclosure Schedule, (w) approved or consented to by Oncor, (x) required to comply with applicable Law, (y) contemplated by the SDTS Pre-Closing Merger Agreement or this Agreement or (z) contemplated by or required to implement the SDTS/SU Capex Forecast, during the Pre-Closing Period, neither SDTS Entity shall take any action to:

(i) amend or modify the organizational documents of SDTS AssetCo following its formation pursuant to Section 1.01;

(ii) issue any Equity Interests in (following its formation pursuant to Section 1.01), or incur any indebtedness of, SDTS AssetCo;

(iii) adopt a plan or agreement of liquidation, dissolution or other reorganization of SDTS AssetCo;

(iv) consummate any merger or consolidation of SDTS AssetCo with any other Person (other than the SDTS Pre-Closing Merger);

(v) sell, convey, assign, transfer or pledge any material properties or assets included in the SDTS Assets, other than in the ordinary course of business;

(vi) create or impose any Liens on any material properties or assets included in the SDTS Assets, other than Permitted Encumbrances;

(vii) enter into or assume any Contract that would be included in the SDTS Assets or amend, modify, supplement, terminate or waive any rights under any Contract that would be included in the SDTS Assets, other than in the ordinary course of business;

(viii) make any capital expenditure with respect to the SDTS Assets or the Subject SDTS Operations that is not contemplated by the SDTS/SU CapEx Forecast, except to the extent that any such capital expenditure inconsistent with the SDTS/SU CapEx Forecast is (A) reasonably necessary or advisable in response to natural disasters, acts of God, fires, terrorist attacks or changes in regulatory requirements, (B) to satisfy regulatory obligations to serve customers or maintain the safety or reliability of the SDTS Assets or (C) required to maintain compliance with Good Utility Practice; provided, that SDTS shall provide Oncor with prior notice if reasonably practicable (or to the extent prior notice is not reasonably practicable, prompt subsequent notice) of any such capital expenditures inconsistent with the SDTS/SU CapEx Forecast;

(ix) settle or compromise any material Tax claim or liability for Taxes, surrender any right to claim a refund of Taxes, change any Tax election or Tax method of accounting or make any new Tax election that is inconsistent with past practices or adopt any new Tax method of accounting, waive or extend any statute of limitations in respect of Taxes or file any amended Tax Return, in each case relating to the Subject SDTS Operations or SDTS Assets;

(x) enter into, amend, modify, supplement, terminate or waive any rights under any SDTS Real Property Agreement, other than in the ordinary course of business or associated with any capital expenditures permitted pursuant to clause (viii) above or in connection with Allocation Agreements;

(xi) fail to pay or satisfy when due any liability that would be an SDTS Liability if not paid or discharged prior to the SDTS Merger Effective Time, other than in the ordinary course of business;

(xii) settle or compromise any Legal Proceeding which relates to the SDTS Assets or the Subject SDTS Operations, other than as would not result in any liability to be borne by Oncor after the SDTS Merger Effective Time;

(xiii) amend in any material respect, breach in any material respect, terminate or allow to lapse or become subject to default in any material respect any Permit relating to the SDTS Assets or the Subject SDTS Operations, other than as required by applicable Law;

(xiv) make any change to the SDTS Accounting Principles, other than such principles that would not impact the calculation of the Net Book Value of the SDTS Package or the SDTS Working Capital Package hereunder, except as required by GAAP or applicable Law;

(xv) fail to maintain any insurance policy set forth on Section 4.14 of the SDTS Disclosure Schedule or policies comparable thereto with respect to the SDTS Assets;

(xvi) cause SDTS AssetCo to engage in any operations or activities or enter into any Contract, other than as contemplated by this Agreement or an Ancillary Agreement; or

(xvii) commit or agree to do any of the foregoing.

(c) Any approval or consent granted by Oncor as contemplated by paragraphs (a) or (b) above shall also extend and apply to any actions on the part of any SU Entity necessary or appropriate in order to permit or facilitate the action on the part of any SDTS Entity contemplated by such approval or consent.

Section 7.02. SU Conduct of Business.

(a) Except for matters (i) set forth in Section 7.02 of the SU Disclosure Schedule, (ii) approved or consented to by Oncor, (iii) required to comply with applicable Law, (iv) contemplated by the SU Pre-Closing Merger Agreement or this Agreement or (v) contemplated by or required to implement the SDTS/SU Capex Forecast, during the Pre-Closing Period, each SU Entity shall conduct the Subject SU Operations in all material respects in the ordinary course of business and use commercially reasonable efforts to maintain and preserve its relationships with third parties that are material to such operations.

(b) In addition, except for matters (v) set forth in Section 7.02 of the SU Disclosure Schedule, (w) approved or consented to by Oncor, (x) required to comply with applicable Law, (y) contemplated by the SU Pre-Closing Merger Agreement or this Agreement or (z) contemplated by or required to implement the SDTS/SU Capex Forecast, during the Pre-Closing Period, neither SU Entity shall take any action to:

(i) amend or modify the organizational documents of SU AssetCo;

(ii) issue any Equity Interests in, or incur any indebtedness of, SU AssetCo;

(iii) adopt a plan or agreement of liquidation, dissolution or other reorganization of SU AssetCo;

(iv) consummate any merger or consolidation of SU AssetCo with any other Person (other than the SU Pre-Closing Merger);

(v) sell, convey, assign, transfer or pledge any material properties or assets included in the SU Assets, other than in the ordinary course of business;

(vi) create or impose any Liens on any material properties or assets included in the SU Assets, other than Permitted Encumbrances;

(vii) enter into or assume any Contract which would be included in the SU Assets or amend, modify, supplement, terminate or waive any rights under any Contract that would be included in the SU Assets, other than in the ordinary course of business;

(viii) make any capital expenditure with respect to the SU Assets or the Subject SU Operations that is not contemplated by the SDTS/SU CapEx Forecast except to the extent that any such capital expenditure inconsistent with the SDTS/SU CapEx Forecast is (A) reasonably necessary or advisable in response to natural disasters, acts of God, fires, terrorist attacks or changes in regulatory requirements, (B) to satisfy regulatory obligations to serve customers or maintain the safety or reliability of the SDTS Assets or (C) required to maintain compliance with Good Utility Practice; provided, that SU shall provide Oncor with prior notice if reasonably practicable (or to the extent prior notice is not reasonably practicable, prompt subsequent notice) of any such capital expenditures inconsistent with the SDTS/SU CapEx Forecast;

(ix) settle or compromise any material Tax claim or liability for Taxes, surrender any right to claim a refund of Taxes, change any Tax election or Tax method of accounting or make any new Tax election that is inconsistent with past practices or adopt any new Tax method of accounting, waive or extend any statute of limitations in respect of Taxes or file any amended Tax Return, in each case relating to the Subject SU Operations or SU Assets;

(x) fail to pay or satisfy when due any liability that would be an SU Liability if not paid or discharged prior to the SU Merger Effective Time, other than in the ordinary course of business;

(xi) settle or compromise any Legal Proceeding which relates to the SU Assets or the Subject SU Operations, other than as would not result in any liability to be borne by Oncor after the SU Merger Effective Time;

(xii) terminate without “cause” any Transferred Employee;

(xiii) amend in any material respect, breach in any material respect, terminate or allow to lapse or become subject to default in any material respect any Permit relating to the SU Assets or the Subject SU Operations, other than as required by applicable Law;

(xiv) make any change to the SU Accounting Principles, other than such principles that would not impact the calculation of the Net Book Value of the SU Package or the SU Working Capital Package or the Regulatory Payment Amount hereunder, except as required by GAAP or applicable Law;

(xv) fail to maintain any insurance policy set forth on Section 5.14 of the SU Disclosure Schedule or policies comparable thereto with respect to the SU Assets;

(xvi) cause SU AssetCo to engage in any operations or activities or enter into any Contract, other than as contemplated by this Agreement or an Ancillary Agreement; or

(xvii) commit or agree to do any of the foregoing.

(c) Any approval or consent granted by Oncor as contemplated by paragraphs (a) or (b) above shall also extend and apply to any actions on the part of any SDTS Entity necessary or appropriate in order to permit or facilitate the action on the part of any SU Entity contemplated by such approval or consent.

Section 7.03. Oncor Conduct of Business.

(a) Except for matters (i) set forth in Section 7.03 of the Oncor Disclosure Schedule, (ii) approved or consented to by SDTS and SU, (iii) required to comply with applicable Law or (iv) contemplated by the Oncor Pre-Closing Contribution Agreement or this Agreement, during the Pre-Closing Period, each Oncor Entity shall conduct the Subject Oncor Operations in all material respects in the ordinary course of business and use commercially reasonable efforts to maintain and preserve its relationships with third parties that are material to such operations.

(b) In addition, except for matters (w) set forth in Section 7.03 of the Oncor Disclosure Schedule, (x) approved or consented to by SDTS and SU, (y) required to comply with applicable Law or (z) contemplated by the Oncor Pre-Closing Contribution Agreement or this Agreement, during the Pre-Closing Period, neither Oncor Entity shall take any action to:

(i) amend or modify the organizational documents of Oncor AssetCo;

(ii) issue any Equity Interests in, or incur any indebtedness of, Oncor AssetCo;

(iii) adopt a plan or agreement of liquidation, dissolution or other reorganization of Oncor AssetCo;

(iv) consummate any merger or consolidation of Oncor AssetCo with any other Person;

(v) sell, convey, assign, transfer or pledge any material properties or assets included in the Oncor T Assets, other than in the ordinary course of business or as contemplated by the Oncor Pre-Closing Contribution Agreement;

(vi) create or impose any Liens on any material properties or assets included in the Oncor T Assets, other than Permitted Encumbrances;

(vii) enter into or assume any Contract which would be included in the Oncor T Assets or amend, modify, supplement, terminate or waive any rights under any Contract that would be included in the Oncor T Assets, other than in the ordinary course of business;

(viii) settle or compromise any material Tax claim or liability for Taxes, surrender any right to claim a refund of Taxes, change any Tax election or Tax method of accounting or make any new Tax election that is inconsistent with past practices or adopt any new Tax method of accounting, waive or extend any statute of limitations in respect of Taxes or file any amended Tax Return, in each case relating to the Subject Oncor Operations or Oncor T Assets;

(ix) enter into, amend, modify, supplement, terminate or waive any rights under any Oncor Real Property Agreement, other than in the ordinary course of business or in connection with the Easement Assignments;

(x) fail to pay or satisfy when due any liability that would be an Oncor T Liability if not paid or discharged prior to the SDTS Merger Effective Time, other than in the ordinary course of business;

(xi) settle or compromise any Legal Proceeding which relates to the Oncor T Assets or the Subject Oncor Operations, other than as would not result in any liability to be borne by SDTS after the SDTS Merger Effective Time;

(xii) amend in any material respect, breach in any material respect, terminate or allow to lapse or become subject to default in any material respect any Permit relating to the Oncor T Assets or the Subject Oncor Operations, other than as required by applicable Law;

(xiii) make any change to the Oncor Accounting Principles, other than such principles that would not impact the calculation of the Net Book Value of the Oncor T Package or the Oncor Working Capital Package hereunder, except as required by GAAP or applicable Law;

(xiv) fail to maintain any insurance policy set forth on Section 6.14 of the Oncor Disclosure Schedule or policies comparable thereto with respect to the Oncor T Assets;

(xv) cause Oncor AssetCo to engage in any operations or activities or enter into any Contract, other than as contemplated by this Agreement or an Ancillary Agreement; or

(xvi) commit or agree to do any of the foregoing.

(c) Oncor agrees to provide prompt notice to SDTS if, to the Knowledge of Oncor, the Oncor T Package Amount is expected to materially exceed, at the Closing, the Oncor T Package Amount Target.

Section 7.04. Access to Information. During the Pre-Closing Period, (a) the SDTS Entities shall afford the Oncor Entities and their representatives, (b) the SU Entities shall afford the Oncor Entities and their representatives and (c) the Oncor Entities shall afford the SDTS Entities and their representatives reasonable access, upon reasonable prior notice and during normal business hours, to (i) the SDTS Assets, SU Assets or the Oncor T Assets, as applicable, (ii) the senior management personnel engaged in the Subject SDTS Operations, Subject SU Operations or the Subject Oncor Operations, as applicable (in accordance with such reasonable procedures as shall be determined by the party providing such access) and (iii) properties, books, Contracts, commitments and records relating to the Subject SDTS Operations, Subject SU Operations or the Subject Oncor Operations, as applicable; provided, however, that in each case such access shall not unreasonably disrupt the normal operations of the party providing such access and shall not include any sampling, testing or other intrusive environmental investigation (unless such the party who owns the relevant property and is providing such access shall consent in writing to such sampling, testing or investigation). Nothing contained in this Section 7.04 shall obligate any parties or their respective Affiliates or representatives to breach any duty of confidentiality owed to any Person, whether such duty arises contractually, statutorily or otherwise. In addition, notwithstanding anything to the contrary contained in this Section 7.04, no party or any of its Affiliates shall be obligated to provide to any other party (x) any work papers or similar materials prepared by the independent public accountants of such party or its Affiliates, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion, or (y) any documents or information that are protected by the attorney-client privilege or work product doctrines if the applicable party determines in its reasonable discretion that providing copies or access to such documents or information could give rise to a possible waiver of such privilege or doctrine.

Section 7.05. Confidentiality. Each party acknowledges that the documents and information that have been or will be provided to it pursuant to Section 7.04 or otherwise in connection with the preparation, structuring or negotiation of this Agreement or the Ancillary Agreements or planning for, implementation or consummation of the Transactions are subject to the terms of the Confidentiality Agreement, dated April 27, 2017 (the “Confidentiality Agreement”), between InfraREIT, Inc. and Oncor. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to documents and information relating solely to (i) in the case of documents and information provided to the Oncor Entities, the SDTS Assets, Subject SDTS Operations, SU Assets and Subject SU Operations and (ii) in the case of documents and information provided to the SDTS Entities or SU Entities, the Oncor T Assets and the Subject Oncor Operations; provided, however, that each party acknowledges that any and all other documents and information provided to it by the other party or its Affiliates or representatives that are covered by the Confidentiality Agreement shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing until the expiration or termination thereof in accordance with its terms.

Section 7.06. Efforts; Consents and Approvals; Regulatory Filings.

(a) General. At all times during the Pre-Closing Period, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions by the Initial Outside Date or, if extended, the Outside Date, and the taking of such actions as are necessary to make or obtain any requisite filings, consents, Orders, Permits, qualifications, registrations, exemptions or waivers from any third party or Governmental Entity. In addition, no party shall take any action during the Pre-Closing Period (other than any action required to be taken under this Agreement) that could reasonably be expected to materially delay the making or obtaining of, or result in not making or obtaining, any filing, consent, Order, Permit, qualification, registration, exemption or waiver from any Governmental Entity or other Person required to be obtained prior to the Closing.

(b) Consultation; Communication. Unless prohibited by applicable Law and subject to any limitations on access to documents and information provided for in Section 7.04, each party shall consult with the other parties with respect to, and provide any information reasonably requested by the other parties in connection with, all filings made or to be made with any Governmental Entity in connection with this Agreement and the Transactions (other than routine filings under the Exchange Act). If any party or any of its Affiliates receives a request for information (including additional information or documentary material) from any Governmental Entity with respect to this Agreement or any of the Transactions, then such party shall take commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and, unless prohibited by applicable Law, after consultation with the other parties, an appropriate response in compliance with such request. Without limiting the generality of the foregoing, unless prohibited by applicable Law and subject to any limitations on access to documents and information contained in Section 7.04, each party shall provide to the other parties (or their respective representatives) upon request copies of all correspondence between such party and any Governmental Entity relating to the Transactions; provided, however, that no party shall be required to provide to the other parties (i) a complete copy of the filing made by such party or its “ultimate parent entity” under the HSR Act (but only such portions of such filing as are customarily exchanged by parties for the purposes of preparing similar filings) or (ii) copies of correspondence or other documents exchanged with the staff of the PUCT or other parties in connection with any contested proceedings before the PUCT other than proceedings with respect to the STM Application. A party may, as it deems advisable and necessary for the purpose of complying with applicable Law, designate any competitively sensitive materials provided to the other under this Section 7.06(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and each Party shall direct and cause its outside counsel not to disclose such information to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Each party hereto agrees not to schedule, to the extent reasonably practicable, any substantive meetings or substantive communications with the PUCT regarding the Transactions without giving the other parties hereto or their respective Representatives a reasonable opportunity to participate in such meeting or communication to the extent permitted by the PUCT, and in any event the parties shall keep each other reasonably apprised of all material substantive communications with the PUCT regarding the Transactions; provided, however, that nothing in this Section 7.06(b) shall prevent, limit or restrict any party or its Affiliates from (i) interacting, communicating or making filings or applications with, or resolving any investigation or other inquiry of, any PUCT staff or other parties in connection with contested proceedings before the PUCT, other than proceedings with respect to the STM Application (including, for the avoidance of doubt, rate case settlement discussions to the extent the STM Application will include such term or provision being discussed in the context of a rate case settlement discussion) and (ii) responding to unsolicited inquiries related to the Transactions from any agency or other Governmental Entity in response to unsolicited communications related to the Transactions initiated by any such Person.

(c) HSR Filing. In addition to and without limiting the other covenants of the parties contained in this Section 7.06, SDTS, SU and Oncor shall (i) make or cause to be made all the filings required of them or their “ultimate parent entities” under the HSR Act in connection with the Transactions as promptly as practicable after the date of this Agreement (and in no event later than ten business days after the date hereof), (ii) comply, at the earliest practicable date, with any request for information, including any request for additional information and documentary material received by them or any of their respective Affiliates from the United States Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) pursuant to the HSR Act or from any state attorney general or other Governmental Entity or representative thereof in connection with any Competition Law review or investigation of the Transactions, (iii) cooperate with each other and in good faith take into account the views of the other party in connection with any filings, analyses, presentations, memoranda, briefs, arguments, opinions and proposals under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any state attorney general or any other Governmental Entity under any Competition Law, (iv) use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under the HSR Act or any other Competition Law; provided that nothing in this Section 7.06(c) shall obligate any party to enter into any agreement that would limit its freedom of action, ownership or control with respect to its businesses, assets, product lines, properties or services or its ability to retain or hold, any its businesses, assets, product lines, properties or services or any of the businesses, assets, product lines, properties or services of any other party; and (v) advise the parties promptly of any material communication received by such party from the FTC, DOJ, any state attorney general or any other Governmental Entity related to a Competition Law review, investigation or inquiry in connection with the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state attorney general or any other Governmental Entity in connection with the Transactions. Concurrently with the filing of notifications under the HSR Act, SDTS and Oncor shall each request early termination of each applicable “waiting period” under the HSR Act. The Parties shall jointly determine all strategies and tactics regarding the foregoing.

(d) PUCT Filing. As promptly as practicable, but no later than fourteen days after the execution and delivery of this Agreement, one or more of SDTS, SU or Oncor, as applicable, shall submit the following filings or approval requests to the PUCT (collectively, the “PUCT Filings”):

(i) a proposed conditional dismissal of SU and SDTS’s pending rate proceeding in Docket No. 45414 (the “SU/SDTS Rate Case”) on the terms set forth in Schedule 7.06(d)(i) hereto or on other terms that are acceptable to SU and SDTS, in their sole discretion, including a date certain for SU and SDTS to file their next rate case (the “SU/SDTS Rate Case Dismissal”);

(ii) a proposed conditional settlement or resolution of Oncor’s pending rate proceeding in Docket No. 46957 (the “Oncor Rate Case”) on the terms set forth in Schedule 7.06(d)(ii) hereto or on other terms that are acceptable to Oncor, in its sole discretion (the “Oncor Rate Case Settlement”);

(iii) a single integrated Joint Application for Sale, Transfer or Merger (the “STM Application”) and other necessary approvals required to effect the Transactions, which application will contain the terms and undertakings described below in this Section 7.06(d);

(iv) an application for the Interim Rate Order; and

(v) other filings or approval requests which SDTS, SU and Oncor mutually agree are necessary to satisfy the Regulatory Conditions.

The parties agree that the STM Application and any amendments or supplements thereto shall include (i) appropriate provisions designed to obtain satisfaction of the Regulatory Conditions prior to the Closing and (ii) such additional agreements or commitments on the part of the parties as SDTS, SU and Oncor mutually agree are advisable to obtain the PUCT Approval. In addition to and without limiting the other covenants of the parties contained in this Section 7.06, SDTS, SU and Oncor shall accept all requirements, conditions and limitations that are imposed by the PUCT as a condition to the PUCT Approval, other than such conditions or requirements that would, with respect to SDTS or SU, result in the failure of an SDTS/SU Regulatory Condition or, with respect to Oncor, result in the failure of an Oncor Regulatory Condition.

(e) Interim Rate Proposal.

(i) At the time the other applicable filings specified in paragraph (d) above are made, SU will propose and seek approval of agreed interim rates (“Interim Rates”) for the Residential class served under SU’s tariff applicable to the Stanton, Brady and Celeste divisions in Docket No. 45414 consistent with 16 Tex. Admin. Code § 22.125. The Interim Rates will reflect a Residential class retail revenue requirement decrease of $3 million on an annual basis for the Stanton, Brady and Celeste divisions. SU will propose that the Interim Rates take effect beginning 45 days after entry of an order by the PUCT approving the Interim Rates (the “Interim Rate Order”).

(ii) SU shall propose that the Interim Rate Order include provisions to the following effect:

(A) the Interim Rates shall continue in effect until the earlier of (i) the date upon which SU’s distribution customers are transferred to Oncor or (ii) in the event this Agreement is terminated pursuant to Section 9.01 herein, the effective date of SU’s new residential rates finally ordered in Docket No. 45414; and

(B) beginning on the date such Interim Rates take effect, SU shall record on its books as a regulatory asset the difference between the money collected under Interim Rates and the amount of money that would have been collected under SU’s currently-approved residential rates (the “Interim Rate Regulatory Asset”).

(f) SEC Filings. Each of SDTS and Oncor agrees to provide such reasonable assistance to Oncor or Affiliates of SDTS, respectively, with respect to the preparation of any applicable pro forma financial information required to be filed by Oncor or Affiliates of SDTS, respectively, with the Securities and Exchange Commission and furnish or cause to be furnished reasonable access to personnel of SDTS or Oncor, as applicable, and its outside accountants and such other assistance and cooperation, in each case as Oncor or SDTS reasonably requests in connection with the reporting obligations of Oncor or Affiliates of SDTS, respectively, under the Exchange Act in connection with the Transactions and for any other reasonable purpose, including accounting and financial reporting matters.

(g) Motion for Bankruptcy Court Approval. Oncor agrees to use commercially reasonable efforts to cause EFH and EFIH (i) to file a motion with the Bankruptcy Court, requesting Bankruptcy Court Approval and (ii) to take all other actions reasonably required to obtain Bankruptcy Court Approval, in each case as promptly as practicable after the date hereof.

Section 7.07. SU/SDTS Leases. From and after the Closing, each of SU and SDTS hereby irrevocably releases the SDTS Assets from the limitations, restrictions and other terms and provisions of the SU/SDTS Leases and agrees that the SDTS Assets shall not be subject to any Claim, Lien, encumbrance or other right in favor of SU or SDTS arising under or by virtue of the SU/SDTS Leases. Notwithstanding the foregoing, the provisions of this Section 7.07 shall not be construed to alter or affect in any manner the rights and obligations of SDTS and SU against each other arising under or by virtue of the SU/SDTS Leases (as the same may be modified or amended from time to time).

Section 7.08. Supplemental Disclosure. Each of SDTS, SU and Oncor shall have the right from time to time during the Pre-Closing Period to supplement or amend the information contained in the SDTS Disclosure Schedule, SU Disclosure Schedule or the

Oncor Disclosure Schedule, as applicable, with respect to any matter, whether or not in existence or known to such party at the date of this Agreement. Any supplement to or amendment of (i) the (A) listing of properties or assets included in the SDTS Assets, the SU Assets or the Oncor T Assets (including any schedule of assets to be delivered pursuant to Article I or Article II) or (B) the list of Easements set forth in an Easement Schedule, in each case to reflect changes in such properties, assets or Easements after the date of this Agreement that result from capital expenditures or acquisitions or sales or other dispositions of properties and assets that are permitted pursuant to the covenants of the parties set forth in Section 7.01, Section 7.02 and Section 7.03, as applicable, (ii) the list of Easements set forth in an Easement Schedule to (A) include additional Easements primarily related to the Subject SDTS Operations or Subject Oncor Operations, as applicable, or (B) remove Easements that are not primarily related to the Subject SDTS Operations or Subject Oncor Operations, as applicable, (iii) the list of Subject SDTS Transmission Easements, Subject Stanton/McAllen Distribution Easements or Oncor Retained Easements or (iv) the list of SDTS Property set forth in Section 4.08(a) of the SDTS Disclosure Schedule to the extent revisions to such list are expressly contemplated thereby shall, in the case of clauses (i) through (iv), be permitted without the consent of any other party and shall be given effect for all purposes of this Agreement as if such supplement or amendment had been reflected in the applicable disclosure schedule as of the date of this Agreement. Except as provided in the immediately preceding sentence, for purposes of determining whether the conditions to the obligations of Oncor, SDTS or SU in Section 8.02, Section 8.03 or Section 8.04, respectively, have been fulfilled, and for purposes of determining whether there has been a breach of a representation or warranty that is the subject of indemnification under Section 10.01, Section 10.02, Section 10.03 or Section 10.04, as applicable, the applicable disclosure schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement thereof.

ARTICLE VIII

Conditions to Closing

Section 8.01. Conditions to the Obligation of Each Party. The obligation of each of the parties to consummate the Transactions is subject to the satisfaction (or waiver in writing by each party) of the following condition:

(a) No Legal Injunctions or Restraints. There shall not be in effect any applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or any other legal restraint that restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Transactions.

(b) Bankruptcy Court Approval. The Bankruptcy Court shall have entered an Order (the “Bankruptcy Court Approval”) approving the grant by EFIH of its approval of this Agreement and the Transactions.

Section 8.02. Conditions to the Obligation of the Oncor Entities. The obligation of the Oncor Entities to consummate the Transactions is subject to the satisfaction (or waiver by the Oncor Entities) of the following conditions:

(a) Regulatory Conditions. The Oncor Regulatory Conditions shall have been satisfied.

(b) Representations and Warranties.

(i) The SDTS Fundamental Representations in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and all other representations and warranties of the SDTS Entities in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SDTS Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), with such exceptions in the aggregate (for all such representations and warranties) as would not be reasonably be expected to have a SDTS Material Adverse Effect.

(ii) The SU Fundamental Representations in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and all other representations and warranties of SU in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SU Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), with such exceptions in the aggregate (for all representations and warranties) as would not be reasonably be expected to have an SU Material Adverse Effect.

(c) Performance of Obligations.

(i) Each SDTS Entity shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(ii) Each SU Entity shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(d) Closing Payments and Deliveries. SDTS and SU shall have made, or caused to be made, each of the payments and delivered, or caused to be delivered, to Oncor each of the agreements, certificates and other documents required to be made or delivered by it at the Closing pursuant to Section 3.02(a) or (b), as applicable.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have been an SDTS Material Adverse Effect or an SU Material Adverse Effect.

Notwithstanding the foregoing, no Oncor Entity may rely on the failure of any condition set forth in this Section 8.02 to be satisfied if such failure (i) resulted from an action or inaction on the part of SDTS, SU or their respective Affiliates requested or consented to in writing by Oncor or (ii) was caused by the failure of any Oncor Entity to comply in any material respect with its obligations under this Agreement.

Section 8.03. Conditions to the Obligation of the SDTS Entities. The obligation of the SDTS Entities to consummate the Transactions is subject to the satisfaction (or waiver by the SDTS Entities) of the following conditions:

(a) Regulatory Conditions. The SDTS/SU Regulatory Conditions shall have been satisfied.

(b) Representations and Warranties. The Oncor Fundamental Representations in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and all other representations and warranties of the Oncor Entities in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Oncor Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), with such exceptions in the aggregate (for all representations and warranties) as would not be reasonably be expected to have an Oncor Material Adverse Effect.

(c) Performance of Obligations. Each Oncor Entity shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing that relate to or affect the SDTS Merger, the Oncor Merger or any of the other Transactions involving the SDTS Entities.

(d) Closing Payments and Deliveries. Oncor shall have made, or caused to be made, each of the payments and delivered, or caused to be delivered, to SDTS each of the agreements, certificates and other documents required to be made or delivered by it to SDTS at the Closing pursuant to Section 3.02(c).

(e) SU Merger. The SU Merger shall be consummated concurrently with the SDTS Merger and the Oncor Merger.

(f) Lender Consent. The SDTS Entities shall have obtained the consent of the holders of SDTS Senior Secured Notes identified on Schedule 8.03(f) to the consummation of the Transactions to be carried out by the SDTS Entities hereunder.

(g) No Material Adverse Effect. Since the date of this Agreement, there shall not have been an Oncor Material Adverse Effect.

Notwithstanding the foregoing, no SDTS Entity may rely on the failure of any condition set forth in this Section 8.03 to be satisfied if such failure (i) resulted from an action or inaction on the part of Oncor or its Affiliates requested or consented to in writing by SDTS or (ii) was caused by the failure of any SDTS Entity to comply in any material respect with its obligations under this Agreement.

Section 8.04. Conditions to the Obligation of the SU Entities. The obligation of the SU Entities to consummate the Transactions is subject to the satisfaction (or waiver by the SU Entities) of the following conditions:

(a) Regulatory Conditions. The SDTS/SU Regulatory Conditions shall have been satisfied.

(b) Representations and Warranties. The Oncor Fundamental Representations in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and all other Oncor Subject SU Representations in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Oncor Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), with such exceptions in the aggregate (for all representations and warranties) as would not be reasonably be expected to have an Oncor Material Adverse Effect.

(c) Performance of Obligations. Each Oncor Entity shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing that relate to or affect the SU Merger or any of the other Transactions involving the SU Entities.

(d) Closing Payments and Deliveries. Oncor shall have made, or caused to be made, each of the payments and delivered, or caused to be delivered, to SU each of the agreements, certificates and other documents required to be made or delivered by it to SU at the Closing pursuant to Section 3.02(d).

(e) SDTS Merger and Oncor Merger. The SDTS Merger and the Oncor Merger shall be consummated concurrently with the SU Merger.

Notwithstanding the foregoing, no SU Entity may rely on the failure of any condition set forth in this Section 8.04 to be satisfied if such failure (i) resulted from an action or inaction on the part of Oncor or its Affiliates requested or consented to by SU or (ii) was caused by the failure of any SU Entity to comply in any material respect with its obligations under this Agreement.

ARTICLE IX

Termination

Section 9.01. Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(i) by mutual written consent of SDTS, SU and Oncor;

(ii) by SDTS, if any of the conditions set forth in Section 8.01 or Section 8.03 shall have become incapable of fulfillment by the Outside Date (as defined below) and shall not have been waived by SDTS;

(iii) by Oncor, if any of the conditions set forth in Section 8.01 or Section 8.02 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by Oncor;

(iv) by SU, if any of the conditions set forth in Section 8.01 or Section 8.04 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by SU;

(v) by SDTS and SU jointly, if there has been a breach by any Oncor Entity of any representation, warranty, covenant or agreement contained in this Agreement and such breach (A) if it occurred or was continuing as of the Closing Date, would give rise to the failure of a condition to the obligations of SDTS or SU under Section 8.03 or Section 8.04 and (B) is not cured within 30 days after receipt of written notice thereof from SDTS and SU (which notice shall specify in reasonable detail the nature of such breach);

(vi) by Oncor, if there has been a breach by any SDTS Entity or SU Entity of any representation, warranty, covenant or agreement contained in this Agreement and such breach (A) if it occurred or was continuing as of the Closing Date, would give rise to the failure of a condition to the obligations of Oncor under Section 8.02 and (B) is not cured within 30 days after receipt of written notice thereof from Oncor (which notice shall specify in reasonable detail the nature of such breach);

(vii) by SDTS, SU or Oncor upon the issuance of an Order by the PUCT that finds or determines that the PUCT Approval will not be granted or that results in the failure of a Regulatory Condition applicable to such party; or

(viii) by SDTS, SU or Oncor, if the Closing does not occur prior to or on the date that is 240 days after the date of this Agreement (the “Initial Outside Date”); provided, however, that if any approval, authorization or Order required to satisfy the Regulatory Conditions has not been granted by the Initial Outside Date, SDTS, SU or Oncor may, by written notice to the other parties, extend the Initial Outside Date to a date that is no more than 90 days after the Initial Outside Date, but not more than 45 days following the receipt of the PUCT Approval (the Initial Outside Date or the date to which it is extended from time to time is referred to herein as the “Outside Date”);

provided, however, that a party shall not have the right to terminate this Agreement pursuant to subparagraph (ii) through (viii) above if such party is in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of a termination of this Agreement pursuant to this Section 9.01, written notice thereof shall forthwith be given to each other party and the Transactions shall thereupon be abandoned, without further action by any party.

Section 9.02. Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as provided in Section 9.01, this Agreement shall be of no further force and effect, except for the provisions of Section 7.05, Section 9.01 and this Section 9.02, Section 12.01 and Article XIII (which shall remain in full force and effect in accordance with their terms). Nothing in this Section 9.02 shall be deemed to release any party from any liability for any breach by such party of any term, condition, covenant or other provision of this Agreement that occurs when such term, condition, covenant or other provision remains in effect.

ARTICLE X

Indemnification

Section 10.01. Indemnification by SDTS. Subject to the limitations set forth in this Article X, from and after the Closing, SDTS shall indemnify and hold harmless Oncor and its Affiliates and their respective representatives (the “Oncor Indemnitees”) from and against any and all Claims, losses, damages, liabilities, obligations and expenses, including reasonable third party legal fees and expenses, interest, penalties and reasonable expenses of investigation, response action, removal action or remedial action conducted in accordance with industry standards and in a reasonably cost-effective manner (collectively, “Losses”), suffered or incurred by any Oncor Indemnitee (without duplication in the case of any Loss for which indemnification may be provided under more than one provision of this Section 10.01) to the extent arising or resulting from any of the following:

(a) the breach of any representation or warranty of an SDTS Entity contained in this Agreement (excluding the SDTS Tax Representations, the remedy for which is intended to be addressed solely by Section 11.01);

(b) a breach of any covenant or agreement of an SDTS Entity contained in this Agreement to be performed prior to or at the Closing (excluding those set forth in Article XI, the remedy for which is intended to be addressed solely by Section 11.01);

(c) a breach of any covenant or agreement of an SDTS Entity contained in this Agreement to be performed after the Closing (excluding those set forth in Article XI, the remedy for which is intended to be addressed solely by Section 11.01); and

(d) the assertion against, imposition upon or incurrence by any Oncor Indemnitee of any SDTS Retained Liability or Oncor T Liability.

Section 10.02. Indemnification by SU. Subject to the limitations set forth in this Article X, from and after the Closing, SU shall indemnify and hold harmless the Oncor Indemnitees from and against any and all Losses suffered or incurred by any Oncor Indemnitee (without duplication in the case of any Loss for which indemnification may be provided under more than one provision of this Section 10.02) to the extent arising or resulting from any of the following:

(a) the breach of any representation or warranty of an SU Entity contained in this Agreement (excluding the SU Tax Representations, the remedy for which is intended to be addressed solely by Section 11.01);

(b) a breach of any covenant or agreement of an SU Entity contained in this Agreement to be performed prior to or at the Closing (excluding those set forth in Article XI, the remedy for which is intended to be addressed solely by Section 11.01);

(c) a breach of any covenant or agreement of an SU Entity contained in this Agreement to be performed after the Closing (excluding those set forth in Article XI, the remedy for which is intended to be addressed solely by Section 11.01); and

(d) the assertion against, imposition upon or incurrence by any Oncor Indemnitee of any SU Retained Liability.

Section 10.03. Indemnification by Oncor of SDTS Indemnitees. Subject to the limitations set forth in this Article X, from and after the Closing, Oncor shall indemnify and hold harmless SDTS and its Affiliates and their respective representatives (the “SDTS Indemnitees”) from and against any and all Losses suffered or incurred by any SDTS Indemnitee (without duplication for any Loss for which indemnification may be provided under more than one provision of this Section 10.03) to the extent arising or resulting from any of the following:

(a) the breach of any representation or warranty of an Oncor Entity contained in this Agreement (excluding the Oncor Tax Representations, the remedy for which is intended to be addressed solely by Section 11.01);

(b) the breach of any covenant or agreement of an Oncor Entity contained in this Agreement to be performed prior to or at the Closing (excluding those set forth in Article XI, the remedy for which is intended to be addressed solely by Section 11.01);

(c) a breach of any covenant or agreement of an Oncor Entity contained in this Agreement to be performed after the Closing (excluding those set forth in Article XI, the remedy for which is intended to be addressed solely by Section 11.01); and

(d) the assertion against, imposition upon or incurrence by any SDTS Indemnitee of any Oncor T Retained Liability or SDTS Liability.

Section 10.04. Indemnification by Oncor of SU Indemnitees . Subject to the limitations set forth in this Article X, from and after the Closing, Oncor shall indemnify and hold harmless SU and its Affiliates and their respective representatives (the “SU Indemnitees”) from and against any and all Losses suffered or incurred by any SU Indemnitee (without duplication in the case of any Loss for which indemnification may be provided under more than one provision of this Section 10.04) to the extent arising or resulting from any of the following:

(a) the breach of any Oncor Subject SU Representation;

(b) the breach of any covenant or agreement of an Oncor Entity contained in this Agreement to be performed prior to or at the Closing;

(c) a breach of any covenant or agreement of an Oncor Entity contained in this Agreement to be performed after the Closing (excluding those set forth in Article XI, the remedy for which is intended to be addressed solely by Section 11.01); and

(d) the assertion against, imposition upon or incurrence by any SU Indemnitee of any SU Liability.

Section 10.05. Indemnification Procedures.

(a) Procedures Relating to Third Party Claims. If any party or other Person entitled to indemnification under this Article X (an “Indemnified Party”) receives written notice of the commencement of any Legal Proceeding or the assertion of any Claim by a third party or the imposition of any penalty or assessment by a Governmental Authority or other Person for which indemnity may be sought under Section 10.01, Section 10.02, Section 10.03 or Section 10.04 (a “Third Party Claim”), the Indemnified Party shall promptly provide the party who is obligated to indemnify it (the “Indemnifying Party”) with written notice of such Third Party Claim, stating in reasonable detail the nature, basis and the amount thereof, to the extent known, which notice shall be accompanied by copies of the relevant notices and documents (including court papers) received by the Indemnified Party that evidence or relate to such Third Party Claim; provided, however, that the failure of the Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the right of the Indemnified Party to be indemnified in respect of such Third Party Claim or related Losses, except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of the failure to give prompt notice. The Indemnifying Party shall have the right to assume the defense of any Third Party Claim with counsel reasonably acceptable to the Indemnified Party by written notice of assumption delivered to the Indemnified Party within 30 days following the receipt of the written notice of the Third Party Claim referred to above; provided, however, that if, in the reasonable judgment of the Indemnified Party, there exists a material conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim that would make the assumption of such Third Party Claim inappropriate or inadvisable, (i) the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim, (ii) the defense thereof shall be conducted by the Indemnified

Party with counsel reasonably acceptable to the Indemnifying Party and (iii) the Indemnifying Party shall be liable to the Indemnified Party for the reasonable and actual legal expenses incurred by the Indemnified Party in the conduct of the defense thereof (subject to the limitations set forth in Section 10.06). If the Indemnifying Party has assumed the defense of a Third Party Claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection therewith, (ii) the Indemnified Party may retain separate counsel reasonably acceptable to the Indemnifying Party at its sole cost and expense and participate in the defense of the Third Party Claim (but the Indemnifying Party shall control such defense), (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on the part of the Indemnified Party, in each case, without the prior written consent of the Indemnified Party (such written consent not to be unreasonably withheld, conditioned or delayed) and (iv) the Indemnified Party shall cooperate in the defense or prosecution of the Third Party Claim, including through the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to the Third Party Claim, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall consent to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may propose and that (i) includes as an unconditional term thereof a complete release of the Indemnified Party and its Affiliates from the Third Party Claim, (ii) does not require the Indemnified Party or its Affiliates to admit to any wrongdoing and (iii) does not impose any equitable relief on the Indemnified Party or its Affiliates that could reasonably be expected to affect the conduct of their business activities in any material respect. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or consent to the entry of any judgment or enter into any settlement with respect to or otherwise compromise or discharge, the Third Party Claim without the prior written consent of the Indemnifying Party. For the avoidance of doubt, whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the prior written consent of the Indemnifying Party.

(b) Procedures for Non-Third Party Claims. The Indemnified Party will promptly provide the Indemnifying Party with written notice of its discovery of any matter that does not involve a Third Party Claim against the Indemnified Party, but that the Indemnified Party has determined gives rise to a Claim of indemnity hereunder, which written notice shall state in reasonable detail the nature, basis and the amount thereof, to the extent known, and be accompanied by copies of the relevant notices and documents received by the Indemnified Party that evidence or relate to such matter; provided, however, that the failure of the Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of the failure to give prompt notice. The Indemnifying Party shall, within 30 days from receipt of any such notice, provide a responsive notice to the Indemnified Party acknowledging, disputing or otherwise responding to the Claim.

Section 10.06. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Article X, the rights of the parties to indemnification under this Article X and Article XI (solely to the extent provided in Section 10.06(a)) shall be subject to the following limitations:

(a) No Indemnified Party shall be entitled to be indemnified against any Losses of the type described in Section 10.01, Section 10.02, Section 10.03, Section 10.04 or Section 11.01, as applicable, unless a Claim therefor is asserted in writing by such Indemnified Party within the applicable survival period specified in subparagraph (i), (ii) or (iii), as applicable, of this paragraph (a), failing which, such Claim shall be deemed to have been irrevocably waived and extinguished for all purposes. Notwithstanding the foregoing, any Claims for which notice is provided by the Indemnified Party under this Agreement (including under Section 10.05(a) or (b)) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such Claims shall survive until finally resolved.

(i) The representations, warranties, covenants and agreements of the SDTS Entities contained in this Agreement shall survive the Closing solely for purposes of this Article X and Article XI as follows: (A) the representations and warranties of the SDTS Entities in this Agreement (other than the SDTS Fundamental Representations and SDTS Tax Representations) shall survive until the date that is eighteen months after the Closing Date; (B) the SDTS Tax Representations shall survive until the 60th day following the expiration of the statute of limitations applicable to the subject matter thereof; (C) the representations and warranties of the SDTS Entities in Section 4.11 (the “SDTS Environmental Representations”) shall survive until the date that is twenty four months after the Closing Date; (D) the representations and warranties of the SDTS Entities in Section 4.01 (“Organization and Qualification”), Section 4.02 (“Authority; Execution and Delivery; Enforceability”), Section 4.04 (“Capitalization of SDTS AssetCo”), Section 4.17 (“Sophisticated Industry Participant; Access to Information”) and Section 4.18 (“Brokers and Finders”) (the “SDTS Fundamental Representations”) shall survive indefinitely and without limitation (subject to any non-waivable limitations imposed under applicable Law); (E) the covenants and agreements of the SDTS Entities in this Agreement to be performed prior to or at the Closing shall survive until the date that is eighteen months after the Closing Date; and (F) the other covenants and agreements of the SDTS Entities contained in this Agreement shall survive until they are fully performed in accordance with the terms thereof.

(ii) The representations, warranties, covenants and agreements of the SU Entities contained in this Agreement shall survive the Closing solely for purposes of this Article X and Article XI as follows: (A) the representations and warranties of the SU Entities in this Agreement (other than the SU Fundamental Representations and SU Tax Representations) shall survive until the date that is eighteen months after the Closing Date; (B) the SU Tax Representations shall survive until the 60th day following the expiration of the statute of limitations applicable to the subject matter thereof; (C) the representations and warranties of the SU Entities in Section 5.11 (the “SU Environmental Representations”) shall survive until the date that is twenty four months after the Closing Date; (D) the representations and warranties of the SU

Entities in Section 5.01 (“Organization and Qualification”), Section 5.02 (“Authority; Execution and Delivery; Enforceability”), Section 5.04 (“Capitalization of SU AssetCo”), Section 5.17 (“Sophisticated Industry Participant; Access to Information”) and Section 5.18 (“Brokers and Finders”) (the “SU Fundamental Representations”) shall survive indefinitely and without limitation (subject to any non-waivable limitations imposed under applicable Law); (E) the covenants and agreements of the SU Entities in this Agreement to be performed prior to or at the Closing shall survive until the date that is eighteen months after the Closing Date; and (F) the other covenants and agreements of the SU Entities contained in this Agreement shall survive until they are fully performed in accordance with the terms thereof.

(iii) The representations, warranties, covenants and agreements of the Oncor Entities contained in this Agreement shall survive the Closing solely for purposes of this Article X and Article XI as follows: (A) the representations and warranties of the Oncor Entities in this Agreement (other than the Oncor Fundamental Representations and the Oncor Tax Representations) shall survive until the date that is eighteen months after the Closing Date; (B) the Oncor Tax Representations shall survive until the 60th day following the expiration of the statute of limitations applicable to the subject matter thereof; (C) the representations and warranties of the Oncor Entities in Section 6.11 (the “Oncor Environmental Representations”) shall survive until the date that is twenty four months after the Closing Date; (D) the representations and warranties of the Oncor Entities in Section 6.01 (“Organization and Qualification”), Section 6.02 (“Authority; Execution and Delivery; Enforceability”), Section 6.04 (“Capitalization of Oncor AssetCo”), Section 6.15 (“Sophisticated Industry Participant; Access to Information”) and Section 6.16 (“Brokers and Finders”) (the “Oncor Fundamental Representations”) shall survive indefinitely and without limitation (subject to any non-waivable limitations imposed under applicable Law); (E) the covenants and agreements of the Oncor Entities in this Agreement to be performed prior to or at the Closing shall survive until the date that is eighteen months after the Closing Date; and (F) the other covenants and agreements of the Oncor Entities contained in this Agreement shall survive until they are fully performed in accordance with the terms thereof.

Except as expressly provided in this paragraph (a), the representations and warranties of the parties made in this Agreement or in any certificate or other document executed in connection herewith shall not survive the Closing for any purpose.

(b) The Oncor Indemnitees shall not be entitled to indemnification from or by SDTS for any of the following Losses (except to the extent provided in clause (i) or (ii) below):

(i) Losses of the type described in Section 10.01(a) or (b), other than Losses arising from a breach by the SDTS Entities of any SDTS Fundamental Representation or SDTS Environmental Representation or based on actual and intentional fraud on the part of any SDTS Entity (“Oncor Subject SDTS Losses”), unless the amount of all Oncor Subject SDTS Losses incurred or suffered by the Oncor Indemnitees exceeds, on a cumulative basis, 2% of the Final SDTS Package Amount, and then only to the extent of any such excess;

(ii) Losses of the type described in Section 10.01(a) arising from a breach by the SDTS Entities of any SDTS Environmental Representation (“Oncor SDTS Environmental Losses”), unless the amount of all Oncor SDTS Environmental Losses incurred or suffered by the Oncor Indemnitees exceeds, on a cumulative basis, 1% of the Final SDTS Package Amount, and then only to the extent of any such excess; or

(iii) Losses attributable to any individual items or series of items arising from substantially related facts, events or circumstances in an amount less than $200,000.

(c) The Oncor Indemnitees shall not be entitled to indemnification from or by SU for any of the following Losses (except to the extent provided in clause (i) or (ii) below):

(i) Losses of the type described in Section 10.02(a) or (b), other than Losses arising from a breach by the SU Entities of any SU Fundamental Representation or SU Environmental Representation or based on actual and intentional fraud on the part of any SU Entity (“Oncor Subject SU Losses”), unless the amount of all Oncor Subject SU Losses incurred or suffered by the Oncor Indemnitees exceeds, on a cumulative basis, 2% of the Final SU Amount, and then only to the extent of any such excess;

(ii) Losses of the type described in Section 10.01(a) arising from a breach by the SU Entities of any SU Environmental Representation (“Oncor SU Environmental Losses”), unless the amount of all Oncor SU Environmental Losses incurred or suffered by the Oncor Indemnitees exceeds, on a cumulative basis, 1% of the Final SU Amount, and then only to the extent of any such excess; or

(iii) Losses attributable to any individual items or series of items arising from substantially related facts, events or circumstances in an amount less than $200,000.

(d) The SDTS Indemnitees shall not be entitled to indemnification from or by Oncor for any of the following Losses (except to the extent provided in clause (i) or (ii) below):

(i) Losses of the type described in Section 10.03(a) or (b), other than Losses arising from a breach by the Oncor Entities of any Oncor Fundamental Representation or Oncor Environmental Representation or based on actual and intentional fraud on the part of any Oncor Entity (“SDTS Subject Losses”), unless the amount of all SDTS Subject Losses incurred or suffered by the SDTS Indemnitees exceeds, on a cumulative basis, 2% of the Final Oncor Amount, and then only to the extent of any such excess;

(ii) Losses of the type described in Section 10.01(a) arising from a breach by the Oncor Entities of any Oncor Environmental Representation (“SDTS Oncor Environmental Losses”), unless the amount of all SDTS Oncor Environmental Losses incurred or suffered by the SDTS Indemnitees exceeds, on a cumulative basis, 1% of the Final Oncor Amount, and then only to the extent of any such excess; or

(iii) Losses attributable to any individual items or series of items arising from substantially related facts, events or circumstances in an amount less than $200,000.

(e) The SU Indemnitees shall not be entitled to indemnification from or by Oncor for any of the following Losses (except to the extent provided in clause (i) below):

(i) Losses of the type described in Section 10.04(a) or (b), other than Losses arising from a breach by the Oncor Entities of any Oncor Fundamental Representation or based on actual and intentional fraud on the part of any Oncor Entity (“SU Subject Losses”), unless the amount of all SU Subject Losses incurred or suffered by the SU Indemnitees exceeds, on a cumulative basis, 2% of the Final SU Amount, and then only to the extent of any such excess;

(ii) Losses attributable to any individual items or series of items arising from substantially related facts, events or circumstances in an amount less than $200,000.

(f) The Oncor Indemnitees shall not be entitled to indemnification from or by SDTS (i) for Oncor Subject SDTS Losses or Oncor SDTS Environmental Losses in an amount that exceeds, on a cumulative basis, 10% of the Final SDTS Package Amount and (ii) for Oncor SDTS Environmental Losses in an amount that exceeds, on a cumulative basis for Oncor SDTS Environmental Losses only, 4.5% of the Final SDTS Package Amount.

(g) The Oncor Indemnitees shall not be entitled to indemnification from or by SU (i) for Oncor Subject SU Losses or Oncor SU Environmental Losses in an amount that exceeds, on a cumulative basis, 10% of the Final SU Amount and (ii) for Oncor SU Environmental Losses in an amount that exceeds, on a cumulative basis for Oncor SU Environmental Losses only, 4.5% of the Final SU Amount.

(h) The SDTS Indemnitees shall not be entitled to indemnification from or by Oncor (i) for SDTS Subject Losses or SDTS Oncor Environmental Losses in an amount that exceeds, on a cumulative basis, 10% of the Final Oncor Amount and (ii) for SDTS Oncor Environmental Losses in an amount that exceeds, on a cumulative basis for SDTS Oncor Environmental Losses only, 4.5% of the Final Oncor Amount.

(i) The SU Indemnitees shall not be entitled to indemnification for SU Subject Losses in an amount that exceeds, on a cumulative basis, 10% of the Final SU Amount.

(j) No party hereto shall be liable under or in connection with this Agreement (including under this Article X) for indirect, special, incidental, consequential or punitive damages claimed by any other party resulting from or relating to this Agreement or the Transactions; provided, however, that this Section 10.06(i) shall not apply to damages of the type described above that are payable in respect of Third Party Claims asserted against or imposed on an Indemnified Party.

(k) In no event shall the Oncor Indemnitees be entitled to indemnification with respect to any liability or obligation to the extent such liability or obligation was taken into account in the calculation of the Final SDTS Package Amount or the Final SU Amount in accordance with Article I of this Agreement.

(l) In no event shall the SDTS Indemnitees be entitled to indemnification with respect to any liability or obligation to the extent such liability or obligation was taken into account in the calculation of the Final Oncor Amount in accordance with Article I of this Agreement.

(m) For purposes of this Article X, if there occurs a breach of any representation or warranty for which an Indemnifying Party has agreed to provide indemnification (other than a breach of an SDTS Environmental Representation, SU Environmental Representation or Oncor Environmental Representation), the amount of Losses incurred as a result of such breach shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty. In addition, for purposes of this Article X, solely in the case of any SDTS Environmental Representation, SU Environmental Representation or Oncor Environmental Representation, whether or not a breach of any such representation or warranty has occurred and the amount of Losses incurred as a result of any such breach shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 10.07. Exclusive Remedy. The parties hereby agree that, from and after the Closing, the remedies of the parties specifically provided for in this Article X and in Article XI shall be the sole and exclusive remedies available to any of the parties for all matters covered or contemplated by this Agreement; provided, however, that nothing herein shall limit the right of (i) SDTS and Oncor to receive the payments provided for in Section 1.05 or Section 1.06, (ii) SU to receive the payments specified in Section 2.03 or Section 2.04 or (iii) any party to seek specific performance or injunctive relief in connection with a breach by another party of its covenants that inure to the benefit of the first party to the extent that such covenants are required to be performed after the Closing Date. Without limiting the generality of the foregoing, the parties hereby expressly agree that, (a) outside of the remedies specifically provided for in this Article X and Article XI, (i) SDTS shall not have any liability to the Oncor Indemnitees arising out of or related to any breach by any SDTS Entity of any of the representations and warranties set forth in this Agreement, (ii) SU shall not have any liability to the Oncor Indemnitees arising out of or related to any breach by any SU Entity of any of the representations and warranties set forth in this Agreement, (iii) Oncor shall not have any liability to the SDTS Indemnitees or SU Indemnitees arising out of or related to any breach by any Oncor Entity of any of the representations and warranties set forth in this Agreement and (b) each party, on behalf of itself and its indemnitees, hereby irrevocably waives and relinquishes any right to, and agrees not to seek to enforce, any indemnification, contribution, repayment or other remedy or recourse directly or indirectly (through any director or officer of the other party or otherwise) from any other party with respect to any matter relating to the subject matter of this Agreement, including the Transactions (whether on the basis of a claim sounding in tort, contract, statute or otherwise) outside of the provisions of Section 1.06, Section 2.04, this Article X or Article XI or the express provisions of any Ancillary Agreement. Notwithstanding the foregoing, the provisions of this Section 10.07 shall not be construed to alter or affect in any manner the rights and obligations of SDTS and SU against each other arising from any agreements, arrangements or transactions that have been or are in effect between such parties, including the SU/SDTS Leases (as the same may be modified or amended from time to time).

Section 10.08. Insurance and Other Sources of Recovery; Mitigation.

(a) In the case of any Claims for which it is reasonably likely that a party may have a direct or indirect right of recovery against or from one or more third parties or other sources (including rights of recovery under insurance policies or indemnification arrangements with third parties), such party shall seek recovery with respect to such Claims from such sources for so long as pursuit of such recovery is commercially reasonable. To the extent that a party obtains recovery in respect of any such Claims from any such sources, such party shall use the funds provided by such recovery (in lieu of funds provided by any other party pursuant to the indemnification provisions of this Article X) to pay or otherwise satisfy such Claims, and any related Losses for which indemnification is available under this Article X shall be reduced by the amount of such funds realized or paid to the Indemnified Party. If, after an Indemnified Party receives any indemnification payment in respect of Losses under this Article X, the amount of the Losses to which such payment relates is reduced by recovery, settlement or other payment by or from any other Person or source, the amount of such reduction will promptly be repaid by the Indemnified Party to the Indemnifying Party.

(b) Each party hereto shall take reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses for which it is or may be entitled to indemnification hereunder.

Section 10.09. Cooperation; Access to Documents and Information. The parties shall cooperate with each other in connection with resolving any Claims (including Third Party Claims) as to which indemnification is or may be required to be provided in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, any Indemnified Party who elects to seek indemnification pursuant to this Agreement shall (i) provide to the Indemnifying Party, as promptly as practicable, all documents and information relating to any such Claim which are in the possession of the Indemnified Party or its Affiliates or can be obtained by the Indemnified Party without undue cost or expense and (ii) give the Indemnifying Party reasonable access to the accounting and other appropriate personnel and the independent accountants of the Indemnified Party and its Affiliates in order to permit the Indemnifying Party to obtain information reasonably required to evaluate any such Claim. In no event shall an Indemnifying Party be liable to an Indemnified Party pursuant to this Article X for any Losses arising from a Claim to the extent that such Losses could reasonably be expected to have been avoided or reduced if the Indemnified Party had complied in a timely manner with its obligations under this Section 10.09. In addition, notwithstanding anything to the contrary contained in this Section 10.09, no party or any of its Affiliates shall be obligated to provide to any other party (x) any work papers or similar materials prepared by the independent public accountants of such party or its Affiliates, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion, or (y) any documents or information that are protected by the attorney-client privilege or work product doctrines if the applicable party determines in its reasonable discretion that providing copies or access to such documents or information could give rise to a possible waiver of such privilege or doctrine.

Section 10.10. Tax Treatment of Indemnification. For all Tax purposes, (a) Oncor and SDTS agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment made pursuant to Section 10.01, Section 10.03 or Section 11.01 as an adjustment to the Final SDTS Package Amount or the Final Oncor Amount, as applicable, and (ii) Oncor and SU agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment made pursuant to Section 10.02, Section 10.04 or Section 11.01 as an adjustment to the Final SU Amount, in each case unless a final determination by the U.S. Internal Revenue Service (the “IRS”) (which determination shall include the execution of an IRS Form 870-AD or successor form) or the applicable Taxing Authority provides otherwise.

ARTICLE XI

Tax Matters

Section 11.01. Liability for Taxes.

(a) Oncor shall be responsible for, and shall indemnify and hold SDTS harmless from and against, (i) Taxes relating to Oncor AssetCo, the Subject Oncor Operations or the Oncor T Assets which are attributable to any Pre-Closing Tax Period and the portion of any Straddle Period ending on and including the Closing Date, (ii) Taxes resulting from the Oncor Pre-Closing Contribution, (iii) Taxes relating to SDTS AssetCo, the Subject SDTS Operations or the SDTS Assets which are attributable to any Post-Closing Tax Period and the portion of any Straddle Period beginning on the day immediately after the Closing Date, (iv) those Transfer Taxes borne by Oncor pursuant to Section 11.03(b) and (c) and (v) (without duplication) any Taxes attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date and resulting from a breach by the Oncor Entities of any Oncor Tax Representation or any of their covenants contained in this Article XI. Notwithstanding anything in this Section 11.01 or otherwise in this Agreement to the contrary, Oncor shall have no liability to SDTS for (x) Taxes to the extent such Taxes were included as a liability in calculating the Oncor Working Capital Package, (y) Taxes arising from actions taken by or at the direction of SDTS on the Closing Date after the Closing outside the ordinary course of business and (z) Taxes resulting from a breach by SDTS of the covenants in Section 11.02(e).

(b) Oncor shall be responsible for, and shall indemnify and hold SU harmless from and against, (i) Taxes relating to SU AssetCo, the Subject SU Operations or the SU Assets which are attributable to any Post-Closing Tax Period and the portion of any Straddle Period beginning on the day immediately after the Closing Date and (ii) those Transfer Taxes borne by Oncor pursuant to Section 11.03(e).

(c) SDTS shall be responsible for, and shall indemnify and hold Oncor harmless from and against, (i) Taxes relating to SDTS AssetCo, the Subject SDTS Operations or the SDTS Assets which are attributable to any Pre-Closing Tax Period and the portion of any Straddle Period ending on and including the Closing Date, (ii) Taxes resulting from the SDTS Pre-Closing Merger, (iii) Taxes relating to Oncor AssetCo, the Subject Oncor Operations and the Oncor T Assets which are attributable to any Post-Closing Tax Period and the portion of any Straddle Period beginning on the day immediately after the Closing Date, (iv) those Transfer Taxes borne by SDTS pursuant to Section 11.03(a) and (c) or (v) (without duplication) any Taxes attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date and resulting from a breach by the SDTS Entities of any SDTS Tax Representation or any of their covenants contained in this Article XI. Notwithstanding anything in this Section 11.01 or otherwise in this Agreement to the contrary, SDTS shall have no liability to Oncor for (x) Taxes to the extent that such Taxes were included as a liability in calculating the SDTS Working Capital Package, as finally determined pursuant to Section 1.06, (y) Taxes arising from actions taken by or at the direction of Oncor on the Closing Date after the Closing outside the ordinary course of business and (z) Taxes resulting from a breach by Oncor of the covenants in Section 11.02(e).

(d) SU shall be responsible for, and shall indemnify and hold Oncor harmless from and against, (i) Taxes relating to SU AssetCo, the Subject SU Operations or the SU Assets which are attributable to any Pre-Closing Tax Period and the portion of any Straddle Period ending on and including the Closing Date, (ii) Taxes resulting from the SU Pre-Closing Merger, (iii) those Transfer Taxes borne by SU pursuant to Section 11.03(d) and (e) or (iv) (without duplication) any Taxes attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date and resulting from a breach by the SU Entities of any SU Tax Representation or any of their covenants contained in this Article XI. Notwithstanding anything in this Section 11.01 or otherwise in this Agreement to the contrary, SU shall have no liability to Oncor for (x) Taxes to the extent that such Taxes were included as a liability in calculating the SU Working Capital Package, as finally determined pursuant to Section 2.04, (y) Taxes arising from actions taken by or at the direction of Oncor on the Closing Date after the Closing outside the ordinary course of business, and (z) Taxes resulting from a breach by Oncor of the covenants in Section 11.02(e).

(e) Taxes attributable to the portion of a Straddle Period ending on or prior to the Closing Date, and to the portion of the Straddle Period beginning after the Closing Date, shall be determined as follows: (i) in the case of property and other ad valorem Taxes, such Tax shall be prorated based on the number of days in the Straddle Period up to and including the Closing Date, and the number of days in the Straddle Period occurring after the Closing Date, and (ii) to the extent such Tax is measured by income or receipts or otherwise not described in clause (i) above, such Tax shall be allocated based on a closing of the books as of the end of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

Section 11.02. Tax Returns.

(a) Oncor shall prepare or cause to be prepared all Tax Returns which are required to be filed under applicable Law (i) on or prior to the Closing Date and relate to Oncor AssetCo, the Subject Oncor Operations or the Oncor T Assets, (ii) after the Closing Date and relate to Oncor AssetCo, the Subject Oncor Operations or Oncor T Assets for any Pre-Closing Tax Period, (iii) after the Closing Date and relate to SDTS AssetCo, the Subject SDTS Operations or SDTS Assets for any Straddle Period and (iv) after the Closing Date and relate to SU AssetCo, the Subject SU Operations or SU Assets for any Straddle Period. In the case of any Tax Return described clause (ii), Oncor shall pay to the applicable Taxing Authority (or reimburse SDTS if SDTS made such payment) an amount equal to any Taxes shown as due on such Tax Return for which Oncor is responsible under Section 11.01(a), which reimbursement to SDTS shall be made within 10 days after the filing of such Tax Return. In the case of any Tax Return described in clause (iii) or clause (iv), (x) such Tax Return shall be prepared in a manner that is consistent with past practices employed by SDTS (in the case of Tax Returns described in clause (iii)) or SU (in the case of Tax Returns described in clause (iv)) except to the extent a change is required by Law, (y) Oncor shall provide a copy of such Tax Return to SDTS (in the case of Tax Returns described in clause (iii)) or SU (in the case of Tax Returns described in clause (iv)) for review and comment not less than 15 days prior to the due date for such Tax Return (taking into account any applicable extensions) and shall reflect on such Tax Return any reasonable comments provided by SDTS (in the case of Tax Returns described in clause (iii)) or SU (in the case of Tax Returns described in clause (iv)) within 5 days following SDTS’ or SU’s, as the case may be, receipt of such Tax Return from Oncor, and (z) Oncor shall pay to the applicable Taxing Authority the amount of Taxes reflected on such Tax Return and SDTS (in the case of Tax Returns described in clause (iii)) or SU (in the case of Tax Returns described in clause (iv)) shall reimburse Oncor for an amount equal to any Taxes shown as due on such Tax Return for which SDTS or SU, as the case may be, is responsible under Section 11.01(c) or Section 11.01(d), as the case may be, which reimbursement to Oncor shall be made within 10 days after the filing of such Tax Return.

(b) SDTS shall prepare or cause to be prepared all Tax Returns which are required to be filed under applicable Law (i) on or prior to the Closing Date and relate to SDTS AssetCo, the Subject SDTS Operations or the SDTS Assets, (ii) after the Closing Date and relate to SDTS AssetCo, the Subject SDTS Operations or the SDTS Assets for any Pre-Closing Tax Period and (iii) after the Closing Date and relate to Oncor AssetCo, the Subject Oncor Operations or the Oncor T Assets for any Straddle Period. In the case of any Tax Return described in clause (ii), SDTS shall pay to the applicable Taxing Authority (or reimburse Oncor if Oncor made such payment) an amount equal to any Taxes shown as due on such Tax Return for which SDTS is responsible under Section 11.01(c), which reimbursement to Oncor shall be made within 10 days after the filing of such Tax Return. In the case of any Tax Return described in clause (iii), (x) such Tax Return shall be prepared in a manner that is consistent with past practices employed by Oncor except to the extent a change is required by Law, (y) SDTS shall provide a copy of such Tax Return to Oncor for review and comment not less than 15 days prior to the due date for such Tax Return (taking into account any applicable extensions) and shall reflect on such Tax Return any reasonable comments provided by Oncor within 5 days following Oncor’s receipt of such Tax Return from SDTS, and (z) SDTS shall pay to the applicable Taxing Authority the amount of Taxes reflected on such Tax Return and Oncor shall reimburse SDTS for an amount equal to any Taxes shown as due on such Tax Return for which Oncor is responsible under Section 11.01(a), which reimbursement to SDTS shall be made within 10 days after the filing of such Tax Return.

(c) SU shall prepare or cause to be prepared all Tax Returns which are required to be filed under applicable Law and relate to SU AssetCo, the Subject SU Operations or the SU Assets for any Pre-Closing Tax Period and SU shall pay to the applicable Taxing Authority (or reimburse Oncor if Oncor made such payment) an amount equal to any Taxes shown as due on such Tax Return for which SU is responsible under Section 11.01(d), which reimbursement to Oncor shall be made within 10 days after the filing of such Tax Return.

(d) The Party required by Law will file all Tax Returns prepared pursuant to this Section 11.02 and each other Party will cooperate with such filing Party to the extent reasonably requested in connection with such filing.

(e) Except as otherwise required by applicable Tax Law, neither Oncor nor SDTS shall amend, modify or otherwise change any Tax Returns which are attributable to a Pre-Closing Tax Period or a Straddle Period and relate to the Subject Oncor Operations, the Oncor T Assets, the Subject SDTS Operations or the SDTS Assets without the other party’s prior written consent. Except as otherwise required by applicable Tax Law, Oncor shall not amend, modify or otherwise change any Tax Returns which are attributable to a Pre-Closing Tax Period or a Straddle Period and relate to the Subject SU Operations or the SU Assets without SU’s prior written consent.

Section 11.03. Transfer Taxes. All Transfer Taxes resulting from the transactions described in (a) Section 1.01 shall be borne solely by SDTS, (b) Section 1.02 shall be borne solely by Oncor, (c) Section 1.03 and Section 1.04 shall be borne one-half by SDTS and one-half by Oncor, (d) Section 2.01 shall be borne solely by SU and (e) Section 2.02 shall be borne one-half by SU and one-half by Oncor. Each of the parties shall use, and the parties shall cause each of their Affiliates to use, reasonable efforts to avail itself of any available exemptions from or refunds of any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemption or refund.

Section 11.04. Tax Contests; Refunds; Cooperation; Tax Treatment.

(a) Within a reasonable time (but not more than ten days) after a party or any of their respective Affiliates receives written notice of any Tax contest, audit or other proceeding relating to Taxes which are attributable to a Pre-Closing Tax Period and relate to Oncor AssetCo, the Subject Oncor Operations, the Oncor T Assets, SDTS AssetCo, the Subject SDTS Operations, the SDTS Assets, SU AssetCo, the Subject SU Operations or the SU Assets (each, a “Pre-Closing Tax Contest”), the party receiving such written notice shall notify the other party or parties (Oncor, or SU or SDTS, as the case may be) in writing of such Pre-Closing Tax Contest.

(b) The party that is responsible or liable under Section 11.01 for any Taxes resulting from such Pre-Closing Tax Contest (the “Responsible Party”) shall have the sole right, at such party’s expense, to control the defense of any such Pre-Closing Tax Contest. The other party (which shall be Oncor in cases where SU or SDTS is the Responsible Party, SDTS in cases where Oncor is the Responsible Party in respect of Pre-Closing Tax Contests involving Taxes described in Section 11.01(a) or SU in cases where Oncor is the Responsible Party in respect of Pre-Closing Tax Contests involving Taxes described in Section 11.01(b) (the “Other Party”)), shall have the right to participate, at its own expense, in any such Pre-Closing Tax Contest which is reasonably anticipated to have the effect of directly increasing the Tax liability of the Other Party or its Affiliates for any Post-Closing Tax Period. The Responsible Party shall not settle or compromise any Pre-Closing Tax Contest in which the Other Party has a right to participate without the Other Party’s prior written consent if such settlement or compromise would directly and materially increase the Tax liability of the other party or its Affiliates for any Post-Closing Tax Period. Such consent will not be unreasonably withheld or delayed; provided, however, that the Other Party shall consent to any settlement or compromise if the Responsible Party agrees to fully indemnify the Other Party for any increase in the Tax liability of the Other Party and its Affiliates which both is attributable to any Post-Closing Tax Period and directly results from such settlement or compromise.

(c) SDTS or SU, as the case may be, and Oncor shall jointly control the defense of any Tax contest, audit or other proceeding relating to Taxes which are attributable to a Straddle Period and relate to Oncor AssetCo, the Subject Oncor Operations, the Oncor T Assets, SDTS AssetCo, the Subject SDTS Operations, the SDTS Assets, SU AssetCo, the Subject SU Operations or the SU Assets (each, a “Straddle Tax Contest”). Within a reasonable time (but not more than ten days) after a party or any of their respective Affiliates receives written notice of any Straddle Tax Contest, the party receiving such written notice shall notify the other party (Oncor, or SU or SDTS, as the case may be) in writing of such Straddle Tax Contest. Neither party shall settle or compromise any such Straddle Tax Contest without the other party’s prior written consent (such consent not to be unreasonably withheld or delayed).

(d) The Responsible Party shall be entitled to any refund or overpayment of Taxes relating to Oncor AssetCo, the Subject Oncor Operations, the Oncor T Assets, SDTS AssetCo, the Subject SDTS Operations, the SDTS Assets, SU AssetCo, the Subject SU Operations or the SU Assets which are attributable to any Pre-Closing Tax Period. The amount of any refund of Taxes for any Straddle Period shall be equitably apportioned between the applicable parties in accordance with the principles set forth in Section 11.01(e). Any such refunds received by the Other Party or any of its Affiliates shall promptly be paid (together with any interest received thereon, but net of reasonable out-of-pocket expenses incurred in seeking such refund or overpayment) over to the Responsible Party. The Other Party agrees to notify the Responsible Party promptly of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment.

(e) Each party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 11.02, any Pre-Closing Tax Contest, Straddle Tax Contest or tax refund or overpayment claim pursuant to this Section 11.04. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information (including making such records and information available for copying) which are reasonably relevant to any such audit, litigation or other proceeding, the timely provision to the other party of powers of attorney or similar authorizations necessary to carry out the purposes of this Article XI, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree to retain all books and records with respect to Tax matters pertinent to the Oncor AssetCo, Subject Oncor Operations, the Oncor T Assets, SDTS AssetCo, the Subject SDTS Operations, the SDTS Assets, SU AssetCo, the Subject SU Operations and the SU Assets relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the other party or its Affiliates, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(f) Unless otherwise required pursuant to a determination by an applicable Tax Authority, for U.S. federal income Tax purposes (and state and local tax purposes where applicable), the parties intend for the SDTS Merger and the Oncor Merger to be treated as a simultaneous exchange between Oncor and SDTS of the Oncor T Assets for the SDTS Assets which exchange, (a) to the extent such properties constitute real property or are otherwise of like kind (within the meaning of Section 1031 of the Code), will qualify for tax deferred treatment under Section 1031 of the Code to Oncor and SDTS and (b) to the extent not of like kind, under the applicable multi-asset exchange rules, will be treated as boot received in connection with asset transfers that occur pursuant to the SDTS Merger and the Oncor Merger. The parties will cooperate to structure the SDTS Merger and the Oncor Merger in a manner consistent with such intended tax treatment, including if requested by SDTS or Oncor, utilizing an “exchange accommodation titleholder” or a “qualified intermediary” as appropriate for the portion of such asset transfers that qualify as a like-kind exchange. Each party hereto shall prepare and file all Tax Returns in a manner that is consistent with the intended treatment described above, and none of the parties hereto, nor any of their respective Affiliates, shall take any position (whether in Tax Returns, Tax audits or otherwise) that is inconsistent with the intended tax treatment described in the preceding sentence.

Section 11.05. Termination of Tax Sharing Agreements. Any and all Tax allocation or Tax sharing agreements between Oncor AssetCo and any other Person, between SDTS AssetCo and any other Person and between SU AssetCo and any other Person shall be terminated as of the Closing Date and, from and after the Closing Date, none of Oncor AssetCo, SDTS AssetCo, SU AssetCo or their respective successors shall be obligated to make any payment pursuant to any such agreement for any past or future period.

Section 11.06. Private Letter Ruling.

(a) SDTS and Oncor shall use commercially reasonable efforts to, as promptly as reasonably practicable after the date hereof, jointly file with the IRS written requests (collectively, the “Ruling Request,” and together with all related materials and supplements thereto filed or to be filed with the IRS, the “IRS Submissions”) that the IRS issue a private letter ruling or rulings (the “Private Letter Ruling”) to the effect that:

(i) Oncor’s proposed removal/elimination of the accumulated deferred federal income tax (“ADFIT”) attributable to the Oncor T Assets disposed of by Oncor and proposed manner of booking a deferred tax liability (which deferred tax liability would result in an effective reduction of Oncor’s rate base) under FAS 109 (or similar GAAP accounting principles) to account for the difference in initial GAAP and tax basis with respect to the SDTS Assets acquired by Oncor is consistent with, and does not violate, the normalization accounting rules of Section 168(i)(9) of the Code and Treasury Regulations Section 1.167(l)-1(h); and

(ii) SDTS’s proposed removal/elimination of the ADFIT attributable to the SDTS Assets disposed of by SDTS and proposed manner of booking a deferred tax liability (which deferred tax liability would result in an effective reduction of SDTS’s rate base) under FAS 109 (or similar GAAP accounting principles) to account for the difference in initial GAAP and tax basis with respect to the Oncor T Assets acquired by SDTS is consistent with, and does not violate, the normalization accounting rules of Section 168(i)(9) of the Code and Treasury Regulations Section 1.167(l)-1(h).

(b) Oncor and SDTS shall jointly prepare and file the IRS Submissions. Each party shall provide the other party and its tax counsel with copies of, and a reasonable opportunity to review and comment on drafts of all proposed IRS Submissions prepared by the first party and will incorporate any comments or suggested revisions as are reasonably requested by the other party or its tax counsel with respect thereto; provided, however, that the rights to review and comment granted hereunder shall not result in unreasonable delays in submitting the IRS Submissions to the IRS. To the extent that a party, in its good faith judgment, considers any information included in such IRS Submissions (or drafts thereof) to be confidential, such party may require that any such documents provided to the other party be redacted to exclude such information. Subject to the foregoing, a party filing an IRS Submission shall provide the other party with copies of such IRS Submission promptly following the filing thereof.

(c) A representative of each of SDTS and Oncor shall be given the opportunity to participate in all substantive scheduled communications with the IRS concerning the IRS Submissions, including all substantive scheduled conference calls and in-person meetings. In addition, each party (i) shall keep the other party reasonably informed and shall consult in good faith with the other party and its tax counsel with respect to any issue relating to the IRS Submissions and (ii) shall provide the other party with copies of all correspondence, notices, and other written materials received from the IRS and shall otherwise keep the other party and its tax counsel advised of significant developments, and of any substantive communications, in each case, regarding the IRS Submissions and the Transactions. Each party agrees to cooperate and use its commercially reasonable efforts to assist in obtaining the Private Letter Ruling requested in the Ruling Request. Each party agrees to use commercially reasonable efforts to provide any appropriate information and additional representations as requested by the IRS in order to issue the Private Letter Ruling. No additional rulings will be requested unless mutually agreed by the parties.

(d) To the extent that the procedures described in Section 11.06(b) and Section 11.06(c) differ from the procedures applicable to any other regulatory filings described in Section 7.06, the procedures described in Section 11.06(b) and Section 11.06(c) shall govern.

(e) Each of the parties hereby expressly acknowledges and agrees that the obligations of the parties to consummate the Transactions are not conditioned in any way on the issuance or receipt of the Private Letter Ruling or on obtaining any specific ruling from the IRS requested in the IRS Submission.

Section 11.07. Other Provisions. Notwithstanding anything in this Agreement to the contrary, the provisions of Article X (other than Section 10.06(a), to the extent relating to the survival of the SU Tax Representations, Oncor Tax Representations or SDTS Tax Representations or the covenants set forth in this Article XI) shall not apply to indemnification with respect to Taxes or Tax Liabilities, indemnification with respect to breaches of SU Tax Representations, Oncor Tax Representations or SDTS Tax Representations, Pre-Closing Tax Contests or any other Tax matter covered under this Article XI.

Section 11.08. 1031 Allocation. SDTS and Oncor shall use commercially reasonable efforts to agree, within 30 days after the date that the Final Statements are finally determined pursuant to Section 1.6, to the classification of each SDTS Asset and Oncor T Asset for purposes of determining which of the SDTS Assets are of like-kind to the Oncor T Assets within the meaning of Section 1031 of the Code (the “1031 Allocation”). If SDTS and Oncor reach an agreement with respect to the 1031 Allocation, (i) SDTS and Oncor shall, and shall cause their Affiliates to, report consistently with the 1031 Allocation in all Tax Returns, and neither SDTS nor Oncor shall take any position in any Tax Return that is inconsistent with the 1031 Allocation, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code, and (ii) each of SDTS and Oncor agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the 1031 Allocation.

ARTICLE XII

Additional Agreements

Section 12.01. Publicity. No public release or announcement concerning the Transactions shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law (including the Exchange Act) or the rules or regulations of any national securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to its employees that are consistent with the parties’ prior public disclosures regarding the Transactions; provided, further, that each of the parties may make a release or announcement without providing such release or announcement to the other parties for comment so long as such release or announcement is substantially similar to a previous release or announcement which such other parties were allowed to comment on pursuant to this Section 12.01.

Section 12.02. Employees.

(a) No later than thirty days following the execution of this Agreement, Oncor shall make written offers of employment (each, an “Employment Offer”) to the Business Employees set forth on Schedule 12.02(a) hereto, which schedule lists the Business Employees to whom Oncor has chosen to make offers and may be modified from time to time after the date of this Agreement by Oncor with the consent of SU (which consent may not be unreasonably withheld) (the “Offered Employees”). Each Offered Employee shall receive a request for consent (a “Consent”) to be signed and returned by the Offered Employee to SU, allowing SU to release the following (collectively, “Personnel Information”): (i) relevant personnel information of the Offered Employee, including background check results, drug screening results, (ii) materials related to commercial drivers’ licenses held, and certifications, testing and documentation required by the Department of Transportation (“DOT”) or the Federal Motor Carrier Safety Administration (collectively, “Driver Certification Materials”), (iii) lineman/apprentice training, qualification and certification records, and (iv) Form I-9 certifications, and other personally identifiable information such as contact and address information and compensation information. Upon receipt of an Employment Offer, an Offered Employee shall have ten business days to accept or reject the Employment Offer. If an Employment Offer is accepted by an Offered Employee, and except as otherwise provided herein with respect to Offered Employees on leaves of absence as of the Closing Date, the Offered Employee’s employment shall commence with Oncor effective as of the Closing Date and be conditioned upon the occurrence of the Closing. Notwithstanding the foregoing, while the commencement of an Offered Employee’s employment with Oncor shall not be conditioned on the execution of a Consent, such commencement of employment shall be conditioned on the Offered Employee satisfying Oncor’s pre-employment screening and other requirements that apply to similarly situated Oncor employees, including, but not limited to, any applicable drug testing, background checks and completion of any Oncor-required consents; provided, however, that Oncor shall use reasonable efforts to, as permitted by applicable Law, use the Personnel Information supplied by SU with respect to any Offered Employee who has executed and returned a Consent to satisfy such Offered Employee’s applicable pre-employment screening requirements. With respect to any Offered Employee to whom Oncor has made an Employment Offer pursuant to this Section 12.02(a), but who is on any leave of absence on the Closing Date, such Offered Employee shall become employed by Oncor effective as of the date such Offered Employee commences active employment with Oncor (provided that such commencement of active employment occurs not later than ninety (90) days following the Closing Date or such later time as may be required by applicable Law). The date an Offered Employee commences employment with Oncor is referred to herein as his or her “Hire Date.” SU and its Affiliates shall use commercially reasonable efforts to assist Oncor in obtaining access to the Offered Employees prior to their Hire Date in order to discuss their potential employment with Oncor; provided, however, that such access shall not unreasonably disrupt the normal business operations of SU. SU and its Affiliates shall not discourage any Offered Employee from accepting employment with Oncor or make any representations to a Business Employee about terms and conditions of employment with

Oncor; provided, however, that SU and its Affiliates may provide to Business Employees summaries of the terms of this Section 12.02(a), after giving Oncor an opportunity to review and comment on such summaries. At least ten business days prior to the Closing Date, Oncor shall deliver to SU a written notice (the “Confirmation Notice”) specifying (x) each Offered Employee who has accepted an Employment Offer and whether each such Offered Employee has satisfied Oncor’s pre-employment screening requirements referred to above and (y) each Offered Employee who has rejected an Employment Offer. As used in this Agreement, the term “Transferred Employee” means each Offered Employee who accepts an Employment Offer as provided in the preceding provisions of this Section 12.02 and who becomes employed by Oncor on or, if applicable, following the Closing Date in accordance with such Employment Offer.

(b) The employment of each Transferred Employee with SU and its Affiliates shall be deemed terminated effective as of his or her Hire Date at such time that is immediately prior to such Transferred Employee’s commencement of employment with Oncor (the “Transfer Time”). Effective as of (and conditioned upon the occurrence of) each applicable Transfer Time, SU on its own behalf and on behalf of its Affiliates, hereby waives and releases each provision of any confidentiality, non-competition, non-disclosure or other agreement between SU or any of its Affiliates and any Transferred Employee that would restrict or encumber such Transferred Employee’s ability to perform his or her duties as an employee of Oncor; provided, however, that the foregoing waiver and release shall not diminish or otherwise affect in any respect any obligations of a Transferred Employee who was employed by SU at or above the supervisor level with respect to confidential information primarily related to any business, operations, properties or assets to be retained by SDTS or SU after giving effect to the Transactions.

(c) Notwithstanding any other provision herein, each Transferred Employee who is hired into a position with Oncor that is subject to the terms of any then-existing collective bargaining agreement (each, a “Represented Transferred Employee”) with Oncor shall be employed pursuant to the terms of any applicable collective bargaining agreements that govern such position. Each Transferred Employee who is not a Represented Transferred Employee shall receive from Oncor, in connection with their employment and pursuant to its plans and policies, as they may be amended from time to time, (i) base salary or regular hourly wage equal to the greater of (A) the base salary or regular hourly wage received by such Transferred Employee from SU or its Affiliates immediately prior to the Transferred Employee’s Hire Date (the “SU Salary”) and (B) the base salary or regular hourly wage received as of the Hire Date by similarly situated employees of Oncor; provided, however, that if a Transferred Employee’s base salary or regular hourly wage as of the Transfer Time is equal to the SU Salary, such Transferred Employee’s base salary or regular hourly wage will be frozen until the base salary or regular hourly wage falls within the range of base salaries or regular hourly wages that are paid to similarly situated employees of Oncor; and (ii) benefits and incentives, including bonus opportunities, that are substantially similar in the aggregate to the benefits and incentives, including bonus opportunities, offered to similarly situated employees of Oncor; provided, further that any Business Employee who is (x) identified as a temporary employee on Schedule 12.02(a), (y) accepts an Employment Offer pursuant to Section 12.02(a) and (z) becomes employed by Oncor on or, if applicable, following the Closing Date in accordance with such Employment Offer (such Business Employee, a “Transferred Temporary Employee”) shall be eligible for severance and termination benefits in accordance with and as described on Schedule 12.02(c).

(d) Oncor shall provide each Transferred Employee with service credit for benefit eligibility and vesting purposes under the Employee Benefit Plans of Oncor listed on Schedule 12.02(d) (the “Oncor Benefit Plans”) in which such Transferred Employee participates on or after such Transferred Employee’s Hire Date (but not for benefit accrual purposes except as specifically provided on Schedule 12.02(d)) based on each such Transferred Employee’s years of service at SU or any of its Affiliates; provided, however, that such service credit shall be given in accordance with the service crediting provisions of the applicable Oncor Benefit Plan, and consistent with Schedule 12.02(d) and applicable Law; and provided, further, that such service credit shall not be provided to the extent that providing such service credit would result in a duplication of benefits for the same period of service. In calculating such service credit, Oncor shall utilize the Years of Service information provided in Section 5.16(a) of the SU Disclosure Schedule, as adjusted to take into account the amount of time between the date of this Agreement and the Hire Date. With respect to any Oncor Benefit Plans in which any Transferred Employee may, at any time, be eligible to participate that provide medical benefits (including prescription drug, but not life insurance or disability benefits), Oncor shall (i) waive any eligibility, pre-certification and participation requirements or pre-existing condition limitations to the same extent previously met under comparable SU Benefit Plans, and (ii) provide or cause to be provided to each Transferred Employee and his or her eligible dependents credit for any deductibles and out of pocket expenses that were paid (A) during the plan year that includes the Transferred Employee’s Hire Date and (B) prior to becoming eligible to participate in such Oncor Benefit Plans under the analogous SU Benefit Plan (to the same extent that such credit was given under such SU Benefit Plan) in satisfying any applicable deductible requirements and out of pocket maximums under the applicable Oncor Benefit Plan; provided, however, that waiver of any such pre-certification requirement or crediting of such payments towards deductibles and out of pocket maximums shall not occur unless and until information with respect to the pre-certification or amounts paid toward deductibles by Transferred Employees under the analogous SU Benefit Plan as of the Closing Date is provided to Oncor or the third-party administrator of the applicable Oncor Benefit Plan by SU or the third-party administrator of the applicable SU Benefit Plan, and provided, further, that Oncor shall have a reasonable period of time after receipt of such information to reflect in its system the pre-certifications received and crediting of such amounts paid towards deductibles and out of pocket maximums. Notwithstanding the foregoing, the provisions of this Section 12.02(d) shall only apply to a Represented Transferred Employee to the extent the applicable collective bargaining agreement or relationship applicable to such Represented Transferred Employee’s post-Hire Date employment permits the recognition of service (and other) credit contemplated by this Section 12.02(d).

(e) SU shall, subject to applicable Law, use commercially reasonable efforts to provide or cause to be provided to Oncor all information reasonably requested by Oncor to enable Oncor to comply with the terms of Section 12.02(d), including instructing any applicable third-party administrators to supply Oncor with pre-certification decisions and amounts paid by Transferred Employees towards any medical deductibles under the applicable SU Benefit Plan.

(f) Pursuant to the terms of the Oncor Thrift Plan (as defined below), an individual Transferred Employee may elect to rollover cash balances from the SU Benefit Plan that is a tax qualified defined contribution plan intended to be qualified under Section 401(a) of the Code (the “SU 401(k) Plan”) to the analogous Oncor Benefit Plan (the “Oncor Thrift Plan”) with respect to such Transferred Employee (each a “Cash Rollover” and together the “Cash Rollovers”). SU or an Affiliate thereof shall permit any Cash Rollover and shall, prior to the effective time of the Cash Rollovers, take any and all steps necessary to cause that the amounts included in the Cash Rollovers are fully vested prior to rollover.

(g) As soon as practicable after the Closing Date, SU shall (i) pay or cause to be paid to all Transferred Employees any bonuses and incentive compensation payments that are earned during the calendar year the Closing occurs under SU’s annual incentive compensation plans prorated from January 1 of such year through the Closing Date, based on actual results as of the Closing, and (ii) make or cause to be made to SU’s defined contribution plan, any profit-sharing and/or other non-elective contributions with respect to Transferred Employees that, pursuant to such defined contribution plan or in accordance with SU’s past practice and in the ordinary course, would normally be made with respect to compensation earned by such Transferred Employees during the calendar year in which the Closing occurs. For the avoidance of doubt, for periods after a Transferred Employee’s Transfer Time, Oncor shall be responsible for all notices of termination, termination pay, severance pay, and other liabilities and obligations under any applicable Laws or otherwise relating to such Transferred Employee and shall be responsible for salary, wages, benefit coverage, incentive compensation or paid time off earned by such Transferred Employee that relates to such Transferred Employee’s employment with Oncor.

(h) SU shall be responsible for, and shall indemnify and hold Oncor harmless for, all Losses arising from, or relating to, employees of SU and its Affiliates: (i) who do not become Transferred Employees; and (ii) who are Transferred Employees to the extent such Losses arise from or relate to acts or omissions of SU and its Affiliates occurring prior to such Transferred Employees’ Transfer Time, including in each case, termination pay, severance pay, and other liabilities and obligations under applicable Laws, Contracts, and any SU Benefit Plan. Oncor shall be responsible for, and shall indemnify and hold SU and its Affiliates harmless for, all Losses arising from, or relating to Transferred Employees to the extent such Losses arise from or relate to acts or omissions of Oncor occurring on or after such Transferred Employees’ Transfer Time, including in each case, termination pay, severance pay, and other liabilities and obligations under applicable Laws, Contracts, and any Oncor Benefit Plan. For purposes of this Section 12.02, the following claims shall be deemed to arise (and otherwise give rise to Losses) as follows: (A) life, accidental death and dismemberment on the event giving rise to such benefits; (B) short-term disability or similar benefits on the event giving rise to such benefits; (C) medical, vision, dental, and prescription drug benefits, upon delivery of the applicable services, materials or supplies; (D) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable employee participates; and (E) a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs, and if the Workers Compensation Event occurs over a period both preceding and following a Transferred Employee’s Transfer Time, the claim shall be the joint responsibility and liability of SU and Oncor and shall be equitably apportioned between SU and Oncor based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the relevant Transfer Time.

(i) If the Closing occurs, SU shall be responsible for providing applicable notices and coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to all individuals who are M&A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation section 54.4980B-9) with respect to the Transactions, in accordance with the terms of the applicable SU Benefit Plan.

(j) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Oncor Benefit Plan, SU Benefit Plan or similar arrangement. The provisions of this Section 12.02 are solely for the benefit of Oncor and SU, and nothing in this Section 12.02, express or implied, shall confer upon any Business Employee or Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 12.02, express or implied, shall be construed to prevent Oncor or SU from terminating or modifying to any extent or in any respect any Employee Benefit Plan that Oncor or SU may establish or maintain.

Section 12.03. Limited Representations. The parties expressly acknowledge and agree that (a) the SDTS Entities have not made and shall not be deemed to have made to Oncor any representations or warranties relating to the SDTS Assets, the Subject SDTS Operations or any other matter, except for the representations and warranties expressly made in Article IV of this Agreement, (b) the SU Entities have not made and shall not be deemed to have made to Oncor any representations or warranties relating to the SU Assets, the Subject SU Operations or any other matter, except for the representations and warranties expressly made in Article V of this Agreement and (c) the Oncor Entities have not made and shall not be deemed to have made any representations or warranties relating to the Oncor T Assets, the Subject Oncor Operations or any other matter, except for the representations and warranties expressly made in Article VI of this Agreement. Without limiting the generality of the foregoing, the parties further acknowledge and agree that none of the SDTS Entities, the SU Entities, the Oncor Entities or their respective Affiliates or representatives has made or is making any (i) express or implied warranties as to any financial projections or other forward-looking information with respect to the Subject SDTS Operations, the Subject SU Operations or the Subject Oncor Operations, as applicable, (ii) implied warranties of merchantability and fitness for a particular purpose with respect to the SDTS Assets, the SU Assets or the Oncor T Assets, as applicable, or (iii) express or implied warranties as to any other matter which, under applicable Law, would be deemed to give rise to any express or implied warranty unless such warranties were expressly disclaimed, and SDTS, SU and Oncor hereby disclaim any other representations or warranties that would otherwise be deemed to be made by the SDTS Entities, the SU Entities or the Oncor Entities or their respective Affiliates or representatives in connection with this Agreement or the Transactions. Each party further agrees not to assert any Claims or take any position in any Legal Proceeding that is inconsistent with the provisions of this Section 12.03.

Section 12.04. Post-Closing Information. For a period of seven years after the Closing Date, upon reasonable written notice, each of SDTS and SU on the one hand and Oncor on the other hand shall afford or cause to be afforded to the other party and its Affiliates and their respective representatives reasonable access to the personnel, properties, books, Contracts, commitments and records, in each case if and to the extent relating to the SDTS Package, the SU Package or the Oncor T Package, as applicable, for any reasonable business purpose, including in respect of the preparation of financial statements, disclosure documents and reports or filings (including Tax Returns) with any Governmental Entity, of such other party and its affiliates; provided, however that such access does not unreasonably disrupt the normal operations of such other party or any of its Affiliates. Nothing contained in this Section 12.04 shall oblige SDTS, SU or Oncor or any of their respective Affiliates to breach any duty of confidentiality owed to any person, whether such duty arises contractually, statutorily or otherwise. In addition, notwithstanding anything to the contrary contained in this Section 12.04, no party or any of its Affiliates shall be obligated to provide to any other party (x) any work papers or similar materials prepared by the independent public accountants of such party or its Affiliates, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion, or (y) any documents or information that are protected by the attorney-client privilege or work product doctrines if the applicable party determines in its reasonable discretion that providing copies or access to such documents or information could give rise to a possible waiver of such privilege or doctrine.

Section 12.05. Personally Identifiable Information. Each of the parties shall (a) comply with its obligations under all applicable data protection Laws relating to personally identifiable information provided to such party by another party in connection with the Transactions (“PII”) and shall hold all PII in confidence, comply with the providing party’s reasonable instructions regarding the handling of PII and take security measures to safeguard PII against unauthorized, unlawful or accidental access, loss, destruction, damage, disclosure, transfer or other improper use and (b) treat Proprietary Customer Information provided by such party as highly sensitive trade secrets consistent with applicable PURA provisions, PUCT rules, guidelines, and practices and ERCOT Protocols and practices.

Section 12.06. Nontransferable Rights.

(a) Oncor shall use commercially reasonable efforts to obtain at the earliest reasonably practicable date prior to the Closing Date all Oncor Required Authorizations, including the Oncor Required Authorizations set forth on Section 12.06(a) of the Oncor Disclosure Schedule. In the event that (i) any Oncor Required Authorization shall not be obtained by Oncor prior to the Closing Date or (ii) any other right is identified by SDTS to Oncor as an Oncor Nontransferable Right after the Closing Date, Oncor acknowledges and agrees that it shall be bound by, and SDTS as a result of the Oncor Merger shall have a right to enforce, Oncor’s obligations set forth in Section 1.04 of the Oncor Pre-Closing Contribution Agreement.

(b) SDTS shall use commercially reasonable efforts to obtain at the earliest reasonably practicable date prior to the Closing Date all SDTS Required Authorizations, including the SDTS Required Authorizations set forth on Section 12.06(b) of the SDTS Disclosure Schedule. In the event that (i) any SDTS Required Authorization shall not be obtained by SDTS prior to the Closing Date or (ii) any other right is identified by Oncor to SDTS as an SDTS Nontransferable Right after the Closing Date, SDTS acknowledges and agrees that it shall be bound by, and Oncor as a result of the SDTS merger shall have a right to enforce, SDTS’s obligations set forth in Section 4.02 of the SDTS Pre-Closing Merger Agreement.

(c) SU shall use commercially reasonable efforts to obtain at the earliest reasonably practicable date prior to the Closing Date all SU Required Authorizations, including the SU Required Authorizations set forth on Section 12.06(c) of the SU Disclosure Schedule. In the event that (i) any SU Required Authorization shall not be obtained by SU prior to the Closing Date or (ii) any other right is identified by Oncor to SU as an SU Nontransferable Right after the Closing Date, SU acknowledges and agrees that it shall be bound by, and Oncor as a result of the SU merger shall have a right to enforce, SU’s obligations set forth in Section 4.02 of the SU Pre-Closing Merger Agreement.

(d) For the avoidance of doubt and notwithstanding anything in this Section 12.06, the Oncor Pre-Closing Contribution Agreement or the SDTS Pre-Closing Merger Agreement to the contrary, with respect to consents required to the assignment or transfer of any Easements, the use of commercially reasonable efforts shall not require making any monetary payment to any Person entitled to consent to the assignment or transfer of an Easement (except in connection with condemnation proceedings), but shall require the party required to seek consent to pursue, whether prior to or following Closing, appropriate condemnation proceedings (and make payments required by such proceedings).

Section 12.07. Further Assurances . From time to time after the Closing, as and when requested by any party hereto, any other party shall, at the expense of the requesting party (but subject to Section 12.06), execute and deliver, or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions. In addition, SDTS and Oncor shall (i) provide prompt notice to the other party upon discovery that any Easement reasonably believed to be primarily related to the Subject SDTS Operations or Subject Oncor Operations, as applicable, was not allocated or conveyed to the proper party upon the consummation of the Transactions, (ii) discuss and, if applicable, negotiate in good faith the appropriate remedy considering the nature of the Easement and the applicable Subject SDTS Operations or Subject Oncor Operations (including whether the Easement is reasonably necessary for such operations) and (iii) assign or otherwise convey, at the expense of the assigning or conveying party, such Easement (or easement rights pursuant to an Allocation Agreement or Easement Assignment, if applicable) to the proper party.

ARTICLE XIII

Miscellaneous

Section 13.01. Assignment; Parties in Interest . Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned or transferred by any of the parties hereto (including by operation of law in connection with a merger or consolidation) without the prior written consent of each of the parties hereto.

Notwithstanding any assignment or transfer of this Agreement or the rights and obligations of the parties hereunder, each of the parties shall remain responsible for all of its liabilities and obligations under this Agreement. Subject to the first sentence of this Section 13.01, this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns, the Indemnified Parties (with respect to the provisions of Article X) and SDTS/SU Counsel and Oncor Counsel (with respect to the provisions of Section 13.10), and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 13.01 shall be void.

Section 13.02. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and the other Persons identified in Section 13.01, and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights, obligations or benefits hereunder.

Section 13.03. Expenses. Whether or not the Transactions are consummated, except as otherwise expressly provided herein, each of the parties hereto shall be responsible for the payment of its own costs and expenses incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and the planning for, implementation and consummation of the Transactions, including the fees and disbursements of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party. SDTS shall pay any filing fees required under the HSR Act and any other Competition Laws related to the acquisition of the Oncor T Assets. Oncor shall pay any filing fees required under the HSR Act and any other Competition Laws related to the acquisition of the SDTS Assets and SU Assets.

Section 13.04. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three business days after they have been sent by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile transmission, (c) when delivered, if delivered personally to the intended recipient, and (d) two business days after they have been sent by overnight delivery via recognized international courier service, in each case, addressed to a party at the following address for such party:

(i) if to SDTS:

Sharyland Distribution & Transmission Services, L.L.C.

c/o InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: Stacey H. Doré

Facsimile: (214) 855-6701

with a copy, which shall not constitute effective notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Geoffrey L. Newton

Facsimile: (214) 661-4753

(ii) if to SU:

Sharyland Utilities, LP

1807 Ross Avenue

4th Floor

Dallas, Texas 75201

Attention: Kelly Frazier

Facsimile: (214) 978-8810

with a copy, which shall not constitute effective notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Geoffrey L. Newton

Facsimile: (214) 661-4753

(iii) if to Oncor:

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attention: Allen Nye, Kevin Fease and Mike Davitt

Facsimile: (214) 486-2190

with a copy, which shall not constitute effective notice, to:

Vinson & Elkins L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Matthew C. Henry and Christopher R. Rowley

Facsimile: (214) 999-7726 and (214) 999-7972

or to such other addresses as shall be furnished in writing by any such party to the other party or parties hereto in accordance with the provisions of this Section 13.04.

Section 13.05. Headings; Disclosure Schedules; Definitions; Interpretation.

(a) The descriptive headings of the several Articles and Sections of this Agreement and the Exhibits, Schedules and Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

(b) For purposes of the representations and warranties of each party contained in this Agreement, disclosure in any section of a Disclosure Schedule delivered by such party of any facts or circumstances shall be deemed to be adequate disclosure of such facts or circumstances with respect to all other representations or warranties made by such party, whether or not such disclosure specifically identifies or purports to respond to one or more of such other representations and warranties, if it is reasonably apparent on the face of such Disclosure Schedule that such disclosure pertains to the subject matter of such other representations and warranties. Any information provided in a Disclosure Schedule is solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations or warranties of the party providing such Disclosure Schedule pursuant to this Agreement, or otherwise alter in any way the terms of this Agreement. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Descriptions of terms or documents summarized in the Disclosure Schedules shall be deemed qualified in their entirety by reference to the documents themselves.

(c) For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends or applies, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

(d) For all purposes of this Agreement, the defined terms used in this Agreement shall have the meanings ascribed to them in Schedule 1 hereto.

Section 13.06. Integrated Contract; Exhibits and Schedules. This Agreement, including the Schedules and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 13.11, the Confidentiality Agreement and the Ancillary Agreements, including the schedules, exhibits and annexes thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and cancel, merge and supersede all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof. The parties expressly represent that in entering into this Agreement: (a) they are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (c) they are relying upon their own knowledge and the advice of counsel; (d) they knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Agreement; and (e) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. All Exhibits and Schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. In the event of any conflict between the provisions of this Agreement (including the Disclosure Schedules and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

Section 13.07. Severability; Enforcement. The invalidity, illegality or unenforceability of any provision of this Agreement or portion hereof shall not affect the validity, force or effect of the remaining provisions or portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any Legal Proceeding brought to enforce such restriction.

Section 13.08. Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles (except to the extent that the SDTS Merger or SU Merger is governed by the DLLCA).

Section 13.09. Choice of Forum.

(a) Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas in any Legal Proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (ii) agrees that all Claims in respect of any such Legal Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or any Ancillary Agreement (whether on the basis of a Claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue in any Legal Proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any court specified in accordance with the provisions of Section 13.09(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum or forum nonconveniens to the maintenance of such Legal Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 13.04. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 13.10. Transaction Privilege. With respect to Baker Botts L.L.P., Eversheds Sutherland (US) LLP and any other counsel that represents SDTS or SU in connection with the Transactions (collectively, “SDTS/SU Counsel”):

(i) Oncor hereby acknowledges and agrees that SDTS/SU Counsel have represented the SDTS Entities and SU Entities over a substantial period of time prior to the date hereof, including in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transactions, and that SDTS, SU and their respective Affiliates and representatives (each, an “SU/SDTS Group Member”) have a reasonable expectation that, after the Closing, SDTS/SU Counsel will represent them in connection with any Claim or Legal Proceeding involving any SU/SDTS Group Member, on the one hand, and any Oncor Entity and its Affiliates and representatives (each, an “Oncor Group Member”), on the other hand, arising under or relating to this Agreement or the Transactions.

(ii) Oncor, on its own behalf and on behalf of the other Oncor Group Members, hereby expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under any applicable Law or standard of professional responsibility if, after the Closing, SDTS/SU Counsel represent the SU/SDTS Group Members or any of them in connection with any Claim or Legal Proceeding arising under or relating to this Agreement or the Transactions.

(iii) In addition, each of the parties hereto irrevocably acknowledges and agrees that, from and after the Closing, any attorney-client privilege arising from communications prior to the Closing between any one or more representatives of SU/SDTS AssetCo, on the one hand, and SDTS/SU Counsel, on the other hand, whether related to this Agreement, the Transactions, or otherwise, shall be excluded from the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the SDTS Merger Surviving Entity or SU Merger Surviving Entity as of the SDTS Merger Effective Time or SU Merger Effective Time, respectively, pursuant to the DLLCA or the TBOC. All communications involving attorney-client confidences between SDTS AssetCo or SU AssetCo, on the one hand, and SDTS/SU Counsel, on the other hand, relating to the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to SDTS or SU, as applicable (and not Oncor).

(iv) Oncor agrees that it shall, and shall cause any other Oncor Group Member to, execute any document or instrument requested from time to time by SDTS, SU or SDTS/SU Counsel in order to evidence or effectuate the intentions of the parties reflected in this Section 13.10(a).

(v) This Section 13.10(a) is for the benefit of the SDTS, SU and SDTS/SU Counsel and such Persons are intended third-party beneficiaries of this Section 13.10(a). This Section 13.10(a) shall be irrevocable, and no term of this Section 13.10(a) may be amended, waived or modified, without the prior written consent of SDTS, SU and SDTS/SU Counsel.

(b) With respect to Vinson & Elkins LLP and any other counsel that represents Oncor in connection with the Transactions (“Oncor Counsel”):

(i) SDTS and SU hereby acknowledge and agree that Oncor Counsel has represented the Oncor Entities over a substantial period of time prior to the date hereof, including in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transactions, and that the Oncor Group Members have a reasonable expectation that, after the Closing, Oncor Counsel will represent them in connection with any Claim or Legal Proceeding involving any Oncor Group Member, on the one hand, and any SU/SDTS Group Member, on the other hand, arising under or relating to this Agreement or the Transactions.

(ii) SDTS and SU, on their own behalf and on behalf of their respective SU/SDTS Group Members, hereby expressly waive and agree not to assert any conflict of interest that may arise or be deemed to arise under any applicable Law or standard of professional responsibility if, after the Closing, Oncor Counsel represents the Oncor Group Members or any of them in connection with any Claim or Legal Proceeding arising under or relating to this Agreement or the Transactions.

(iii) In addition, each of the parties hereto irrevocably acknowledges and agrees that, from and after the Closing, any attorney-client privilege arising from communications prior to the Closing between any one or more representatives of Oncor AssetCo, on the one hand, and Oncor Counsel, on the other hand, whether related to this Agreement, the Transactions, or otherwise, shall be excluded from the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Oncor Merger Surviving Entity as of the Oncor Merger Effective Time pursuant to the TBOC. All communications involving attorney-client confidences between Oncor AssetCo, on the one hand, and Oncor Counsel, on the other hand, relating to the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to Oncor (and not SDTS or SU).

(iv) SDTS and SU agree that they shall, and shall cause their respective SU/SDTS Group Members to, execute any document or instrument requested from time to time by Oncor or Oncor Counsel in order to evidence or effectuate the intentions of the parties reflected in this Section 13.10(b).

(v) This Section 13.10(b) is for the benefit of the Oncor and Oncor Counsel and such Persons are intended third-party beneficiaries of this Section 13.10(b). This Section 13.10(b) shall be irrevocable, and no term of this Section 13.10(b) may be amended, waived or modified, without the prior written consent of Oncor and Oncor Counsel.

Section 13.11. Amendments; Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be altered only by an instrument in writing signed by each of the parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

Section 13.12. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile, or by electronic image scan to the other party hereto.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SDTS: SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By:	/s/ Brant Meleski
Name: Brant Meleski
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

SU: SHARYLAND UTILITIES, L.P.

By:	/s/ Greg Wilks
Name: Greg Wilks
Title: Chief Financial Officer

SU ASSETCO: SU ASSETCO, L.L.C.

By:	/s/ Greg Wilks
Name: Greg Wilks
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

ONCOR: ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ David Davis
Name: David Davis
Title: Senior Vice President and Chief Financial Officer

ONCOR ASSETCO: ONCOR ASSETCO LLC By: ONCOR ELECTRIC DELIVERY COMPANY LLC, its sole member

By:	/s/ David Davis
Name: David Davis
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Schedule 1

Definitions

For all purposes of this Agreement, the terms set forth below have the following respective meanings:

“1031 Allocation” has the meaning set forth in Section 11.08.

“ADFIT” has the meaning set forth in Section 11.06(a)(i).

“Affiliate” means, with respect to any Person, (i) any Subsidiary of such Person or (ii) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Agreements” has the meaning set forth in the SDTS Pre-Closing Merger Agreement.

“Ancillary Agreements” means all agreements and instruments to be executed and delivered at the Closing in accordance with the terms of this Agreement or in order to consummate the Transactions. The term “applicable Ancillary Agreements” means, with respect to a party, all Ancillary Agreements to which such party is, or is proposed (under the terms of this Agreement) to be a party.

“Applicable Asset Identification Information” has the meaning set forth in Section 1.05(c).

“Applicable Transmission Systems” has the meaning set forth in the Recitals.

“Arbiter Objection Statement” has the meaning set forth in Section 1.06(f).

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Court Approval” has the meaning set forth in Section 8.01(b).

“Brady/Celeste Business” has the meaning set forth in the Recitals.

“business day” means any day except for a Saturday or Sunday, or any other day on which commercial banks are not required or authorized to close in Dallas, Texas.

“Business Employee” means any employee of SU or any of its Affiliates whose primary work duties involve providing services as an employee with respect to the Subject SU Operations.

“Cash Payment Amount” means $21,076,681.

“Cash Rollover” has the meaning set forth in Section 12.02(f).

“CCN” has the meaning set forth in Exhibit G.

Schedule 1 — Definitions

1

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions that have the purpose or effect of monopolization, restriction of trade or lessening of competition, including the HSR Act.

“Confidentiality Agreement” has the meaning set forth in Section 7.05.

“Confirmation Notice” has the meaning set forth in Section 12.02(a).

“Consent” has the meaning set forth in Section 12.02(a).

“Contract” means any currently effective written agreement, contract, loan, indenture, note, bond, lease, license, consensual obligation, binding commitment, undertaking or other legally binding agreement or obligation.

“Delaware SDTS Merger Certificate” has the meaning set forth in Section 1.03(b).

“Delaware SU Merger Certificate” has the meaning set forth in Section 2.02(b).

“Delivering Party” has the meaning set forth in Section 1.05(e) or Section 1.06(c), as applicable.

“Disclosure Schedules” means the SDTS Disclosure Schedules, SU Disclosure Schedules or the Oncor Disclosure Schedules.

“Disputed Amount” has the meaning set forth in Section 1.06(d).

“DLLCA” means the Delaware Limited Liability Company Act.

“DOJ” has the meaning set forth in Section 7.06(c).

“DOT” has the meaning set forth in Section 12.02(a).

“Driver Certification Materials” has the meaning set forth in Section 12.02(a).

“Easement” means an SDTS Easement or Oncor Easement, as applicable.

“Easement Assignments” has the meaning set forth in the Oncor Pre-Closing Contribution Agreement.

“Easement Schedule” means Section 4.08(a)(iii) of the SDTS Disclosure Schedule or Section 6.08(a)(iii) of the Oncor Disclosure Schedule, as applicable.

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“EECRF” has the meaning set forth in Exhibit G.

“EFH” means Energy Future Holdings Corp., a Delaware corporation and the parent company of EFIH.

“EFIH” means Energy Future Intermediate Holding Company LLC, a Delaware limited liability company and the parent company of Oncor Holdings.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any other personnel policy (oral or written), equity option, restricted equity, equity purchase plan, other equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other welfare, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment, severance or retention agreement, and any other plan, agreement, arrangement, program, practice, or understanding providing any compensation or benefits.

“Employment Offer” has the meaning set forth in Section 12.02(a).

“Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement, the Ancillary Agreements or any other Contract, that the enforcement thereof is or may be subject to the effect of (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction; and (iii) applicable Law or public policy limiting the enforcement of provisions providing for the indemnification of any person.

“Environmental Laws” means any Laws in effect as of the date hereof relating to protection of the environment and relating to health and safety matters or any actual or potential Release of any Hazardous Materials.

“Environmental Permits” means all Permits required under applicable Environmental Laws.

“Equity Interests” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, (ii) with respect to any partnership, all partnership interests or units, participations or equivalents of partnership interests of such partnership, however designated, or (iii) with respect to any limited liability company, all limited liability company or membership interests or units, participations or equivalents of limited liability company or membership interests of such limited liability company, however designated.

“ERCOT” means the Electric Reliability Council of Texas, Inc.

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“ERCOT Protocols” means the documents adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time that contain the scheduling, operating, planning, reliability, and settlement (including customer registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT including all polices, guidelines, procedures, forms, and applications contained within the “Other Binding Documents” adopted by ERCOT.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.

“Estimated Closing Statements” has the meaning set forth in Section 1.05(d).

“Exchange Act” has the meaning set forth in Section 4.03(b).

“FERC” means the Federal Energy Regulatory Commission.

“Fiber Sharing License” has the meaning set forth in Section 3.02(a)(iii).

“Final Arbiter” means KPMG, or, if such firm declines to serve as accounting arbiter or each of (i) Oncor and (ii) SDTS (if a there is a Disputed Amount pursuant to Section 1.06(d)) or SU (if there is a SU Disputed Amount pursuant to Section 2.04(c)) , or both SDTS and SU (if there is both a Disputed Amount pursuant to Section 1.06(d) and an SU Disputed Amount pursuant to Section 2.04(c)) agree in writing not to engage such firm, such other firm of independent public accountants as is mutually agreed upon in writing by the parties specified in clause (i) and (ii) above.

“Final Oncor Amount” has the meaning set forth in Section 1.06(g)(ii)(A).

“Final Oncor AssetCo Schedule” has the meaning set forth in Section 1.06(a).

“Final Oncor AssetCo Statement” has the meaning set forth in Section 1.06(a).

“Final SDTS Amount” has the meaning set forth in Section 1.06(g)(i)(A).

“Final SDTS AssetCo Schedule” has the meaning set forth in Section 1.06(b).

“Final SDTS AssetCo Statement” has the meaning set forth in Section 1.06(b).

“Final SDTS Package Amount” has the meaning set forth in Section 1.05(a).

“Final Statements” has the meaning set forth in Section 1.06(b).

“Final SU Amount” has the meaning set forth in Section 2.04(f)(i).

“Final SU AssetCo Schedule” has the meaning set forth in Section 2.04(a).

“Final SU AssetCo Statement” has the meaning set forth in Section 2.04(a).

Schedule 1 — Definitions

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“FLSA” means the Fair Labor Standards Act, as amended.

“FTC” has the meaning set forth in Section 7.06(c).

“GAAP” means generally accepted accounting principles, as in effect in the United States at the time of the application thereof.

“Good Utility Practice” means any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is intended to include acceptable practices, methods, and acts generally accepted in the region.

“Governmental Entity” means any federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, corporation, instrumentality or regulatory body.

“Hazardous Materials” means any substance, material, waste or chemical that is listed, regulated or defined as hazardous, toxic or radioactive by any Environmental Law, or any other substance that is declared or defined to be hazardous or toxic under or pursuant to any Environmental Law.

“Hire Date” has the meaning set forth in Section 12.02(a).

“HSR Act” has the meaning set forth in Section 4.03(b).

“Indemnified Party” has the meaning set forth in Section 10.05(a).

“Indemnifying Party” has the meaning set forth in Section 10.05(a).

“Initial Outside Date” has the meaning set forth in Section 9.01(a)(viii).

“Intellectual Property” means patents, trade secrets, copyrights, registered or unregistered, trademarks or service marks, including applications for any of the foregoing, and confidential and proprietary information.

“Interconnection Agreement” means the interconnection agreement, in the form attached as Exhibit H hereto (which form may omit certain schedules that the parties agree will be completed following the Closing).

“Interim Rate Order” has the meaning set forth in Section 7.06(e)(i).

“Interim Rate Regulatory Asset” has the meaning set forth in Section 7.06(e)(ii)(B).

“Interim Rates” has the meaning set forth in Section 7.06(e)(i).

“IRS” has the meaning set forth in Section 10.10.

Schedule 1 — Definitions

5

“IRS Submissions” has the meaning set forth in Section 11.06(a).

“Joinder Agreement” means an agreement, duly executed by SDTS AssetCo, agreeing to become party to the terms of this Agreement.

“Joint Use Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Knowledge of Oncor” means all matters actually (and not constructively or by imputation) known to Mark Carpenter, David Davis, Jim Greer or Rick Hays as of the applicable date, after reasonable inquiry by such Persons of personnel having managerial responsibility relating to such matter (and SDTS and SU each agree that the inclusion of those individuals in this definition does not result in any of them having any personal liability to SDTS or SU or any of their respective Affiliates under this Agreement or otherwise).

“Knowledge of SDTS” means all matters actually (and not constructively or by imputation) known to Brant Meleski or Lance Phillips as of the applicable date, after reasonable inquiry by such Persons of personnel having managerial responsibility relating to such matter (and Oncor agrees that the inclusion of those individuals in this definition does not result in any of them having any personal liability to Oncor or any of its Affiliates under this Agreement or otherwise).

“Knowledge of SU” means all matters actually (and not constructively or by imputation) known to Greg Boggs, Mark Meyer or Greg Wilks as of the applicable date, after reasonable inquiry by such Persons of personnel having managerial responsibility relating to such matter (and Oncor agrees that the inclusion of those individuals in this definition does not result in any of them having any personal liability to Oncor or any of its Affiliates under this Agreement or otherwise).

“Law” means any federal, state, tribal or local law, statute, rule, ordinance, code or regulation.

“Leasehold Property” means, collectively, the SDTS Leasehold Property, SU Leasehold Property and the Oncor Leasehold Property.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding by or before any court or other Governmental Entity, whether civil, criminal or investigative.

“Liens” means any lien, pledge, mortgage, deed of trust, license, option, right of first refusal, easement, restrictive covenant, security interest, attachment, levy or other similar encumbrance or adverse claim affecting title.

“Losses” has the meaning set forth in Section 10.01, but such term is subject in all respects to the provisions of Section 10.06(i).

“Mobile Substation License Agreement” has the meaning set forth in Section 3.02(a)(v).

“Negotiation Period” has the meaning set forth in Section 1.06(e).

“NERC” means the North American Electric Reliability Corporation.

“NESC” has the meaning set forth in Section 4.20.

Schedule 1 — Definitions

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“Net Book Value” means, with respect to specific assets and liabilities, the net book value thereof as calculated (i) in the case of the SDTS Package, in accordance with the SDTS Accounting Principles, (ii) in the case of the SU Package, in accordance with the SU Accounting Principles or (iii) in the case of the Oncor T Package, in accordance with the Oncor Accounting Principles.

“O&M Expenses” has the meaning set forth in Exhibit G.

“Objection Notice” has the meaning set forth in Section 1.06(d).

“Objection Period” has the meaning set forth in Section 1.06(d).

“Offered Employees” has the meaning set forth in Section 12.02(a).

“Oncor” has the meaning set forth in the Preamble.

“Oncor Accounting Principles” has the meaning set forth in Section 1.05(d).

“Oncor AssetCo” has the meaning set forth in the Preamble.

“Oncor Benefit Plans” has the meaning set forth in Section 12.02(d).

“Oncor Closing Estimated Amount” has the meaning set forth in Section 1.05(f)(i).

“Oncor Counsel” has the meaning set forth in Section 13.10(b).

“Oncor Disclosure Schedule” has the meaning set forth in Article VI.

“Oncor Easements” has the meaning set forth in Section 6.08(a).

“Oncor Entities” has the meaning set forth in Article VI.

“Oncor Environmental Representations” has the meaning set forth in Section 10.06(a)(iii).

“Oncor Estimated Closing Statement” has the meaning set forth in Section 1.05(d).

“Oncor Fundamental Representations” has the meaning set forth in Section 10.06(a)(iii).

“Oncor Group Member” has the meaning set forth in Section 13.10(a)(i).

“Oncor Holdings” means Oncor Electric Delivery Holdings Company, LLC, a Delaware limited liability company.

“Oncor Indemnitees” has the meaning set forth in Section 10.01.

“Oncor Lease” has the meaning set forth in Section 6.08(a).

“Oncor Leasehold Property” has the meaning set forth in Section 6.08(a).

“Oncor LLC Agreement” has the meaning set forth in Section 1.03(d).

Schedule 1 — Definitions

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“Oncor Material Adverse Effect” means any change, development, effect, event or occurrence that (a) has had or would reasonably be expected to have a material adverse effect on the Oncor T Package or the Subject Oncor Operations, in each case, taken as a whole, or (b) prohibits or materially restricts any Oncor Entity from consummating the Transactions, but, in the case of clause (a) above, excludes any change, effect, event or occurrence to the extent it arises from (i) any changes in Law, GAAP or applicable accounting regulations or principles or interpretations thereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism, (iii) any changes in the U.S. or non-U.S. economic conditions, securities markets or financial markets or geopolitical conditions in general, (iv) any changes or developments in the industries in which Oncor participates in connection with the Subject Oncor Operations, (v) the effect of any natural disasters, including earthquakes, floods and tornadoes, (vi) the failure of Oncor to meet any internal projections, (vii) the execution or announcement of this Agreement or any of the Ancillary Agreements and the consummation or announcement of the Transactions or (viii) any action or omission on the part of the Oncor Entities taken in accordance with the terms of this Agreement or with the prior consent of SDTS.

“Oncor Merger” has the meaning set forth in the Recitals.

“Oncor Merger Certificate” has the meaning set forth in Section 1.04(b).

“Oncor Merger Effective Time” has the meaning set forth in Section 1.04(b).

“Oncor Merger Surviving Entity” has the meaning set forth in Section 1.04(a).

“Oncor Net Book Value Estimate” has the meaning set forth in Section 1.05(d).

“Oncor Net Book Value Target” has the meaning set forth in Section 1.05(b).

“Oncor Net Working Capital Estimate” has the meaning set forth in Section 1.05(d).

“Oncor Net Working Capital Target” has the meaning set forth in Section 1.05(b).

“Oncor Nontransferable Right” has the meaning set forth in the Oncor Pre-Closing Contribution Agreement.

“Oncor Owned Property” has the meaning set forth in Section 6.08(a).

“Oncor Pre-Closing Contribution” has the meaning set forth in Section 1.02.

“Oncor Pre-Closing Contribution Agreement” has the meaning set forth in the Recitals.

“Oncor Property” has the meaning set forth in Section 6.08(a).

“Oncor Rate Case” has the meaning set forth in Section 7.06(d)(ii).

“Oncor Rate Case Settlement” has the meaning set forth in Section 7.06(d)(ii).

“Oncor Real Property Agreements” has the meaning set forth in Section 6.08(a).

Schedule 1 — Definitions

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“Oncor Regulatory Conditions” means conditions 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 included in the Regulatory Conditions.

“Oncor Required Authorizations” has the meaning set forth in the Oncor Pre-Closing Contribution Agreement.

“Oncor Retained Easements” has the meaning set forth in the Oncor Pre-Closing Contribution Agreement.

“Oncor SDTS Environmental Losses” has the meaning set forth in Section 10.06(b)(ii).

“Oncor SU Environmental Losses” has the meaning set forth in Section 10.06(c)(ii).

“Oncor Subject SDTS Losses” has the meaning set forth in Section 10.06(b)(i).

“Oncor Subject SU Losses” has the meaning set forth in Section 10.06(c)(i).

“Oncor Subject SU Representations” means any representation or warranty of an Oncor Entity contained in Section 6.01 (“Organization and Qualification”), Section 6.02 (“Authority; Execution and Delivery; Enforceability”), Section 6.03 (“No Conflicts or Violations; No Consents or Approvals Required), Section 6.10 (“Legal Proceedings”), Section 6.15 (“Sophisticated Industry Participant; Access to Information”) and Section 6.16 (“Brokers and Finders”) of this Agreement.

“Oncor T Assets” has the meaning set forth in the Recitals.

“Oncor T Liabilities” has the meaning set forth in the Recitals.

“Oncor T Package” has the meaning set forth in the Recitals.

“Oncor T Package Amount” has the meaning set forth in Section 1.05(b).

“Oncor T Package Schedule” has the meaning set forth in Section 1.05(d).

“Oncor T Package Target Amount” has the meaning set forth in Section 1.05(b).

“Oncor T Retained Liabilities” has the meaning set forth in the Oncor Pre-Closing Contribution Agreement.

“Oncor Tax Representations” has the meaning set forth in Section 6.12.

“Oncor Thrift Plan” has the meaning set forth in Section 12.02(f).

“Oncor Working Capital Package” means a negative amount equal to the current liability for ad valorem and property Taxes attributable to the Oncor T Assets for the portion of the calendar year in which the Closing occurs ending on the Closing Date, determined as set forth in Section 11.01(e) and, to the extent the actual amount of an ad valorem or property Tax is not known at the time adjustments are to be made pursuant to Section 1.06, the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment.

Schedule 1 — Definitions

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“Order” means any order, judgment, injunction, writ, ruling or decree of any court, other Governmental Entity or arbitrator.

“ordinary course of business” means, (a) with respect to the SDTS Entities, the ordinary course of business contemplated by the current operating plans of the SDTS Entities with respect to the SDTS Assets and the Subject SDTS Operations or consistent with the past custom and practice of the SDTS Entities with respect thereto, including (i) making expenditures contemplated by the SDTS CapEx Forecast and (ii) taking any actions contemplated by this Agreement in connection with the Transactions; (b) with respect to the SU Entities, the ordinary course of business contemplated by the current operating plans of the SU Entities with respect to the SU Assets and the Subject SU Operations or consistent with the past custom and practice of the SU Entities with respect thereto, including (A) making expenditures contemplated by the SU CapEx Forecast and (B) taking any actions contemplated by this Agreement in connection with the Transactions and (c) with respect to the Oncor Entities, the ordinary course of business contemplated by the current operating plans of the Oncor Entities with respect to the Oncor T Assets and the Subject Oncor Operations or consistent with the past custom and practice of the Oncor Entities with respect thereto, including taking any actions contemplated by this Agreement in connection with the Transactions.

“organizational documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation), (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address all matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above.

“Other Party” has the meaning set forth in Section 11.04(b).

“Outside Date” has the meaning set forth in Section 9.01(a)(viii).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued or granted by a Governmental Entity.

“Permitted Encumbrances” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith; (ii) mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’ and similar Liens arising or incurred in the ordinary course of business that are not yet delinquent; (iii) rights of landlords in respect of any Leasehold Property provided for under the SDTS Leases or Oncor Leases provided or made available to Oncor, SU or SDTS, as applicable, prior to the date hereof; (iv) zoning, building codes, entitlement and other land use and environmental regulations enacted by any Governmental Entity which do not, individually or in the aggregate, materially and adversely impact the current use and operation of the affected property; (v) all matters of record in respect of any owned real property, Leasehold Property or easements, (vi) any other easements, rights of way, licenses (including railroad, pipeline and similar crossing rights), covenants, restrictions, conditions, defects, exceptions and encumbrances or other matters of record that do not materially and adversely impact the current use and operation of the affected property, (vii) any encumbrances set forth in a

Schedule 1 — Definitions

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franchise or governing ordinance under which any portion of the Subject SDTS Operations, Subject SU Operations or Subject Oncor Operations, as applicable, are conducted and which do not, individually or in the aggregate, have an SDTS Material Adverse Effect, SU Material Adverse Effect or Oncor Material Adverse Effect, as applicable and (viii) Liens, encumbrances or other similar matters identified in Section 13.05(d)(1) of the SDTS Disclosure Schedule, SU Disclosure Schedule or Oncor Disclosure Schedule, as applicable.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Entity.

“Personnel Information” has the meaning set forth in Section 12.02(a).

“PII” has the meaning set forth in Section 12.05.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 7.01(a).

“Pre-Closing Tax Contest” has the meaning set forth in Section 11.04(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Private Letter Ruling” has the meaning set forth in Section 11.06(a).

“Proprietary Customer Information” means any information compiled by SU relating to a customer in the normal course of providing electric service that makes possible the identification of any individual customer by matching such information with the customer’s name, address, account number, type or classification of service, historical electricity usage, expected patterns of use, types of facilities used in providing service, individual contract terms and conditions, price, current charges, billing records, or any other information that the customer has expressly requested not be disclosed; provided, however, that information that is redacted or organized in such a way as to make it impossible to identify the customer to whom the information relates does not constitute Proprietary Customer Information.

“PUCT” has the meaning set forth in Section 4.03(b).

“PUCT Approval” has the meaning set forth in Section 4.03(b).

“PUCT Filings” has the meaning set forth in Section 7.06(d).

“PURA” has the meaning set forth in Section 4.03(b).

“Receiving Party” has the meaning set forth in Section 1.05(e) or Section 1.06(c), as applicable.

“Regulatory Asset” means the Interim Rate Regulatory Asset and the TCRF/EECRF Regulatory Asset.

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“Regulatory Asset Payment Amount” means an amount in cash equal to the amount of such Regulatory Asset which is recorded on SU’s regulatory books and is recoverable in rates in accordance with the PUCT Approval.

“Regulatory Conditions” means the regulatory conditions set forth on Exhibit G hereto.

“Release” means any emission, spill, leak, discharge, disposal, migration or release of Hazardous Materials from any source into or upon the environment.

“representatives” means, with respect to any Person, its officers, directors, employees, general partners, limited partners, members, attorneys, advisors, accountants, agents and other representatives, including those of any direct or indirect Subsidiary of such Person.

“Represented Transferred Employee” has the meaning set forth in Section 12.02(c).

“Responsible Party” has the meaning set forth in Section 11.04(b).

“Ruling Request” has the meaning set forth in Section 11.06(a).

“SAIDI” has the meaning set forth in Exhibit G.

“SAIFI” has the meaning set forth in Exhibit G.

“SDTS” has the meaning set forth in the Preamble.

“SDTS Accounting Principles” has the meaning set forth in Section 1.05(c).

“SDTS AssetCo” has the meaning set forth in the Preamble.

“SDTS Assets” has the meaning set forth in the Recitals.

“SDTS Closing Estimated Amount” has the meaning set forth in Section 1.05(f)(i).

“SDTS Disclosure Schedule” has the meaning set forth in Article IV.

“SDTS Easements” has the meaning set forth in Section 4.08(a).

“SDTS Entities” has the meaning set forth in Article IV.

“SDTS Environmental Representations” has the meaning set forth in Section 10.06(a)(i).

“SDTS Estimated Closing Statement” has the meaning set forth in Section 1.05(c).

“SDTS Fundamental Representations” has the meaning set forth in Section 10.06(a)(i).

“SDTS Indemnitees” has the meaning set forth in Section 10.03.

“SDTS Lease” has the meaning set forth in Section 4.08(a).

“SDTS Leasehold Property” has the meaning set forth in Section 4.08(a).

Schedule 1 — Definitions

12

“SDTS Liabilities” has the meaning set forth in the Recitals.

“SDTS LLC Agreement” has the meaning set forth in Section 1.04(d).

“SDTS Material Adverse Effect” means any change, development, effect, event or occurrence that (a) has had or would reasonably be expected to have a material adverse effect on the SDTS Package or the Subject SDTS Operations, in each case, taken as a whole, or (b) prohibits or materially restricts any SDTS Entity from consummating the Transactions, but, in the case of clause (a) above, excludes any change, effect, event or occurrence to the extent it arises from (i) any changes in Law, GAAP or applicable accounting regulations or principles or interpretations thereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism, (iii) any changes in the U.S. or non-U.S. economic conditions, securities markets or financial markets or geopolitical conditions in general, (iv) any changes or developments in the industries in which SDTS participates in connection with the Subject SDTS Operations, (v) the effect of any natural disasters, including earthquakes, floods and tornadoes, (vi) the failure of SDTS to meet any internal projections, (vii) the execution or announcement of this Agreement or any of the Ancillary Agreements and the consummation or announcement of the Transactions or (viii) any action or omission on the part of the SDTS Entities taken in accordance with the terms of this Agreement or with the prior consent of Oncor.

“SDTS Merger” has the meaning set forth in the Recitals.

“SDTS Merger Certificates” has the meaning set forth in Section 1.03(b).

“SDTS Merger Effective Time” has the meaning set forth in Section 1.03(b).

“SDTS Merger Surviving Entity” has the meaning set forth in Section 1.03(a).

“SDTS Net Book Value Estimate” has the meaning set forth in Section 1.05(c).

“SDTS Net Book Value Target” has the meaning set forth in Section 1.05(a).

“SDTS Net Working Capital Estimate” has the meaning set forth in Section 1.05(c).

“SDTS Net Working Capital Target” has the meaning set forth in Section 1.05(a).

“SDTS Nontransferable Right” has the meaning set forth in the SDTS Pre-Closing Merger Agreement.

“SDTS Oncor Environmental Losses” has the meaning set forth in Section 10.06(d)(ii).

“SDTS Owned Property” has the meaning set forth in Section 4.08(a).

“SDTS Package” has the meaning set forth in the Recitals.

“SDTS Package Amount” has the meaning set forth in Section 1.05(a).

“SDTS Package Schedule” has the meaning set forth in Section 1.05(c).

“SDTS Package Target Amount” has the meaning set forth in Section 1.05(a).

Schedule 1 — Definitions

13

“SDTS Pre-Closing Merger” has the meaning set forth in Section 1.01.

“SDTS Pre-Closing Merger Agreement” has the meaning set forth in the Recitals.

“SDTS Property” has the meaning set forth in Section 4.08(a).

“SDTS Real Property Agreements” has the meaning set forth in Section 4.08(a).

“SDTS Required Authorizations” has the meaning set forth in the SDTS Pre-Closing Merger Agreement.

“SDTS Retained Liabilities” has the meaning set forth in the SDTS Pre-Closing Merger Agreement.

“SDTS Senior Secured Notes” means the notes issued under the Contracts identified on Schedule 8.03(f).

“SDTS Subject Losses” has the meaning set forth in Section 10.06(d)(i).

“SDTS Tax Representations” has the meaning set forth in Section 4.12(a).

“SDTS Working Capital Package” means the inventory included in the SDTS Package.

“SDTS/SU CapEx Forecast” has the meaning set forth in Section 4.06(f).

“SDTS/SU Counsel” has the meaning set forth in Section 13.10(a).

“SDTS/SU Regulatory Conditions” means conditions number 1, 2, 3, 4, 13, 16, 17, 18, 19, 20, 21, 22, 23 and 24 included in the Regulatory Conditions.

“Stanton/McAllen Distribution Business” has the meaning set forth in the Recitals.

“Stipulation Regarding STM Application” means the agreement among all or certain of the parties to the Oncor Rate Case and the parties to the SU/SDTS Rate Case that the STM Application should be approved on terms consistent with the Regulatory Conditions.

“STM Application” has the meaning set forth in Section 7.06(d)(iii).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Straddle Tax Contest” has the meaning set forth in Section 11.04(c).

“SU” has the meaning set forth in the Preamble.

“SU 401(k) Plan” has the meaning set forth in Section 12.02(f).

“SU Accounting Principles” has the meaning set forth in Section 2.03(b).

“SU Arbiter Objection Statement” has the meaning set forth in Section 2.04(e).

Schedule 1 — Definitions

14

“SU AssetCo” has the meaning set forth in the Preamble.

“SU Assets” has the meaning set forth in the Recitals.

“SU Benefit Plans” has the meaning set forth in Section 5.15(b).

“SU Closing Payment” has the meaning set forth in Section 2.03(d).

“SU Disclosure Schedule” has the meaning set forth in Article V.

“SU Disputed Amount” has the meaning set forth in Section 2.04(c).

“SU Entities” has the meaning set forth in Article V.

“SU Environmental Representations” has the meaning set forth in Section 10.06(a)(ii).

“SU Estimated Closing Statement” has the meaning set forth in Section 2.03(b).

“SU Fundamental Representations” has the meaning set forth in Section 10.06(a)(ii).

“SU Indemnitees” has the meaning set forth in Section 10.04.

“SU Liabilities” has the meaning set forth in the Recitals.

“SU Material Adverse Effect” means any change, development, effect, event or occurrence that (a) has had or would reasonably be expected to have a material adverse effect on the business or financial condition of SU and its subsidiaries, taken as a whole, or (b) prohibits or materially restricts any SU Entity from consummating the Transactions, but, in the case of clause (a) above, excludes any change, effect, event or occurrence to the extent it arises from (i) any changes in Law, GAAP or applicable accounting regulations or principles or interpretations thereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism, (iii) any changes in the U.S. or non-U.S. economic conditions, securities markets or financial markets or geopolitical conditions in general, (iv) any changes or developments in the industries in which SU participates, (v) the effect of any natural disasters, including earthquakes, floods and tornadoes, (vi) the failure of SU to meet any internal projections, (vii) the execution or announcement of this Agreement or any of the Ancillary Agreements and the consummation or announcement of the Transactions or (viii) any action or omission on the part of the SU Entities taken in accordance with the terms of this Agreement or with the prior consent of and Oncor.

“SU Merger” has the meaning set forth in the Recitals.

“SU Merger Certificates” has the meaning set forth in Section 2.02(b).

“SU Merger Effective Time” has the meaning set in Section 2.02(b).

“SU Merger Surviving Entity” has the meaning set forth in Section 2.02(a).

“SU Negotiation Period” has the meaning set forth in Section 2.04(d).

“SU Net Book Value Estimate” has the meaning set forth in Section 2.03(b).

Schedule 1 — Definitions

15

“SU Net Working Capital Estimate” has the meaning set forth in Section 2.03(b).

“SU Nontransferable Right” has the meaning set forth in the SU Pre-Closing Merger Agreement.

“SU Objection Notice” has the meaning set forth in Section 2.04(c).

“SU Objection Period” has the meaning set forth in Section 2.04(c).

“SU Package” has the meaning set forth in the Recitals.

“SU Package Schedule” has the meaning set forth in Section 2.03(b).

“SU Pre-Closing Merger” has the meaning set forth in Section 2.01.

“SU Pre-Closing Merger Agreement” has the meaning set forth in the Recitals.

“SU Required Authorizations” has the meaning set forth in the SU Pre-Closing Merger Agreement.

“SU Retained Liabilities” has the meaning set forth in the SU Pre-Closing Merger Agreement.

“SU Salary” has the meaning set forth in Section 12.02(c).

“SU Subject Losses” has the meaning set forth in Section 10.06(e)(i).

“SU Tax Representations” has the meaning set forth in Section 5.12(a).

“SU Working Capital Package” means a negative amount equal to the current liability for (a) ad valorem and property Taxes attributable to the SU Assets and (b) ad valorem and property Taxes attributable to the SDTS Assets (that SU is obligated to pay under the SU/SDTS Leases), in each case for the portion of the calendar year in which the Closing occurs ending on the Closing Date, determined as set forth in Section 11.01(e) and, to the extent the actual amount of an ad valorem or property Tax is not known at the time adjustments are to be made pursuant to Section 1.06, the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment.

“Subject Oncor Operations” means the operations conducted by Oncor and any third-party engaged by Oncor relating to or utilizing the Oncor T Assets.

“Subject SDTS Operations” means the operations conducted by SDTS, SU and any third-party engaged by either SDTS or SU (or any Affiliates of SDTS or SU) relating to or utilizing the SDTS Assets.

“Subject SDTS Transmission Easements” has the meaning set forth in the SDTS Pre-Closing Merger Agreement.

“Subject Stanton/McAllen Distribution Easements” has the meaning set forth in the SDTS Pre-Closing Merger Agreement.

Schedule 1 — Definitions

16

“Subject SU Businesses” has the meaning set forth in the Recitals.

“Subject SU Operations” means the operations conducted by SU and any third-party engaged by SU relating to or utilizing the SU Assets.

“Subsidiary” of any Person means another Person with respect to which the first Person (or any subsidiary of such first Person) owns directly or indirectly, an amount of the voting Equity Interests or other securities of which is sufficient to elect at least a majority of its board of directors or other governing body is (or, if there are no such voting interests, 50% or more of the Equity Interests in which are) owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“SU/SDTS Group Member” has the meaning set forth in Section 13.10(a)(i).

“SU/SDTS Lease” has the meaning set forth in the Recitals.

“SU/SDTS Rate Case” has the meaning set forth in Section 7.06(d)(i).

“SU/SDTS Rate Case Dismissal” has the meaning set forth in Section 7.06(d)(i).

“Tax” or “Taxes” means (i) United States federal, state, local taxes, assessments, levies or other governmental charges of any kind whatsoever including income, franchise, profits, gross receipts, license, ad valorem, net worth, value added, sales, use, real or personal property, payroll, withholding, employment, social security (or similar), excise, environmental, customs duties, stamp, registration, estimated, alternative and add-on minimum tax, escheat and unclaimed property obligations and any other taxes, assessments, levies or similar charges payable to any Taxing Authority or other Governmental Entity (whether disputed or not), (ii) all interest, penalties, additional taxes and additions to tax imposed with respect thereto, and (iii) any liability in respect of any items described in clause (i) or (ii) payable by reason of transferee or successor liability, as a result of the application of Treasury Regulation Section 1.1502-6(a) or any analogous or similar provision of Law (or any predecessor or successor thereof) or as a result of the application of any contractual provision.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Taxing Authority” means any Federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.

“TBOC” means the Texas Business Organizations Code.

“TCRF” has the meaning set forth in Exhibit G.

“TCRF/EECRF Regulatory Asset” means the regulatory assets approved for recovery by the PUCT as contemplated by Regulatory Condition 14.

“Texas SDTS Merger Certificate” has the meaning set forth in Section 1.03(b).

Schedule 1 — Definitions

17

“Texas SU Merger Certificate” has the meaning set forth in Section 2.02(b).

“Third Party Claim” has the meaning set forth in Section 10.05(a).

“Transactions” means the SDTS Merger, SU Merger, Oncor Merger and any other transaction contemplated by the Ancillary Agreements, in each case to the extent the applicable party is a party to such transaction.

“Transfer Taxes” means all sales (including bulk sales), use, value-added, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes arising out of, in connection with or attributable to the Transactions.

“Transfer Time” has the meaning set forth in Section 12.02(b).

“Transferred Employee” has the meaning set forth in Section 12.02(a).

“Transferred Temporary Employee” has the meaning set forth in Section 12.02(c).

“Transition Services Agreement” has the meaning set forth in Section 3.02(b)(v).

“Transmission Tower Design License Agreement” has the meaning set forth in Section 3.02(a)(iv).

“TRE” means the Texas Reliability Entity, Inc.

“Treasury Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time.

“Workers Compensation Event” has the meaning set forth in Section 12.02(h).

“Years of Service” has the meaning set forth in Section 5.16(a).

Schedule 1 — Definitions

18

EXHIBIT A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

SHARYLAND UTILITIES, L.P.

and

SU ASSETCO, L.L.C.

Dated as of July 21, 2017

-i-

SCHEDULES:

Schedule A — SU Assets

Schedule B — SU Liabilities

Schedule C — SU Retained Assets

Schedule D — SU Retained Liabilities

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 21, 2017, by and between Sharyland Utilities, L.P., a Texas limited partnership (“SU”), and SU AssetCo, L.L.C., a Texas limited liability company and a wholly owned subsidiary of SU (“SU AssetCo”).

RECITALS

WHEREAS, SU is engaged in the electric distribution business in and around Stanton and McAllen, Texas (the “Stanton/McAllen Distribution Business”) and the electric distribution and transmission business in and around Brady and Celeste, Texas (the “Brady/Celeste Business” and, together with the Stanton/McAllen Distribution Business, the “Subject SU Businesses”);

WHEREAS, SU owns certain properties and assets that are used in the Subject SU Businesses, which are more particularly described on Schedule A hereto (the “SU Assets”), and has incurred or is subject to certain Liabilities arising in connection with the Subject SU Businesses, which are more particularly described on Schedule B hereto (the “SU Liabilities”);

WHEREAS, SU desires to allocate to and vest in SU AssetCo, through the merger (the “Merger”) of SU and SU AssetCo provided for in this Agreement, the SU Assets, which do not include the properties and assets described on Schedule C hereto (the “SU Retained Assets”), and the SU Liabilities, which do not include the Liabilities described on Schedule D hereto (the “SU Retained Liabilities”) (such properties, assets and Liabilities to be allocated to and vested in SU AssetCo being collectively referred to as the “SU Package”), upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, SU AssetCo is a disregarded entity as to SU within the meaning of Treasury Regulation Section 7701-2(c)(2);

WHEREAS, as of the date hereof, Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”), SU, SU AssetCo, Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), and Oncor AssetCo LLC, a Texas limited liability company, are entering into an Agreement and Plan of Merger (the “SDTS-SU-Oncor Merger Agreement”) (to which agreement SDTS AssetCo, L.L.C., a Texas limited liability company, will also become a party once such entity has been formed), pursuant to which, after the consummation of the Merger and the other transactions contemplated by this Agreement (the “Transactions”), SU AssetCo will be merged with and into Oncor with the result that, among other things, the SU Package will be allocated to and vested in Oncor (the merger contemplated by such agreement being referred to as the “SU-Oncor Merger”);

WHEREAS, (i) each of the general partner and the limited partner of SU and (ii) SU, as the sole member of SU AssetCo, have approved this agreement and the Merger; and

WHEREAS, certain capitalized and other terms used herein without definition have the meaning set forth in Article VII.

NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements contained herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, intending to be legally bound, as follows:

ARTICLE I

The Merger

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, SU and SU AssetCo shall merge in accordance with the provisions of the TBOC. Each party shall survive the Merger and shall maintain its separate existence and continue to be governed by the laws of the State of Texas from and after the Effective Time.

Section 1.02. Effective Time. The Merger shall be effected through the filing of a certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Texas in accordance with the requirements set forth in Sections 10.151 and 10.153 of the TBOC and shall be effective at the time specified in the Certificate of Merger (which time shall be prior to the effective time of the SU-Oncor Merger) on the Closing Date (the “Effective Time”).

Section 1.03. Allocation of Assets. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) all rights, title and interest in and to the SU Assets shall be allocated to and vested in SU AssetCo, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon; and

(b) all rights, title and interest in and to the SU Retained Assets shall be retained by and continue to be vested in SU.

Section 1.04. Allocation of Liabilities. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) all of the SU Liabilities shall be allocated to SU AssetCo (and SU AssetCo confirms that it assumes and will be subject to the SU Liabilities as of the Effective Time), and from and after the Effective Time, as between SU and SU AssetCo, SU AssetCo and its successors shall be solely responsible for the SU Liabilities and shall indemnify SU and its Affiliates from and against and hold them harmless from any losses, liabilities or damages arising or resulting from the assertion or imposition of any SU Liabilities on SU or its successors or any of their respective Affiliates; and

(b) all of the SU Retained Liabilities shall be retained by SU (and SU confirms that it retains and will be subject to the SU Retained Liabilities as of the Effective Time), and from and after the Effective Time, as between SU and SU AssetCo, SU and its successors shall be solely responsible for the SU Retained Liabilities and shall indemnify SU AssetCo and its Affiliates from and against and hold them harmless from any losses, liabilities or damages arising or resulting from the assertion or imposition of any SU Retained Liabilities on SU AssetCo or its successors or any of their respective Affiliates.

Section 1.05. Allocation of All Assets and Liabilities. It is the intention of the parties that all of their respective properties, assets, rights and interests and all of their respective Liabilities shall be allocated to and vested in the parties pursuant to the express provisions of Section 1.03 and Section 1.04. Notwithstanding the foregoing, if such provisions do not provide for the allocation and vesting of any properties, assets, rights and interests of any party or the allocation of any Liabilities of any party, such properties, assets, rights and interests or such Liabilities shall be retained by the party by which they were held or in which they were vested immediately prior to the Effective Time.

Section 1.06. Effect on Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) the organizational documents of SU as in effect immediately prior to the Effective Time shall continue to be the organizational documents of SU, until thereafter amended in accordance with the applicable provisions thereof and the TBOC; and

(b) the organizational documents of SU AssetCo as in effect immediately prior to the Effective Time shall continue to be the organizational documents of SU AssetCo, until thereafter amended in accordance with the applicable provisions thereof and the TBOC.

Section 1.07. Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) the authorized, issued and outstanding Equity Interests in SU shall remain unaffected and unimpaired by the Merger and shall not be converted into any other membership interests, obligations, evidences of ownership, rights to purchase securities or other securities of any other entity, cash or other property, or any combination of the foregoing; and

(b) the authorized, issued and outstanding Equity Interests in SU AssetCo shall remain unaffected and unimpaired by the Merger and shall not be converted into any other membership interests, obligations, evidences of ownership, rights to purchase securities or other securities of any other entity, cash or other property, or any combination of the foregoing.

ARTICLE II

Closing

Section 2.01. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 on such date (the “Closing Date”) and at such time as shall be specified by SU; provided, however, that the Closing shall take place on the same date as, but prior to, the closing of the SU-Oncor Merger and the other transactions contemplated by the SDTS-SU-Oncor Merger Agreement.

Section 2.02. Filing of Certificate of Merger. In order to effect the Merger, on the Closing Date, the appropriate officers of the parties shall file the Certificate of Merger with the Secretary of State of the State of Texas, which filing shall be made and become effective prior to the effectiveness of the SU-Oncor Merger.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties of SU. SU hereby represents and warrants to SU AssetCo that:

(a) Organization. SU is a limited partnership that is duly organized, validly existing and in good standing under the Laws of the State of Texas. SU has all requisite limited partnership power and authority to enable it to own, lease or otherwise hold the SU Assets and to conduct the Subject SU Operations.

(b) Authority; Execution and Delivery; Enforceability.

(i) SU has all requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the Transactions. SU has taken all requisite limited partnership action required by its organizational documents or the TBOC or other applicable Law to authorize the execution, delivery and performance of this Agreement and to authorize the consummation of the Transactions. Except for any action on the part of a partner of SU that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by any partner of SU to authorize the execution, delivery and performance of this Agreement or to authorize the consummation of the Transactions.

(ii) SU has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of SU, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Conflicts or Violations; No Consents or Approvals Required.

(i) The execution and delivery by SU of this Agreement does not and will not, and the consummation of the Transactions will not, result in a breach or constitute a default under (or, in the case of clause (ii) below, give any party to a Contract referred to in such clause, other than SU or its successors, the right to cancel or terminate or modify in any material respect the rights or obligations of the parties under) (i) the organizational documents of SU, (ii) any Contract to which SU is a party or is bound or (iii) any Order to which SU is subject or any Law applicable to SU, except for, in the case of clauses (ii) and (iii) above, any such breach, violation or default that would not reasonably be expected to have an SU Material Adverse Effect.

(ii) Other than the filings, reports and notices and the consents, registrations, approvals, permits and authorizations referred to in Section 5.03(b) or Section 7.06 of the SDTS-SU-Oncor Merger Agreement (or the disclosure schedules attached to such agreement), no filings, reports or notices are required to be made by SU with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by SU from, any Governmental Entity in connection with the execution, delivery and performance by SU of this Agreement or the consummation of the Transactions, except for any of the foregoing which, if not made or obtained, would not have an SU Material Adverse Effect.

Section 3.02. Representations and Warranties of SU AssetCo. SU AssetCo hereby represents and warrants to SU that:

(a) Organization. SU AssetCo is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Texas. SU AssetCo has all requisite limited liability company power and authority to enable it to own, lease or otherwise hold the SU Assets and to conduct the Subject SU Operations.

(b) Authority; Execution and Delivery; Enforceability.

(i) SU AssetCo has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. SU AssetCo has taken all requisite limited liability company action required by its organizational documents or the TBOC or other applicable Law to authorize the execution, delivery and performance of this Agreement and to authorize the consummation of the Transactions. Except for any action on the part of the sole member of SU AssetCo that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by the members of SU AssetCo to authorize the execution, delivery and performance of this Agreement or to authorize the consummation of the Transactions.

(ii) SU AssetCo has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of SU AssetCo, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Conflicts or Violations; No Consents or Approvals Required.

(i) The execution and delivery by SU AssetCo of this Agreement does not and will not, and the consummation of the Transactions will not, result in a breach or constitute a default under the organizational documents of SU AssetCo (or, in the case of clause (ii) below, give any party to any Contract referred to in such clause, other than SU AssetCo or its successors, the right to cancel or terminate or modify in any material respect the rights or obligations of the parties under) (i) the organizational documents of SU AssetCo, (ii) any Contract to which SU AssetCo is a party or is bound or (iii) any Order to which SU AssetCo is subject or any Law applicable to SU AssetCo, except for, in the case of clauses (ii) and (iii) above, any such breach, violation or default that would not prohibit or restrict or impair in any material respect the ability of SU AssetCo to consummate the Transactions.

(ii) Other than the filings, reports and notices and the consents, registrations, approvals, permits and authorizations referred to in Section 5.03(b) or Section 7.06 of the SDTS-SU-Oncor Merger Agreement (or the disclosure schedules attached to such agreement), no filings, reports or notices are required to be made by SU AssetCo with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by SU AssetCo from, any Governmental Entity in connection with the execution, delivery and performance by SU AssetCo of this Agreement or the consummation of the Transactions, except for any of the foregoing which, if not made or obtained, would not prohibit or restrict or impair in any material respect the ability of SU AssetCo to consummate the Transactions.

ARTICLE IV

Certain Covenants

Section 4.01. Efforts; Consents and Approvals. At all times during the period from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article VI, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, and the taking of such actions as are necessary to make or obtain any requisite filings, consents, Orders, permits, qualifications, registrations, exemptions or waivers from any third party or Governmental Entity. In addition, no party shall take any action during the aforementioned period (other than any action required to be taken under this Agreement) that could reasonably be expected to materially delay the making or obtaining of, or result in not making or obtaining, any filing, consent, Order, permit, qualification, registration, exemption or waiver from any Governmental Entity or other Person required to be obtained prior to the Closing.

Section 4.02. Nontransferable Rights. SU shall use commercially reasonable efforts to obtain, at the earliest reasonably practicable date prior to the Closing Date, the Consents and Approvals required in order to allocate to SU AssetCo all rights and interests of SU or its Affiliates under (a) the Contributed Warranties, and (b) the Contracts and Permits included in the SU Assets (collectively, the “SU Required Authorizations”), including the SU Required Authorizations identified in Section 12.06(c) of the disclosure schedule delivered by SU to Oncor pursuant to the SDTS-SU-Oncor Merger Agreement. In the event that any SU Required Authorization shall not be obtained by SU prior to the Closing Date, SU agrees that it will provide to SU AssetCo on the Closing Date a list of each such Contributed Warranty, Contract and Permit (each, together with any Contributed Warranty identified to SU by SU AssetCo following Closing as requiring a Consent or Approval, whether due to a dispute by SU AssetCo with any manufacturer, seller, supplier or other Person regarding the effectiveness of the allocation of any Contributed Warranty pursuant to this Agreement or otherwise, an “SU Nontransferable Right”) that cannot be allocated at the Closing without obtaining such SU Required Authorizations and will continue to use commercially reasonable efforts to (X) obtain Consents and Approvals or (Y) with respect to the Contributed Warranties and if requested by SU AssetCo or the applicable counterparty, enter into a written assignment of such Contributed Warranties to SU AssetCo, in each case as promptly as reasonably practicable after the Closing Date, with respect to such SU Nontransferable Rights; provided, that, from and after the Closing Date, until such time as each such SU Required Authorization is obtained, SU shall continue to hold such SU Nontransferable Rights and provide SU AssetCo with the uninhibited benefits under or in respect of all SU Nontransferable Rights, subject, in the case of any Contract or Permit, to the assumption by SU AssetCo of SU’s obligations thereunder. Without limiting the generality of the foregoing, if and so long as any SU Required Authorization for the transfer and assignment of any SU Nontransferable Right has not been obtained, SU shall, at SU AssetCo’s expense, (i) hold any such SU Nontransferable Rights in trust for the use and benefit of SU AssetCo, (ii) provide SU AssetCo with such benefits under or in respect of such SU Nontransferable Rights as will not result in a violation or breach of, or constitute a default under, the terms thereof, including enforcement for the account of SU AssetCo of any and all rights of SU in respect of Claims that SU may now or hereafter have against any other party thereto, whether arising from the breach or cancellation thereof or otherwise, (iii) to the extent that such action will not result in a breach or violation of, or default under, the terms of such SU Nontransferable Rights, transfer to SU AssetCo all assets and rights, including all monies, received in respect of such SU Nontransferable Rights and (iv) to the extent that the provisions of clauses (i), (ii) and (iii) above are not sufficient to transfer all of the benefits of such SU Nontransferable Rights (other than legal title), take such actions as are reasonably required to transfer all of the benefits of such SU Nontransferable Rights (other than legal title) to SU AssetCo.

Section 4.03. Further Assurances. From time to time after the Closing, as and when requested by either party hereto, the other party shall, at the expense of the requesting party (but subject to Section 4.02), execute and deliver, or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

ARTICLE V

Conditions to Closing

Section 5.01. Conditions Precedent to Each Party’s Obligations. The obligation of each party to consummate the Transactions is subject to the satisfaction (or waiver in writing by each party) of the following conditions:

(a) Conditions to SDTS-SU-Oncor Merger Agreement. All of the conditions precedent to the consummation of the SU-Oncor Merger and the other transactions contemplated by the SDTS-SU-Oncor Merger Agreement (other than the making of payments and delivery of documents at the closing of the transactions contemplated thereby) shall have been satisfied (or waived by the applicable parties who are authorized to waive the same under the terms of the SDTS-SU-Oncor Merger Agreement).

(b) No Legal Injunctions or Restraints. There shall not be in effect any applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or any other legal restraint that restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Transactions.

Section 5.02. Condition Precedent to SU’s Obligations. The obligation of SU to consummate the Transactions is subject to the satisfaction (or waiver by SU) of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of SU AssetCo in this Agreement shall be true and correct as of the Closing Date, as though made on the Closing Date, with such exceptions as would not would not prohibit or restrict or impair in any material respect the ability of SU AssetCo to consummate the Transactions.

(b) Performance of Obligations. SU AssetCo shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Closing Deliveries. SU AssetCo shall have delivered, or caused to be delivered, to SU each of the documents required to be delivered by it to SU at the Closing pursuant to Article II.

Section 5.03. Conditions Precedent to SU AssetCo’s Obligations. The obligation of SU AssetCo to consummate the Transactions is subject to the satisfaction (or waiver by SU AssetCo) of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of SU in this Agreement shall be true and correct as of the Closing Date, as though made on the Closing Date, with such exceptions as would not have an SU Material Adverse Effect.

(b) Performance of Obligations. SU shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Closing Deliveries. SU shall have delivered, or caused to be delivered, to SU AssetCo each of the documents required to be delivered by it to SU at the Closing pursuant to Article II.

ARTICLE VI

Termination

Section 6.01. Automatic Termination. This Agreement shall terminate and the Transactions shall be abandoned automatically, without action on the part of any party, if the SDTS-SU-Oncor Merger Agreement is validly terminated pursuant to Section 9.01 thereof prior to the Closing.

Section 6.02. Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as provided in this Article VI, this Agreement shall be of no further force and effect, except for the provisions of this Article VI and Article VIII (which shall remain in full force and effect in accordance with their terms). Nothing in this Article VI shall be deemed to release any party from any liability for any breach by such party of any term, condition, covenant or other provision of this Agreement that occurs when such term, condition, covenant or other provision remains in effect.

ARTICLE VII

Definitions

Section 7.01. Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Brady/Celeste Business” has the meaning set forth in the Recitals.

“Brady Territory” means the Brady territory as it exists under the SU CCNs in effect as of immediately prior to the Closing.

“Celeste Territory” means the Celeste territory as it exists under the SU CCNs in effect as of immediately prior to the Closing.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Consent or Approval” means, with respect to a Person, any (a) consent, approval, license, Permit, order or authorization of any other Person; (b) obligation of such Person under any Law, Order or Contract to provide notice; (c) waiver that such Person is required to obtain under any Law, Order, Contract or Permit, including the waiver of a breach, default or event of default of such Person or the right of any other Person to terminate any rights or accelerate any obligations of such Person, and, for the avoidance of doubt, waiver of any event of default or right of termination triggered by the Transactions; or (d) release that such Person is required to obtain of any Lien, in each case of the foregoing without regard to any cure periods, the requirement of any other Person to provide notice, the requirement that time elapse, or any combination of the foregoing.

“Contract” means any currently effective written agreement, contract, loan, indenture, note, bond, lease, license, consensual obligation, binding commitment, undertaking or other legally binding agreement or obligation.

“Contributed Warranties” has the meaning set forth in the Schedule A attached hereto.

“Effective Time” has the meaning set forth in Section 1.02.

“Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement or any other Contract, that the enforcement thereof is or may be subject to the effect of (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction; and (iii) applicable Law or public policy limiting the enforcement of provisions providing for the indemnification of any person.

“Equity Interests” means, (i) with respect to any partnership, all partnership interests or units, participations or equivalents of partnership interests of such partnership, however designated, or (ii) with respect to any limited liability company, all limited liability company or membership interests or units, participations or equivalents of limited liability company or membership interests of such limited liability company, however designated.

“GAAP” means generally accepted accounting principles, as in effect in the United States at the time of the application thereof.

“Governmental Entity” means any federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, corporation, instrumentality or regulatory body.

“Law” means any federal, state, tribal or local law, statute, rule, ordinance, code or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding by or before any court or other Governmental Entity, whether civil, criminal or investigative.

“Liabilities” of any Person means, as of any given time, any and all debts, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Merger” has the meaning set forth in the Recitals.

“Oncor” has the meaning set forth in the Recitals.

“Order” means any order, judgment, injunction, writ, ruling or decree of any court, other Governmental Entity or arbitrator.

“organizational documents” means, (i) with respect to any limited partnership, the certificate of limited partnership or certificate of formation and the partnership agreement of such limited partnership and (ii) with respect to any limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Entity.

“Retained Power Equipment” has the meaning set forth in the Schedule C attached hereto.

“Retained Transmission Equipment” has the meaning set forth in the Schedule C attached hereto.

“Retained Transmission Towers” has the meaning set forth in the Schedule C attached hereto.

“SDTS” has the meaning set forth in the Recitals.

“SDTS-SU-Oncor Merger Agreement” has the meaning set forth in the Recitals.

“Stanton/McAllen Distribution Business” has the meaning set forth in the Recitals.

“Stanton Territory” means the Stanton territory as it exists under the SU CCNs in effect as of immediately prior to the Closing.

“SU” has the meaning set forth in the Preamble.

“SU AssetCo” has the meaning set forth in the Preamble.

“SU Assets” has the meaning set forth in the Recitals.

“SU Contracts” has the meaning set forth in the Schedule A attached hereto.

“SU CCNs” means the Certificates of Convenience and Necessity related to the Brady/Celeste Business and the Stanton/McAllen Distribution Business.

“SU Liabilities” has the meaning set forth in the Recitals.

“SU Material Adverse Effect” means any change, development, effect, event or occurrence that (a) has had or would reasonably be expected to have a material adverse effect on the business or financial condition of SU and its subsidiaries, taken as a whole, or (b) prohibits or materially restricts SU from consummating the Transactions, but, in the case of clause (a) above, excludes any change, effect, event or occurrence to the extent it arises from (i) any changes in Law, GAAP or applicable accounting regulations or principles or interpretations thereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism, (iii) any changes in the U.S. or non-U.S. economic conditions, securities markets or financial markets or geopolitical conditions in general, (iv) any changes or developments in the industries in which SU participates, (v) the effect of any natural disasters, including earthquakes, floods and tornadoes, (vi) the failure of SU to meet any internal projections, (vii) the execution or announcement of this Agreement and the consummation or announcement of the Transactions or (viii) any action or omission on the part of SU taken in accordance with the terms of this Agreement.

“SU Nontransferable Right” has the meaning set forth in Section 4.02.

“SU-Oncor Merger” has the meaning set forth in the Recitals.

“SU Package” has the meaning set forth in the Recitals.

“SU Required Authorizations” has the meaning set forth in Section 4.02.

“SU Retained Assets” has the meaning set forth in the Recitals.

“SU Retained Liabilities” has the meaning set forth in the Recitals.

“SU/SDTS Lease” any lease between SU and SDTS pursuant to which SU leases certain real property and other asses from SDTS for use in connection with the Subject SU Businesses.

“Subject SU Businesses” has the meaning set forth in the Recitals.

“Subject SU Operations” means the operations conducted by SU and any third-party engaged by SU relating to or utilizing the SU Assets.

“TBOC” means the Texas Business Organizations Code.

“Transactions” has the meaning set forth in the Recitals.

ARTICLE VIII

Miscellaneous

Section 8.01. Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement shall not survive the Closing.

Section 8.02. Assignment; Parties in Interest. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned or transferred by any of the parties hereto (including by operation of law in connection with a merger or consolidation or otherwise) without the prior written consent of the other party hereto; provided, however, that, by virtue of the SU-Oncor Merger, Oncor shall succeed to the SU Assets and shall be subject to the SU Liabilities without the necessity of any consent from the parties hereto. Notwithstanding any assignment or transfer of this Agreement or the rights and obligations of the parties hereunder, each of the parties shall remain responsible for all of its liabilities and obligations under this Agreement. Subject to the first sentence of this Section 8.02, this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 8.02 shall be void.

Section 8.03. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights, obligations or benefits hereunder; provided, however, that nothing contained in this Section 8.03 shall affect the rights of Oncor with respect to this Agreement or the Merger expressly provided for in the SDTS-SU-Oncor Merger Agreement.

Section 8.04. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three business days after they have been sent by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile transmission, (c) when delivered, if delivered personally to the intended recipient, and (d) two business days after they have been sent by overnight delivery via recognized international courier service, in each case, addressed to a party at the following address for such party:

(i) if to SU or (at any time prior to the effective time of the SU-Oncor Merger) SU AssetCo:

Sharyland Utilities, L.P.

1807 Ross Ave., 4th Floor

Dallas, Texas 75201

Attention: Kelly Frazier

Facsimile: (214) 978-8810

with a copy, which shall not constitute effective notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Geoffrey L. Newton

Facsimile: (214) 661-4753

(ii) if to SU AssetCo (at any time at or after the effective time of the SU-Oncor Merger):

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attention: Allen Nye, Kevin Fease and Mike Davitt

Facsimile: (214) 486-2190

with a copy, which shall not constitute effective notice, to:

Vinson & Elkins L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Matthew C. Henry and Christopher R. Rowley

Facsimile: (214) 999-7726 and (214) 999-7972

or to such other addresses as shall be furnished in writing by any such party to the other party or parties hereto in accordance with the provisions of this Section 8.04.

Section 8.05. Headings; Interpretation.

(a) The descriptive headings of the several Articles and Sections of this Agreement and the Schedules and Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

(b) For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends or applies, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

Section 8.06. Integrated Contract; Schedules. This Agreement, including the Schedules hereto, any written amendments to the foregoing satisfying the requirements of Section 8.10, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and cancel, merge and supersede all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof. The parties expressly represent that in entering into this Agreement: (a) they are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (c) they are relying upon their own knowledge and the advice of counsel; (d) they knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Agreement; and (e) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. All and Schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 8.07. Severability; Enforcement. The invalidity, illegality or unenforceability of any provision of this Agreement or portion hereof shall not affect the validity, force or effect of the remaining provisions or portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any Legal Proceeding brought to enforce such restriction.

Section 8.08. Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.

Section 8.09. Choice of Forum.

(a) Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas in any Legal Proceeding arising out of or relating to this Agreement, (ii) agrees that all Claims in respect of any such Legal Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement (whether on the basis of a Claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue in any Legal Proceeding arising out of or relating to this Agreement in any court specified in accordance with the provisions of Section 8.09(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum or forum nonconveniens to the maintenance of such Legal Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process by in the manner provided for notices in Section 8.04. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.10. Amendments; Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be altered only by an instrument in writing signed by each of the parties hereto, subject only to the rights of Oncor under the SDTS-SU-Oncor Merger Agreement. For clarity, Schedule A-1, A-2, A-3, C-1 and C-2 may be amended in good faith by SU and SU AssetCo so that the assets reflected on such assets relate to other SU Assets. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

Section 8.11. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile, or by electronic image scan to the other party hereto.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

SU:

SHARYLAND UTILITIES, L.P.

By:	/s/ Greg Wilks
Name: Greg Wilks
Title: Chief Financial Officer

SU ASSETCO:

SU ASSETCO, L.L.C.

By: Sharyland Utilities, L.P., its sole member

By:	/s/ Greg Wilks
Name: Greg Wilks
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger (Joint Survivor)]

EXHIBIT B

Form of SDTS Pre-Closing Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and between

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

and

SDTS ASSETCO, L.L.C.

Dated as of [•], 2017

-i-

SCHEDULES:

Schedule A — SDTS Assets

Schedule B — SDTS Liabilities

Schedule C — SDTS Retained Assets

Schedule D — SDTS Retained Liabilities

Schedule E — Subject SDTS Transmission Easements

Schedule F — Subject Stanton/McAllen Distribution Easements

EXHIBIT:

Exhibit A — Form of Allocation Agreement

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of [•], 2017, by and between Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”), and SDTS AssetCo, L.L.C., a Texas limited liability company and a wholly owned subsidiary of SDTS (“SDTS AssetCo”).

RECITALS

WHEREAS, Sharyland Utilities, L.P., a Texas limited partnership (“SU”), is engaged in the electric distribution business in and around Stanton and McAllen, Texas (the “Stanton/McAllen Distribution Business”) and the electric distribution and transmission business in and around Brady and Celeste, Texas (the “Brady/Celeste Business”);

WHEREAS, SDTS owns certain real property and other assets that it leases to SU pursuant to the existing leases between the parties (each, an “SU/SDTS Lease”) and that are used by SU in connection with the conduct of the Stanton/McAllen Distribution Business (the “Stanton/McAllen Assets”) and the Brady/Celeste Business (the “Brady/Celeste Assets” and, together with the Stanton/McAllen Assets, the “SDTS Assets”), in each case as more particularly described in Schedule A hereto, and has incurred or is subject to certain Liabilities arising in connection with the SDTS Assets, which are more particularly described on Schedule B hereto (the “SDTS Liabilities”);

WHEREAS, SDTS desires to allocate to and vest in SDTS AssetCo, through the merger (the “Merger”) of SDTS and SDTS AssetCo provided for in this Agreement, the SDTS Assets, which do not include the properties and assets described on Schedule C hereto (the “SDTS Retained Assets”), and the SDTS Liabilities, which do not include the Liabilities described on Schedule D hereto (the “SDTS Retained Liabilities”) (such properties, assets and Liabilities to be allocated to and vested in SDTS AssetCo being collectively referred to as the “SDTS Package”), upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, SDTS AssetCo is a disregarded entity as to SDTS within the meaning of Treasury Regulation Section 7701-2(c)(2);

WHEREAS, as of July 21, 2017, SDTS, SU, SU AssetCo, L.L.C., a Texas limited liability company, Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), and Oncor AssetCo LLC, a Texas limited liability company, entered into an Agreement and Plan of Merger (the “SDTS-SU-Oncor Merger Agreement”) (to which agreement SDTS AssetCo has also become a party after it was formed), pursuant to which, after the consummation of the Merger and the other transactions contemplated by this Agreement (the “Transactions”), SDTS AssetCo will be merged with and into Oncor with the result that, among other things, the SDTS Package will be allocated to and vested in Oncor (the merger contemplated by such agreement being referred to as the “SDTS-Oncor Merger”);

WHEREAS, (i) the members of SDTS and (ii) SDTS, as the sole member of SDTS AssetCo, have approved this agreement and the Merger; and

WHEREAS, certain capitalized and other terms used herein without definition have the meaning set forth in Article VII.

NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements contained herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, intending to be legally bound, as follows:

ARTICLE I

The Merger

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, SDTS and SDTS AssetCo shall merge in accordance with the provisions of the TBOC. Each party shall survive the Merger and shall maintain its separate existence and continue to be governed by the laws of the State of Texas from and after the Effective Time.

Section 1.02. Effective Time. The Merger shall be effected through the filing of a certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Texas in accordance with the requirements set forth in Sections 10.151 and 10.153 of the TBOC and shall be effective at the time specified in the Certificate of Merger (which time shall be prior to the effective time of the SDTS-Oncor Merger) on the Closing Date (the “Effective Time”).

Section 1.03. Allocation of Assets. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) all rights, title and interest in and to the SDTS Assets shall be allocated to and vested in SDTS AssetCo, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon; and

(b) all rights, title and interest in and to the SDTS Retained Assets shall be retained by and continue to be vested in SDTS.

Section 1.04. Allocation of Liabilities. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) all of the SDTS Liabilities shall be allocated to SDTS AssetCo (and SDTS AssetCo confirms that it assumes and will be subject to the SDTS Liabilities as of the Effective Time), and from and after the Effective Time, as between SDTS and SDTS AssetCo, SDTS AssetCo and its successors shall be solely responsible for the SDTS Liabilities and shall indemnify SDTS and its Affiliates from and against and hold them harmless from any losses, liabilities or damages arising or resulting from the assertion or imposition of any SDTS Liabilities on SDTS or its successors or any of their respective Affiliates; and

(b) all of the SDTS Retained Liabilities shall be retained by SDTS (and SDTS confirms that it retains and will be subject to the SDTS Retained Liabilities as of the Effective Time), and from and after the Effective Time, as between SDTS and SDTS AssetCo, SDTS and its successors shall be solely responsible for the SDTS Retained Liabilities and shall indemnify SDTS AssetCo and its Affiliates from and against and hold them harmless from any losses, liabilities or damages arising or resulting from the assertion or imposition of any SDTS Retained Liabilities on SDTS AssetCo or its successors or any of their respective Affiliates.

Section 1.05. Allocation of All Assets and Liabilities. It is the intention of the parties that all of their respective properties, assets, rights and interests and all of their respective Liabilities shall be allocated to and vested in the parties pursuant to the express provisions of Section 1.03 and Section 1.04. Notwithstanding the foregoing, if such provisions do not provide for the allocation and vesting of any properties, assets, rights and interests of any party or the allocation of any Liabilities of any party, such properties, assets, rights and interests or such Liabilities shall be retained by the party by which they were held or in which they were vested immediately prior to the Effective Time.

Section 1.06. Effect on Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) the organizational documents of SDTS as in effect immediately prior to the Effective Time shall continue to be the organizational documents of SDTS, until thereafter amended in accordance with the applicable provisions thereof and the TBOC; and

(b) the organizational documents of SDTS AssetCo as in effect immediately prior to the Effective Time shall continue to be the organizational documents of SDTS AssetCo, until thereafter amended in accordance with the applicable provisions thereof and the TBOC.

Section 1.07. Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) the authorized, issued and outstanding Equity Interests in SDTS shall remain unaffected and unimpaired by the Merger and shall not be converted into any other membership interests, obligations, evidences of ownership, rights to purchase securities or other securities of any other entity, cash or other property, or any combination of the foregoing; and

(b) the authorized, issued and outstanding Equity Interests in SDTS AssetCo shall remain unaffected and unimpaired by the Merger and shall not be converted into any other membership interests, obligations, evidences of ownership, rights to purchase securities or other securities of any other entity, cash or other property, or any combination of the foregoing.

ARTICLE II

Closing

Section 2.01. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 on such date (the “Closing Date”) and at such time as shall be specified by SDTS; provided, however, that the Closing shall take place on the same date as, but prior to, the closing of the SDTS-Oncor Merger and the other transactions contemplated by the SDTS-SU-Oncor Merger Agreement.

Section 2.02. Allocation Agreements. At the Closing, each of SDTS and SDTS AssetCo shall execute and deliver each applicable Allocation Agreement.

Section 2.03. Filing of Certificate of Merger. In order to effect the Merger, on the Closing Date, the appropriate officers of the parties shall file the Certificate of Merger with the Secretary of State of the State of Texas, which filing shall be made and become effective prior to the effectiveness of the SDTS-Oncor Merger.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties of SDTS. SDTS hereby represents and warrants to SDTS AssetCo that:

(a) Organization. SDTS is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Texas. SDTS has all requisite limited liability company power and authority to enable it to own, lease or otherwise hold the SDTS Assets and to conduct the Subject SDTS Operations.

(b) Authority; Execution and Delivery; Enforceability.

(i) SDTS has all requisite limited liability company power and authority to execute and deliver this Agreement and the Allocation Agreements and to consummate the Transactions. SDTS has taken all requisite limited liability company action required by its organizational documents or the TBOC or other applicable Law to authorize the execution, delivery and performance of this Agreement and Allocation Agreements and to authorize the consummation of the Transactions. Except for any action on the part of a member of SDTS that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by any member of SDTS to authorize the execution, delivery and performance of this Agreement or the Allocation Agreements or to authorize the consummation of the Transactions.

(ii) SDTS has duly executed and delivered this Agreement and, at the Closing (subject to the satisfaction or waiver of the applicable conditions to the obligations of SDTS), will have duly executed and delivered the Allocation Agreements and this Agreement constitutes, and each Allocation Agreement, from and after the Closing, will constitute, a legal, valid and binding obligation of SDTS, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Conflicts or Violations; No Consents or Approvals Required.

(i) The execution and delivery by SDTS of this Agreement and the Allocation Agreements does not and will not, and the consummation of the Transactions will not, result in a breach or constitute a default under (or, in the case of clause (ii) below, give any party to a Contract referred to in such clause, other than SDTS or its successors, the right to cancel or terminate or modify in any material respect the rights or obligations of the parties under) (i) the organizational documents of SDTS, (ii) any Contract to which SDTS is a party or is bound or (iii) any Order to which SDTS is subject or any Law applicable to SDTS, except for, in the case of clauses (ii) and (iii) above, any such breach, violation or default that would not reasonably be expected to have an SDTS Material Adverse Effect.

(ii) Other than the filings, reports and notices and the consents, registrations, approvals, permits and authorizations referred to in Section 4.03(b) and Section 7.06 of the SDTS-SU-Oncor Merger Agreement (or the disclosure schedules attached to such agreement), no filings, reports or notices are required to be made by SDTS with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by SDTS from, any Governmental Entity in connection with the execution, delivery and performance by SDTS of this Agreement or the Allocation Agreements or the consummation of the Transactions, except for any of the foregoing which, if not made or obtained, would not have an SDTS Material Adverse Effect.

Section 3.02. Representations and Warranties of SDTS AssetCo. SDTS AssetCo hereby represents and warrants to SDTS that:

(a) Organization. SDTS AssetCo is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Texas. SDTS AssetCo has all requisite limited liability company power and authority to enable it to own, lease or otherwise hold the SDTS Assets and to conduct the Subject SDTS Operations.

(b) Authority; Execution and Delivery; Enforceability.

(i) SDTS AssetCo has all requisite limited liability company power and authority to execute and deliver this Agreement and the Allocation Agreements and to consummate the Transactions. SDTS AssetCo has taken all requisite limited liability company action required by its organizational documents or the TBOC or other applicable Law to authorize the execution, delivery and performance of this Agreement and the Allocation Agreements and to authorize the consummation of the Transactions. Except for any action on the part of the sole member of SDTS AssetCo that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by the sole member of SDTS AssetCo to authorize the execution, delivery and performance of this Agreement or the Allocation Agreements or to authorize the consummation of the Transactions.

(ii) SDTS AssetCo has duly executed and delivered this Agreement, and at the Closing (subject to the satisfaction or waiver of the applicable conditions to the obligations of SDTS AssetCo), will have duly executed and delivered the Allocation Agreements and this Agreement constitutes, and each Allocation Agreement, from and after the Closing, will constitute, a legal, valid and binding obligation of SDTS AssetCo, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Conflicts or Violations; No Consents or Approvals Required.

(i) The execution and delivery by SDTS AssetCo of this Agreement and the Allocation Agreements does not and will not, and the consummation of the Transactions will not, result in a breach or constitute a default under the organizational documents of SDTS AssetCo (or, in the case of clause (ii) below, give any party to any Contract referred to in such clause, other than SDTS AssetCo or its successors, the right to cancel or terminate or modify in any material respect the rights or obligations of the parties under) (i) the organizational documents of SDTS AssetCo, (ii) any Contract to which SDTS AssetCo is a party or is bound or (iii) any Order to which SDTS AssetCo is subject or any Law applicable to SDTS AssetCo, except for, in the case of clauses (ii) and (iii) above, any such breach, violation or default that would not prohibit or restrict or impair in any material respect the ability of SDTS AssetCo to consummate the Transactions.

(ii) Other than the filings, reports and notices and the consents, registrations, approvals, permits and authorizations referred to in Section 4.03(b) or Section 7.06 of the SDTS-SU-Oncor Merger Agreement (or the disclosure schedules attached to such agreement), no filings, reports or notices are required to be made by SDTS AssetCo with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by SDTS AssetCo from, any Governmental Entity in connection with the execution, delivery and performance by SDTS AssetCo of this Agreement or the Allocation Agreements or the consummation of the Transactions, except for any of the foregoing which, if not made or obtained, would not prohibit or restrict or impair in any material respect the ability of SDTS AssetCo to consummate the Transactions.

ARTICLE IV

Certain Covenants

Section 4.01. Efforts; Consents and Approvals. At all times during the period from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article VI, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, and the taking of such actions as are necessary to make or obtain any requisite filings, consents, Orders, permits, qualifications, registrations, exemptions or waivers from any third party or Governmental Entity. In addition, no party shall take any action during the aforementioned period (other than any action required to be taken under this Agreement) that could reasonably be expected to materially delay the making or obtaining of, or result in not making or obtaining, any filing, consent, Order, permit, qualification, registration, exemption or waiver from any Governmental Entity or other Person required to be obtained prior to the Closing.

Section 4.02. Nontransferable Rights. SDTS shall use commercially reasonable efforts to obtain, at the earliest reasonably practicable date prior to the Closing Date, the Consents and Approvals required in order to allocate to SDTS AssetCo all rights and interests of SDTS or its Affiliates under (a) the Contributed Warranties, (b) the SDTS Real Property Agreements and (c) the Contracts and Permits included in the SDTS Assets (collectively, the “SDTS Required Authorizations”), including the SDTS Required Authorizations identified in Section 12.06(b) of the disclosure schedule delivered by SDTS to Oncor pursuant to the SDTS-SU-Oncor Merger Agreement. In the event that any SDTS Required Authorization shall not be obtained by SDTS prior to the Closing Date, SDTS agrees that it will provide to SDTS AssetCo on the Closing Date a list of each such Contributed Warranty, SDTS Real Property Agreement, Contract and Permit (each, together with any Contributed Warranty identified to SDTS by SDTS AssetCo following Closing as requiring a Consent or Approval, whether due to a dispute by SDTS AssetCo with any manufacturer, seller, supplier or other Person regarding the effectiveness of the allocation of any Contributed Warranty pursuant to this Agreement or otherwise, an “SDTS Nontransferable Right”) that cannot be allocated at the Closing without obtaining such SDTS Required Authorizations and will continue to use commercially reasonable efforts to (X) obtain Consents and Approvals or (Y) with respect to the Contributed Warranties and if requested by SDTS AssetCo or the applicable counterparty, enter into a written assignment of such Contributed Warranties to SDTS AssetCo, in each case as promptly as reasonably practicable after the Closing Date, with respect to such SDTS Nontransferable Rights; provided, that, from and after the Closing Date, until such time as each such SDTS Required Authorization is obtained, SDTS shall continue to hold such SDTS Nontransferable Rights and provide SDTS AssetCo with the uninhibited benefits under or in respect of all SDTS Nontransferable Rights, subject, in the case of any Contract or Permit, to the assumption by SDTS AssetCo of SDTS’s obligations thereunder. Without limiting the generality of the foregoing, if and so long as any SDTS Required Authorization for the transfer and assignment of any SDTS Nontransferable Right has not been obtained, SDTS shall, at SDTS AssetCo’s expense, (i) hold any such SDTS Nontransferable Rights in trust for the use and benefit of SDTS AssetCo, (ii) provide SDTS AssetCo with such benefits under or in respect of such SDTS Nontransferable Rights as will not result in a violation or breach of, or constitute a default under, the terms thereof, including enforcement for the account of SDTS AssetCo of any and all rights of SDTS in respect of Claims that SDTS may now or hereafter have against any other party thereto, whether arising from the breach or cancellation thereof or otherwise, (iii) to the extent that such action will not result in a breach or violation of, or default under, the terms of such SDTS Nontransferable Rights, transfer to SDTS AssetCo all assets and rights, including all monies, received in respect of such SDTS Nontransferable Rights and (iv) to the extent that the provisions of clauses (i), (ii) and (iii) above are not sufficient to transfer all of the benefits of such SDTS Nontransferable Rights (other than legal title), take such actions as are reasonably required to transfer all of the benefits of such SDTS Nontransferable Rights (other than legal title) to SDTS AssetCo.

Section 4.03. Further Assurances. From time to time after the Closing, as and when requested by either party hereto, the other party shall, at the expense of the requesting party (but subject to Section 4.02), execute and deliver, or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

ARTICLE V

Conditions to Closing

Section 5.01. Conditions Precedent to Each Party’s Obligations. The obligation of each party to consummate the Transactions is subject to the satisfaction (or waiver in writing by each party) of the following conditions:

(a) Conditions to SDTS-SU-Oncor Merger Agreement. All of the conditions precedent to the consummation of the SDTS-Oncor Merger and the other transactions contemplated by the SDTS-SU-Oncor Merger Agreement (other than the making of payments and delivery of documents at the closing of the transactions contemplated thereby) shall have been satisfied (or waived by the applicable parties who are authorized to waive the same under the terms of the SDTS-SU-Oncor Merger Agreement).

(b) No Legal Injunctions or Restraints. There shall not be in effect any applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or any other legal restraint that restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Transactions.

Section 5.02. Condition Precedent to SDTS’s Obligations. The obligation of SDTS to consummate the Transactions is subject to the satisfaction (or waiver by SDTS) of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of SDTS AssetCo in this Agreement shall be true and correct as of the Closing Date, as though made on the Closing Date, with such exceptions as would not would not prohibit or restrict or impair in any material respect the ability of SDTS AssetCo to consummate the Transactions.

(b) Performance of Obligations. SDTS AssetCo shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Closing Deliveries. SDTS AssetCo shall have delivered, or caused to be delivered, to SDTS each of the documents required to be delivered by it to SDTS at the Closing pursuant to Article II.

Section 5.03. Conditions Precedent to SDTS AssetCo’s Obligations. The obligation of SDTS AssetCo to consummate the Transactions is subject to the satisfaction (or waiver by SDTS AssetCo) of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of SDTS in this Agreement shall be true and correct as of the Closing Date, as though made on the Closing Date, with such exceptions as would not have an SDTS Material Adverse Effect.

(b) Performance of Obligations. SDTS shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Closing Deliveries. SDTS shall have delivered, or caused to be delivered, to SDTS AssetCo each of the documents required to be delivered by it to SDTS at the Closing pursuant to Article II.

ARTICLE VI

Termination

Section 6.01. Automatic Termination. This Agreement shall terminate and the Transactions shall be abandoned automatically, without action on the part of any party, if the SDTS-SU-Oncor Merger Agreement is validly terminated pursuant to Section 9.01 thereof prior to the Closing.

Section 6.02. Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as provided in this Article VI, this Agreement shall be of no further force and effect, except for the provisions of this Article VI and Article VIII (which shall remain in full force and effect in accordance with their terms). Nothing in this Article VI shall be deemed to release any party from any liability for any breach by such party of any term, condition, covenant or other provision of this Agreement that occurs when such term, condition, covenant or other provision remains in effect.

ARTICLE VII

Definitions

Section 7.01. Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Agreements” means a memorandum of merger and allocation of interest agreement, in the form attached as Exhibit A, which will (A) evidence the allocation to and vesting in SDTS AssetCo of the Distribution Underbuild Easement Rights and in SDTS all other rights under the Subject SDTS Transmission Easements pursuant to this Agreement, (B) evidence the allocation to and vesting in SDTS of the Feeder Exit Easement Rights and in

SDTS AssetCo all other rights under the Subject Stanton/McAllen Distribution Easements pursuant to this Agreement and (C) set forth certain rights and obligations of the parties with respect to the joint use of the Subject SDTS Transmission Easements and the Subject Stanton/McAllen Easements following the Closing.

“Brady/Celeste Assets” has the meaning set forth in the Recitals.

“Brady/Celeste Business” has the meaning set forth in the Recitals.

“Brady/Celeste Easements” has the meaning set forth in the Schedule A attached hereto.

“Brady/Celeste Substation Real Property” has the meaning set forth in the Schedule A attached hereto.

“Brady Territory” has the meaning set forth in the Schedule A attached hereto.

“Celeste Territory” has the meaning set forth in the Schedule A attached hereto.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Consent or Approval” means, with respect to a Person, any (a) consent, approval, license, Permit, order or authorization of any other Person; (b) obligation of such Person under any Law, Order or Contract to provide notice; (c) waiver that such Person is required to obtain under any Law, Order, Contract or Permit, including the waiver of a breach, default or event of default of such Person or the right of any other Person to terminate any rights or accelerate any obligations of such Person, and, for the avoidance of doubt, waiver of any event of default or right of termination triggered by the Transactions; or (d) release that such Person is required to obtain of any Lien, in each case of the foregoing without regard to any cure periods, the requirement of any other Person to provide notice, the requirement that time elapse, or any combination of the foregoing.

“Contract” means any currently effective written agreement, contract, loan, indenture, note, bond, lease, license, consensual obligation, binding commitment, undertaking or other legally binding agreement or obligation.

“Contributed Warranties” has the meaning set forth in the Schedule A attached hereto.

“Distribution Underbuild Easement Rights” has the meaning set forth in the Schedule A attached hereto.

“Effective Time” has the meaning set forth in Section 1.02.

“Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement or any other Contract, that the enforcement thereof is or may be subject to the effect of (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction; and (iii) applicable Law or public policy limiting the enforcement of provisions providing for the indemnification of any person.

“Equity Interests” means, with respect to any limited liability company, all limited liability company or membership interests or units, participations or equivalents of limited liability company or membership interests of such limited liability company, however designated.

“Feeder Exit Easement Rights” has the meaning set forth in the Schedule B attached hereto.

“GAAP” means generally accepted accounting principles, as in effect in the United States at the time of the application thereof.

“Governmental Entity” means any federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, corporation, instrumentality or regulatory body.

“Law” means any federal, state, tribal or local law, statute, rule, ordinance, code or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding by or before any court or other Governmental Entity, whether civil, criminal or investigative.

“Liabilities” of any Person means, as of any given time, any and all debts, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Merger” has the meaning set forth in the Recitals.

“McAllen Real Property” has the meaning set forth in the Schedule C attached hereto.

“McAllen Territory” has the meaning set forth in the Schedule A attached hereto.

“Oncor” has the meaning set forth in the Recitals.

“Order” means any order, judgment, injunction, writ, ruling or decree of any court, other Governmental Entity or arbitrator.

“organizational documents” means, with respect to any limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Entity.

“Retained EPPA Assets” has the meaning set forth in the Schedule C attached hereto.

“SDTS” has the meaning set forth in the Preamble.

“SDTS AssetCo” has the meaning set forth in the Preamble.

“SDTS Assets” has the meaning set forth in the Recitals.

“SDTS Inventory” has the meaning set forth in the Schedule A attached hereto.

“SDTS Liabilities” has the meaning set forth in the Recitals.

“SDTS Material Adverse Effect” means any change, development, effect, event or occurrence that (a) has had or would reasonably be expected to have a material adverse effect on the SDTS Package or the Subject SDTS Operations, in each case, taken as a whole, or (b) prohibits or materially restricts SDTS from consummating the Transactions, but, in the case of clause (a) above, excludes any change, effect, event or occurrence to the extent it arises from (i) any changes in Law, GAAP or applicable accounting regulations or principles or interpretations thereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism, (iii) any changes in the U.S. or non-U.S. economic conditions, securities markets or financial markets or geopolitical conditions in general, (iv) any changes or developments in the industries in which SDTS participates in connection with the Subject SDTS Operations, (v) the effect of any natural disasters, including earthquakes, floods and tornadoes, (vi) the failure of SDTS to meet any internal projections, (vii) the execution or announcement of this Agreement and the consummation or announcement of the Transactions or (viii) any action or omission on the part of SDTS taken in accordance with the terms of this Agreement.

“SDTS Nontransferable Right” has the meaning set forth in Section 4.02.

“SDTS Package” has the meaning set forth in the Recitals.

“SDTS Required Authorizations” has the meaning set forth in Section 4.02.

“SDTS Retained Assets” has the meaning set forth in the Recitals.

“SDTS Retained Liabilities” has the meaning set forth in the Recitals.

“SDTS-Oncor Merger” has the meaning set forth in the Recitals.

“SDTS-SU-Oncor Merger Agreement” has the meaning set forth in the Recitals.

“Stanton/McAllen Assets” has the meaning set forth in the Recitals.

“Stanton/McAllen Distribution Business” has the meaning set forth in the Recitals.

“Stanton/McAllen Distribution Easements” has the meaning set forth in the Schedule A attached hereto.

“Stanton/McAllen Feeder Exit Assets” has the meaning set forth in the Schedule C attached hereto.

“Stanton/McAllen Substation Real Property” has the meaning set forth in the Schedule C attached hereto.

“Stanton Territory” has the meaning set forth in the Schedule A attached hereto.

“Stanton Pole Yard” has the meaning set forth in the Schedule C attached hereto.

“SU” has the meaning set forth in the Recitals.

“SU CCNs” means the Certificates of Convenience and Necessity related to the Brady/Celeste Business and the Stanton/McAllen Distribution Business.

“SU/SDTS Lease” has the meaning set forth in the Recitals.

“Subject SDTS Operations” means the operations conducted by SDTS, SU and any third-party engaged by either SDTS or SU (or any Affiliates of SDTS or SU) relating to or utilizing the SDTS Assets.

“Subject SDTS Transmission Easements” means the easements and other rights identified in Schedule E attached hereto.

“Subject Stanton/McAllen Distribution Easements” means the easements and other rights identified in Schedule F attached hereto.

“TBOC” means the Texas Business Organizations Code.

“Transactions” has the meaning set forth in the Recitals.

ARTICLE VIII

Miscellaneous

Section 8.01. Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement shall not survive the Closing.

Section 8.02. Assignment; Parties in Interest. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned or transferred by any of the parties hereto (including by operation of law in connection with a merger or consolidation or otherwise) without the prior written consent of the other party hereto; provided, however, that, by virtue of the SDTS-Oncor Merger, Oncor shall succeed to the SDTS Assets and shall be subject to the SDTS Liabilities without the necessity of any consent from the parties hereto. Notwithstanding any assignment or transfer of this Agreement or the rights and obligations of the parties hereunder, each of the parties shall remain responsible for all of its liabilities and obligations under this Agreement. Subject to the first sentence of this Section 8.02, this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 8.02 shall be void.

Section 8.03. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights, obligations or benefits hereunder; provided, however, that nothing contained in this Section 8.03 shall affect the rights of Oncor with respect to this Agreement or the Merger expressly provided for in the SDTS-SU-Oncor Merger Agreement.

Section 8.04. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three business days after they have been sent by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile transmission, (c) when delivered, if delivered personally to the intended recipient, and (d) two business days after they have been sent by overnight delivery via recognized international courier service, in each case, addressed to a party at the following address for such party:

(i) if to SDTS or (at any time prior to the effective time of the SDTS-Oncor Merger) SDTS AssetCo:

Sharyland Distribution & Transmission Services, L.L.C.

c/o InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: Stacey H. Doré

Facsimile: (214) 855-6701

with a copy, which shall not constitute effective notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Geoffrey L. Newton

Facsimile: (214) 661-4753

(ii) if to SDTS AssetCo (at any time at or after the effective time of the SDTS-Oncor Merger):

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attention: Allen Nye, Kevin Fease and Mike Davitt

Facsimile: (214) 486-2190

with a copy, which shall not constitute effective notice, to:

Vinson & Elkins L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Matthew C. Henry and Christopher R. Rowley

Facsimile: (214) 999-7726 and (214) 999-7972

or to such other addresses as shall be furnished in writing by any such party to the other party or parties hereto in accordance with the provisions of this Section 8.04.

Section 8.05. Headings; Interpretation.

(a) The descriptive headings of the several Articles and Sections of this Agreement and the Exhibits, Schedules and Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

(b) For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends or applies, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

Section 8.06. Integrated Contract; Exhibits and Schedules. This Agreement, including the Schedules and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 8.10, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and cancel, merge and supersede all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof. The parties expressly represent that in entering into this Agreement: (a) they are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (c) they are relying upon their own knowledge and the advice of counsel; (d) they knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Agreement; and (e) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. All Exhibits and Schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 8.07. Severability; Enforcement. The invalidity, illegality or unenforceability of any provision of this Agreement or portion hereof shall not affect the validity, force or effect of the remaining provisions or portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any Legal Proceeding brought to enforce such restriction.

Section 8.08. Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.

Section 8.09. Choice of Forum.

(a) Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas in any Legal Proceeding arising out of or relating to this Agreement or the Allocation Agreements, (ii) agrees that all Claims in respect of any such Legal Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the Allocation Agreements (whether on the basis of a Claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue in any Legal Proceeding arising out of or relating to this Agreement in any court specified in accordance with the provisions of Section 8.09(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum or forum nonconveniens to the maintenance of such Legal Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process by in the manner provided for notices in Section 8.04. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.10. Amendments; Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be altered only by an instrument in writing signed by each of the parties hereto, subject only to the rights of Oncor under the SDTS-SU-Oncor Merger Agreement. For clarity, Schedule A-1 may be amended by SDTS and SDTS AssetCo to reflect the applicable inventory reflected on the SDTS Estimated Closing Statement. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

Section 8.11. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile, or by electronic image scan to the other party hereto.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

SDTS: SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By:
Name:
Title:

SDTS ASSETCO: SDTS ASSETCO, L.L.C.

By:	Sharyland Distribution & Transmission Services, L.L.C., its sole member

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger (Joint Survivor)]

Exhibit C

Applicable Transmission Systems

1.	All of the assets of the double circuit Bluff Creek - Brown 345kV transmission line as recorded in FERC accounts 350, 354, 355, and 356 for the 85.77 miles beginning at the Bluff Creek Station Dead end Structure and Structure 1/1S to Structure 86/4.

2.	All of the assets of the double circuit Bowman - Riley 345kV transmission line as recorded in FERC accounts 350, 354, 355, and 356 for the 12.36 miles beginning at the Riley Station Dead end Structures to Structure 13/2.

3.	All of the assets of the double circuit Clear Crossing - Willow Creek 345kV transmission line as recorded in FERC accounts 350, 354, 355, and 356 for the 60.96 miles beginning at the Clear Crossing Station Dead end Structures to Structure 61/6.

4.	All of the assets of the double circuit Brown - Newton 345kV transmission line as recorded in FERC accounts 349, 350, 354, 355, and 356 for the 85.64 miles beginning at the Structure 1/1 to Structure 86/6.

5.	All of the assets of the double circuit Riley - Krum West 345kV transmission line as recorded in FERC accounts 349, 350, 354, 355, and 356 for the 13.19 miles beginning at the Riley Station Dead end Structures to Structure 14/1

C-1

EXHIBIT D

EXECUTION VERSION

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”), dated as of July 21, 2017, is by and between Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Contributor”), and Oncor AssetCo LLC, a Texas limited liability company (the “Contributee”). Capitalized terms used herein but not defined shall have the meaning set forth in that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”), Sharyland Utilities, L.P., a Texas limited partnership (“SU”), SU AssetCo, L.L.C., a Texas limited liability company, Contributor and Contributee, and to which SDTS AssetCo, L.L.C., a Texas limited liability company (“SDTS AssetCo”) will become a party upon the formation of such entity and execution by it of a Joinder Agreement (the “Merger Agreement”).

RECITALS

WHEREAS, Contributee is a wholly owned subsidiary of Contributor;

WHEREAS, in furtherance of the transactions contemplated by the Merger Agreement, Contributor desires to contribute to and vest in Contributee all of the properties, assets, rights and entitlements owned or held by Contributor that relate to the Applicable Transmission Systems (the “Contributed Assets”), as more particularly described in Schedule A hereto (and as the same may be modified pursuant to Section 1.01), and Contributee is willing to assume certain related Liabilities arising in connection with Contributed Assets, which are more particularly described on Schedule B hereto (the “Oncor Liabilities”);

WHEREAS, Contributor and Contributee desire to enter into this Agreement pursuant to which Contributor will convey the Contributed Assets, which do not include the properties, assets, rights and entitlements described on Schedule C hereto (the “Oncor Retained Assets”), and the Oncor Liabilities, which do not include the Liabilities described on Schedule D hereto (the “Oncor Retained Liabilities”) (such properties, assets, rights, entitlements and Liabilities to be contributed to and vested in Contributee being collectively referred to as the “Oncor T Package”), upon the terms and subject to the conditions set forth herein (the “Contribution”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

The Contribution

Section 1.01 Contribution of Assets. On the terms and subject to the conditions set forth in this Agreement, upon the delivery of the Certificate of Contribution Effectiveness, Contributor shall contribute, transfer, assign, convey and deliver to Contributee, and Contributee shall acquire and accept from Contributor, all of Contributor’s right, title and interest in, to and under the Contributed Assets; provided, however, that in the event that (a) the Net Book Value of the SDTS Package excluding, for the avoidance of doubt, the SDTS Working Capital Package minus (b) the Net Book Value of AMS CWIP is equal to an amount that exceeds $390,000,000, then the Contributed Assets shall be modified as follows: (a) the two +300/-265 MVar dynamic reactive devices connected to the Brown Switching Station (the “Brown SVC”), shall be Contributed Assets and (b) Schedule A shall be amended to remove such other assets relating to the transmission lines set forth therein, by reducing the included portion of such transmission lines on a tower-by-tower or mile-by-mile basis, as reasonably determined by Contributor in good faith consultation with SDTS, until the Net Book Value of the Contributed Assets excluding, for the avoidance of doubt, the Oncor Working Capital Package is as close as reasonably practicable to an amount equal to (x) the Net Book Value of the SDTS Package minus (y) the Net Book Value of AMS CWIP; provided, further, that notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, the modification to the Contributed Assets (and any related amendment to Schedule A hereto) provided for in accordance with the preceding proviso shall be permitted without the consent of any other party. The Net Book Value of any package or item identified in this Section 1.01 shall be as determined in accordance with the Merger Agreement based on the SDTS Estimated Closing Statement or Oncor Estimated Closing Statement, as applicable, and give effect to any modifications agreed pursuant to Section 1.05(e) of the Merger Agreement.

Section 1.02 Allocation of Liabilities. At the Effective Time, by virtue of the Contribution:

(a) all of the Oncor Liabilities shall be assumed by Contributee (and Contributee confirms that it assumes and will be subject to the Oncor Liabilities as of the Effective Time), and from and after the Effective Time, as between Contributor and Contributee, Contributee and its successors shall be solely responsible for the Oncor Liabilities and shall indemnify Contributor and its Affiliates from and against and hold them harmless from any losses, liabilities or damages arising or resulting from the assertion or imposition of any Oncor Liabilities on Contributor or its successors or any of their respective Affiliates; and

(b) all of the Oncor Retained Liabilities shall be retained by Contributor (and Contributor confirms that it retains and will be subject to the Oncor Retained Liabilities as of the Effective Time), and from and after the Effective Time, as between Contributor and Contributee, Contributor and its successors shall be solely responsible for the Oncor Retained Liabilities and shall indemnify Contributee and its Affiliates from and against and hold them harmless from any losses, liabilities or damages arising or resulting from the assertion or imposition of any Oncor Retained Liabilities on Contributee or its successors or any of their respective Affiliates.

Section 1.03 Occurrence and Effectiveness of Contribution; Easement Assignments.

(a) In order to effect the Contribution, at the Effective Time, Contributor and Contributee shall each execute (i) a certificate confirming that the contribution is effective, in a form designed to document the effectiveness of the Contribution and reasonably acceptable to Contributor, Contributee and SDTS (the “Certificate of Contribution Effectiveness”) and (ii) such other good and sufficient instruments of contribution, conveyance, assignment or transfer as shall be necessary or reasonably requested by Contributee to contribute and transfer all right, title and interest of Contributor in, to and under the Contributed Assets, including instruments of conveyance of all Easements included in the Contributed Assets (it being understood and agreed that, in the case of any Contributed Asset the contribution and transfer of which is not effected pursuant to a separate instrument of contribution, conveyance, assignment or transfer as

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contemplated by clause (ii) above, this Agreement shall be treated as self-effectuating so that this Agreement and the Certificate of Contribution Effectiveness shall be treated for all purposes as sufficient to evidence the contribution and transfer of such Contributed Asset to the Contributee). The Certificate of Contribution Effectiveness shall specify any Oncor Nontransferable Rights at the time of Closing, which Nontransferable Rights will not be transferred at the Closing, but instead will be transferred or assigned to Contributee (or Contributee’s successor) (pursuant to documentation reasonably acceptable to Contributee (or Contributee’s successor)) if and when any applicable Consent or Approval is obtained as contemplated by Section 1.04.

(b) The Contribution shall occur upon the execution of the Certificate of Contribution Effectiveness (the “Effective Time”); provided, however, that the Contribution shall take place on the same date as, but prior to, the closing of transactions contemplated by the Merger Agreement.

(c) At the Closing, each of Contributor and Contributee shall execute and deliver each applicable Easement.

Section 1.04 Nontransferable Rights. Contributor shall use commercially reasonable efforts to obtain at the earliest reasonably practicable date prior to the Closing Date the Consents and Approvals required in order to transfer and assign to Contributee all rights and interests of Contributor or its Affiliates under (a) the Contributed Warranties, (b) the Oncor Real Property Agreements and (c) the Contracts and Permits described in Section 4 of Schedule A hereto (collectively, the “Oncor Required Authorizations”), including the Oncor Required Authorizations identified in Section 12.06(a) of the disclosure schedule delivered by Oncor to SDTS pursuant to the Merger Agreement. In the event that any Oncor Required Authorization shall not be obtained by Contributor prior to the Closing Date, Contributor agrees that it will provide to Contributee on the Closing Date a list of each such Contributed Warranty, Oncor Real Property Agreement, Contract and Permit (each, together with any Contributed Warranty identified to Contributor by Contributee following Closing as requiring a Consent or Approval, an “Oncor Nontransferable Right”) that cannot be transferred and assigned at the Closing without obtaining such Oncor Required Authorizations and will continue to use commercially reasonable efforts to obtain Consents and Approvals, as promptly as reasonably practicable after the Closing Date, with respect to such Oncor Nontransferable Rights; provided, that from and after the Closing Date until such time as each such Required Authorization is obtained, Contributor shall continue to hold such Oncor Nontransferable Rights and provide Contributee with the uninhibited benefits under or in respect of all Oncor Nontransferable Rights, subject, in the case of any Contract or Permit, to the assumption by Contributee of Contibutor’s obligations thereunder. Without limiting the generality of the foregoing, if and so long as any Oncor Required Authorization for the transfer and assignment of any Oncor Nontransferable Rights has not been obtained, the Contributor shall, at Contributee’s expense, (i) hold any such Oncor Nontransferable Rights in trust for the use and benefit of the Contributee, (ii) provide the Contributee with such benefits under or in respect of such Oncor Nontransferable Rights as will not result in a violation or breach of, or constitute a default under, the terms thereof, including enforcement for the account of the Contributee of any and all rights of the Contributor in respect of Claims that the Contributor may now or hereafter have against any other party thereto, whether arising from the breach or cancellation thereof or otherwise, (iii) to the extent that such action will not result in a breach or violation of, or default under, the terms of such Oncor

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Nontransferable Rights, transfer to the Contributee all assets and rights, including all monies, received in respect of such Oncor Nontransferable Rights and (iv) to the extent that the provisions of clauses (i), (ii) and (iii) above are not sufficient to transfer all of the benefits of such Oncor Nontransferable Rights (other than legal title), take such actions as are reasonably required to transfer all of the benefits of such Oncor Nontransferable Rights (other than legal title) to Contributee.

Section 1.05 Tax Treatment. Because Contributee is disregarded as separate from Contributor for U.S. federal income tax purposes, Contributee and Contributor intend to treat the Contribution as disregarded for U.S. federal income tax purposes.

ARTICLE II

Representations and Warranties

Section 2.01 Representations and Warranties of Contributor. Contributor hereby represents and warrants to Contributee that:

(a) Organization. Contributor is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Contributor has all requisite limited liability company power and authority to enable it to own, lease or otherwise hold the Contributed Assets and to conduct the Subject Oncor Operations.

(b) Authority; Execution and Delivery; Enforceability.

(i) Subject to obtaining the Bankruptcy Court Approval, Contributor has all requisite limited liability company power and authority to execute and deliver this Agreement and the Easement Assignments to consummate the Contribution. Subject to obtaining the Bankruptcy Court Approval, Contributor has taken all requisite limited liability company action required by its organizational documents or the DLLCA or other applicable Law to authorize the execution, delivery and performance of this Agreement and the Easement Assignments and to authorize the consummation of the Contribution. Except for any action on the part of (x) a member of Contributor or (y) EFIH, including authorization by EFH of action by EFIH (and in the case of action by both EFH and EFIH, subject to obtaining the Bankruptcy Court Approval), that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by any member of Contributor, Oncor Holdings, EFIH, EFH or other respective owners to authorize the execution, delivery and performance of this Agreement or the Easement Assignments or to authorize the consummation of the Contribution.

(ii) Contributor has duly executed and delivered this Agreement and, at the Closing, will have duly executed and delivered the Easement Assignments, and this Agreement constitutes, and each Easement Assignment from and after the Closing will constitute, a legal, valid and binding obligation of Contributor, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Conflicts or Violations; No Consents or Approvals Required.

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(i) The execution and delivery by Contributor of this Agreement and the Easement Assignments does not and will not, and the consummation of the Contribution will not, result in a breach or constitute a default under (or, in the case of clause (ii) below, give any party to a Contract referred to in such clause, other than Contributor or its successors, the right to cancel or terminate or modify in any material respect the rights or obligations of the parties under) (i) the organizational documents of Contributor, (ii) any Contract to which Contributor is a party or is bound or (iii) any Order to which Contributor is subject or any Law applicable to Contributor, in each case subject to obtaining the Bankruptcy Court Approval, and except for, in the case of clauses (ii) and (iii) above, any such breach, violation or default that would not reasonably be expected to have a Contributor Material Adverse Effect.

(ii) Other than the filings, reports and notices and the consents, registrations, approvals, permits and authorizations referred to in Section 6.03(b) and Section 7.06 of the Merger Agreement (or the disclosure schedules attached to such agreement), no filings, reports or notices are required to be made by Contributor with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Contributor from, any Governmental Entity in connection with the execution, delivery and performance by Contributor of this Agreement or the Easement Assignments or the consummation of the Contribution, except for any of the foregoing which, if not made or obtained, would not have a Contributor Material Adverse Effect.

Section 2.02 Representations and Warranties of Contributee. Contributee hereby represents and warrants to Contributor that:

(a) Organization. Contributee is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Texas. Contributee has all requisite limited liability company power and authority to enable it to own, lease or otherwise hold the Contributed Assets and to conduct the Subject Oncor Operations.

(b) Authority; Execution and Delivery; Enforceability.

(i) Subject to obtaining the Bankruptcy Court Approval, Contributee has all requisite limited liability company power and authority to execute and deliver this Agreement and the Easement Assignments and to consummate the Contribution. Subject to obtaining the Bankruptcy Court Approval, Contributee has taken all requisite limited liability company action required by its organizational documents or the TBOC or other applicable Law to authorize the execution, delivery and performance of this Agreement and the Easement Assignments and to authorize the consummation of the Contribution. Except for any action on the part of (x) the sole member of Contributee or (y) EFIH, including authorization by EFH of action by EFIH (and in the case of action by both EFH and EFIH, subject to obtaining the Bankruptcy Court Approval), that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by the sole member of Contributee, Oncor Holdings, EFIH, EFH or other respective owners to authorize the execution, delivery and performance of this Agreement or to authorize the consummation of the Contribution.

(ii) Contributee has duly executed and delivered this Agreement and, at the Closing, will have duly executed and delivered the Easement Assignments, and this Agreement constitutes, and each Easement Assignment from and after the Closing will constitute, a legal, valid and binding obligation of Contributee, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

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(c) No Conflicts or Violations; No Consents or Approvals Required.

(i) The execution and delivery by Contributee of this Agreement and the Easement Assignments does not and will not, and the consummation of the Contribution will not, result in a breach or constitute a default under (or, in the case of clause (ii) below, give any party to any Contract referred to in such clause, other than Contributee or its successors, the right to cancel or terminate or modify in any material respect the rights or obligations of the parties under) (i) the organizational documents of Contributee, (ii) any Contract to which Contributee is a party or is bound or (iii) any Order to which Contributee is subject or any Law applicable to Contributee, in each case subject to obtaining the Bankruptcy Court Approval, and except for, in the case of clauses (ii) and (iii) above, any such breach, violation or default that would not prohibit or restrict or impair in any material respect the ability of Contributee to consummate the Contribution.

(ii) Other than the filings, reports and notices and the consents, registrations, approvals, permits and authorizations referred to in Section 6.03(b) or Section 7.06 of the Merger Agreement (or the disclosure schedules attached to such agreement), no filings, reports or notices are required to be made by Contributee with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Contributee from, any Governmental Entity in connection with the execution, delivery and performance by Contributee of this Agreement or the Easement Assignments or the consummation of the Contribution, except for any of the foregoing which, if not made or obtained, would not prohibit or restrict or impair in any material respect the ability of Contributee to consummate the Contribution.

ARTICLE III

Certain Covenants

Section 3.01 Efforts; Consents and Approvals. At all times during the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE V, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Contribution as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Contribution, and the taking of such actions as are necessary to make or obtain any requisite filings, consents, Orders, permits, qualifications, registrations, exemptions or waivers from any third party or Governmental Entity. In addition, no party shall take any action during the aforementioned period (other than any action required to be taken under this Agreement) that could reasonably be expected to materially delay the making or obtaining of, or result in not making or obtaining, any filing, consent, Order, permit, qualification, registration, exemption or waiver from any Governmental Entity or other Person required to be obtained prior to the Effective Time.

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Section 3.02 Further Assurances. From time to time after the Contribution, as and when requested by either party hereto, the other party shall, at the expense of the requesting party (but subject to Section 1.04), execute and deliver, or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the Contribution.

ARTICLE IV

Conditions to Effectiveness

Section 4.01 Conditions Precedent to Each Party’s Obligations. The obligation of each party to consummate the Contribution is subject to the satisfaction (or waiver in writing by each party) of the following conditions:

(a) Conditions to the Merger Agreement. All of the conditions precedent to the consummation of transactions contemplated by the Merger Agreement (other than the making of payments and delivery of documents at the closing of the transactions contemplated thereby) shall have been satisfied (or waived by the applicable parties who are authorized to waive the same under the terms of the Merger Agreement).

(b) No Legal Injunctions or Restraints. There shall not be in effect any applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or any other legal restraint that restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Contribution.

Section 4.02 Condition Precedent to Contributor’s Obligations. The obligation of Contributor to consummate the Contribution is subject to the satisfaction (or waiver by Contributor) of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Contributee in this Agreement shall be true and correct as of the Effective Time, as though made at the Effective Time, with such exceptions as would not would not prohibit or restrict or impair in any material respect the ability of Contributee to consummate the Contribution.

(b) Performance of Obligations. Contributee shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

(c) Deliveries. Contributee shall have delivered, or caused to be delivered, to Contributor each of the documents required to be delivered by it to Contributor at the Effective Time.

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Section 4.03 Conditions Precedent to Contributee’s Obligations. The obligation of Contributee to consummate the Contribution is subject to the satisfaction (or waiver by Contributee) of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Contributor in this Agreement shall be true and correct as of the Effective Time, as though made at the Effective Time, with such exceptions as would not have a Contributor Material Adverse Effect.

(b) Performance of Obligations. Contributor shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

(c) Deliveries. Contributor shall have delivered, or caused to be delivered, to Contributee each of the documents required to be delivered by it to Contributor at the Effective Time.

ARTICLE V

Termination

Section 5.01 Automatic Termination. This Agreement shall terminate and the Contribution shall be abandoned automatically, without action on the part of any party, if the Merger Agreement is validly terminated pursuant to Section 9.01 thereof prior to the Effective Time.

Section 5.02 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as provided in this ARTICLE V, this Agreement shall be of no further force and effect, except for the provisions of this ARTICLE V and ARTICLE VII (which shall remain in full force and effect in accordance with their terms). Nothing in this ARTICLE V shall be deemed to release any party from any liability for any breach by such party of any term, condition, covenant or other provision of this Agreement that occurs when such term, condition, covenant or other provision remains in effect.

ARTICLE VI

Definitions

Section 6.01 Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AMS CWIP” means the automated meter system construction work in progress account of SDTS.

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“Applicable Transmission Systems” means the Applicable Transmission Systems that are included in the Contributed Assets and specifically identified on Section 1 and 2 of Schedule A hereto.

“Bankruptcy Court Approval” has the meaning set forth in the Merger Agreement.

“Brown SVC” has the meaning set forth in Section 1.01.

“Certificate of Contribution Effectiveness” has the meaning set forth in Section 1.03(a).

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.

“Consent or Approval” means, with respect to a Person, any (a) consent, approval, license, Permit, order or authorization of any other Person; (b) obligation of such Person under any Law, Order or Contract to provide notice; (c) waiver that such Person is required to obtain under any Law, Order, Contract or Permit, including the waiver of a breach, default or event of default of such Person or the right of any other Person to terminate any rights or accelerate any obligations of such Person, and, for the avoidance of doubt, waiver of any event of default or right of termination triggered by the Transactions; or (d) release that such Person is required to obtain of any Lien, in each case of the foregoing without regard to any cure periods, the requirement of any other Person to provide notice, the requirement that time elapse, or any combination of the foregoing.

“Contract” means any currently effective written agreement, contract, loan, indenture, note, bond, lease, license, consensual obligation, binding commitment, undertaking or other legally binding agreement or obligation.

“Contributed Assets” has the meaning set forth in the Recitals.

“Contributed Warranties” has the meaning set forth in Schedule A.

“Contributee” has the meaning set forth in the Preamble.

“Contribution” has the meaning set forth in the Recitals.

“Contributor” has the meaning set forth in the Preamble.

“Contributor Material Adverse Effect” means any change, development, effect, event or occurrence that (a) has had or would reasonably be expected to have a material adverse effect on the Oncor T Package or the Subject Oncor Operations, in each case, taken as a whole, or (b) prohibits or materially restricts Contributor from consummating the Contribution, but, in the case of clause (a) above, excludes any change, effect, event or occurrence to the extent it arises from (i) any changes in Law, GAAP or applicable accounting regulations or principles or interpretations thereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism, (iii) any changes in the U.S. or non-U.S. economic conditions, securities markets or financial markets or geopolitical conditions in general, (iv) any changes or developments in the industries

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in which Contributor participates in connection with Subject Oncor Operations, (v) the effect of any natural disasters, including earthquakes, floods and tornadoes, (vi) the failure of Contributor to meet any internal projections, (vii) the execution or announcement of this Agreement and the consummation or announcement of the Contribution or (viii) any action or omission on the part of Contributor taken in accordance with the terms of this Agreement or with the prior consent of SDTS.

“DLLCA” means the Delaware Limited Liability Company Act.

“Easement Assignments” means the Oncor Retained Easement Assignments and the Transferred Easement Assignments.

“Easements” means the Easement Assignments and the New Easements.

“Effective Time” has the meaning set forth in Section 1.03(b).

“EFH” means Energy Future Holdings Corp., a Delaware corporation and the parent company of EFIH.

“EFIH” means Energy Future Intermediate Holding Company LLC, a Delaware limited liability company and the parent company of Oncor Holdings.

“Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement or any other Contract, that the enforcement thereof is or may be subject to the effect of (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction; and (iii) applicable Law or public policy limiting the enforcement of provisions providing for the indemnification of any person.

“GAAP” means generally accepted accounting principles, as in effect in the United States at the time of the application thereof.

“Governmental Entity” means any federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, corporation, instrumentality or regulatory body.

“Law” means any federal, state, tribal or local law, statute, rule, ordinance, code or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding by or before any court or other Governmental Entity, whether civil, criminal or investigative.

“Liabilities” of any Person means, as of any given time, any and all debts, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not

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asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Merger Agreement” has the meaning set forth in the Preamble.

“Net Book Value” means, with respect to specific assets and liabilities, the net book value thereof as calculated with respect to either the SDTS Package or the Oncor Package, in accordance with the applicable provisions of the Merger Agreement.

“New Easements” means the agreements providing for a non-exclusive easement and right of way for electric transmission and communication lines, each consisting of a variable number of wires and cables, together with all necessary or desirable appurtenances including supporting structures, foundations, guy wires and guy anchorages over, under, across and upon the Oncor Retained Assets to SDTS, as to which Oncor and SDTS will use commercially reasonable efforts to negotiate in a reasonable and customary form following the date of this Agreement, but prior to the Closing.

“Nontransferable Right” has the meaning set forth in Section 1.04.

“Oncor Estimated Closing Statement” has the meaning set forth in the Merger Agreement.

“Oncor Holdings” means Oncor Electric Delivery Holdings Company, LLC, a Delaware limited liability company.

“Oncor Liabilities” has the meaning set forth in the Recitals.

“Oncor Merger” means and the merger of Contributee and SDTS provided for in the Merger Agreement.

“Oncor Nontransferable Right” has the meaning set forth in Section 1.04.

“Oncor Required Authorizations” has the meaning set forth in Section 1.04.

“Oncor Retained Assets” has the meaning set forth in the Recitals.

“Oncor Retained Easement Assignments” means the agreements providing for the partial assignment of the Oncor Retained Easements to SDTS, as to which Oncor and SDTS will use commercially reasonable efforts to negotiate in a reasonable and customary form following the date of this Agreement, but prior to the Closing.

“Oncor Retained Easements” means those certain easements which (x) are not included in the Oncor T Package, (y) are to be partially assigned to Contributee pursuant to an Oncor Retained Easement Assignment and (z) identified on Schedule A-2 hereto.

“Oncor Retained Liabilities” has the meaning set forth in the Recitals.

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“Oncor T Package” has the meaning set forth in the Recitals.

“Oncor Working Capital Package” has the meaning set forth in the Merger Agreement.

“Order” means any order, judgment, injunction, writ, ruling or decree of any court, other Governmental Entity or arbitrator.

“organizational documents” means, with respect to any limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Entity.

“SDTS” has the meaning set forth in the Preamble.

“SDTS AssetCo” has the meaning set forth in the Preamble.

“SDTS Assets” has the meaning set forth in the Merger Agreement.

“SDTS Estimated Closing Statement” has the meaning set forth in the Merger Agreement.

“SDTS Package” has the meaning set forth in the Merger Agreement.

“SDTS Working Capital Package” has the meaning set forth in the Merger Agreement.

“SU” has the meaning set forth in the Preamble.

“SU AssetCo” has the meaning set forth in the Preamble.

“SU Package” has the meaning set forth in the Merger Agreement.

“Subject Oncor Operations” means the operations conducted by Contributor and any third-party engaged by Contributor relating to or utilizing the Contributed Assets.

“TBOC” means the Texas Business Organizations Code.

“Transferred Easement Assignments” means the agreements providing for the full assignment of the Transferred Easements to SDTS, as to which Oncor and SDTS will use commercially reasonable efforts to negotiate in a reasonable and customary form following the date of this Agreement, but prior to the Closing.

“Transferred Easements” has the meaning set forth in Schedule A.

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ARTICLE VII

Miscellaneous

Section 7.01 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.02 Third-Party Beneficiaries. SDTS shall be a third-party beneficiary of this Agreement and nothing contained in this Section 7.02 shall affect the rights of SDTS expressly provided for in the Merger Agreement. Except as set forth in the preceding sentence, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 7.03 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three business days after they have been sent by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile transmission, (c) when delivered, if delivered personally to the intended recipient, and (d) two business days after they have been sent by overnight delivery via recognized international courier service, in each case, addressed to a party at the following address for such party:

(a) if to Contributor or (at any time prior to the effective time of the Oncor Merger) Contributee:

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attention: Allen Nye, Kevin Fease and Mike Davitt

Facsimile: (214) 486-2190

with a copy, which shall not constitute effective notice, to:

Vinson & Elkins L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Matthew C. Henry and Christopher R. Rowley

Facsimile: (214) 999-7726 and (214) 999-7972

(b) if to Contributee (at any time at or after the effective time of the Oncor Merger):

Sharyland Distribution & Transmission Services, L.L.C.

c/o InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: Stacey H. Doré

Facsimile: (214) 855-6701

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with a copy, which shall not constitute effective notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Geoffrey L. Newton

Facsimile: (214) 661-4753

or to such other addresses as shall be furnished in writing by any such party to the other party or parties hereto in accordance with the provisions of this Section 7.03.

Section 7.04 Headings; Interpretation.

(a) The descriptive headings of the several Articles and Sections of this Agreement and the Exhibits, Schedules and Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

(b) For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends or applies, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

Section 7.05 Integrated Contract; Exhibits and Schedules. This Agreement, including the Schedules and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 7.09, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and cancel, merge and supersede all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof. The parties expressly represent that in entering into this Agreement: (a) they are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (c) they are relying upon their own knowledge and the advice of counsel; (d) they knowingly waive any claim that this Agreement was induced by any misrepresentation or

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nondisclosure which could have been or was discovered before signing this Agreement; and (e) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. All Exhibits and Schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 7.06 Severability; Enforcement

The invalidity, illegality or unenforceability of any provision of this Agreement or portion hereof shall not affect the validity, force or effect of the remaining provisions or portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any Legal Proceeding brought to enforce such restriction.

Section 7.07 Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.

Section 7.08 Choice of Forum.

(a) Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas in any Legal Proceeding arising out of or relating to this Agreement or the Easement Assignments, (ii) agrees that all Claims in respect of any such Legal Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the Easement Assignments (whether on the basis of a Claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue in any Legal Proceeding arising out of or relating to this Agreement in any court specified in accordance with the provisions of Section 7.08(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum or forum nonconveniens to the maintenance of such Legal Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process by in the manner provided for notices in Section 7.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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Section 7.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto and with the prior written consent of SDTS and SU; provided, however, that (i) Schedule A may be amended in accordance with the provisions of Section 1.01 and (ii) Schedules A, A-1, A-2, B, C and D may be supplemented or amended prior to the Effective Time in order to conform to supplements or amendments to the schedules to the Merger Agreement permitted to be carried out in accordance with Section 7.08 of the Merger Agreement. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.12 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONTRIBUTOR: ONCOR ELECTRIC DELIVERY COMPANY LLC

By: /s/ David Davis Name: David Davis Title: Senior Vice President and Chief Financial Officer

CONTRIBUTEE: ONCOR ASSETCO LLC By: Oncor Electric Delivery Company LLC, its sole member

By: /s/ David Davis Name: David Davis Title: Senior Vice President and Chief Financial Officer

[Signature Page to Contribution Agreement]

EXHIBIT E

TRANSMISSION TOWER DESIGN LICENSE AGREEMENT

This TRANSMISSION TOWER DESIGN LICENSE AGREEMENT (this “Agreement”) is entered into as of [•], 2017 (the “Effective Date”) by and between Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), and Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Section 1.

RECITALS

WHEREAS, on July 21, 2017, SDTS, Sharyland Utilities, L.P., a Texas limited partnership (“SU”), SU AssetCo, L.L.C., a Texas limited liability company, Oncor and Oncor AssetCo LLC, a Texas limited liability company (“Oncor AssetCo”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), and on [•], 2017, SDTS AssetCo, L.L.C., a Texas limited liability company, executed a joinder to the Merger Agreement and became a party thereto;

WHEREAS, on the Effective Date, the parties to the Merger Agreement are consummating the transactions contemplated thereby, including, among other things, the acquisition by SDTS of certain assets and liabilities (the “Oncor T Assets”) (which include the Applicable Transmission Systems) as a result of the merger of Oncor AssetCo with and into SDTS;

WHEREAS, SDTS desires to obtain, and Oncor is willing to grant, subject to the terms and conditions set forth in this Agreement, a limited, non-exclusive license of the Licensed Intellectual Property (as defined herein) to use the Licensed Technology (as defined herein) solely to operate, maintain and restore the Applicable Transmission Systems.

NOW THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SDTS and Oncor agree as follows:

SECTION 1. Definitions; Rules of Construction. As used in this Agreement, the terms set forth below shall have the following meanings:

“Affiliate” means, with respect to any Person, (i) any subsidiary of such Person or (ii) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Transmission Systems” means the Applicable Transmission Systems that are included in the Oncor T Assets and specifically identified on Exhibit A.

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Good Utility Practice” means any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is intended to include acceptable practices, methods, and acts generally accepted in the region.

“Governmental Entity” means any federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, corporation, instrumentality or regulatory body.

“Improvement” means any and all improvements, modifications and developments directly related to the Licensed Technology or its use, whether patentable or not, irrespective of the inventor, developer, or author thereof, to or including, but not limited to, any process, method, apparatus, database, technique, know-how, component or material relating to, or which perform or enable the use of, the Licensed Technology.

“Knowledge of Oncor” has the meaning set forth in the Merger Agreement.

“Law” means any federal, state, tribal or local law, statute, rule, ordinance, code or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding by or before any court or other Governmental Entity, whether civil, criminal or investigative.

“Licensed Intellectual Property” means patents, trade secrets, confidential and proprietary information, and copyrights, registered or unregistered, owned or controlled by Oncor and embodied in or used in the Applicable Transmission Systems or the Licensed Technology, including Proprietary Information.

“Licensed Technology” means Oncor’s 345 kV Transmission Tower designs as built with respect to the Applicable Transmission Systems, the Oncor standards and specifications (but excluding, for the avoidance of doubt, publicly known Good Utility Practice or general industry standards) therefor, that are shown and described on the drawings and documents listed and described on Exhibit B for the Applicable Transmission Systems, which is attached hereto and made a part hereof for all purposes.

“Losses” means any and all Claims, losses, damages, liabilities, obligations and expenses, including reasonable third party legal fees and expenses, interest, penalties and reasonable expenses of investigation, response action, removal action or remedial action conducted in accordance with industry standards and in a reasonably cost-effective manner.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“MSA” has the meaning set forth in Section 3.2.

“NERC” means the North American Electric Reliability Corporation.

“Oncor” has the meaning set forth in the preamble to this Agreement.

“Oncor AssetCo” has the meaning set forth in the preamble to this Agreement.

“Oncor T Assets” has the meaning set forth in the recitals to this Agreement.

“Operator” has the meaning set forth in Section 2.2.

“Party” shall mean SDTS or Oncor, as applicable.

“Permitted Recipient” has the meaning set forth in Section 3.2.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Entity.

“Proprietary Information” means all technical and commercial information that is proprietary to Oncor and relates to the Licensed Intellectual Property and Licensed Technology utilized on the Applicable Transmission Systems, including but not limited to, specifications, drawings, standards, dimensions, fabrication methods, coatings, tolerances, bills of materials, parameters, methods of operation, methods of maintenance, costs of construction, cost savings resulting from design, operating instructions, and maintenance instructions, including any information included in Exhibit B or embodied in the Applicable Transmission Systems.

“PUCT” means the Public Utility Commission of Texas.

“Restricted Proprietary Information” means Proprietary Information other than information that SDTS can demonstrate is, at the applicable time, within one or more of the exceptions set forth in Section 3.3.

“SDTS” has the meaning set forth in the preamble to this Agreement.

“SDTS Improvement” means any Improvement developed, conceived, reduced to practice, authored, or created, solely or jointly with others, by any of SDTS, Operator, or SDTS’s or Operator’s Permitted Recipients and any Improvements for which SDTS, Operator, or SDTS’s or Operator’s Permitted Recipients has ownership rights in intellectual property to such Improvement by way of assignment or agreement.

“SDTS Improvement Notice” has the meaning set forth in Section 6.1.

“Terminating Party” has the meaning set forth in Section 8.2.

“Tower/Line Documents” means the documents set forth on Exhibit B attached hereto.

“Transmission Tower” means a transmission tower that is included in the Applicable Transmission Systems identified on Exhibit A and that uses the Licensed Technology.

“Undertaking” has the meaning set forth in Section 2.2.

In addition, certain terms are defined in Exhibit A and Exhibit B hereto, and such terms shall have the meanings ascribed to them in such exhibits.

SECTION 2. Grant of License.

2.1 General. Upon the terms and conditions set forth in this Agreement, Oncor hereby grants to SDTS a limited, non-transferable (except as set forth in Section 7), non-exclusive license under the Licensed Intellectual Property to use the Licensed Technology only to operate, maintain and restore (including repair and/or replacement) of the Applicable Transmission Systems and any or all Transmission Towers and transmission lines incorporated within the Applicable Transmission Systems. The foregoing license does not grant SDTS any license or right to (a) manufacture or construct Transmission Towers using the Licensed Intellectual Property or the Licensed Technology, or (b) sublicense the Licensed Intellectual Property or the Licensed Technology (except as set forth in Sections 2.2); provided, however, that in the event that a Transmission Tower in the Applicable Transmission System is damaged, in whole or in part, to the extent that, in order to maintain compliance with applicable codes and standards including NERC and Good Utility Practice, such Transmission Tower is required to be replaced, in whole or in part, the replacement of such Transmission Tower shall be considered a restoration for the purposes of this Agreement; provided, further, that SDTS shall be permitted to manufacture and store a reasonable inventory of towers and/or tower components solely for uses permitted pursuant to this Section 2.1. SDTS covenants it will not grant a sublicense (except as set forth in Section 2.2) under the Licensed Intellectual Property and it will not use the Licensed Intellectual Property except with respect to the operation, maintenance, and restoration of the Applicable Transmission Systems and any or all Transmission Towers and transmission lines incorporated within the Applicable Transmission Systems.

2.2 Limited Right to Sublicense to Operator. SDTS has the limited non-transferable (except as set forth in Section 7), non-exclusive right to grant a sublicense under the Licensed Intellectual Property to use the Licensed Technology to any operator of the Applicable Transmission Systems (each, an “Operator”); provided, however, such sublicense to an Operator shall be limited to the operational scope of the license granted in Section 2.1 and strictly limited to the Applicable Transmission Systems, and prior to the commencement of acting as an Operator, such Operator executes an undertaking in the form attached hereto as Exhibit C (“Undertaking”) and delivers the Undertaking to Oncor. SDTS hereby designates SU as an Operator as of the Effective Date and is delivering an Undertaking signed by SU contemporaneously with the execution of this Agreement. SDTS may replace SU as the Operator or designate additional Operators so long as any replacement or additional Operator executes an Undertaking and SDTS delivers such Undertaking to Oncor contemporaneous with the commencement of the sublicense.

2.3 Except as specifically provided herein, Oncor grants no rights to SDTS, whether express or implied, by operation of law or otherwise, with respect to the use or exploitation of the Licensed Intellectual Property or the Licensed Technology, and no license shall be implied, with respect to any projects, transmission lines or other activities of SDTS other than with respect to the Applicable Transmission Systems. It is specifically understood and agreed that the license granted under Section 2.1 (and the right to grant a sublicense under Section 2.2) hereof does not apply to any future extension or redirection of any transmission line outside of the Applicable Transmission Systems as they exist on the Effective Date.

2.4 The Licensed Intellectual Property and Licensed Technology is only licensed or provided on the terms expressly set forth herein, and Oncor expressly reserves all ownership and proprietary rights therein. Nothing in this Agreement shall be construed as granting or transferring to SDTS any ownership or proprietorship of any Licensed Intellectual Property or any other intellectual property of Oncor.

2.5 Except as permitted under Section 3 herein, SDTS has no right to disclose the Proprietary Information included in the Licensed Intellectual Property. To the extent that SDTS discloses such Proprietary Information pursuant to Section 3, it shall be only for the operation, maintenance, and restoration of the Applicable Transmission Systems.

2.6 Limited Disclosure of Licensed Technology. Oncor acknowledges and agrees that Tower/Line Documents are included in the Oncor T Assets, which are provided “AS IS,” and that Oncor has no obligation to provide any additional services or training or information to SDTS or the Operator. For avoidance of doubt, the Tower/Line Documents, and the Proprietary Information therein, remain subject to the confidentiality and use restrictions of this Agreement.

SECTION 3. Confidentiality

3.1 Restrictions on Proprietary Information. During and after the term of this Agreement, (a) SDTS shall only use the Proprietary Information furnished to SDTS, directly or indirectly, in writing or otherwise, in SDTS’s use, operation, maintenance and restoration of the Applicable Transmission Systems pursuant to the license granted in Section 2 of this Agreement, and (b) SDTS shall not use or disclose to others, directly or indirectly, the Proprietary Information except as expressly allowed under this Agreement.

3.2 Permitted Disclosures. Notwithstanding the restrictions on disclosure and use of the Proprietary Information imposed on SDTS under this Agreement, SDTS shall have the limited right to make disclosures of only the pertinent portions of the Proprietary Information on a strict need to know basis to the Permitted Recipients. “Permitted Recipients” shall only include the following:

(a) any Operator, which, as noted in Section 2.2, shall include SU as of the Effective Date;

(b) employees of SDTS or any Operator to the extent such employees are involved in the operation, maintenance and restoration of the Applicable Transmission Systems; and

(c) suppliers or contractors of SDTS or any Operator to whom such disclosure is necessary for the letting of bids for operation, maintenance, and restoration of the Applicable Transmission Systems and then for the performance by such supplier or contractor winning such bids.

provided, however, that as a condition to any such disclosure, SDTS shall obtain from each such supplier or contractor of SDTS or any Operator either: (i) an Undertaking in the form of Exhibit C, or (ii) a master services agreement or similar agreement (an “MSA”) containing confidentiality and use restrictions on Proprietary Information and assignment of Improvements provisions, in each case, substantially similar to those contained in the sample provisions attached as Exhibit D hereto. SDTS and any Operator shall be responsible, and agree to cooperate with Oncor in seeking a remedy, for any breach of the confidentiality or use restrictions on Proprietary Information or the assignment of Improvements provisions set forth in this Agreement by any Permitted Recipient, and Oncor shall have the right to seek a remedy against SDTS with respect to any claim arising out of the breach of an Undertaking or an MSA by an Operator or a Permitted Recipient (or any employee of any such Operator or Permitted Recipient). SDTS shall provide to Oncor a copy of any Undertaking executed by any supplier or contractor as promptly as practicable. In addition, SDTS shall, within ten (10) business days of receipt of a written request from Oncor, provide a copy of any MSA executed by a contractor or supplier and not previously provided to Oncor; provided, however, and SDTS may redact the provisions unrelated to (X) Sections 3 and 6, and (Y) any relevant allocation of risk related to Sections 3 and 6.

3.3 The restrictions on use, duplication and disclosure of Proprietary Information in this Section 3 shall not apply to information:

(a) which was developed or owned by SDTS or any Permitted Recipient and was in SDTS’s or such Permitted Recipient’s possession before its receipt from Oncor as demonstrated by documentary evidence;

(b) which at the time of its disclosure to SDTS or any Permitted Recipient is, or thereafter becomes through no breach of this Agreement on the part of SDTS, an Operator, or any Permitted Recipient, part of the public domain, publicly known Good Utility Practice or is commonly known in the utility industry;

(c) which has been furnished to SDTS or any Permitted Recipient by a third party who is not under a contractual obligation to keep such information confidential; or

(d) which is independently developed by or on behalf of SDTS or any Permitted Recipient without the use of or reference to the Proprietary Information.

The above exceptions shall not be construed as an express or implied grant of any rights under Oncor’s copyrights or patents. An individual feature of the Proprietary Information shall not be considered to be within the above exceptions merely because the feature is embraced by general information within the exceptions. A combination of features of the Proprietary Information shall not be considered to be within the exceptions unless the combination itself and its principle of operation are within the exceptions.

3.4 Legal Process. In the event that SDTS or any Operator is legally compelled (by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process or otherwise pursuant to Law, including, without limitation, the rules and regulations of the Securities and Exchange Commission and the PUCT), according to advice of counsel, to disclose any Proprietary Information, SDTS or any Operator shall, to the extent permitted by Law, provide Oncor with prompt notice of such pending disclosure so that Oncor may seek, at Oncor’s sole expense, a protective order or other appropriate remedy or waive compliance with the provisions of this Section 3. To the extent SDTS or any Operator is required to furnish Proprietary Information, whether or not a protective order or other appropriate remedy is obtained, SDTS or any Operator agrees to furnish only that portion of the Proprietary Information that is legally required to be disclosed, according to advice of counsel. SDTS will use reasonable best efforts to cause any other Permitted Recipient to follow the procedures set forth in this Section 3.4 in the event such Permitted Recipient is legally compelled, according to advice of counsel, to disclose any Proprietary Information.

3.5 Marking of Documents Bearing Proprietary Information. SDTS shall not remove any confidentiality legend appearing on drawings, charts, blueprints, specifications, computer files or other electronic or storage media Oncor delivers to SDTS or its Permitted Recipients under this Agreement. With respect to any documents SDTS or Operator prepares that contain any Proprietary Information, SDTS or any such Operator shall mark and shall use reasonable best efforts to cause any other Permitted Recipient to mark, any such documents or information with the legend below, provided neither SDTS nor any Operator shall be required to add any such mark to any documents or information that are received from Oncor without such mark. In addition, any such documents which SDTS or its Permitted Recipients are required by legal process or Law to disclose pursuant to Section 3.4 shall be marked with the following legend:

“CONFIDENTIAL –

This drawing, document, or file constitutes and contains trade secrets, and confidential proprietary information of Oncor Electric Delivery Company LLC.”

3.6 Notice and Remedies. SDTS shall notify Oncor promptly upon discovery of any unauthorized use or disclosure of Proprietary Information and shall use reasonable best efforts to cooperate with Oncor to help regain possession of such Proprietary Information and prevent its further unauthorized use or disclosure.

3.7 Survival of Obligations. The obligations of this Section 3 shall survive the termination or expiration of this Agreement.

SECTION 4. Audit Rights. During the term of the Agreement and for one year following its termination, SDTS, the Operator and their Affiliates shall maintain and make available records sufficient to permit third party representatives of Oncor to verify compliance with the terms and conditions of this Agreement. Third party representatives of Oncor may, one time per calendar year, upon ten (10) days’ written notice, during regular business hours and following execution of a confidentiality agreement reasonably acceptable to SDTS or the Operator, as applicable, reasonably inspect SDTS, the Operator and their Affiliates’ facilities where the Proprietary Information is being used or stored; provided, however, that SDTS, the Operator and their Affiliates may take reasonable measures to protect their own confidential and proprietary information in connection with any such audit to the extent such reasonable measures do not prevent the third party representatives to conduct the audit. The audit will be performed at Oncor’s expense. The Third Party Representatives shall have the right to advise Oncor of their conclusions as to compliance or noncompliance, any item of specific Proprietary Information or Improvement involved, and the details of the noncompliance. If the audit reveals any noncompliance by SDTS, the Operator or their Affiliates, such noncompliance shall be promptly cured.

SECTION 5. Warranty; Disclaimer of Warranties; Limitation of Liability.

5.1 WARRANTY; DISCLAIMER OF WARRANTIES

(a) Oncor warrants to SDTS that to the Knowledge of Oncor, Oncor has the right to grant the license granted herein. THE FOREGOING WARRANTY IS EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE), SHALL APPLY. OTHER THAN THE FOREGOING WARRANTY OF ONCOR SET FORTH IN THIS AGREEMENT, ONCOR HEREBY DISCLAIMS, AND SDTS, ANY OPERATOR AND PERMITTED RECIPIENT HEREBY WAIVES, ALL OTHER EXPRESS WARRANTIES AND ALL OTHER WARRANTIES, DUTIES AND OBLIGATIONS IMPLIED IN LAW, INCLUDING THOSE OF PERFORMANCE, MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM, USAGE OR OTHERWISE.

(b) FOR THE AVOIDANCE OF DOUBT, THIS SECTION 5.1 IS NOT INTENDED TO, AND DOES NOT, IN ANY WAY (I) MODIFY OR LIMIT THE REPRESENTATIONS MADE BY ONCOR IN ARTICLE VI OF THE MERGER AGREEMENT OR (II) LIMIT THE RIGHTS OF THE PARTIES UNDER THE MERGER AGREEMENT, INCLUDING THE RIGHTS TO INDEMNIFICATION UNDER ARTICLE X OF THE MERGER AGREEMENT.

5.2 LIMITATION OF LIABILITY.

(a) ONCOR SHALL NOT, UNDER ANY CIRCUMSTANCES OR IN ANY EVENT, BE LIABLE TO SDTS, ITS AFFILIATES, ANY OPERATOR, OR PERMITTED RECIPIENT FOR ANY CAUSE OF ACTION ARISING OUT OF THIS LICENSE AGREEMENT FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY NATURE ARISING OUT OF ANY BREACH OF CONTRACT, BREACH OR

STATUTORY DUTY, BY REASON OF ANY TORT THEORY (INCLUDING NEGLIGENCE) OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOSS OF ACTUAL OR ANTICIPATED PROFITS OR REVENUES; LOSS OF PRODUCTION, BY REASON OF SHUTDOWN, NON-OPERATION OR OTHERWISE; INCREASED EXPENSE OF MAINTENANCE, REPAIR OR OPERATION; LOSS OF USE; INCREASED FINANCING COSTS OR COST OF CAPITAL.

(b) NONE OF SDTS, ANY OPERATOR, OR THEIR AFFILIATES SHALL, UNDER ANY CIRCUMSTANCES OR IN ANY EVENT, BE LIABLE TO ONCOR OR ITS AFFILIATES FOR ANY CAUSE OF ACTION ARISING OUT OF THIS LICENSE AGREEMENT FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY NATURE ARISING OUT OF ANY BREACH OF CONTRACT, BREACH OR STATUTORY DUTY, BY REASON OF ANY TORT THEORY (INCLUDING NEGLIGENCE) OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOSS OF ACTUAL OR ANTICIPATED PROFITS OR REVENUES; LOSS OF PRODUCTION, BY REASON OF SHUTDOWN, NON-OPERATION OR OTHERWISE; INCREASED EXPENSE OF MAINTENANCE, REPAIR OR OPERATION; LOSS OF USE; INCREASED FINANCING COSTS OR COST OF CAPITAL.

(c) FOR THE AVOIDANCE OF DOUBT, THIS SECTION 5.2 IS NOT INTENDED TO, AND DOES NOT, LIMIT THE RIGHTS OF THE PARTIES UNDER THE MERGER AGREEMENT, INCLUDING RIGHTS TO INDEMNIFICATION UNDER ARTICLE X OF THE MERGER AGREEMENT (SUBJECT TO THE LIMITATIONS CONTAINED IN MERGER AGREEMENT (INCLUDING SECTION 10.07 THEREIN).

SECTION 6. Improvements.

6.1 Disclosure of Improvements. SDTS shall promptly disclose in writing (an “SDTS Improvement Notice”) to Oncor any and all SDTS Improvements, of which SDTS or an Operator has knowledge, made or conceived by SDTS or its Permitted Recipients (including, for the avoidance of doubt, the Operator).

6.2 SDTS agrees that Oncor shall own all SDTS Improvements arising out of this Agreement, any Undertaking or any MSA entered into by SDTS or any Operator. SDTS hereby presently assigns, sells and transfers such SDTS Improvements to Oncor (or its designee or assignee) all right, title and interest in and to the intellectual property in and to the SDTS Improvements, including the right to sue for past, present and future infringement or misappropriation of such intellectual property and recover and retain damages for any such infringement or misappropriation. In addition, upon written request from Oncor following delivery of an SDTS Improvement Notice, SDTS shall cooperate with Oncor, at Oncor’s sole expense, in causing any applicable Permitted Recipient to assign by written contract to Oncor (or its designee or assignee) all right, title and interest in and to any SDTS Improvements such SDTS Permitted Recipients may have in and to all intellectual property in and to the SDTS

Improvements, including the right to sue for past, present and future infringement or misappropriation of such intellectual property and recover and retain damages for any such infringement or misappropriation. For the avoidance of doubt, without negating the obligation to disclose in detail the SDTS Improvements, neither SDTS nor any of its Permitted Recipients shall be required to make any representations and warranties regarding the SDTS Improvements in connection with the actions contemplated by this Section 6.2.

6.3 The intellectual property in and to the SDTS Improvements shall be incorporated into the license granted to SDTS pursuant to Section 2.1.

6.4 SDTS agrees to reasonably cooperate with Oncor (or its designee or assignee), at Oncor’s sole expense, with respect to the filing of any patent or copyright applications for the intellectual property in and to the SDTS Improvements, by causing SDTS’s Permitted Recipients to execute all lawful oaths and assignments so as to effectuate the provisions of this Agreement. At the request of Oncor (or its designee or assignee), SDTS shall execute, and shall cooperate with Oncor in causing, at Oncor’s sole expense, any applicable Permitted Recipient to execute, any and all papers and perform all lawful acts that Oncor (or its designee or assignee) may reasonably deem necessary or appropriate to further evidence or carry out the agreements contemplated in this Agreement. With respect to the intellectual property in and to the SDTS Improvements, Oncor (or its designee or assignee) shall have the sole right to determine whether or not to file patent or copyright applications, to abandon the prosecution of any patent or copyright applications in the ordinary course of business, and to discontinue the maintenance of any patents or any patent applications without any obligation to account to, or compensate in any manner, SDTS or any Permitted Recipient.

6.5 For the avoidance of doubt, this Section 6 is limited to SDTS Improvements developed using Restricted Proprietary Information (as defined at the time of such development) that Oncor provides to SDTS under this Agreement. Nothing in this Agreement shall be construed as granting or transferring to Oncor any ownership or proprietorship of any other intellectual property independently owned, developed, conceived, reduced to practice, authored, or created, solely or jointly with others, by any of SDTS or Permitted Recipients without the use of or reference to the Restricted Proprietary Information. By way of example, SDTS shall maintain ownership of any and all of its intellectual property rights that SDTS develops, solely or jointly with others, using only information that, at the applicable time, falls within one or more of the exceptions set forth in Section 3.3 herein.

SECTION 7. Assignment.

7.1 This Agreement may be assigned, in whole or in part, by Oncor.

7.2 Neither this Agreement, nor any rights or obligations hereunder, may be assigned or transferred (including by merger, combination or operation of law) by SDTS without the prior written consent of Oncor; provided, however, that SDTS may: (a) assign or transfer, in whole, this Agreement (including by merger, combination or operation of law) and the rights and obligations arising hereunder to any Affiliate or any third party if such Affiliate or third party is acquiring all or substantially all of the business and assets of SDTS relating to the Applicable Transmission Systems or (b) assign or transfer this Agreement (including by merger, combination or operation of law) and the rights and obligations arising hereunder, in a manner by which the assignee or transferee undertakes equivalent rights and obligations in an agreement in substantially the same form, to any Affiliate or any third party acquiring a portion of the Applicable Transmission Systems from SDTS in any transaction the primary purpose of which is not to transfer rights under this Agreement; provided, however, that, as a condition to the any of the foregoing transactions in Section 7.2(a) or (b), SDTS shall give Oncor thirty (30) days’ written notice of such assignment or transaction and, within such thirty (30) day period, such assignee or transferee shall deliver to Oncor a signed agreement and undertaking agreeing to assume all of SDTS’s obligations under this Agreement without reservation or qualification.

7.3 Any attempt by SDTS to assign this Agreement or any of its rights or obligations arising hereunder, except as provided in Section 7.2, shall be void and of no legal effect.

7.4 This Agreement shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors, legal representatives and permitted assigns.

SECTION 8. Term and Termination.

8.1 Term. Subject to Section 8.2, the term of this Agreement shall begin on the Effective Date and continue until such time as the Applicable Transmission Systems are no longer in operation and have been permanently retired.

8.2 Termination of this Agreement. This Agreement may be terminated, to the extent permitted by Law, by either Party (the “Terminating Party”) upon delivery of written notice to the other Party if the other Party:

(a) makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is the subject of a petition in bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of fifteen (15) days; or

(b) materially defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied within thirty (30) days after written notice to the defaulting Party of such default.

8.3 Remedies. In the event of a material default by the other Party, the aggrieved Party shall have all rights and remedies as may be permitted by applicable Law, including the right to seek specific performance or other injunctive relief and any monetary relief.

8.4 Effect of Termination. Sections 1–7, 8.3, 8.4, and 9–15 shall survive any termination of this Agreement.

SECTION 9. Entire Agreement. This Agreement (except to the extent set forth in Section 5.1(b) and Section 5.2(c)) constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and cancels, merges and supersedes all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof. The Parties expressly represent that in entering into this Agreement: (a) they are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (c) they are relying upon their own knowledge and the advice of counsel; (d) they knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Agreement; and (e) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

SECTION 10. Amendment. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be altered only by an instrument in writing signed by each of the parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the Party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

SECTION 11. Third Party Beneficiaries. Except as expressly provided herein (including pursuant to, and subject to the restrictions of, Section 2.2), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to confer upon any other person any legal or equitable right, benefit or remedy of any nature, whatsoever, under or by reason of this Agreement.

SECTION 12. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three business days after they have been sent by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile transmission, (c) when delivered, if delivered personally to the intended recipient, and (d) two business days after they have been sent by overnight delivery via recognized international courier service, in each case, addressed to a party at the following address for such party:

if to SDTS:

Sharyland Distribution & Transmission Services, L.L.C.

c/o InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: Stacey H. Doré

Facsimile: (214) 855-6701

with a copy, which shall not constitute effective notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Geoffrey L. Newton

Facsimile: (214) 661-4753

if to Oncor:

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attention: Allen Nye, Kevin Fease and Mike Davitt

Facsimile: (214) 486-2190

with a copy, which shall not constitute effective notice, to:

Vinson & Elkins L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Matthew C. Henry and Christopher R. Rowley

Facsimile: (214) 999-7726 and (214) 999-7972

or to such other addresses as shall be furnished in writing by any such party to the other party or parties hereto in accordance with the provisions of this Section 12.

SECTION 13. Severability; Enforcement. The invalidity, illegality or unenforceability of any provision of this Agreement or portion hereof shall not affect the validity, force or effect of the remaining provisions or portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any Legal Proceeding brought to enforce such restriction.

SECTION 14. Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.

SECTION 15. Choice of Forum.

15.1 Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas in any Legal Proceeding arising out of or relating to this Agreement, (ii) agrees that all Claims in respect of any such Legal Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement (whether on the basis of a Claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

15.2 Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue in any Legal Proceeding arising out of or relating to this Agreement in any court specified in accordance with the provisions of Section 15.1. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum or forum nonconveniens to the maintenance of such Legal Proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

SECTION 16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile, or by electronic image scan to the other party hereto.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.,

a Texas limited liability company

By:
Name:
Title:

[Signature Page to Transmission Tower Design License Agreement]

ONCOR ELECTRIC DELIVERY COMPANY LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Transmission Tower Design License Agreement]

EXHIBIT F

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of [            ], 2017 (the “Effective Date”) by and between Sharyland Utilities, L.P., a Texas limited partnership (“SU”), and Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Section 1.

RECITALS

WHEREAS, on July 21, 2017, Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company, SU, SU AssetCo, L.L.C., a Texas limited liability company (“SU AssetCo”), Oncor, and Oncor AssetCo LLC, a Texas limited liability company, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), and on [            ], 2017, SDTS AssetCo, L.L.C., a Texas limited liability company (“SDTS AssetCo”), executed a joinder to the Merger Agreement and became a party thereto;

WHEREAS, on the Effective Date, the parties to the Merger Agreement are consummating the Transactions contemplated thereby, including, among other things, the merger of SDTS AssetCo with and into Oncor and the merger of SU AssetCo with and into Oncor, as a result of which Oncor is acquiring the assets and liabilities comprising the SDTS Package and the SU Package, respectively; and

WHEREAS, in connection with Oncor’s acquisition of the SDTS Package and the SU Package and the wind-down of certain SU operations related thereto, each of SU and Oncor (in its capacity as a provider of Services hereunder, the “Service Provider”) have agreed, as an accommodation to the other Party (in its capacity as a recipient of Services hereunder, the “Service Recipient”), to provide certain services to the Service Recipient pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SU and Oncor agree as follows:

SECTION 1. Definitions; Rules of Construction. As used in this Agreement, the terms set forth below shall have the following meanings:

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Change Notice” has the meaning set forth in Section 2.4 of this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“New Third-Party Provider” has the meaning set forth in Section 2.4 of this Agreement.

“Oncor” has the meaning set forth in the preamble to this Agreement.

“Oncor Services” shall mean all services described in Exhibit B that are to be provided by Oncor to SU pursuant to this Agreement.

“Party” shall mean SU or Oncor, as applicable.

“SDTS AssetCo” has the meaning set forth in the recitals to this Agreement.

“Security Regulations” has the meaning set forth in Section 7 to this Agreement.

“Service Consents” has the meaning set forth in Section 2.2(a) of this Agreement.

“Service Provider” has the meaning set forth in the recitals to this Agreement.

“Service Recipient” has the meaning set forth in the recitals to this Agreement.

“Services” shall mean the Oncor Services and/or the SU Services, as applicable.

“SU” has the meaning set forth in the preamble to this Agreement.

“SU AssetCo” has the meaning set forth in the recitals to this Agreement.

“SU Services” shall mean all services described in Exhibit A that are to be provided by SU to Oncor pursuant to this Agreement.

“Systems” has the meaning set forth in Section 7 to this Agreement.

“Terminating Party” has the meaning set forth in Section 11.2.

“Third Party” shall mean any Person that is not a member, partner, employee, Affiliate or agent of SU or Oncor.

“Third-Party Provider” has the meaning set forth in Section 2.4 of this Agreement.

In addition, certain terms are defined in Exhibit A and Exhibit B hereto, and such terms shall have the meanings ascribed to them in such exhibits. Capitalized terms used in this Agreement without definition shall have the respective meanings assigned to them in the Merger Agreement.

SECTION 2. Performance of Services.

2.1 General. Upon the terms and conditions set forth in this Agreement, the Service Provider shall provide the SU Services or Oncor Services, as applicable, to the Service Recipient during the respective periods set forth in Exhibit A or Exhibit B, as applicable (unless such Services are earlier terminated pursuant to Section 11.3). The Service Recipient shall comply in all material respects with all applicable policies and procedures of the Service Provider as provided to the Service Recipient from time to time, including any changes required by applicable Law; provided, however, that the Service Provider will use commercially reasonable efforts to comply with the Service Recipient’s policies and procedures if agreed by the Parties or, in the case of the McAllen Services, reasonably necessary to comply with the applicable tariff. The Service Recipient acknowledges and agrees that, after the expiration or termination of the obligations of the Service Provider to provide specific Services pursuant this Agreement, the Service Recipient shall be solely responsible for providing or arranging for the provision of similar or replacement services, and neither the Service Provider nor any of its Affiliates shall be responsible for any Losses or other consequences arising from the inability or failure on the part of the Service Recipient or any of its Affiliates to provide similar or replacement services for itself or to arrange for such services to be provided by Third Parties.

2.2 Third Party Consents.

(a) The Parties acknowledge and agree that it may be necessary to obtain from Third Parties certain consents, permits, licenses, and or sublicenses (the “Services Consents”) in order for (i) the Service Provider to use third-party applications, systems, networks, services and the like in the provision of certain Services and/or (ii) the Service Recipient to receive certain Services.

(b) The Parties will cooperate to obtain the Service Consents; provided, however, that if the necessary consents cannot reasonably be obtained in a timely manner without commercially unreasonable effort or expense, the Parties hereto will cooperate in good faith to arrange for mutually acceptable alternative methods of delivering any applicable Service.

2.3 No Implied Representations. Except as specifically provided in the applicable portion of Exhibit A or Exhibit B with respect to a particular Service, the Service Provider is not making any express or implied representation, warranty or guaranty relating to the Services to be performed by the Service Provider under this Agreement, including, without limitation, any warranty of merchantability or fitness for a particular purpose.

2.4 Third Party Providers. The Parties acknowledge and agree that certain of the Services hereunder may be provided to or for the benefit of the Service Recipient by Third Parties (each, a “Third-Party Provider”) on behalf or at the request of the Service Provider. Nothing in this Agreement will be construed to limit either Party’s right to administer, in its sole discretion, its relationships with Third-Party Providers, including, but not limited to, such Party’s right to amend, modify or terminate existing Contracts with Third-Party Providers or enter into new contracts with Third-Party Providers. Notwithstanding the foregoing, at least ten business days prior to engaging any Third-Party Provider that is not a Third-Party Provider of the Service Provider as of the Effective Date (a “New Third-Party Provider”), the Service Provider shall inform the Service Recipient of such change by providing written notice (a “Change Notice”) thereof. If the Service Recipient objects to the engagement of the New Third-Party Provider prior to the date for the commencement of its engagement specified in the Change Notice, the Parties shall discuss in good faith a resolution to such objection, whether by engaging an alternate Third-Party Provider or otherwise; provided, however, that the Service Provider shall be relieved, during the pendency of such discussions, of its obligation to provide the relevant Services to the extent the Third-Party Provider currently performing the relevant Services is unable or unwilling to continue performing such Services; and provided, further that, without limiting Section 5.3, the Service Provider shall not be required to deliver a Change Notice prior to engaging any New Third-Party Provider to the extent such engagement is reasonably necessary or advisable to provide Services in response to natural disasters, acts of God, fires or terrorist attacks or any event posing an imminent threat to health or human safety, the integrity of the assets operated by the Service Provider or the Service Recipient’s ability to provide service to customers.

SECTION 3. Pricing; Payment Terms.

3.1 Pricing. The Service Recipient agrees to pay to the Service Provider the amounts specified under “Cost of Service,” if any, with respect to a particular Service, as set forth in Exhibit A or Exhibit B, as applicable.

3.2 Payment Terms. Any amounts due under this Agreement shall be billed and paid for in the following manner: (a) the Service Provider shall invoice the Service Recipient on a monthly basis for all Services delivered during the preceding month; (b) each such invoice shall include a reasonably detailed breakdown of the allocation of overhead in connection with such Services, if any; (c) each such invoice shall be payable within thirty days of receipt thereof; and (d) payment of all invoices in respect of the applicable Services provided hereunder shall be made in U.S. Dollars ($) payable by wire transfer of immediately available funds to such account or accounts as may be designated from time to time by the Service Provider. If the Service Recipient disputes the accuracy of any such invoice, the Service Recipient shall pay to the Service Provider the undisputed amount and the Parties shall, without prejudice to the Service Provider’s rights pursuant to Section 11.2 or Section 17, promptly work in good faith to resolve any disputed amounts. In the event that the Service Recipient fails to pay in full any invoice when due (other than any such amount that is being disputed by the Service Recipient in good faith, except to the extent that it is ultimately determined that such disputed amount is validly due and owed to Service Recipient), interest shall accrue daily on the unpaid amount from the date when due until such amounts are paid at a rate equal to 10% per annum.

SECTION 4. Taxes. Each Party shall be solely responsible for the reporting, withholding and payment of (a) any real or personal property Taxes on property it owns or leases, (b) franchise, margin, privilege and similar Taxes on its business, (c) the employment Taxes of its employees and (d) Taxes based on its income or gross receipts; provided, for the avoidance of doubt, nothing in this Section 4 shall change the allocation of liability with respect to Taxes as set forth in Section 11.01 of the Merger Agreement.

SECTION 5. Limitations.

5.1 Cooperation. The Service Recipient shall use all reasonable efforts to cooperate with the Service Provider in order to facilitate the provision and receipt of the Services hereunder. Each Party acknowledges that the performance of the Services by the Service Provider is dependent upon such reasonable cooperation. If any failure of the Service Recipient to comply with this Section 5.1 prevents the Service Provider from providing any Services, the Service

Provider shall give notice to the Service Recipient in writing and shall be relieved, for as long as such failure continues, of its obligation to provide the relevant Services to the extent such failure renders such provision of Services unduly burdensome or commercially unreasonable.

5.2 Changes in Laws. Neither Party shall be required to perform any obligation under this Agreement to the extent performance of such obligation is prohibited by, or would require the Party to violate, any applicable Law, including without limitation any rule or regulation promulgated by the PUCT or ERCOT.

5.3 Force Majeure. The Service Provider shall not be responsible or liable to the Service Recipient for any delay or failure to perform under this Agreement due to circumstances beyond its control, including any acts of God, acts of any Governmental Entity or military authority, fires, explosions, power failures, telecommunications service failures, floods, storms, tornadoes, earthquakes, elements of nature, epidemics, riots or civil disturbances, wars, sabotage, terrorism, rebellions or revolutions or similar events and any delays or failures caused by the nonperformance on the part of the Service Recipient or its Affiliates or the nonperformance on the part of any Third Party engaged by or under the control or responsibility of the Service Recipient. The Service Provider will promptly notify the Service Recipient in writing upon learning of the occurrence of such event of force majeure and detailing which Service (or portion of any Service) is directly impacted by such event of force majeure. The Service Provider will use commercially reasonable efforts to resume its performance of such impacted Services as promptly as reasonably practicable after the cessation of the force majeure event.

SECTION 6. Confidentiality. Each Party recognizes that, in the course of performing or receiving, as applicable, the Services hereunder, it may acquire proprietary, secret or confidential information concerning the business and operations of the other Party or its Affiliates. Accordingly, each Party covenants to the other Party that it will not, and it will not permit any of its Affiliates to, for a period of two years following the expiration or termination of this Agreement pursuant to Section 11.1 or 11.2, except in connection with the enforcement of its rights under this Agreement or with the prior written consent of the other Party, disclose to any Third Party any proprietary, secret or confidential information obtained in connection with this Agreement and relating to the other Party or its Affiliates or their respective businesses and operations. The foregoing obligations of each Party receiving proprietary, secret or confidential information shall not apply to any information that (x) is or becomes generally available to the public other than as a result of disclosure by such Party or its Affiliates, (y) was or becomes available on a non-confidential basis to such Party from a source other than the other Party (other than in connection with the provision of Services hereunder) or (z) is required to be disclosed by such Party under applicable Law.

SECTION 7. Systems Access. To the extent that a Party and/or its Affiliates is given access to the computer systems, infrastructure, databases, software, facilities or networks of the other Party or any Third-Party Provider (“Systems”) in connection with the performance or receipt of Services hereunder, such access shall be limited to access in connection with performance or receipt, as applicable, of such Services. Each Party shall cause its personnel and any personnel of its Affiliates with such access to comply with the system security policies, standards, procedures and requirements of the other Party or any Third-Party Provider, as reasonably revised from time to time, with regard to the Systems or in any applicable license agreement or lease agreement in effect with regard to the Systems (the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by the other Party or any Third-Party Provider, as applicable; provided, in either case, that such Party has prior notice of the applicable Security Regulations or security or audit measures.

SECTION 8. Relationship of the Parties. In connection with this Agreement, each Party is acting as a principal or an independent contractor and, as such, shall not have any authority to bind or commit the other Party. Nothing in this Agreement will be deemed or construed to create a joint venture, partnership or agency relationship between the Parties for any purpose. The Parties are not joint employers for any purpose, and each Party (or their respective subcontractors) will have the sole right to exercise all authority with respect to, and the sole responsibility for, the employment (including termination of employment), assignment and compensation of its employees and representatives providing services hereunder.

SECTION 9. Indemnification. The Service Recipient shall indemnify, defend and hold harmless the Service Provider and each of its Affiliates, and each of their respective officers, directors, employees, members, managers, partners, agents, representatives and successors and assigns (such persons or entities being referred to, in relation to the Service Provider and its Affiliates, as their “Covered Persons”), from and against any and all Losses incurred by the Service Provider or its Affiliates or their respective Covered Persons based upon or arising from any Claim asserted or commenced against or sought to be imposed on any such persons by a third party as a result of or in connection with the performance of Services by the Service Provider (regardless of whether such Losses arise from the negligence or other fault of the Service Provider or any of its Affiliates or any of their Covered Persons), except to the extent that such Losses are determined by final judgment of a court of competent jurisdiction to result from the gross negligence or willful misconduct of the Service Provider or any of its Affiliates.

SECTION 10. Limitation of Liability.

10.1 No Consequential Damages. In no event shall either Party or its Affiliates or any of their respective Covered Persons be liable to the other Party for punitive, incidental, consequential, special or indirect damages, or loss of future profits, revenue or income, damages based on a multiple of earnings, diminution in value or loss of business reputation or opportunity in connection with this Agreement or relating to the breach or alleged breach of the Agreement, regardless of whether such damages or losses were foreseeable or would be recoverable under the standard set forth in Section 11(a).

10.2 Other Liability. Neither Party nor its Affiliates nor any of their respective Covered Persons shall have any liability whatsoever to the other Party and its Affiliates in connection with this Agreement or the performance of Services hereunder (regardless of whether such liability arises from the negligence or other fault of such Party or any of its Affiliates or any of their respective Covered Persons), except to the extent such liability is determined by final judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Party or its Affiliates; provided, however, that in no event shall the liability of either Party, its Affiliates or their respective Covered Persons for Losses hereunder (notwithstanding the fact that such liability is or may be based on allegations of gross negligence or willful misconduct) exceed $200,000 in the aggregate.

10.3 Exceptions. The limitations set forth in this Section 10 shall not apply to (a) a Party’s indemnification obligations pursuant to Section 9 or (b) a Party’s payment obligations pursuant to Section 3.

SECTION 11. Term and Termination.

11.1 Term. Subject to Section 11.2, the term of this Agreement shall begin on the Effective Date and continue until such time as there are no longer any Services to be performed hereunder.

11.2 Termination of this Agreement. This Agreement or any Service hereunder may be terminated by either Party (the “Terminating Party”) upon delivery of written notice to the other Party if the other Party:

(a) makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is the subject of a petition in bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 15 days;

(b) materially defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied to the nondefaulting Party’s reasonable satisfaction within 15 days after notice to the defaulting Party of such default; or

(c) commences any Legal Proceeding against the Terminating Party seeking recovery of any Losses in connection with this Agreement (other than any Legal Proceeding seeking enforcement of the confidentiality obligations of a Party, seeking indemnification from a Party pursuant to Section 9 or for the payment of amounts payable by a Service Recipient to the Service Provider for Services in accordance with Section 3).

11.3 Termination of Services. Without limiting Section 11.2, a Service Provider’s obligation to perform, or a Service Recipient’s obligation to receive, specific Services under this Agreement may be terminated in accordance with the applicable provisions set forth in Exhibit A or Exhibit B; provided, however, that Service Recipient may terminate (a) the provision of any Service (other than the McAllen Services) by Service Provider at any time upon 30 days’ prior written notice and (b) the provision of the McAllen Services by Service Provider at any time upon 45 days’ prior written notice.

11.4 Effect of Termination. Sections 1, 2.3, 3, 4, 6, and 9 through 17 shall survive any termination of this Agreement.

SECTION 12. Integrated Contract; Exhibits. This Agreement, including the Exhibits hereto, together with the Merger Agreement and each of the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and cancels, merges and supersedes all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof. The Parties expressly represent that in entering into this Agreement: (a) they are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (c) they are relying upon their own knowledge and the advice of counsel; (d) they knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Agreement; and (e) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. All Exhibits hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. In the event of any conflict between the provisions of this Agreement (including Exhibits hereto), on the one hand, and the provisions of the Merger Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

SECTION 13. Amendment. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be altered only by an instrument in writing signed by each of the parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the Party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

SECTION 14. Assignment; Parties in Interest. Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned without the prior written consent of the other Party. Subject to the first sentence of this Section 14, this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns and the parties indemnified pursuant to Section 9, and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment in violation of this Section 14 shall be void.

SECTION 15. Books and Records. The Service Provider will keep and maintain all financial and tax-related books, all records and other documents related to the Services provided by the Service Provider which are required to be kept and maintained under its document retention policy, or a document retention policy provided by the Service Recipient and reasonably agreed by the Service Provider, and shall make such books and records available to the Service Recipient upon reasonable notice for reasonable business purposes and during normal business hours. The Service Provider will maintain such books and records for 2 years after the applicable books or records were created, or such longer period as may be required by applicable Law.

SECTION 16. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and the other Person identified in Section 14, and nothing herein expressed or implied shall give or be construed to give any other Person any legal or equitable rights, obligations or benefits hereunder.

SECTION 17. Incorporation of Terms. The following provisions of the Merger Agreement are hereby incorporated into and specifically made applicable to this Agreement with respect to SU and Oncor (provided, that, in construing such incorporated provisions, (i) any reference to the “parties” shall be deemed to refer to the Parties to this Agreement and (ii) any reference to “this Agreement” shall be deemed to refer to this Agreement):

Section	13.04 Notices
Section	13.07 Severability; Enforcement
Section	13.08 Governing Law
Section	13.09 Choice of Forum
Section	13.13 Counterparts

In the event there is any inconsistency or conflict between a provision of this Agreement (including any Exhibit hereto) and any incorporated provision of the Merger Agreement, the provisions of this Agreement shall control.

SECTION 18. Certain ERCOT Market Responsibilities. Except as provided in or permitted by any PUCT Order, nothing in this Agreement shall be deemed (a) an assignment by SU of, or release of SU from, its ERCOT market responsibilities under the ERCOT Protocols or Retail Market Guide with respect to the former SU Customers (as defined in Exhibit A) for the period prior to Closing and for the period from Closing until the transition of those customers from SU to Oncor, or (b) an assignment by Oncor of, or a release of Oncor from, its ERCOT market responsibilities under the ERCOT Protocols or Retail Market Guide with respect to the former SU Customers (as defined in Exhibit A) for any period following transition of those customers from SU to Oncor.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

SHARYLAND UTILITIES, L.P.,
a Texas limited partnership

By:
Name:
Title:

ONCOR ELECTRIC DELIVERY COMPANY LLC,a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Exhibit G

Regulatory Conditions

(1)	Any “waiting period” under the HSR Act applicable to the Transactions shall have expired or been terminated.

(2)	The PUCT Approval shall have been obtained and the orders granting the same shall have become final, except for those approvals that do not take effect until the Closing.

(3)	The PUCT Approval shall include approval of a revised Wholesale Transmission Service rates for SU as requested in the PUCT Filings to take effect upon Closing.

(4)	The PUCT Approval shall include a provision that should the Internal Revenue Service fail to provide a favorable Private Letter Ruling with respect to the treatment of ADFIT related to the Transactions, (a) there will be allowed an adjustment to the Oncor and SU/SDTS ADFIT balances to reflect the Private Letter Ruling and to avoid a normalization violation and (b) Oncor and SU will be authorized to capture the difference incurred in a recoverable regulatory asset and Oncor’s rates and SU’s rates will be adjusted accordingly.

(5)	The PUCT Approval with respect to the settlement or resolution of the Oncor Rate Case shall be on terms that are identical in all material respects to the terms of the Oncor Rate Case Settlement.

(6)	The PUCT Approval shall include the approval of adjustments to the rate base of Oncor to reflect the impacts of the Transactions, including impacts of the Transactions related to ADFIT.

(7)	The PUCT Approval shall include approval of the transfer of rights under SU’s Certificate of Convenience and Necessity (“CCN”) to Oncor with all of SU’s rights to provide retail electric delivery service (transmission and distribution voltage) in the geographic area currently certificated to SU including the right to construct facilities necessary to interconnect retail customers including new load serving substations (on terms to be more definitively set forth in the Interconnection Agreement).

(8)	The PUCT Approval shall include approval of a going-forward method for reporting and tabulating the legacy SU/SDTS distribution System Average Interruption Duration Index (“SAIDI”) and System Average Interruption Frequency Index (“SAIFI”) that is acceptable to Oncor.

(9)	The PUCT Approval shall include a waiver for Oncor of any penalty under PUC Substantive Rule 25.52 based on the legacy SU/SDTS distribution SAIDI and SAIFI that is acceptable to Oncor.

(10)	The PUCT Approval shall include a prudency finding with respect to the SDTS Assets and SU Assets to be acquired by Oncor in the Transactions.

(11)	The PUCT Approval shall include approval of adjustments to the operational and maintenance expenses (“O&M Expenses”) of Oncor to reflect the impacts of the Transactions. Oncor’s rates shall include an additional $35,000,000 (excluding NTS expenses) to offset the additional distribution-related O&M Expenses to be incurred as a result of the Transactions.

(12)	The PUCT Approval shall include approval of, or the PUCT shall have otherwise approved, AMS deployment by Oncor in SU’s current service territories.

(13)	The PUCT Approval shall include approval of the recovery by Oncor of the Regulatory Asset.

(14)	The PUCT Approval shall include approval of the recovery by Oncor of SU’s Transmission Cost Recovery Factor (“TCRF”) regulatory asset and Energy Efficiency Cost Recovery Factor (“EECRF”) regulatory asset through Oncor’s TCRF and EECRF, respectively.

(15)	None of the approvals that are conditions to the obligations of all of the parties or of Oncor to consummate the Transactions shall be accompanied by or impose any requirement, condition or limitation that would reasonably be expected to have an SDTS Material Adverse Effect or a material adverse effect on the business or financial condition of Oncor and its subsidiaries, taken as a whole.

(16)	The PUCT Approval with respect to the dismissal of the SU/SDTS Rate Case shall be on terms that are identical in all material respects to the terms of SU/SDTS Rate Case Dismissal.

(17)	The PUCT Approval shall include approval of adjustments to the rate bases of SDTS and SU to reflect the impacts of the Transactions, including impacts of the Transactions related to Accumulated Deferred Federal Income Tax.

(18)	The PUCT Approval shall include approval of an amendment to SU’s CCNs to permit SU to operate and maintain the Oncor T Assets.

(19)	The PUCT Approval shall include a prudency finding with respect to the Oncor T Assets to be acquired by SDTS in the Transactions.

(20)	The PUCT Approval shall include approval of a method of recovery by SDTS and SU for their assets used in the Subject Businesses that are not included in the SDTS Assets or the SU Assets and that Oncor does not acquire in the Transactions.

(21)	The PUCT Approval shall include approval of a method of recovery by SDTS and SU for employee severance costs and other transition costs incurred in connection with the wind down of certain operations after the Closing.

(22)	The PUCT Approval shall include approval of the right to seek recovery of rate case expenses incurred to prosecute the SU/SDTS Rate Case.

(23)	None of the approvals that are conditions to the obligations of all of the parties or of SDTS or SU to consummate the Transactions shall be accompanied by or impose any requirement, condition or limitation that would reasonably be expected to have an Oncor Material Adverse Effect, an SU Material Adverse Effect or a material adverse effect on the business or financial condition of SDTS.

The PUCT Approval shall include a provision relieving SU from all PUCT reporting obligations related to the operation of the SU Assets or SDTS Assets (whether regarding SAIDI, SAIFI or otherwise) with respect to reports that are due on or following the Closing Date.

EXHIBIT H

Amended and Restated

INTERCONNECTION AGREEMENT

Between

Sharyland Utilities, L.P.

And

Oncor Electric Delivery Company LLC

[•], 2017

AMENDED AND RESTATED

INTERCONNECTION AGREEMENT BETWEEN

SHARYLAND UTILITIES, L.P.

AND

ONCOR ELECTRIC DELIVERY COMPANY LLC

This Amended and Restated Interconnection Agreement (“Agreement”) is made and entered into this [insert] day of [insert], 2017 (the “Effective Date”) by Sharyland Utilities, L.P. (“Sharyland”) and Oncor Electric Delivery Company LLC (“Oncor”) (hereinafter sometimes referred to each individually as a “Party” or both collectively as the “Parties”).

WITNESSETH

WHEREAS, each Party is the owner and operator of certain electric transmission or distribution facilities and is engaged in the business of transmitting electric energy within the Electric Reliability Council of Texas region;

WHEREAS, effective October 23, 2014, the Parties entered into an interconnection agreement (the “Original Interconnection Agreement”);

WHEREAS, on July [    ], 2017, Sharyland Distribution & Transmission Services, L.L.C. (“SDTS”), Sharyland, Oncor and certain other parties entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, on the Effective Date, the parties to the Merger Agreement are consummating the transactions contemplated thereby, pursuant to which (i) Oncor is acquiring certain transmission and distribution assets (as expanded after the Effective Date, the “Subject Oncor Assets”) from SDTS and Sharyland, and (ii) SDTS is acquiring certain transmission assets (as expanded after the Effective Date, the “Sharyland Operated Assets”) from Oncor that will be operated by Sharyland pursuant to leases between SDTS and Sharyland; and

WHEREAS, in order to reflect (i) the addition of the Subject Oncor Assets to the Oncor electric system, (ii) the addition of the Sharyland Operated Assets to the Sharyland electric system and (iii) the Parties’ desire to interconnect their respective electric systems , the Parties have agreed to amend and restate the Original Interconnection Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I - EFFECTIVE DATE AND TERM

1.1 This Agreement shall become effective on the Effective Date and shall continue in effect thereafter until either all Facility Schedules in this Agreement have been terminated, or this Agreement in its entirety has been terminated, each in accordance with the terms of this Agreement.

ARTICLE II - OBJECTIVE AND SCOPE

2.1 It is the intent of the Parties, by this Agreement, to state the terms and conditions under which the Parties’ electric systems will be interconnected and to identify the facilities and equipment provided by each Party at the Points of Interconnection.

2.2 This Agreement shall apply to the ownership, design, construction, control, operation, and maintenance of those facilities that are specifically identified and described in the Facility Schedules.

2.3 In addition, this Agreement memorializes in Article [XII] the agreement of the Parties with respect to the development of certain transmission lines, the expansion of existing transmission facilities and new generation interconnections.

ARTICLE III - DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

3.1 Agreement shall mean this Agreement with all schedules and attachments hereto, and any schedules and attachments hereafter added by amendment to this Agreement.

3.2 AMS shall mean Advanced Metering System as defined in PUCT Rule 25.130(c)(2).

3.3 ANSI Standards shall mean the American National Standards Institute Standards in effect at the time a new Point of Interconnection is constructed.

3.4 ERCOT shall mean the Electric Reliability Council of Texas, Inc., or its successor in function.

3.5 ERCOT Requirements shall mean the ERCOT Operating Guides, ERCOT Protocols, as well as any other binding documents adopted by ERCOT relating to the interconnection and operation of electric systems in ERCOT, including any amendments of those Guides, Protocols, and binding documents that are adopted by ERCOT from time to time, and any successors thereto.

3.6 Facility Schedule(s) shall mean the schedule(s) to this Agreement that identify the Point(s) of Interconnection and describe the agreement on ownership, control, operation, and maintenance responsibilities of the Parties at the Point(s) of Interconnection.

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3.7 Good Utility Practice shall have the meaning ascribed thereto in PUCT Rule 25.5(56) or its successor.

3.8 ICCP shall mean Inter-control Center Communications Protocol, as defined by the International Electrotechnical Commission (“IEC”), which are in effect at the time a new Point of Interconnection is constructed or a mutually agreed to version.

3.9 IEEE Standards shall mean the Institute of Electrical and Electronic Engineers Standards in effect at the time a new Point of Interconnection is constructed.

3.10 NERC shall mean the North American Electric Reliability Corporation or its successor in function.

3.11 NERC Reliability Standards shall mean the electric reliability standards enforced by NERC and applicable to the Parties to this Agreement.

3.12 NESC shall mean the National Electrical Safety Code in effect at the time a new Point of Interconnection is constructed.

3.13 Operational Procedures and Guidelines shall mean the operational procedures and guidelines document, attached hereto as Exhibit D, jointly developed by the Parties and as may be amended from time to time by agreement of the Parties, which details both day to day and emergency operating practices and protocols, including interactions between the Parties, notifications, control center actions, voltage control, VAR support, and local independent actions. It also includes switching and tagging procedures, communication protocols, responsibilities and curtailment, and restoration requirements and standards. Unless expressly defined herein, capitalized terms not otherwise defined herein shall have the meanings specified in the Operational Procedures and Guidelines.

3.14 Person shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

3.15 Point(s) of Interconnection shall mean (i) the points of interconnection between Sharyland transmission facilities and Oncor transmission facilities specified in Exhibit A, as they are described in the applicable Facility Schedule(s), where the electrical systems of the Parties are connected or may, by the closure of normally open switches, be connected, such that electric power may flow in either direction to the extent the point of interconnection involves bidirectional flows; or (ii) the points of interconnection between Sharyland wholesale distribution substation facilities and Oncor distribution facilities specified in Exhibit B, as they are described in the applicable Facility Schedule(s), where the electrical systems of the Parties are connected or may, by the closure of normally open switches, be connected, such that electric power typically flows from wholesale distribution substation facilities to distribution facilities.

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3.16 PUCT shall mean the Public Utility Commission of Texas or its successor in function.

3.17 RTU shall mean remote terminal unit.

3.18 SCADA shall mean supervisory control and data acquisition.

ARTICLE IV - ESTABLISHMENT, MODIFICATION, AND TERMINATION

OF POINTS OF INTERCONNECTION

4.1 The Parties agree to interconnect their facilities at each Point of Interconnection in accordance with the terms and conditions of this Agreement.

4.2 The Parties agree to cause their facilities being newly constructed after the Effective Date, in conjunction with the establishment of a new Point of Interconnection, to be designed and constructed in accordance with (a) Good Utility Practice, (b) applicable laws and regulations, (c) the applicable provisions of the NERC Reliability Standards and ERCOT Requirements, and (d) the relevant provisions of all applicable standards in effect at the time of construction of this Point of Interconnection including, but not limited to, NESC, ANSI Standards, and IEEE. New facilities shall be documented in one or more schedules (new schedules or modified schedules attached to the Agreement).

4.3 With respect to Points of Interconnection newly constructed after the Effective Date, each Party will design its system protection facilities to isolate any fault that would negatively affect the other Party’s system at such Point of Interconnection in accordance with applicable ERCOT Requirements and NERC Reliability Standards. The protection schemes used by the Parties at that Point of Interconnection will be determined by both Parties in a cooperative effort to achieve system coordination. Prior to commissioning that Point of Interconnection, each Party will perform a complete calibration test and functional trip test of its respective system protection equipment including communication circuits between facilities.

4.4 Each Point of Interconnection between Sharyland’s wholesale substation facilities and Oncor’s distribution facilities shall be specified in Exhibit B and shall be set forth and described in a Facility Schedule. For the Subject Oncor Assets, the Point of Interconnection generally shall be located outside the substation fence on the Oncor pole at the connection to the Oncor-owned disconnect switch for underground feeder exits and to the first pole attachment point on overhead feeder exits.

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4.5 Each Point of Interconnection between Sharyland’s and Oncor’s transmission systems shall be specified in Exhibit A and shall be set forth and described in a Facility Schedule. For Points of Interconnection that are established as a direct result of the transactions contemplated under the Merger Agreement, (a) the Point of Interconnection generally shall be defined by structure numbers on each of the transmission lines that were transferred, and (b) the transmission Point of Interconnection with Oncor shall be outside Oncor’s substation fence. Any future Points of Interconnection between Sharyland’s and Oncor’s transmission systems will be designated in Exhibit A and set forth in a Facility Schedule when established. For the Sharyland Operated Assets that connect with either an AEP Texas, Inc. (“AEP Texas”) or an Electric Transmission Texas, LLC (“ETT”) substation, the Point of Interconnection shall be at the dead-end tower in the substation as described in the applicable interconnection agreement between Oncor and either AEP Texas or ETT, as applicable. Sharyland shall be responsible for entering into a separate interconnection agreement with AEP Texas or ETT, to the extent necessary. For the Subject Oncor Assets that connect with substations or other transmission or distribution facilities owned or operated by Texas-New Mexico Power Company (“TNMP”), Garland Power & Light (“GP&L”), the City of Farmerville (“Farmersville”), Lower Colorado River Authority (“LCRA”), or AEP Texas, Oncor shall be responsible for entering into a separate interconnection agreement with TNMP, GP&L, Farmersville, LCRA, or AEP Texas, to the extent necessary.

4.6 A Point of Interconnection may be added to or deleted from this Agreement or have its normal status changed (closed or open) as mutually agreed by the Parties, in accordance with applicable laws and regulations, or as ordered by a regulatory authority having jurisdiction thereof. Prior to such addition, deletion or status change of a Point of Interconnection, the Parties shall engage in coordinated joint planning studies to evaluate the impact of such addition, deletion or status change and identify any mitigation measures (including but not limited to new or upgraded facilities) that might be needed in conjunction therewith. Such Point of Interconnection will not be connected, disconnected, or the normal status changed until the evaluation process described in the preceding sentence has been completed, all required mitigating measures have been implemented, any required regulatory approval has been obtained, and the appropriate Facility Schedule has been added, terminated, or amended, as the case may be. In the event a Point of Interconnection is deleted from this Agreement in accordance with this paragraph, each Party shall disconnect its facilities at such Point of Interconnection. Further, each Party will discontinue use of the facilities of the other Party associated with such Point of Interconnection, except to the extent mutually agreed by the Parties.

4.7 With respect to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B, Sharyland shall provide space at Sharyland substations for Oncor’s owned communications equipment, relaying equipment, automated metering system (“AMS”) equipment and communication network antenna, and all other distribution equipment owned by Oncor and used for the purpose of operating the distribution system (collectively, the “Oncor Owned Distribution Equipment”). Sharyland will allow the Oncor Owned Distribution Equipment to be co-located with Sharyland’s equipment at the Sharyland substations, provided that such Oncor Owned Distribution Equipment shall not interfere with Sharyland equipment and transmission operations.

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ARTICLE V - SYSTEM OPERATION AND MAINTENANCE

5.1 The Parties agree to cause their facilities at each Point of Interconnection, and their other facilities having, or which may reasonably be expected to have, an impact upon the facilities of the other Party to be operated and maintained in accordance with Good Utility Practice, applicable laws and regulations, and the applicable provisions of the ERCOT Requirements and NERC Reliability Standards.

5.2 If either Party proposes to make equipment changes or additions to (a) its equipment at a Point of Interconnection (including its system protection equipment) or (b) its system protection equipment at any other location that may affect the operation or performance of the other Party’s facilities at a Point of Interconnection, (collectively, “Changes”), such Party agrees to notify the other Party, in writing, in advance of making such proposed Changes, and the Parties will coordinate and cooperate on the assessment of the impact of such Changes on the electric systems of the Parties and the identification of any required mitigation measures (including but not limited to new or upgraded facilities). Those Changes will not be made until the required aforementioned mitigation measures have been implemented. The Parties will communicate with each other with respect to other equipment changes or additions in accordance with the ERCOT Requirements and NERC Reliability Standards.

5.3 A Party may interrupt service at a Point of Interconnection in accordance with applicable laws, regulations, and ERCOT Requirements.

5.4 Each Party will establish and maintain a control center that shall be staffed 24 hours per day, 7 days per week, with personnel capable of making operating decisions and possessing the ability to effect control of its respective transmission and distribution facilities at each Point of Interconnection (or make appropriate arrangements for a third party to establish and maintain such a control center on its behalf). For purposes of voice communications between the Parties’ transmission and distribution control centers, phone numbers will be included, and updated as necessary in the Operational Procedures and Guidelines.

5.6 With respect to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B, each Party shall be responsible for the operation and maintenance of the facilities it owns, provided that (a) Sharyland-owned feeder breakers and associated switches shall be under the dispatch authority of Oncor at all times, (b) such feeder breakers and associated switches shall be operated locally by Sharyland and remotely by Oncor, but only under the order of the Oncor System Operator, and (c) any such order and any change made in the normal operation of the Point of Interconnection shall be in accordance with the Operational Procedures and Guidelines. A Party performing maintenance of any facilities that would reasonably be expected to cause a significant deviation from normal power flow at the

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Point of Interconnection shall schedule such maintenance with the other Party. Oncor shall conduct distribution field switching in such a manner so as not to exceed the loading guidelines established by Sharyland for Sharyland’s equipment. Upon approval from Sharyland’s System Operator, such approval not to be unreasonably withheld, Oncor shall have access to each substation with facilities governed by this Agreement for the purposes contemplated under this Agreement, including, but not limited to, operation of Sharyland feeder breakers or disconnect switches in emergency or outage situations in accordance with the procedures established in this Agreement (including the Operational Procedures and Guidelines).

5.7 With respect to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B, Sharyland shall have access to all information concerning the feeder breakers, provided that Oncor shall have SCADA control of all feeder breakers.

5.8 With respect to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B, Oncor shall have access to all Sharyland substation RTU data for feeder breakers and their associated substation transformer, including relay data, relay targets, event records, status indications, load data, and voltage data. Oncor shall also have access to the position status and load and voltage on the 138 kV facilities in each substation from which retail load is served.

5.9 With respect to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B, subject to the Operational Procedures and Guidelines, Oncor shall be authorized to enter, at any time, substations from which retail load is served, for the purpose of operating the Oncor Owned Distribution Equipment. The control enclosure at each such substation and the gate to each such substation shall be secured in a fashion to allow access by each Party. Such access shall be subject to authorization, security, training, and other reasonable procedures established by the Parties.

5.10 With respect to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B, normally, Sharyland shall perform all substation switching except remote SCADA operation of feeder breakers. During emergency or system outage conditions in which Sharyland is unable to provide timely substation operational support for service, Oncor may, upon giving notification to and obtaining approval from the Sharyland System Operator, and in accordance with the Operational Procedures and Guidelines, enter the substation and locally operate Sharyland equipment.

5.11 With respect to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B, the facilities shall meet all applicable national, state, and local construction, operation, and safety codes. The design of each Party’s facilities shall provide for safe, compatible, and reliable operation with the other Party’s facilities so as not to reduce or adversely impact the quality of electric service being provided by each Party to its customers. Oncor shall be responsible for the protection of equipment owned by Oncor on its side of the Point of Interconnection. Sharyland shall maintain Sharyland’s breakers and relays in safe, reliable and good working condition consistent with Good Utility Practice.

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5.12 With respect to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B, as additions and modifications are made, each Party shall work in good faith with the other Party to determine the degree of segregation of intermingled facilities that should or should not occur.

5.13 With respect to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B, each Party shall comply with all reliability and security compliance requirements as reasonably outlined by each Party (including NERC requirements) when accessing the facilities, as such requirements may be updated, amended, supplemented, or replaced from time to time.

5.14 Sharyland shall have access to all SCADA data via an ICCP link on the breakers associated with Sharyland’s transmission lines that terminate in Oncor substations.

5.15 With respect to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B, to the greatest degree practical, entangled facilities within a common control house shall be physically separated.

ARTICLE VI - PROTECTION RELAYING AND COORDINATION

6.1 The terms of this Article VI shall apply only to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B.

6.2 Each Party shall coordinate its relaying and protection schemes with the other Party’s facilities in a cooperative effort, as further defined in the Operational Procedures and Guidelines. Each Party shall provide to the other Party for review one-line relay functional diagrams at each Point of Interconnection specified in Exhibit B showing all relaying and protection schemes prior to finalizing design of those facilities. Each Party shall submit to the other Party, for review prior to actual modification, any proposed change in the electrical design of the interconnecting facilities to permit the Parties to determine any resulting impact from the proposed change. Any such impact shall be resolved and/or mitigated in accordance with Good Utility Practices and applicable ERCOT Requirements and NERC Reliability Standards.

6.3 Sharyland shall provide timely support of requested relay changes to its substation and feeders to enable effective operation of the Oncor distribution system.

6.4 Prior to commissioning a Point of Interconnection, both parties will perform a complete calibration test and functional trip test of their respective system protection equipment including communication circuits between facilities.

ARTICLE VII - SUPPLEMENTAL PROVISIONS

7.1 The terms of this Article VII shall apply only to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B.

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7.2 Sharyland shall provide, at no cost to Oncor, (i) all AC/DC electrical service and supply, including, if applicable, battery sources, required by Oncor for the purpose of operating Oncor’s equipment integrated with Sharyland’s equipment at each distribution load serving substation subject to this Agreement and located within the Sharyland Control Enclosure, and (ii) all AC electrical service and supply required by Oncor for the purpose of operating Oncor’s standalone equipment located at and adjacent to each such distribution load serving substation.

7.3 Oncor shall have the right, at its own cost and with no additional payment to Sharyland, to install and maintain communication equipment, including antennas, at Sharyland substations (subject to space and configuration restrictions), provided that Sharyland shall determine the location of the communication structure. The Parties shall cooperate to coordinate the scheduling of such installation and maintenance.

7.4 Each Party shall negotiate in good faith with the other Party provisions for the installation of control house and other operational equipment by Oncor for providing customer, operational, and system automation within or directly adjacent to each distribution load serving substation subject to this Agreement. These items include, but are not limited to, AMS metering collection, distributed generation operations and protection, distribution automation, telecommunication, relaying, and system telemetry.

ARTICLE VIII - EMERGENCY RESTORATION

8.1 The terms of this Article VIII shall apply only to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B.

8.2 Upon determination of an extended outage as a result of substation equipment failure that prevents timely restoration of the Oncor distribution system, Sharyland shall provide mobile substation service at no cost to Oncor. In the event Sharyland is unable to provide mobile substation services in a timely manner, Oncor may provide mobile substation services with Sharyland’s consent (such consent not to be unreasonably withheld) and any such services shall be provided at no cost to Sharyland. Each Party shall work to the best of its ability to cause mobile substation service to become operational as soon as practical.

8.3 Subject to Section 8.2, Oncor shall be allowed to deploy its mobile substation fleet using practices agreed to in the Operational Procedures and Guidelines to connect Oncor’s mobile substation to substation facilities or transmission lines.

8.4 Under emergency conditions, Oncor shall be allowed to operate substation switching under the direction and approval of the Sharyland System Operator and in accordance with the Operational Procedures and Guidelines.

ARTICLE IX - METERING

9.1 The terms of this Article IX shall apply only to the Points of Interconnection specified in Exhibit B.

9.2 Each Point of Interconnection shall be metered at the low side of each substation transformer ahead of the feeder breakers.

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9.3 Oncor shall provide meters at the substations specified in Exhibit B. Oncor shall ensure that all such metering equipment complies with applicable ERCOT Requirements, their successor(s) in function, and IEEE Standards. Sharyland shall own and install CTs, PTs, conduits, and associated equipment to a meter cabinet at a location mutually agreed upon by the Parties. Oncor shall supply and own meter cabinets, and Sharyland shall install such cabinetry.

9.4 Sharyland shall have access to the meter and/or the meter data, and Oncor shall provide such access and data at no cost to Sharyland.

9.5 The Party that does not own the metering equipment shall be permitted to witness any testing, inspection, maintenance, or alteration of such metering equipment owned by the other Party. The owner of such equipment shall give reasonable advance notice of all tests and inspections so that representatives of the other Party may be present. After proper notification to the other Party, the owner may proceed with the scheduled tests or inspections regardless of whether a witness is present.

9.6 If any test or inspection of metering equipment shows that it does not meet the accuracy requirements established by the ERCOT Requirements, the meter or other equipment found to be inaccurate or defective shall be promptly repaired, adjusted, or replaced by the owner. Should metering equipment fail to register, the power and energy delivered and received shall be determined in accordance with the ERCOT Requirements.

ARTICLE X - OPERATIONAL PROCEDURES

10.1 The terms of this Article X shall apply only to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B.

10.2 Oncor and Sharyland shall jointly develop an operational procedures and guidelines document (the “Operational Procedures and Guidelines”) which is to be substantially complete by the closing of the transactions contemplated under the Merger Agreement.

10.3 The Operational Procedures and Guidelines shall identify under-frequency load shed responsibilities for each Party.

ARTICLE XI - SYSTEM PLANNING

11.1 The terms of this Article XI shall apply only to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B.

11.2 As between the Parties, Oncor shall be responsible for distribution planning, and Sharyland shall be responsible for transmission planning relating to the Sharyland transmission assets.

11.3 The Parties shall engage in integrated and coordinated system planning through regular meetings and/or sharing of information concerning load growth projections, distributed generation, operational needs, voltage control, VAR support, system planning study results, long range plans, and other criteria as may be determined by the Parties.

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11.4 Engineering design standards, loading guidelines and specifications shall be provided by the Parties to facilitate necessary engineering design and studies relating to equipment used in connection with the Subject Oncor Assets and the Sharyland Operated Assets.

11.5 Oncor shall identify and communicate to Sharyland needed infrastructure additions to serve projected loads. Sharyland shall use commercially reasonable efforts, consistent with Good Utility Practice, to construct the necessary infrastructure additions to meet Oncor’s requested in-service dates. Sharyland shall be responsible for determining technical requirements and specifications of the equipment.

ARTICLE XII - TRANSMISSION DEVELOPMENT

12.1 The approval of the PUCT with respect to the transactions contemplated by the Merger Agreement included the approval of the transfer of rights under Sharyland’s Certificate of Convenience and Necessity to Oncor of all of Sharyland’s rights to provide retail electric delivery service (transmission and distribution voltage) in the geographic area that was previously certificated to Sharyland, including the right to construct facilities necessary to interconnect retail customers, including new load serving substations. Sharyland’s and Oncor’s rights with respect to the construction of new transmission lines (excluding any extensions of service from Sharyland’s facilities needed to directly serve new facilities serving Oncor retail load), the expansion of existing transmission facilities, and new generation interconnections will reflect PUCT rules and ERCOT Protocols and practices. The principles set forth in the preceding two sentences are illustrated in the connection scenario diagrams set forth on Exhibit C attached to this Agreement. Each Party agrees that this Exhibit C is not intended to be exhaustive of all potential connection scenarios, but that such Exhibit shall govern the scenarios described therein.

12.2 For the avoidance of doubt, nothing in this Article XII is intended to modify either Sharyland’s or Oncor’s rights with respect to providing wholesale service in response to requests.

12.3 If approved by the PUCT, Sharyland shall construct the Stiles to Coates transmission line, and Oncor shall construct the new Coates Substation, proposed by Sharyland in PUCT Docket No. 46726.

ARTICLE XIII - SYSTEM OPERATION OF FEEDER BREAKERS

13.1 The terms of this Article XIII shall apply only to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B.

13.2 Subject to paragraph 13.3, feeder breakers shall be controlled by the Sharyland Transmission Operator on orders from, and in coordination with, the Oncor DOC Operator following a procedure that is similar to the one in use with the Sharyland Distribution Operator as of the Effective Date.

13.3 Sometime after SCADA control of the feeder breakers in all of the substations is enabled, Oncor shall control the feeder breakers in a coordinated manner with the Sharyland Transmission Operator following a procedure that is similar to the one in use between the Oncor

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Transmission Operator and the Oncor Distribution Operator as of the Effective Date. Oncor shall prepare and submit to Sharyland for review, within [insert] days after the Effective Date, a draft procedure. Each Party shall thereafter negotiate in good faith to revise and finalize such procedure. This paragraph 13.3 shall supersede paragraph 13.2 upon the finalization and adoption of such procedure.

13.4 Oncor shall enable direct connection to the Sharyland SCADA RTU in each substation, at no cost to Sharyland.

ARTICLE XIV - SCADA INDICATION AND CONTROL OF FEEDER BREAKERS

14.1 The terms of this Article XIV shall apply only to the interconnection of the facilities of the Parties at the Points of Interconnection specified in Exhibit B.

14.2 Oncor shall provide Sharyland the initial and final SCADA monitoring and control points of the facilities in each substation operated by Sharyland that is subject to this Agreement. The initial points list shall be enabled to give Oncor reasonable indication and control of the feeder breakers and reasonable indication of other facilities in the Sharyland-owned substation. The final points list shall be for the complete points list build-out. Sharyland will provide the initial points to Oncor via an ICCP link after announcement of the transaction contemplated under the Merger Agreement at a time agreed by the Parties.

14.3 After receipt of the information identified in 14.2, Sharyland shall work to provide the final points list in a reasonable time frame to be agreed upon by the Parties after the initial control points are identified.

14.4 After closing of the transactions contemplated under the Merger Agreement, Oncor shall develop and implement a communication system to enable direct connection to the Sharyland SCADA RTU in each substation.

14.5 For each Point of Interconnection, the primary SCADA path shall be between the Oncor Operations Center and the Sharyland RTU in the substation, and the backup path shall be between the Oncor Operations Center and the Sharyland Transmission Operation Center.

14.6 Each Party recognizes that cyber security or other concerns could encourage or necessitate the need to install a separate Oncor RTU in the Sharyland substation. If this occurs, Oncor, at its expense and at no cost to Sharyland, shall install such RTU, and Sharyland, at its expense and at no cost to Oncor, shall provide inputs from Sharyland’s equipment without reducing the final points list functionality.

ARTICLE XV - INDEMNIFICATION

15.1 Notwithstanding the provisions of Article 19 but subject to Section 21.2, each Party (the “Indemnifying Party”) shall assume all liability for, and shall indemnify the other Party (the “Indemnified Party”) for, any losses resulting from negligence or other fault in the design, construction, or operation of the Indemnifying Party’s facilities. Losses shall include costs and expenses of defending an action or claim made by a third Person, payments for damages related to the death or injury of any individual, damage to the property of the

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Indemnified Party, payments by the Indemnified Party for damages to the property of a third Person, and damages payable by the Indemnified Party for the disruption of the business of a third Person. This Section 15.1 is solely for the benefit of the Parties and nothing in this Section 15.1, express or implied, shall confer on any retail customer or other third Person, rights or remedies of any kind. The indemnification required under this Section 15.1 does not include responsibility for either Party’s costs and expenses of prosecuting or defending an action or claim against the other Party or damages for the disruption of such Party’s business. The provisions of this Section 15.1 shall survive the termination of this Agreement for three years from such termination.

ARTICLE XVI - NOTICES

16.1 Any notices, claims, requests, demands or other communications between the Parties hereunder, including but not limited to a notice of termination, notice of default, request for amendment, change to a Point of Interconnection, or request for a new Point of Interconnection, shall be (a) forwarded to the designees listed below for each Party, (b) deemed properly given if delivered in writing, and (c) deemed duly delivered when (i) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (ii) sent by facsimile or electronic mail with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day), or (iii) received or rejected by the addressee, if sent by U.S. certified or registered mail, return receipt requested; in each case to the following addresses, facsimile numbers or electronic mail addresses and marked to the attention of the individual (by name or title) designated below:

If to Sharyland:

Greg Boggs

Senior Vice President

1807 Ross Avenue, Suite 460

Dallas, TX 75201

214.978.8993

If to Oncor:

Terry Preuninger

Sr. Director of Transmission Services

Oncor Electric Delivery Company LLC

2233 B Mountain Creek Parkway

Dallas, TX 75211

16.2 The above listed names, titles, and contact information of either Party may be changed upon written notification to the other Party.

ARTICLE XVII - SUCCESSORS AND ASSIGNS

17.1 Subject to the provisions of Section 17.2 below, this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns or the respective Parties.

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17.2 Neither Party shall assign, directly or indirectly by operation of law or otherwise, any of its rights or obligations under this Agreement in whole or in part without the prior written consent of the other Party. Such consent shall not be unreasonably withheld, conditioned, or delayed, provided that neither Party will be required to consent to any assignment that would (a) subject it to additional federal or state regulation; (b) result in the imposition of additional costs of administration that the Party requesting consent to assignment does not agree to reimburse; or (c) in any way diminish the reliability of its system, enlarge its obligations, or otherwise create or maintain an unacceptable condition. Notwithstanding anything to the contrary in this Agreement, (a) Sharyland may assign (directly or indirectly by operation of law or otherwise), without consent of Oncor, its interest in this Agreement, in whole or in part, to SDTS; and (b) a Party may assign, without the consent of the other Party, its interest in this Agreement, in whole or in part, (i) to a successor to all or a substantial portion of the Party’s business; (ii) to any transmission service provider (including an affiliate of the assigning Party) with the legal authority and operational ability to satisfy the obligations of the assigning Party under this Agreement; or (iii) for collateral security purposes in connection with any financing or financial arrangements. Any attempted assignment that violates this Section 17.2 shall be void and ineffective ab initio.

17.3 This Agreement is not intended to and shall not create rights of any character whatsoever in favor of any Persons other than the Parties, and the obligations herein assumed arc solely for the use and benefit of the Parties.

ARTICLE XVIII - GOVERNING LAW AND REGULATION

18.1 This Agreement was executed in the State of Texas and must in all respects be governed by, interpreted, construed, and enforced in accordance with the laws thereof except as to matters exclusively controlled by the Constitution and statutes of the United States of America.

18.2 This Agreement and all obligations hereunder, are expressly conditioned upon obtaining all required approvals, authorizations, or acceptances for filing by any regulatory authority whose approval, authorization or acceptance for filing is required by law. Both Parties hereby agree to support the approval of this Agreement before such regulatory authority and to provide such documents, information, and opinions as may be reasonably required or requested by either Party in the course of approval proceedings.

ARTICLE XIX - DEFAULT AND FORCE MAJEURE

19.1 The term “Force Majeure” as used herein shall mean any cause beyond the reasonable control of the Party claiming Force Majeure, and without the fault or negligence of such Party, which materially prevents or impairs the performance of such Party’s obligations hereunder, including but not limited to, storm, flood, lightning, earthquake, fire, explosion, failure or imminent threat of failure of facilities, civil disturbance, strike or other labor disturbance, sabotage, war, national emergency, or restraint by any federal, state, local or municipal body having jurisdiction over a Party.

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19.2 Neither Party shall be considered to be in Default (as hereinafter defined) with respect to any obligation hereunder, other than the obligation to pay money when due, if prevented from fulfilling such obligation by Force Majeure. A Party unable to fulfill any obligation hereunder (other than an obligation to pay money when due) by reason of Force Majeure shall give notice and the full particulars of such Force Majeure to the other Party in writing or by telephone as soon as reasonably possible after the occurrence of the cause relied upon. Telephone notices given pursuant to this Section shall be confirmed in writing as soon as reasonably possible and shall specifically state full particulars of the Force Majeure, the time and date when the force Majeure occurred and when the Force Majeure is reasonably expected to cease. The Party affected shall use commercially reasonable efforts to remove such disability with reasonable dispatch, but shall not be required to accede or agree to any provision not satisfactory to it in order to settle and terminate a strike or other labor disturbance.

ARTICLE XX - TERMINATION ON DEFAULT

20.1 The term “Default” shall mean the failure of either Party to perform any obligation in the time or manner provided in this Agreement. No Default shall exist where such failure to discharge an obligation is excused pursuant to Section 19.2 or is the result of an act or omission of the other Party or any of its agents. Upon discovery of a Default, the non-defaulting Party may give notice of such Default to the defaulting Party. Except as provided in Section 20.2, the defaulting Party shall have thirty (30) days from receipt of the Default notice within which to cure such Default; provided, however, if such Default is not capable of cure within thirty (30) days, the defaulting Party shall commence such cure within twenty (20) days after receipt of the Default notice and continuously and diligently exercise its efforts to complete such cure within ninety (90) days from receipt of the Default notice; and, if cured within such time, the Default specified in such notice shall cease to exist.

20.2 If a Default is not cured as provided in Section 20.1, or if a Default is not capable of being cured within the period provided for therein, the non-defaulting Party shall have the right, subject to receipt or any regulatory approvals required by applicable law, (a) to terminate, in its sole discretion, by written notice at any time until cure occurs either (i) this Agreement or (ii) any Facility Schedules as to which the Default relates and disconnect the associated Points of Interconnection, (b) to be relieved of any further obligation (i) hereunder (other than obligations associated with its own Defaults, if any, occurring prior to termination) if that Party shall have elected to terminate this Agreement or (ii) with respect to the terminated Facility Schedules and disconnected Points of Interconnection if it shall have elected to terminate any Facility Schedules as to which the Default relates and (c), whether or not that Party terminates this Agreement or any Facility Schedule, to recover from the defaulting Party all amounts due and receive all other remedies to which it is entitled hereunder. The provisions of this Section 20.2 will survive termination of this Agreement.

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20.3 The failure of the Parties to insist, on any occasion, upon strict performance of this Agreement will not be considered to waive the obligations, rights, or duties imposed upon the Parties by this Agreement.

ARTICLE XXI - MISCELLANEOUS PROVISIONS

21.1 Any undertaking by a Party to the other Party under this Agreement shall not constitute the dedication of the electrical system or any portion thereof of that Party to the public or to the other Party, and it is understood and agreed that any such undertaking shall cease upon the termination of this Agreement.

21.2 NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY LOSSES, DAMAGES, COSTS OR EXPENSES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFIT OR REVENUE, LOSS OF THE USE OF EQUIPMENT, COST OF CAPITAL, COST OF TEMPORARY EQUIPMENT OR SERVICES, WHETHER BASED IN WHOLE OR IN PART IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT DAMAGES FOR WHICH A PARTY MAY BE LIABLE TO THE OTHER PARTY UNDER ANOTHER AGREEMENT (OR TO ANY THIRD PARTY) WILL NOT BE CONSIDERED TO BE SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES HEREUNDER.

21.3 This Agreement is applicable only to the interconnection of the facilities of the Parties at the Points of Interconnection and does not obligate either Party to provide, or entitle either Party to receive, any service not expressly provided for herein. Each Party is responsible for making the arrangements necessary to receive any other service that either Party may desire from the other Party or any third party.

21.4 This Agreement, including all Facility Schedules, constitutes the entire agreement and understanding between the Parties with regard to the interconnection of the facilities of the Parties at the Points of Interconnection expressly provided for in this Agreement. The Parties are not bound by or liable for any statement, representation, promise, inducement, understanding or undertaking of any kind or nature (whether written or oral) with regard to the subject matter hereof if not set forth or provided for herein. This Agreement replaces all other agreements and undertakings, oral and written, between the Parties with regard to the subject matter hereof, and all such agreements and undertakings are agreed by the Parties to no longer be of any force or effect. It is expressly acknowledged that the Parties may have other agreements covering other services not expressly provided for herein; such agreements are unaffected by this Agreement.

21.5 This Agreement shall not affect the obligations or rights of either Party with respect to other agreements (other than those specifically superseded by Section 21.4). Each Party represents to the other that there is no agreement or other obligation binding upon it, which, as such Party is presently aware, would limit the effectiveness or frustrate the purpose of this Agreement.

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21.6 This Agreement may be amended only upon mutual agreement of the Parties, which amendment will not be effective until reduced to writing and executed by each Party.

21.7 If any provision of this Agreement is finally determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void or make unenforceable any other provisions, agreements or covenants of this Agreement.

21.8 The descriptive headings of the various sections of this Agreement have been inserted for convenience of reference only and are to be afforded no significance in the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the undersigned authorized representatives.

SHARYLAND UTILITIES, L.P. By: __________________________________ Name: ________________________________ Title: _________________________________ Date: _________________________________	ONCOR ELECTRIC DELIVERY COMPANY LLC By: ___________________________________ Name: ________________________________ Title: __________________________________ Date: _________________________________

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